As filed with the Securities and Exchange Commission on June
10
, 2020.
Registration No.
 333-
236956

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Albertsons Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	5411	47-4376911
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

250 Parkcenter Blvd.
Boise, ID 83706
(208)
395-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Gordon, Esq.
Executive Vice President and General Counsel
Albertsons Companies, Inc.
250 Parkcenter Blvd.
Boise, ID 83706
(208)
395-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart D. Freedman, Esq. Antonio L. Diaz-Albertini, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Phone: (212) 756-2000 Fax: (212) 593-5955	William J. Miller, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Phone: (212) 701-3000 Fax: (212) 378-2500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Class A common stock, par value $0.01 per share	$100,000,000	$12,980 (5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase from the registrant.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(4)
An aggregate registration fee of $11,620 in respect of shares of the registrant’s common stock was previously paid on July 8, 2015 in connection with the registration statement on Form
S-1
(No.
 333-205546).
Additionally, an aggregate registration fee of $202,188 in respect of shares of the registrant’s common stock was previously paid on September 25, 2015 in connection with
Pre-Effective
Amendment No. 2 to the registration statement on Form
S-1
(No.
333-205546).
Additionally, an aggregate registration fee of $13,091 in respect of shares of the registrant’s common stock was previously paid on October 2, 2015 in connection with
Pre-Effective
Amendment No. 3 to the registration statement on Form
S-1
(No.
333-205546).
Thus, the aggregate filing fee associated with the registrant in connection with the registration statement on Form
S-1
(No.
333-205546)
was $226,899. The registrant withdrew the registration statement on Form
S-1
(No.
333-205546)
by filing a Form RW on April 6, 2018. The withdrawn registration statement on Form
S-1
(No.
333-205546)
was not declared effective, and no securities were sold thereunder. Pursuant to Rule 457(p), the registrant utilized $225,641 previously paid in connection with the withdrawn registration statement on Form
S-1
to offset the filing fee in respect of shares of the registrant’s common stock in connection with the registration statement on Form
S-4
(No.
 333-224169)
filed with the Securities and Exchange Commission on April 6, 2018. The registrant terminated the offering and, on August 9, 2018, filed a Post-Effective Amendment No. 1 to Form
S-4
(No.
 333-224169),
which Post-Effective Amendment No. 1 to Form
S-4
was declared effective on August 14, 2018, to deregister any and all securities registered but unsold or otherwise unissued under the registration statement on Form
S-4.
Pursuant to Rule 457(p), the registrant hereby offsets $226,899 of the filing fee previously paid in connection with the withdrawn registration statement on Form
S-1,
of which $225,641 was used to offset the filing fee paid in connection with the terminated offering pursuant to the registration statement on Form
S-4,
against the filing fee for this registration statement on Form
S-1.

(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated June 10, 2020.
                     Shares

Albertsons Companies, Inc.
Class A Common Stock

This is an initial public offering of shares of Class A common stock, $0.01 par value (“common stock”), of Albertsons Companies, Inc. The selling stockholders named in this prospectus are selling                  shares of our common stock. All of the shares of common stock are being sold by the selling stockholders. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.
Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $                 and $                . We have been approved to list our common stock on the New York Stock Exchange, or NYSE, under the symbol “ACI.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 25 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to selling stockholders(1)	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

The underwriters may also purchase up to an additional                  shares of common stock from the selling stockholders, at the initial public offering price, less the underwriting discount and commissions, within 30 days from the date of this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling stockholders in this offering, including from any exercise by the underwriters of their option to purchase additional common stock.
The underwriters expect to deliver the shares against payment on or about                 , 2020.

BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan	Citigroup

Credit Suisse	Morgan Stanley	Wells Fargo Securities	Barclays	Deutsche Bank Securities

BMO Capital Markets	Evercore ISI	Guggenheim Securities	Oppenheimer & Co.	RBC Capital Markets

Telsey Advisory Group	MUFG	Academy Securities	Blaylock Van, LLC

The date of this prospectus is                     , 2020.

Albertsons Companies

Albertsons
Market Street
STOP

Locally great. Nationally strong.

PAVILIONS · VONS · Albertsons · SAFEWAY · Randalls · ACME
Amigos · Jewel Osco · shaw's · CARRS · Tom Thumb · United supermarkets · Albertsons Market
Haggen · Market Street · star market · Andronico's Community Markets · SAFEWAY community markets · United Express · Lucky

Until                , 2020 (25 days after the date of this prospectus), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Unless indicated otherwise, the information included in this prospectus (i) assumes that the shares of common stock to be sold in this offering are sold at $                 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, and (ii) assumes that all shares offered by the selling stockholders in this offering are sold (other than pursuant to the underwriters’ option to purchase additional shares described herein).

We and the selling stockholders have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.
i

DEFINITIONS
Unless otherwise indicated or as the context otherwise requires, a reference in this prospectus to:
•	“ACI” refers to Albertsons Companies, Inc., a Delaware corporation;
•	“ACI Institutional Investors” refers to Klaff Realty, L.P., Schottenstein Stores Corp., Lubert-Adler Real Estate Management Company, L.P. (“Lubert-Adler Management”) and Kimco Realty Corporation, and each of their respective controlled affiliates and investment funds;
•	“Albertsons” refers to Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of ACI;
•	“Cerberus” refers to Cerberus Capital Management, L.P., a Delaware limited partnership, and investment funds and accounts managed by it and its affiliates;
•	“Code” refers to the Internal Revenue Code of 1986, as amended;
•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;
•	“GAAP” refers to accounting principles generally accepted in the United States of America;
•	“NALP” refers to New Albertsons L.P., a Delaware limited partnership and a wholly-owned subsidiary of ACI;
•	“Safeway” refers to Safeway Inc., a Delaware corporation and a wholly-owned subsidiary of ACI;
•	“SEC” refers to the Securities and Exchange Commission;
•	“Securities Act” refers to the U.S. Securities Act of 1933, as amended;
•	“Sponsors” refers to Cerberus, the ACI Institutional Investors and their respective controlled affiliates and investment funds; and
•	“we,” “our” and “us” refers to ACI and its direct or indirect subsidiaries.
EXPLANATORY NOTE
ACI is a Delaware corporation. AB Acquisition LLC (“AB Acquisition”) is a Delaware limited liability company. ACI was formed for the purpose of reorganizing the organizational structure of AB Acquisition and its direct and indirect consolidated subsidiaries. Prior to December 3, 2017, ACI had no material assets or operations. On December 3, 2017, Albertsons Companies, LLC, a Delaware limited liability company, and its parent, AB Acquisition, completed a reorganization of their legal entity structure whereby the existing equityholders of AB Acquisition each contributed their equity interests in AB Acquisition to Albertsons Investor Holdings LLC (“Albertsons Investor”) or KIM ACI, LLC (“KIM ACI”). In exchange, equityholders received a proportionate share of units in Albertsons Investor and KIM ACI, respectively. Albertsons Investor and KIM ACI then contributed all of the equity interests they received to ACI in exchange for common stock issued by ACI. As a result, Albertsons Investor and KIM ACI became the parents of ACI, owning all of the outstanding common stock of ACI, with AB Acquisition and its subsidiary, Albertsons Companies, LLC, becoming wholly-owned subsidiaries of ACI. On February 25, 2018, Albertsons Companies, LLC, merged with and into ACI, with ACI as the surviving corporation (the “ACI Reorganization Transactions”). Prior to February 25, 2018, substantially all of the assets and operations of ACI were those of its subsidiary, Albertsons Companies, LLC. On June 9, 2020, we used cash in an amount equal to the proceeds from the sale and issuance of our 6.75% Series A-1 convertible preferred stock, $0.01 par value (“Series A-1 preferred stock”), and 6.75% Series A convertible preferred stock, $0.01 par value (“Series A preferred stock” and together with the Series A-1 preferred stock, the “Convertible Preferred Stock”), and the Investor Exchange Right (as defined herein) to repurchase 49,040,413 shares of outstanding common stock from certain Pre-IPO Stockholders (as defined herein) (the “Repurchase”). In connection with, and prior to the closing of, this offering, Albertsons Investor and KIM ACI will distribute all common stock of ACI held by them to their respective equityholders (the “Distribution”)
.
 As a result, following the Repurchase and the Distribution, Albertsons Investor and KIM ACI will no longer be the stockholders of ACI.
BASIS OF PRESENTATION
Except as otherwise noted herein, the consolidated financial statements and consolidated financial data included in this prospectus are those of ACI and its consolidated subsidiaries.
We use a 52 or 53 week fiscal year ending on the last Saturday in February each year. Our first quarter consists of 16 weeks, and our second, third and fourth quarters generally consist of 12 weeks. For ease of reference, unless the context otherwise indicates, we identify our fiscal years in this prospectus by reference to the calendar year of the first day of such fiscal year. The fiscal years ended February 23, 2019 (“fiscal 2018”), February 24, 2018 (“fiscal 2017”), February 25, 2017 (“fiscal 2016”) and February 27, 2016 (“fiscal 2015”) included and the fiscal years ending February 27, 2021 (“fiscal 2020”), February 26, 2022 (“fiscal 2021”), February 25, 2023 (“fiscal 2022”) and February 24, 2024 (“fiscal 2023”) will include 52 weeks. The fiscal years ended February 29, 2020 (“fiscal 2019”) and February 28, 2015 (“fiscal 2014”) consisted of 53 weeks.
IDENTICAL SALES
As used in this prospectus, the term “identical sales” includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales and fuel sales are excluded from identical sales. Fiscal 2019 is compared with fiscal 2018, fiscal 2018 is compared with fiscal 2017, fiscal 2017 is compared with fiscal 2016, fiscal 2016 is compared with fiscal 2015 and fiscal 2015 is compared with fiscal 2014. On an actual basis, acquired stores become identical on the one-year
anniversary date of their acquisition. Stores that are open during remodeling are included in identical sales.
TRADEMARKS AND TRADE NAMES
This prospectus includes certain of ACI’s trademarks and trade names, which are protected under applicable intellectual property laws and are the property of ACI and its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the
®
or TM symbols. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of ACI by, these other parties.
MARKET, INDUSTRY AND OTHER DATA AND APPRAISALS
This prospectus includes market and industry data and outlook, which are based on publicly available information, reports from government agencies, reports by market research firms and/or our own estimates based on our management’s knowledge of and experience in the markets and businesses in which we operate. We believe this information to be reasonable based on the information available to us as of the date of this prospectus. However, we have not independently verified market and industry data from third-party sources. Historical information regarding supermarket and grocery industry revenues, including online grocery revenues, was obtained from Euromonitor and IBISWorld. Forecasts regarding
Food-at-Home
inflation were obtained from the U.S. Department of Agriculture. Information with respect to our market share was obtained from Nielsen

ACView All Outlets Combined (Food, Mass and Dollar but excluding Drug). U.S. Gross Domestic Product (GDP) was obtained from the Bureau of Economic Analysis. This information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, market conditions, customer preferences and the competitive landscape can and do change significantly. As a result, you should be aware that the market and industry data included in this prospectus and our estimates and beliefs based on such data may not be reliable. We have not verified the accuracy of such industry and market data.
In addition, the market value reported in the appraisals of the properties described herein are an estimate of value, as of the date stated in each appraisal. The appraisals were subject to the following assumption: the estimate of market value as is, is based on the assumption that the existing occupant/user remains in occupancy in the foreseeable future, commensurate with the typical tenure of a user of this type, and is paying market rent as of the effective date of appraisal. Changes since the appraisal date in external and market factors or in the property itself can significantly affect the conclusions. As an opinion, the reported values are not necessarily a measure of current market value and may not reflect the amount which would be received if the property were sold today. While we and the underwriters are not aware of any misstatements regarding any appraisals, market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.
NON-GAAP
FINANCIAL MEASURES
As used in this prospectus, (i) EBITDA is defined as GAAP earnings (net income (loss)) before interest, income taxes, depreciation and amortization, (ii) Adjusted EBITDA is defined as GAAP earnings (net income (loss)) before interest, income taxes, depreciation, and amortization, further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance, (iii) Adjusted Net Income is defined as GAAP net income (loss) adjusted to eliminate the effects of items management does not consider in assessing ongoing performance, (iv) Adjusted Free Cash Flow is defined as Adjusted EBITDA less capital expenditures, (v) Net Debt is defined as total debt (which includes finance lease obligations and is net of deferred financing costs and original issue discount) minus unrestricted cash and cash equivalents and (vi) Net Debt Ratio is defined as the ratio of Net Debt to Adjusted EBITDA for the rolling 52 or 53 week period.
EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Free Cash Flow, Net Debt and Net Debt Ratio (collectively, the
“Non-GAAP
Measures”) are performance measures that provide supplemental information management believes is useful to analysts and investors to evaluate ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These
Non-GAAP
Measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period
basis. Other companies may have different capital structures or different lease terms, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe the
Non-GAAP
Measures, as applicable, provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies. We also use Adjusted EBITDA, as further adjusted for additional items defined in our debt instruments, for board of director and bank compliance reporting. For a reconciliation of these non-GAAP
financial measures to the most directly comparable GAAP financial measures, see “Prospectus Summary—Summary Consolidated Historical Financial and Other Data.”

Non-GAAP
Measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are:
•	Non-GAAP Measures do not reflect certain one-time or non-recurring cash costs to achieve anticipated synergies;
•	Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	EBITDA and Adjusted EBITDA do not reflect income taxes or the cash payments related to income tax obligations;
•	Although depreciation and amortization are
non-cash
charges, the assets being depreciated or amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA and, with respect to acquired intangible assets, Adjusted Net Income, do not reflect any cash requirements for such replacements;
•	Non-GAAP Measures are adjusted for certain non-recurring and non-cash income or expense items that are reflected in our statements of operations;
•	Non-GAAP Measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
•	Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations,
Non-GAAP
Measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using
Non-GAAP
Measures only for supplemental purposes. See our consolidated financial statements included elsewhere in this prospectus.
v

LETTER FROM VIVEK SANKARAN, PRESIDENT & CHIEF EXECUTIVE OFFICER
Dear Prospective Stockholder,
In 1939, Joe Albertson opened the first Albertsons store at 16 th
and State streets in Boise, Idaho. The store featured welcoming associates, great products and great value. Since then, much has changed in the way we shop for and consume food; but at Albertsons, our purpose and values have not wavered. We remain committed to making every day better for our associates, our customers and our communities, never more so than through the unprecedented events of recent months.
When I joined Albertsons from PepsiCo in April of 2019, I found a company that was well-positioned to benefit from changes affecting shopping and eating habits. The banners that make up Albertsons have earned customer loyalty over decades. Yet, in many ways, our Company is only a few years old. Since the Safeway merger in 2015, we have successfully completed the integration of our stores, supply chain and technology platforms. We have invested in capabilities allowing us to serve the customer wherever, whenever and however they choose to shop. We now benefit from one of the industry’s largest networks of
First-and-Main,
food retail locations with leading market shares in valuable and growing markets. It allows us to serve our customers locally, while delivering the advantages of national scale.
All of these elements have come together in a corporate identity that is customer focused to make the shopping experience
Easy
,
Exciting
and
Friendly
. We have developed a robust strategic framework to support this identity, resting on the four pillars of
Growth
,
Productivity
,
Technology
and
Talent and
Culture
. These pillars equip us to win in our sector. I believe we can deliver attractive and improving financial performance, grow market share and increase customer lifetime value through more engaged relationships across our omni-channel platform and loyalty ecosystem.
Our Goal & Identity
Our goal is to drive deep and lasting relationships with our customers. To achieve our goal, we offer a unique customer shopping experience that is
Easy
,
Exciting
and
Friendly
– in our stores, at curbside, online and on mobile devices.
•
Easy
: Our customers expect convenience and flexibility through a frictionless and consistent shopping experience across channels. We have well-thought-out
initiatives underway that seek to make the Albertsons shopping experience easier and more convenient for our existing customers and appealing to new customers. We are leveraging our exceptional store footprint to provide a full suite of omni-channel offerings, including Drive Up & Go curbside pickup and home delivery. We are working to make the in-store
shopping experience quicker and easier through initiatives such as faster checkout and improved in-store
navigation. These capabilities are further enhanced through targeted technology investments and partnerships like the ones we have announced with Glympse for location sharing of store pickup and home delivery orders and Takeoff Technologies for automated micro-fulfillment to support our eCommerce efforts. We also seek to simplify the many food-related choices our customers face daily by offering efficient, comprehensive solutions such as meal planning, shopping list creation and prepared foods.

•
Exciting
: We have earned our customers’ loyalty by creating an exciting destination shopping experience. We provide many unique and high quality products that are locally tailored to the communities we serve. We are proud to be industry leaders in fresh, natural and organic offerings. Our best-in-class
fresh offerings encompass value-added organic, local and seasonal products. Examples include daily fresh-cut
fruit and vegetables, customized meat cuts and seafood varieties, made-from-scratch bakery items, convenient prepared meal solutions, deli offerings and beautiful floral designs. In many locations, we also provide attractive specialty offerings, including curated wine selections and artisan cheese shops. We feature a localized assortment that is customized to individual markets, like our Santa Monica Seafood in Southern California and our Hatch Chile salsa in Arizona. We continue to innovate with our
Own Brands
– purchased by 9 out of 10 Albertsons shoppers – to drive customer engagement and loyalty as well as enhance profitability. We plan to launch approximately 800 new
Own Brands
items annually over the next few years and are proud to have built one of the largest USDA-certified organic brands,
O Organics
, which is one of our four
Own Brands
that exceed $1 billion of sales annually.

•
Friendly
: We believe that the frontline service offered by Albertsons’ associates can make our shopping experience truly differentiated. Since joining the Company, I have been deeply impressed with our culture of service and customer appreciation that is embedded in Albertsons’ DNA. We encourage our associates to be genuine, friendly and welcoming and to provide education and value to our customers each day. Going forward, we seek to strengthen this competitive advantage by adding automation in non-customer-facing
areas of our stores, freeing up our associates to do more of what they love: serving shoppers and providing a great customer experience.

Our Strategic Framework
We support our
Easy
,
Exciting
and
Friendly
identity through a strategy that is designed to drive sustainable growth in our business. Our strategic framework rests on four key pillars: (1)
 Growth
; (2)
 Productivity
; (3)
 Technology
; and (4)
 Talent and
Culture
. Each of these pillars comprises specific, identified initiatives. We plan to grow ID sales by leveraging our core business–our stores, accelerating incremental eCommerce growth, continuing to increase the penetration of our
Own Brands
portfolio and increasing customer engagement and lifetime value through our extended loyalty ecosystem. We support our growth through a focus on productivity. We are working to optimize procurement and indirect spend. We are focused on delivering operational efficiencies, including shrink management, general and administrative expense discipline and labor and working capital productivity. We are also leveraging the national scale of our organization to “buy better” and create best-in-class
supplier relationships. Since I joined the Company, we have developed and begun to implement specific productivity initiatives that target $1 billion of annual run-rate
productivity benefits by the end of fiscal 2022 to help offset cost inflation, fund growth and drive earnings. While certain projects are well underway and contributing as expected, in other cases, we have temporarily paused some of our initiatives to ensure we are first taking care of our customers and our communities, while focusing on the safety of our associates during the coronavirus (COVID-19) pandemic.
Technology, talent and culture underpin every strategic decision we make as an organization. They accelerate our
Easy
,
Exciting
and
Friendly
identity and the growth and productivity we are striving for. We are modernizing our technology infrastructure to drive enhancements for our customers, store operations, merchandising and our supply chain. Ongoing technology initiatives include digitizing and automating current capabilities, leveraging data science across our merchandising, pricing and promotional strategies and training our team to be more digitally minded. Lastly, our talent and culture remain Albertsons’ greatest resource. Our friendly service, inclusive environment and the deep community ties that we have developed, along with our nationwide loyalty ecosystem, help to drive higher customer lifetime value through increased purchase frequency, basket size, customer satisfaction and retention. We will continue to empower store-level decision makers, encourage frontline ownership and strengthen capabilities so that we remain
Locally Great, Nationally Strong
.
We are proud of the progress we have made over the past few years. The importance of our role in the communities that we serve has been evident as we strive to meet our customers’ needs during the coronavirus (COVID-19) pandemic. Our highest priority has been ensuring the safety of our associates and customers as we continue to keep America fed. We have taken significant steps to invest in and protect our associates as they serve on the front lines of the public health crisis. They are heroes and I could not be more thankful for their tireless commitment to serving our customers and securing supply of our products to meet unprecedented levels of demand. We also donated $50 million to hunger relief to ensure families in the communities we serve have access to the food they need.

Over the last few weeks, our country has once again confronted racism. At
Albertsons, we categorically and unambiguously condemn racism of any kind. It is a core principle that each person who walks through our doors will be treated with courtesy, dignity and respect. Those principles, which are deeply embedded into our culture, provide a critical touchstone for our team as civil unrest sweeps our country. We are committed to ongoing action to ensure that Albertsons sets an example in promoting equality and inclusion across our team and communities. We hope the coming months will mark the start of a new level of courage and compassion in our communities. We are committed to being a community leader in this effort, starting with the internal conversations that our leaders are having with their teams. We have and will continue to encourage listening with compassion and learning from our team how we can best enact real change in every community we serve. While we know this change cannot happen overnight, we are committed to seeing it through.
The way our Company has come together since the start of 2020 to support our associates, deliver on our commitment to our customers and support our communities gives me greater conviction in our bright future.
At Albertsons, we are just beginning the next chapter in our rich history, and we welcome you to join us on this exciting journey.

Vivek Sankaran
President & Chief Executive Officer

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. You should also consider the matters described under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus. Unless the context otherwise requires, the terms “ACI,” the “Company,” “we,” “us” and “our” refer to Albertsons Companies, Inc. and its consolidated subsidiaries.
OUR COMPANY
We are one of the largest food retailers in the United States, with 2,252 stores across 34 states and the District of Columbia. We operate 20 iconic banners with on average 85 years of operating history, including
Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Jewel-Osco, Acme, Shaw’s, Star Market, United Supermarkets, Market Street
and
Haggen
, with approximately 270,000 talented and dedicated employees, as of February 29, 2020, who serve on average more than 33 million customers each week. Additionally, as of February 29, 2020, we operated 1,290 in-store
branded coffee shops, 402 adjacent fuel centers, 23 dedicated distribution centers, 20 manufacturing facilities and various online platforms. Our stores operate in
First-and-Main
retail locations and have leading market share within attractive and growing geographies. We hold a #1 or #2 position by market share in 68% of the 121 metropolitan statistical areas (“MSAs”) in which we operate. Our portfolio of well-located, full-service stores provides the foundation of our omni-channel platform, including our rapidly growing Drive Up & Go curbside pickup, home delivery and rush delivery offerings. We seek to tailor our offerings to local demographics and preferences of the markets that we operate in. Our
Locally Great, Nationally Strong
operating structure empowers decision making at the local level, which we believe better serves our customers and communities, while also providing the systems, analytics and buying power afforded by an organization with national scale and $62.5 billion in annual sales. Throughout the coronavirus (COVID-19) pandemic, our highest priorities have been the safety of our associates and customers and maintaining the supply of product. During the first eight weeks of fiscal 2020, we have delivered strong sales growth and increases in market share across our portfolio.
We are focused on creating deep and lasting relationships with our customers by offering them an experience that is
Easy
,
Exciting
and
Friendly
– wherever, whenever and however they choose to shop. We make life
Easy
for our customers through a convenient and consistent shopping experience across our omni-channel network. Merchandising is at our core and we offer an
Exciting
and differentiated product assortment. We believe we are an industry leader in fresh, emphasizing organic, locally sourced and seasonal items as well as value-added services like daily fresh-cut
fruit and vegetables, customized meat cuts and seafood varieties, made-from-scratch bakery items, prepared foods, deli and floral. We also continue to grow our innovative and distinctive
Own Brands
portfolio, which achieved over $13.1 billion in sales during fiscal 2019 and reached 25.4% sales penetration. Our
Friendly
service is embedded in our culture and enables us to build deep ties with our local communities.

Our
Easy
,
Exciting
and
Friendly
shopping experience, coupled with our nationwide
just for U
, grocery and fuel rewards programs and pharmacy services, offers a differentiated value proposition to our customers. The just for U
program has 20.7 million registered loyalty households which, we believe, provides us with a comprehensive understanding of our core shoppers. These loyalty programs and our omni-channel offerings combine to form an extended loyalty ecosystem that drives increased customer lifetime value through greater purchase frequency, larger basket size and higher customer retention.
Our Company has grown through a series of transformational acquisitions over the last six years, including our merger with Safeway in 2015 which gave us the benefits of national scale. While our banners have rich histories, we are in many ways a young company. We have integrated systems and converted stores and distribution centers to create a common platform. We believe our common platform gives us greater transparency and compatibility across our network, allowing us to better serve our customers and employees while enhancing our supply chain.
We continue to sharpen our in-store execution, increase our
Own Brands
penetration and expand our omni-channel and digital capabilities. We have invested substantially in our business, deploying approximately $6.8 billion of capital expenditures beginning with fiscal 2015, including the $1.5 billion we spent in fiscal 2019. We used that capital to remodel existing stores, opportunistically build new stores and enhance our digital capabilities. We have also developed and begun to implement specific productivity initiatives across our business that target $1 billion of annual run-rate productivity benefits by the end of fiscal 2022 to help offset cost inflation, fund growth and drive earnings. While certain projects are well underway and contributing as expected, in other cases, we have temporarily paused some of our initiatives to ensure we are first taking care of our customers and our communities, while focusing on the safety of our associates during the coronavirus (COVID-19) pandemic.
We have enhanced our management team, adding executives with complementary backgrounds to position us well for the future, including our President and CEO, Vivek Sankaran, who joined the Company from PepsiCo in April 2019. In fiscal 2019, we also added Chris Rupp as Chief Customer & Digital Officer and Mike Theilmann as Chief Human Resources Officer. In addition, we have internally promoted and expanded the roles of certain key members of our leadership team, including Susan Morris, our Chief Operations Officer, and Geoff White, our Chief Merchandising Officer.
Our recent operational initiatives are driving positive financial momentum. We realized strong financial performance in fiscal 2019, generating net sales of $62.5 billion, Adjusted EBITDA of $2.8 billion and Adjusted Free Cash Flow of $1.4 billion. We have achieved nine consecutive quarters of positive identical sales growth. Adjusted EBITDA grew from $2.7 billion in fiscal 2018 to $2.8 billion in fiscal 2019 and we generated a cumulative $6.7 billion in Adjusted Free Cash Flow since the start of fiscal 2015. The momentum we are experiencing gives us confidence that our
Easy, Exciting
and
Friendly
identity resonates with customers. We believe our strategic framework will enable us to continue delivering profitable growth going forward.

Identical Sales	Net Income ($mm)	Adj. EBITDA ($mm)

Cumulative Adjusted Free Cash Flow (in billions)

DRIVERS OF CURRENT MOMENTUM
We have achieved significant near-term momentum in our business through a number of successful and ongoing initiatives, including the following:
Sharpened In-Store Execution.
 We are improving
in-store
execution and enhancing our customer experience to drive profitable growth. We have simplified our merchandising programs, automated our front-end
scheduling processes and expanded self-checkout in 533 additional stores during fiscal 2019. These enhancements have been instrumental in improving store-level productivity, allowing us to increase our focus on the customer. To further enhance the customer experience, we remerchandised over 850 stores since the beginning of fiscal 2017, reallocating space to better accentuate high growth fresh categories like produce, meat and seafood, bakery, prepared foods, deli and floral. This, coupled with our robust remodel program, has also allowed us to optimize store layouts and ease shopping patterns to make things simpler for customers and employees.
Increased
Own Brands
Penetration.
Our
Own Brands
portfolio has continued to contribute to identical sales growth and margin expansion. Penetration of our
Own Brands
has expanded over the past two years, growing from 22.3% in the first quarter of fiscal 2017 to 25.4% in the fourth quarter of fiscal 2019.
Own Brands
identical sales growth has exceeded Company identical sales growth for 12 consecutive quarters.
Leading Omni-Channel Capabilities.
 We have continued to enhance our capabilities to meet customer demand for convenience and flexibility. In fiscal 2017, we began to offer our Drive Up & Go curbside pickup service which is currently available in approximately 650 locations, while expanding our long-established home delivery network. We also collaborate with third parties, including Instacart, for rush delivery as well as with GrubHub and Uber Eats for delivery of our prepared and ready-to-eat
offerings. We now offer home delivery services across more than 2,000 of our stores and 12 of the country’s top 15 MSAs by population. The coronavirus (
COVID-19
) pandemic has significantly increased demand for food-at-home, particularly through our eCommerce offerings. As a result we have accelerated our Drive Up & Go build out and have made several enhancements to our eCommerce platform that we believe will meaningfully improve the overall customer experience and enable us to drive growth and market share.

Investment in Stores and Technology Capabilities.
 From fiscal 2015 through the end of fiscal 2019, we have spent approximately $6.8 billion on capital expenditures, including the $1.5 billion we spent in fiscal 2019. Approximately $3.8 billion of that spend contributed to completing 950 store remodels and opening 57 new stores, as well as merchandising and maintenance initiatives. We also increased investment in digital and technology projects, including approximately $375 million spent in fiscal 2019. These investments include upgraded pricing and promotional tools and more integrated and easy-to-use customer-facing digital applications.
Continued Focus on Productivity
.
With the integration of Safeway behind us, we have developed and are in the early stages of implementing a new set of clearly defined productivity initiatives that are underpinned by technology and talent. We are targeting $1 billion of annual run-rate productivity benefits by the end of fiscal 2022 to help offset cost inflation, fund growth and drive earnings. These initiatives include a focus on enhancing store and distribution center operations, leveraging scale to buy better, increasing promotional effectiveness and leveraging general and administrative costs. For example, we implemented a shrink reduction program centered on the use of technology as well as employee and manager education. As a result, we successfully reduced shrink levels by approximately 45 basis points in fiscal 2019 over fiscal 2017. We also believe these productivity initiatives will drive tangible improvements in our customer satisfaction and customer service scores. While certain projects are well underway and contributing as expected, in other cases, we have temporarily paused some of our initiatives to ensure we are first taking care of our customers and our communities, while focusing on the safety of our associates during the coronavirus (COVID-19) pandemic.
OUR COMPETITIVE STRENGTHS
We are focused on driving deep and lasting relationships with our customers by delivering an
Easy, Exciting
and
Friendly
shopping experience. We believe the following competitive strengths will help us to achieve our goal:
Robust Portfolio of Stores and Iconic Banners with Leading Market Shares.
 Our 2,252 stores provide us with strong local presence and leading market share in some of the most attractive and growing geographies in the country.
•
Well-Known Banners
: Our portfolio of well-known banners has strong customer loyalty and ties within the local communities we serve. Seven of our banners have operated for more than 100 years, with an average of over 85 years across all banners.

•
Prime Locations
: Because of our long history, many of our stores are in
First-and-Main
locations, providing our customers with exceptional convenience. Our owned and ground leased stores and distribution centers, which represent approximately 39% of our store and distribution base, have an aggregate appraised value of $11.2 billion.

•
Strong Market Share and Local
Market Density
: We are ranked #1 or #2 by market share in 68% of the 121 MSAs in which we operate. We believe this local market presence, coupled with brand recognition, drives repeat traffic and helps create marketing, distribution and omni-channel efficiencies that enhance our profitability. Since the onset of the coronavirus (COVID-19) pandemic, we have gained market share across the majority of our markets. We believe that our competitive position will continue to strengthen as a result of customer receptiveness to our response to the challenges of the coronavirus (
COVID-19) pandemic and the strength of our supply chain.

•
Highly Attractive Markets
: Our 20 largest MSAs by store count encompass approximately one-third
of the U.S. population and approximately 45% of U.S. GDP. In 60% of the 121 MSAs in which we operate, the projected population growth over the next five years, in aggregate, exceeds the national average by over 60%.

The following illustrative map represents our regional banners and combined store network as of February 29, 2020.
1
Nielsen ACView based on food markets in Company operating geographies as of calendar fourth quarter 2019.
Differentiated and Exciting Merchandise Offering.
Our expertise in fresh merchandising is a core strength of our Company. We create a destination shopping experience by empowering our operators with the autonomy to tailor merchandise to local and seasonal tastes and preferences so they can consistently deliver an
Exciting
product assortment. We have particular strength in fresh categories including produce, meat and seafood, bakery, prepared foods, deli and floral. Perishable sales accounted for over 41% of our revenue in fiscal 2019, which we believe is one of the highest percentages in the industry. Our relationships with a select group of suppliers enable us to provide exciting fresh produce, giving us access to premium produce grades in terms of size, flavor, color and quality. In addition, we offer an extensive range of value-added services such as daily in-store
fresh-cut
fruit,
in-store
prepared
ready-to-cook
vegetables and fresh-made guacamole. In meat and seafood, we feature best-in-class
full service butcher blocks that highlight
custom-cut
USDA Choice and Prime beef, ground chicken and pork, seasonal smoked meats like sausages and bacon,
Open Nature
grass-fed
beef, lamb and wild-caught Alaskan salmon as well as a wide range of responsibly sourced waterfront bistro shrimp. Our bakeries feature scratch-made pastries, artisan breads, and cakes designed-to-order
by trained 5 Star decorators. Our prepared foods include
ready-to-eat,
ready-to-heat,
and
ready-to-cook
meal solutions that encompass everything from family favorites to a wide range of world cuisine offerings. Our fresh offerings are complemented by strong specialty assortments. These include our curated wine selections and artisan cheese shops. As our customers demand healthy options and product transparency, we have grown our natural and organic sales nearly twice as fast as the rest of the store during fiscal 2019, with sales penetration of approximately 13% for the same period.

High-Quality Own Brands That Deliver Great Value.
 We believe our proprietary
Own Brands
portfolio is a competitive advantage, providing high-quality products to our customers at a great value. In addition, customers who buy our
Own Brands
products shop more frequently with us and spend more per trip, driving enhanced loyalty, higher sales and improved margin.
Own Brands
accounted for $13.1 billion in sales in fiscal 2019, which is more than seven times larger than the next largest consumer packaged goods company selling through our stores. Our portfolio of
Own Brands
targets customers across price points, from the cost-conscious positioning of
Value Corner
to our ultra-premium
Signature Reserve
brand. Four of our
Own Brands
(
Lucerne
,
Signature Select
,
Signature Café
and
O Organics
) exceed $1 billion in annual sales and we have more than 12,000 unique items available. We self-manufacture many high-velocity
Own Brands
products, including dairy and bakery items, driving better pricing for our customers. We also believe that our
Own Brands
team is one of the most innovative in the industry, with plans to launch approximately 800 new
Own Brands
items annually over the next few years. Our
Own Brands
portfolio has a significant gross margin advantage over similar national brand products and has allowed us to drive both top-line
growth and margin expansion. Sustainability is also a top priority with our
Own Brands
, and we are targeting all
Own Brands
packaging to be recyclable, reusable or industrially compostable by 2025.

Integrated Omni-Channel Solutions.
 We provide our customers with the convenience and flexibility to shop wherever, whenever and however they choose. We have instituted a variety of programs both in store and online to maximize customer choice and convenience. We have significantly expanded our digital capabilities over the last several years. Below is a summary of our various eCommerce solutions:
Drive Up & Go

• Currently available in approximately 650 locations, with plans to grow to 1,600 locations in the next two years • Easy-to-use mobile app • Convenient, well-signed, curbside pickup

Home Delivery

•
First launched home delivery services in 2001

•
Provide home delivery using our own “white glove” delivery service in approximately 60% of our stores

•
Operate over 1,000 multi-temperature delivery trucks to support home delivery growth

•
Successful roll out of new eCommerce website and mobile applications to all divisions

Rush Delivery

•
Launched rush delivery in 2017 with Instacart

•
Delivery within one to two hours in all divisions and covering over 2,000, or nearly 90%, of our stores offered in collaboration with third parties

•
Partnership with Grubhub and Uber Eats adds delivery offerings for our prepared and ready-to-eat
options from our stores

Strong Relationships with Loyal Customers.
 Our
just for U
loyalty program, grocery and fuel rewards and pharmacy services combined with our omni-channel offerings create an extended loyalty ecosystem that drives increased customer spend and retention. We believe bringing new and existing customers into this extended loyalty ecosystem drives higher spend and longer-term relationships, and thus increases customer lifetime value. For example, our just for U
program drives basket size by delivering almost 400 million personalized promotional deals each week through a variety of digital channels; our data indicates an engaged just for U
household spends approximately 3.8x more than shoppers not participating in the program. We have grown household membership to 20.7 million registered households during fiscal 2019, an increase of 26% compared to fiscal 2018. Our data also indicates that as our customers start engaging in eCommerce, they increase their spend with us by more than 20%.
Engagement in Enhanced Loyalty Ecosystem Increases Customer Lifetime Value
Note: Charts above based on data from a single market division and reflect indexed annual grocery spend and lifetime value versus store-only shoppers who do not participate in our loyalty ecosystem.
1
Programs are just for U, grocery and fuel rewards, pharmacy services, Drive Up & Go and home delivery.
2
Defined as annual average gross profit multiplied by average years shopping.
Disciplined Approach to Capital Investment and Strong Adjusted Free Cash Flow and Balance Sheet.
Beginning with fiscal 2015 through the end of fiscal 2019, we have spent approximately $6.8 billion in capital expenditures through a disciplined approach. We have focused on refreshing our store base with approximately

$3.8 billion of capital expenditures on remodels, upgrades, new stores and merchandising initiatives during this period. We have also invested to enhance our digital and technology assets. We believe these investments have been instrumental in maintaining our position as a leader in the food retail industry. Our strong Adjusted Free Cash Flow profile allows us the flexibility to invest in our business. Beginning with fiscal 2015, the first year after our merger with Safeway, we have generated cumulative Adjusted Free Cash Flow of $6.7 billion through the end of fiscal 2019. We have also reduced our outstanding Net Debt by approximately $3.0 billion since the end of fiscal 2017, decreasing our Net Debt Ratio from 4.7x to 2.9x as of the end of fiscal 2019.
New Best-In-Class Leadership with a Fresh Perspective.
 We have assembled a dynamic and experienced management team. Vivek Sankaran, our President and Chief Executive Officer, brings to our organization differentiated consumer products, retail and strategic planning experience. Vivek is supported by seasoned executives, each with over 30 years of food retail and distribution experience, including Bob Dimond, our Chief Financial Officer, Susan Morris, our Chief Operations Officer, and Geoff White, our recently appointed Chief Merchandising Officer. Geoff most recently served as President of our
Own Brands
team, where he grew sales penetration to 25.4% in fiscal 2019. In addition, in fiscal 2019, we added Chris Rupp, our Chief Customer & Digital Officer, who brings a mix of retail, eCommerce, and business innovation experience from both Amazon and Microsoft, and Mike Theilmann, our Chief Human Resources Officer, who has nearly 30 years of experience at companies including Yum and Heidrick & Struggles. These enhancements to our leadership team bring us a strong blend of new perspective and industry knowledge.
Our team believes in the power of our
Locally Great, Nationally Strong
approach. We empower our operators to take ownership of local merchandising and in-store
execution. This enables our local managers to select the best product assortments for their communities, provide a heightened level of customer service and drive improved store performance. This localized approach has been such an important part of our heritage and success.
OUR STRATEGIC FRAMEWORK
We are focused on providing our customers with an
Easy, Exciting
and
Friendly
shopping experience. We support our identity through a strategic framework that rests on four key pillars:
Growth
,
Productivity
,
Technology
and
Talent and Culture
.
Growth:
We are well-positioned to accelerate the profitable growth of our business through both our stores and our broader omni-channel network:
•
Achieve More Identical Sales Growth From Our Stores
: We seek to elevate the operational excellence that drives our store performance through intensified focus and an organization-wide effort to leverage technology.

•
Merchandising Excellence
: We strive to provide customers with an
Exciting
shopping experience driven by excellent quality fresh, organic and local merchandise. We plan to drive identical sales growth by expanding our fresh product offerings. We will optimize the center store departments to ensure the right product is in the right stores, including natural, organic, ethnic and value. Since 2017, we have re-merchandised
more than 850 stores and plan to expand this successful program.

•
Pricing and Promotions
: We intend to leverage our local market insights, proprietary data and data analytics capabilities to optimize our pricing and promotions. We track price by product, region, and store to ensure our pricing remains competitive and at a level that provides a compelling overall value proposition to shoppers. We also use our loyalty programs to enhance our value proposition through personalized pricing and rewards to drive customer retention and build basket size.

•
Operating Excellence
: We plan to continue to improve
in-store
efficiency by using technology to optimize labor and improve in-stock
and display execution, resulting in enhanced store productivity and customer satisfaction. A number of these initiatives are already underway. In stores where we have introduced computer-assisted ordering and production systems, for example, we have seen a meaningful uplift in sales and improved levels of in-stocks,
inventory and shrink.

•
Culture of Exceptional Service
: Exceptional customer service is at the heart of our Albertsons culture. We plan to leverage in-store
technology to achieve labor efficiencies through the automation of non-customer-facing
tasks. We expect this effort to provide our associates more time to better serve customers, enhancing the shopping experience and driving purchase frequency, larger basket size, customer satisfaction and retention.

•
Targeted Store Remodels
: Our store base is well-invested following approximately $3.8 billion of store-related capital expenditures we have incurred since fiscal 2015 through the end of fiscal 2019. We anticipate future store remodels will be specifically targeted to enhance our
Easy
,
Exciting
and
Friendly
identity and to enhance the positioning of our stores as a destination shopping experience.

•
Drive Incremental eCommerce Growth:
We believe that eCommerce is
a strong growth engine that drives incremental sales. We plan to sustain our eCommerce growth through a number of initiatives. First, we will extend our Drive Up & Go pickup service to approximately 1,600 locations in the next two years. The coronavirus (COVID-19) pandemic has driven significant eCommerce volumes that have caused us to accelerate our omni-channel investments and our Drive up & Go build out. Additionally, we are refreshing our entire digital interface to create a more personalized, easy-to-use
and fully-integrated digital experience. We are improving our mobile applications to enable more personalized rewards and services like advanced basket-building tools and product, meal and recipe recommendations. We are further integrating our digital and in-store
models to better drive existing customer engagement and new customer trial for our own and third-party delivery.

•
Accelerate Own Brand Penetration
: We plan to strengthen our
Own Brands
portfolio and increase our
Own Brands
penetration from 25.4% in fiscal 2019 to 30%. We intend to introduce innovative items and increase merchandising and promotions in underpenetrated categories and geographies. We plan to add approximately 800 products annually to our
Own Brands
portfolio over the next few years.

•
Increase Customer Engagement and Lifetime Value:
We will continue to deepen relationships with our customers to grow profitable sales. Our just for U
rewards program is still new in many of our banners and we plan to increase registrations in under-penetrated markets. In markets with already-strong loyalty program participation, we have an opportunity to drive incremental engagement beyond the just for U
program and into our broader loyalty ecosystem. We will also enhance our loyalty ecosystem through innovation and the addition of new programs and services that will further engage existing customers, attract new customers and drive increased customer lifetime value.

Productivity:
We have a successful track record of identifying and achieving productivity targets as a means of funding growth in our business. We have developed and begun to implement specific productivity initiatives across our business that target $1 billion of annual run-rate
productivity benefits by the end of fiscal 2022. This will help us to offset cost inflation, fund growth and drive earnings. Our initiatives include the following:
•
Enhancing Store and DC Operations:
Within our stores and distribution centers, we have identified opportunities to further reduce shrink and utilize technology to automate non-customer-facing
tasks and drive labor productivity. For example, we are working to roll out enhanced demand forecasting and replenishment systems to improve operating efficiency, reduce product waste and optimize labor and inventory levels. We expect to scale these opportunities across the business quickly and efficiently.

•
Leveraging Scale to Buy Better:
We have an opportunity to leverage our national scale through advantaged and more productive supplier partnerships. We will simplify the way we work with our suppliers, planning further in advance and executing coordinated, national buying across all our divisions. We have also identified indirect spend as an area of further cost savings. We plan to further harness our scale to purchase items and services such as packaging and store maintenance with additional volume discounts.

•
Increasing Promotional Effectiveness:
Promotions both in store and online are a key component of our customer value proposition. We plan to leverage data science and advanced analytics to drive more effective promotions and increase sales. For example, we intend to introduce simulation tools enabled by machine learning and pattern recognition software that will allow our merchants to more efficiently forecast promotional performance as well as enhance collaboration with our vendors.

•
Leveraging G&A:
Additional areas of cost savings will come from more efficiently leveraging corporate overhead. For example, continuing to modernize our IT infrastructure will make our technology stack more effective, flexible and cost effective and increase our ability to roll out technology tools across the Company
.

While certain projects are well underway and contributing as expected, in other cases, we have temporarily paused some of our initiatives to ensure we are first taking care of our customers and our communities, while focusing on the safety of our associates during the coronavirus (COVID-19) pandemic.
Technology:
Technology underpins everything we do and is a crucial enabler for our strategy for growth and productivity. Since 2015, we have invested $1.25 billion in technology. We are continuing to modernize the key elements of our firm-wide technology infrastructure, including the following core efforts: transition to the Cloud, modernize edge computing and network infrastructure, expand our enterprise data model in the Cloud, use robotics and process automation, leverage data science and artificial intelligence and continually enhance security. We believe that this modern infrastructure will provide a foundation to accelerate technology-based enhancements for our customers, store operations, merchandising and supply chain:
•
Customers:
We are leveraging technology to improve the customer experience by making it more integrated, personalized and easy to use in our stores, at curbside, online and on mobile devices. We will continue to innovate on our customer-facing mobile applications, reduce friction in our check-out
processes and improve our
at-store
pickup experience. For example, we are partnering with Adobe to provide an artificial intelligence-powered solution to personalize the website and mobile application experience. This will enable the customer to see personalized products and information as they browse homepages, categories and product detail pages.

•
Store Operations:
We are continuing to leverage technology to improve store operations and optimize labor through task simplification and automation. Demand forecasting and replenishment tools such as computer-assisted ordering and production systems should sharpen our ability to predict store demand and track perpetual inventory, helping us to reduce out-of-stocks,
inventory, and shrink.

Additionally, we have begun to introduce
in-store
micro-fulfilment centers (MFCs) to provide enhanced capabilities for last-mile delivery that leverage our well-located store base as the distribution point for online orders. Early learnings from our partnership with Takeoff Technologies indicate improved picking efficiency by more than seven times compared to in-store
services as well as better inventory management and
on-time
delivery. We plan to have 10 more MFCs operating within the next two years, in addition to the two operating today.

•
Merchandising
: We plan to introduce a technology-enabled, data-driven approach to improving our product assortment and optimizing pricing and promotions. These new advanced analytics and simulation tools will incorporate machine learning and pattern recognition to drive promotional effectiveness and productivity while automating the pricing and inventory tracking processes. We will continue to improve our merchants’ access to rich information on products, customers and suppliers provided by our data analytics capabilities so they are able to make smarter decisions on pricing, promotions and assortment in each local market.

•
Supply Chain:
Our enhanced technology infrastructure will improve our supply chain function by enabling more efficient demand forecasting, introducing robotics and process automation and data science analytics that will be integrated with our enterprise data model. These elements will work to drive labor productivity and speed efficiencies, while reducing inventory and shrink.

Talent and Culture:
Our service-oriented frontline associates are at the heart of our Company. As part of our Locally Great, Nationally Strong approach, we will continue to invest in and instill an ownership mentality in our store operators.

Across all segments of our business, our associates seek to deliver for our customers, our community, and our Company through their sales and service focus. We seek to celebrate the diversity and inclusiveness of our workforce and focus on improving our communities through sustainability and charitable activities that are an essential part of our business. As we leverage our national scale for efficiencies, we will continue to empower store-level decision makers to take care of our customers and encourage frontline responsibility. We will also continue to nurture an ownership mindset in our stores and ensure that the interests of those who directly manage our customer relationships on a daily basis are aligned with those of our stockholders.

RISKS RELATED TO OUR BUSINESS AND THIS OFFERING
An investment in our common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section entitled “Risk Factors” following this prospectus summary before making an investment decision. These risks include, among others, the following:
•	coronavirus (
COVID-19
) related factors, risks and challenges, including among others, the length of time that the pandemic continues, the temporary inability of customers to shop due to illness, quarantine, or other travel restrictions or financial hardship, shifts in demand away from discretionary or higher priced products to lower priced products, or stockpiling or similar pantry-filling activities, reduced workforces which may be caused by, but not limited to, the temporary inability of the workforce to work due to illness, quarantine, or government mandates, potential shortages in supply, or temporary store closures due to reduced workforces or government mandates;

•	the competitive nature of the industry in which we conduct our business;

•	general business and economic conditions, including the rate of inflation or deflation, consumer spending levels, population, employment and job growth and/or losses in our market;

•	our ability to increase identical sales, expand our
Own Brands
, maintain or improve operating margins, revenue and revenue growth rate, control or reduce costs, improve buying practices and control shrink;

•	our ability to expand or grow our home delivery network and Drive Up & Go curbside pickup services;

•	pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors;

•	labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future;

•	disruptions in our manufacturing facilities’ or distribution centers’ operations, disruption of significant supplier relationships, or disruptions to our produce or product supply chains;

•	results of any ongoing litigation in which we are involved or any litigation in which we may become involved;

•	data privacy and security, the failure of our IT systems, or maintaining, expanding or upgrading existing systems or implementing new systems;

•	the effects of government regulation and legislation, including healthcare reform;

•	our ability to raise additional capital to finance the growth of our business, including to fund acquisitions;

•	our ability to service our debt obligations, and restrictions in our debt agreements;

•	risks related to the Convertible Preferred Stock, the Investor Exchange Right and the impact it may have on our common stock;

•	the impact of private and public third-party payers’ continued reduction in prescription drug reimbursements and the ongoing efforts to limit participation in payor networks, including through mail order;

•	plans for future growth and other business development activities;

•	our ability to realize anticipated savings from our implementation of cost reduction and productivity initiatives;

•	changes in tax laws or interpretations that could increase our consolidated tax liabilities; and

•	competitive pressures in all markets in which we operate.

CORONAVIRUS (
COVID-19
) Related DEVELOPMENTS
Since the beginning of the coronavirus (
COVID-19
) pandemic, we have acted swiftly to prioritize the safety of our front-line associates and customers, while delivering the essential services we provide in our communities. In responding to the pandemic, we have taken a number of pro-active
steps. Among other steps, we have:
•	Increased the frequency of how often we clean and disinfect all departments, restrooms, and other high-touch points of our stores, including check stands and service counters, and hourly disinfecting of high-touch areas. This is in addition to our rigorous food safety and sanitations programs already in place.

•	Installed cart wipes and hand sanitizer stations in key locations within stores.

•	Adjusted store hours in certain stores to give store teams the time they need to rest, restock shelves and clean and disinfect.

•	Reserved special times for seniors and other vulnerable shoppers who must leave home to obtain their groceries.

•	Installed plexiglass in our checkout lanes in all stores to serve as a protective barrier at the check stand.

•	Secured masks and gloves for our front-line employees.

•	Limited store occupancy to ensure proper social distancing during all hours, and further limited occupancy during times reserved for our most vulnerable customers to improve safety.

•	Responded to increased demand for our eCommerce offerings by hiring additional pickers and drivers, and also simplified eCommerce offerings to focus on the products that are most in demand.

•	Instituted “contact-free” delivery procedures for home delivery and Drive Up & Go.

•	Announced a temporary increase in pay for all front-line associates of $2 per hour for every hour that they work beginning March 15, 2020 in recognition of their significant efforts.

•	Increased hiring since the beginning of fiscal 2020, partnering with more than 35 companies to help keep Americans working, and now have approximately 310,000 associates.

•	Announced a commitment of $50 million to hunger relief and previously launched a major fundraiser to help feed families in need during the coronavirus (
COVID-19
) pandemic and to help ensure that they get the food they need.

On March 12, 2020, we provided notice to the lenders to borrow $2.0 billion under our ABL Facility (as defined herein) (such borrowing, the “ABL Borrowing”), so that a total of $2.0 billion (excluding $454.5 million in letters of credit) was outstanding immediately following the borrowing. We increased our borrowings under the ABL Facility as a precautionary measure in order to increase our cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the coronavirus (COVID-19) pandemic. In accordance with the terms of the ABL Facility, the proceeds from the ABL Borrowing may in the future be used for working capital, general corporate or other purposes permitted by the ABL Facility, but there is no guarantee how or when we will use the proceeds. For more information on our existing indebtedness, see “Description of Indebtedness.”
Since the beginning of fiscal 2020, we have experienced significant increases in customer traffic, product demand and overall basket size in stores and in our eCommerce business as customers adjust to the circumstances around coronavirus (COVID-19). As a result, identical sales increased 47% during the first four weeks of fiscal 2020 (ending March 28, 2020), increased 21% during the second four weeks of fiscal 2020 (ending April 25, 2020), and increased 21% during the third four weeks of fiscal 2020 (ending May 23, 2020), compared to 0.5%, 3.6% and 0.5% increases in identical sales in the first four weeks of fiscal 2019, second four weeks of fiscal 2019 and third four weeks of fiscal 2019, respectively. Identical sales for the first 12 weeks of fiscal 2020 increased 30% compared to 1.5% in the first 12 weeks of fiscal 2019. In addition, our cash balance as of May 23, 2020 was approximately $4.0 billion, which includes the proceeds from the ABL Borrowing, and our Net Debt as of May 23, 2020 was approximately $6.7 billion. Our cash balance and Net Debt at the end of the comparable period in fiscal 2019 was approximately $1.1 billion and $9.4 billion, respectively, and at the end of fiscal 2019 was $471 million and $8.2 billion, respectively. The increase in cash balance as of May 23, 2020, after adjusting for the ABL Borrowing, is primarily attributable to incremental operating cash flows driven by the increased sales performance and from changes in inventory and accounts payable working capital. We spent $311 million on capital expenditures in the first 12 weeks of fiscal 2020 compared to $293 million in the first 12 weeks of fiscal 2019.
Since the end of fiscal 2019, we have experienced an increase in overall flow from our increased sales performance as our gross margin rate was approximately 30.4% for the first 12 weeks of fiscal 2020 compared to 27.9% for the first 12 weeks of fiscal 2019. Excluding fuel sales, our gross margin rate increased 140 basis points in the first 12 weeks of fiscal 2020 compared to the first 12 weeks of fiscal 2019. Selling and administrative expenses as a percent of net sales was 24.5% for the first 12 weeks of fiscal 2020 compared to 25.3% for the first 12 weeks of fiscal 2019. Excluding fuel sales, our selling and administrative expenses as a percent of net sales decreased 160 basis points in the first 12 weeks of fiscal 2020 compared to the first 12 weeks of fiscal 2019. The improved gross margin rate and selling and administrative rate were primarily the result of increased leveraging of our costs, partially offset by increased expenses related to our response to the coronavirus (COVID-19) pandemic.
Subject to opportunistic investments, we currently expect our Net Debt at the end of fiscal 2020 will be approximately $6.7 billion as we anticipate that incremental cash flow from our business will, subject to seasonal fluctuations, fund capital expenditures, debt service, working capital replenishment and other operating needs. It is too early to predict the permanent impact the coronavirus (COVID-19) pandemic will have on our industry or food-at-home consumption or what the impact on sales will be going forward.
PRIVATE PLACEMENT OF CONVERTIBLE PREFERRED STOCK
On May 20, 2020, we entered into an investment agreement which was amended and restated on June 9, 2020 (the “Investment Agreement”) with certain investors (collectively, the “Preferred Investors”) led by funds managed, advised or controlled by affiliates of Apollo Global Management, Inc. (“Apollo”), relating to the sale and issuance of $1.75 billion aggregate liquidation preference of Convertible Preferred Stock with an initial dividend rate of 6.75%. On June 9, 2020 (the “Preferred Closing Date”), we sold and issued, (i) an aggregate of 1,410,000 shares of Series
A-1
preferred stock, and (ii) an aggregate of 340,000 shares of Series A preferred stock. The Convertible Preferred Stock is convertible into common stock based on an initial conversion price of $35.68 per share. Based on the 280,230,931 shares of common stock outstanding as of May 20, 2020, the date we entered into the Investment Agreement, if the Preferred Investors converted all $1.75 billion of the aggregate liquidation preference of the Convertible Preferred Stock, the Preferred Investors would hold 17.5% of outstanding common stock. The Convertible Preferred Stock has certain voting rights and is subject to, commencing on the third anniversary of the date of the closing of an initial public offering that generates gross cash proceeds to us and/or selling stockholders of at least $1 billion in the aggregate (“Qualified IPO”), subject to certain limitations, mandatory conversion if the trading price of our common stock has equaled or exceeded $42.47 per share (a 19% premium to the conversion price). The Convertible Preferred Stock is subject to redemption at our option following the sixth anniversary of the Preferred Closing Date and under certain other circumstances, as described below.
In addition, on May 20, 2020, ACI Real Estate Company LLC, a Delaware limited liability company, that is a subsidiary of Safeway and our indirect subsidiary (“RE LLC”), and AL RE Investor Holdings, LLC, a Delaware limited liability company (“RE Investor”), entered into a real estate agreement which was amended and restated on June 9, 2020 (the “Real Estate Agreement”), pursuant to which, on the Preferred Closing Date, RE

Investor purchased the right, upon certain specified triggering events and to the extent that any shares of Convertible Preferred Stock then remain outstanding, to exchange all of the outstanding Convertible Preferred Stock for equity interests in certain newly-formed subsidiaries of RE LLC (such subsidiaries, the “SPEs”) or the real property assets (“Real Estate Assets”) held by the SPEs (such right to exchange, the “Investor Exchange Right”). The triggering events are the occurrence of any of the following: (i) the seventh anniversary of the Preferred Closing Date, so long as any shares of Convertible Preferred Stock are outstanding, (ii) the fourth anniversary of an initial public offering, if a Fundamental Change (as defined herein, but which includes, among others, certain changes of control and, following a Qualified IPO, a delisting of our common stock) occurs and the related Fundamental Change Stock Price (as defined in the Certificate of Designations (as defined herein)) is less than the conversion price, (iii) a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of our credit rating by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P” and together with Moody’s, the “Rating Agencies”), as a result of which our credit rating is B- (or Moody’s equivalent) or lower, (iv) the failure by us to pay a dividend on the Convertible Preferred Stock, which failure continues for 30 days after such dividend’s due date, or (v) a Bankruptcy Filing (as defined in the Real Estate Agreement).
The aggregate purchase price paid by the Preferred Investors under the Investment Agreement and RE Investor under the Real Estate Agreement was $1.68 billion. We used cash in an amount equal to the proceeds from the sale and issuance of the Convertible Preferred Stock and the Investor Exchange Right for the Repurchase.
Corporate Information
Our principal executive offices are located at 250 Parkcenter Blvd., Boise, ID 83706. Our telephone number is (208)
395-6200
and our internet address is www.albertsonscompanies.com.
Our website and the information contained thereon are not part of this prospectus and should not be relied upon by prospective investors in connection with any decision to purchase the common stock offered hereby.
Our Sponsors
We believe that one of our strengths is our relationship with our Sponsors. We believe we will benefit from our Sponsors’ experience in the retail industry, their expertise in mergers and acquisitions and real estate, and their support on various near-term and long-term strategic initiatives.
Cerberus
.    Established in 1992, Cerberus and its affiliated group of funds and companies comprise one of the world’s leading private investment firms with approximately $42 billion of assets across complementary credit, private equity and real estate strategies. In addition to its New York headquarters, Cerberus has offices throughout the United States, Europe and Asia.
Kimco Realty Corporation
.    Kimco Realty Corporation (“Kimco”) is a real estate investment trust headquartered in New Hyde Park, New York that owns and operates North America’s largest publicly traded portfolio of neighborhood and community shopping centers. As of March 31, 2020, Kimco owned interests in approximately 401 U.S. shopping centers comprising 70.0 million square feet of leasable space. Publicly traded on the New York Stock Exchange since 1991, and included in the S&P 500 Index, Kimco has specialized in shopping center acquisitions, development and management for more than 60 years.
Klaff Realty, L.P.
    Klaff Realty, L.P. (“Klaff Realty”) is a privately-owned real estate investment company based in Chicago, Illinois that engages in the acquisition, redevelopment and management of commercial real estate throughout the United States, with a primary focus on retail and office. Klaff Realty has established a leadership position in the acquisition of distressed retail space. To date, Klaff Realty affiliates have acquired properties and invested in operating entities that control in excess of 200 million square feet with a value in excess of $17 billion.

Lubert-Adler
Management
.
    Lubert-Adler Management and its affiliated entities (“Lubert-Adler”) were co-founded
in 1997 by Ira Lubert and Dean Adler, who collectively have over 65 years of experience in underwriting, acquiring, repositioning, refinancing and disposing of real estate assets. Lubert-Adler has more than 20 investment professionals and has invested $7.8 billion of equity into assets valued at $20 billion.
Schottenstein Stores Corp.
    Schottenstein Stores Corp. (“Schottenstein Stores”), together with its affiliate Schottenstein Property Group, is a privately-owned operator, acquirer and redeveloper of high-quality power/big box, community and neighborhood shopping centers located throughout the United States predominantly anchored by national retailers.
Our Sponsors control us and will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Following the Repurchase and the completion of the Distribution, Cerberus will own approximately         % of our common stock, Kimco will own approximately         % of our common stock, Klaff Realty will own approximately         % of our common stock, Lubert-Adler will own approximately         % of our common stock and Schottenstein will own approximately         % of our common stock and our Sponsors will own in the aggregate approximately         % of our common stock, or         % if the underwriters exercise their option to purchase additional shares in full. Our Sponsors will enter into a Stockholders’ Agreement (as defined herein), pursuant to which they will agree to act in concert and vote together on certain matters. As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE on which we will apply to list our shares and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. As a result, our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Following the completion of the Distribution and this offering, we will be required to appoint to our board of directors individuals designated by and voted for by our Sponsors. In connection with this offering, we will enter into a stockholders agreement with our Sponsors (the “Stockholders’ Agreement”). If Cerberus (or a permitted transferee or assignee) has beneficial ownership of at least 20% of our then-outstanding common stock, it shall have the right to designate four directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 20% but at least 10% of our then-outstanding common stock, it shall have the right to designate two directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 10% but at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Klaff Realty (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Schottenstein Stores (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors.
The interests of our Sponsors may not coincide with the interests of other holders of our common stock. Additionally, our Sponsors are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant transactions.
See “Risk Factors—Risks Related to This Offering and Owning Our Common Stock.”

THE OFFERING
Common stock outstanding	shares (excluding 49,040,250 shares initially issuable upon conversion of the Convertible Preferred Stock)

Common stock offered by the selling stockholders	shares

Option to purchase additional shares of common stock	The selling stockholders have granted to the underwriters a
30-day
option to purchase up to additional shares of our common stock at the initial public offering price less the underwriting discount and commissions.

Use of proceeds	We will not receive any net proceeds from the sale of common stock by the selling stockholders, including from any exercise by the underwriters of their option to purchase additional shares of our common stock from the selling stockholders.

Dividend Policy	Effective fiscal 2020, we have established a dividend policy pursuant to which we intend to pay a dividend on our common stock in an amount of $ per share (or $ per annum in the aggregate), starting with the first full quarter following completion of this offering. Our board of directors may change or eliminate the payment of future dividends to our common stockholders at its discretion, without notice to our stockholders. Any future determination relating to our dividend policy will be made at the sole discretion of our board of directors and will depend on a number of factors, including general and economic conditions, industry standards, our financial condition and operating results, our available cash and current and anticipated cash needs, restrictions under the documentation governing certain of our indebtedness, including our ABL Facility and ACI Notes (as defined herein), capital requirements, regulations, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. So long as any shares of our Convertible Preferred Stock remain outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Convertible Preferred Stock, subject to exceptions such as dividends on our common stock payable solely in shares of our common stock. See “Dividend Policy.”

Lock-Up Agreements	Prior to the closing of this offering, certain
Pre-IPO
Stockholders and the Preferred Investors will deliver a
lock-up
agreement to us. Pursuant to the
lock-up
agreements, for a period of six months after the closing of this offering the P re-IPO
Stockholders and the Preferred Investors will agree, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock or any options or warrants to purchase
common stock, or any securities convertible into, exchangeable for or that represent the right to receive common stock, owned by them (whether directly or by means of beneficial ownership) immediately prior to the closing of this offering. Thereafter, the P re-IPO
Stockholders will be permitted to sell shares of common stock subject to certain restrictions. The Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares (as defined herein). See “Certain Relationships and Related Party
Transactions—Lock-Up
Agreements” and “Private Placement of Convertible Preferred Stock—Investment Agreement—Transfer Restrictions.”
Risk Factors	You should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page 25, together with all of the other information set forth in this prospectus, before deciding whether to invest in our common stock.

Proposed NYSE trading symbol	“ACI.”

Directed Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale within the United States to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Unless otherwise indicated, all information in this prospectus excludes up to                shares of our common stock that may be sold by the selling stockholders if the underwriters exercise in full their option to purchase additional shares of our common stock from the selling stockholders. The number of shares of common stock that will be outstanding after this offering also excludes up to 49,040,250 shares of our common stock that would be initially issuable upon conversion of shares of our Convertible Preferred Stock.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL AND OTHER DATA
Albertsons Companies, Inc. was formed for the purpose of reorganizing the organizational structure of AB Acquisition and its direct and indirect consolidated subsidiaries. Prior to December 3, 2017, Albertsons Companies, Inc. had no material assets or operations. On December 3, 2017, Albertsons Companies, LLC and its parent, AB Acquisition, completed a reorganization of their legal entity structure whereby the existing equityholders of AB Acquisition each contributed their equity interests in AB Acquisition to Albertsons Investor or KIM ACI. In exchange, equityholders received a proportionate share of units in Albertsons Investor and KIM ACI, respectively. Albertsons Investor and KIM ACI then contributed all of the equity interests they received to Albertsons Companies, Inc. in exchange for common stock issued by Albertsons Companies, Inc. As a result, Albertsons Investor and KIM ACI became the parents of Albertsons Companies, Inc., owning all of its outstanding common stock with AB Acquisition and its subsidiary, Albertsons Companies, LLC, becoming wholly-owned subsidiaries of Albertsons Companies, Inc. On February 25, 2018, Albertsons Companies, LLC merged with and into Albertsons Companies, Inc., with Albertsons Companies, Inc. as the surviving corporation. Prior to February 25, 2018, substantially all of the assets and operations of Albertsons Companies, Inc. were those of its subsidiary, Albertsons Companies, LLC. The ACI Reorganization Transactions were accounted for as a transaction between entities under common control, and accordingly, there was no change in the basis of the underlying assets and liabilities. The Consolidated Financial Statements are reflective of the changes that occurred as a result of the ACI Reorganization Transactions. Prior to February 25, 2018, our Consolidated Financial Statements reflect the net assets and operations of Albertsons Companies, LLC.
The summary consolidated financial information set forth below is derived from Albertsons Companies, Inc.’s annual consolidated financial statements for the periods indicated below, including the consolidated balance sheets at February 29, 2020 and February 23, 2019 and the related consolidated statements of operations and comprehensive income and consolidated statements of cash flows for the
53-week
period ended February 29, 2020 (fiscal 2019) and each of the
52-week
periods ended February 23, 2019 (fiscal 2018) and February 24, 2018 (fiscal 2017) and notes thereto included elsewhere in this prospectus.

(dollars in millions, except per share data)	Fiscal 2019	Fiscal 2018	Fiscal 2017	Fiscal 2016	Fiscal 2015
Results of Operations:
Net sales and other revenue	$62,455	$60,535	$59,925	$59,678	$58,734

Gross profit	$17,594	$16,895	$16,361	$16,641	$16,062
Selling and administrative expenses	16,642	16,272	16,209	16,072	15,600
(Gain) loss on property dispositions and impairment losses, net	(485)	(165)	67	(39)	103
Goodwill impairment	—	—	142	—	—

Operating income (loss)	1,437	788	(57)	608	359
Interest expense, net	698	831	875	1,004	951
Loss (gain) on debt extinguishment	111	9	(5)	112	—
Other expense (income), net	29	(104)	(9)	(44)	(50)

Income (loss) before income taxes	599	52	(918)	(464)	(542)
Income tax expense (benefit)	133	(79)	(964)	(90)	(40)

Net income (loss)	$466	$131	$46	$(374)	$(502)

Other Financial Data:
Adjusted EBITDA(1)	$2,834	$2,741	$2,398	$2,817	$2,681
Adjusted Net Income(1)	612	435	74	378	365
Rent expense(2)(3)	1,023	864	844	806	781
Capital expenditures	1,475	1,362	1,547	1,415	960
Net cash provided by operating activities	1,904	1,688	1,019	1,814	902
Adjusted Free Cash Flow(1)	1,359	1,379	851	1,402	1,721
Net Debt(1)	8,244	9,660	11,206	11,119	11,646

(dollars in millions, except per share data)	Fiscal 2019	Fiscal 2018	Fiscal 2017	Fiscal 2016	Fiscal 2015

Other Operating Data:
Identical sales(a)	2.1%	1.0%	(1.3)%	(0.4)%	4.4%
Store count (at end of fiscal period)	2,252	2,269	2,318	2,324	2,271
Gross square footage (at end of fiscal period) (in millions)	112	113	115	115	113
Fuel sales	$3,430	$3,456	$3,105	$2,693	$2,955

Balance Sheet Data (at end of period):
Cash and equivalents	$471	$926	$670	$1,219	$580
Total assets(3)	24,735	20,777	21,812	23,755	23,770
Total stockholders’ / member equity(3)	2,278	1,451	1,398	1,371	1,613
Total debt, including finance leases	8,715	10,586	11,876	12,338	12,226

Per Share Data:
Basic and diluted net income (loss) per common share	$1.67	$0.47	$0.17	$(1.33)	$(1.80)
Pro forma net income per common share(4)	$1.40
Basic and diluted weighted-average common shares outstanding (in millions)	280	280	280	280	280
Pro forma weighted average common shares outstanding(4)	231

	Fiscal 2019				Fiscal 2018				Fiscal 2017				Fiscal 2016				Fiscal 2015
	Q4’19	Q3’19	Q2’19	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16	Q4’15	Q3’15	Q2’15	Q1’15
(a) Quarterly Identical Sales	1.8%	2.7%	2.4%	1.5%	1.1%	1.9%	1.0%	0.2%	0.6%	(1.8)%	(1.8)%	(2.1)%	(3.3)%	(2.1)%	0.1%	2.9%	4.7%	5.1%	4.5%	4.3%

(1)	Adjusted EBITDA is a
Non-GAAP
Measure defined as earnings (net income (loss)) before interest, income taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance. Adjusted Net Income is a
Non-GAAP
Measure defined as net income (loss) adjusted to eliminate the effects of items management does not consider in assessing ongoing performance. We define Adjusted Free Cash Flow as Adjusted EBITDA less capital expenditures. Net Debt is defined as total debt (which includes finance lease obligations and is net of deferred financing costs and original issue discount) minus cash and cash equivalents.

Adjusted EBITDA, Adjusted Net Income, Adjusted Free Cash Flow and Net Debt are
Non-GAAP
Measures that provide supplemental information we believe is useful to analysts and investors to evaluate ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These
Non-GAAP
Measures exclude the financial impact of items management does not consider in assessing ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period
basis. Other companies may have different capital structures or different lease terms, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe Adjusted EBITDA, Adjusted Net Income, Adjusted Free Cash Flow and Net Debt provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies. Set forth below is a reconciliation of net income to Adjusted Net Income and Adjusted EBITDA and a reconciliation of cash flow from operating activities to Adjusted Free Cash Flow:

(dollars in millions)	Fiscal 2019	Fiscal 2018	Fiscal 2017	Fiscal 2016	Fiscal 2015
Net income (loss)	$466	$131	$46	$(374)	$(502)

Adjustments:
Loss (gain) on interest rate and commodity hedges, net	51	(1)	(6)	(7)	16
Facility closures and related transition costs(a)	18	13	12	23	25
Integration costs(b)	37	186	156	144	125
Acquisition-related costs(c)	24	74	62	70	217
Equity-based compensation expense	33	48	46	53	98
(Gain) loss on property dispositions and impairment losses, net	(485)	(165)	67	(39)	103
Goodwill impairment	—	—	142	—	—
LIFO expense (benefit)	18	8	3	(8)	30
Amortization and write-off of original issue discount, deferred financing costs and loss on extinguishment of debt	185	72	67	253	82
Collington acquisition(d)	—	—	—	79	—
Amortization of intangible assets resulting from acquisitions	274	326	422	404	377
Other(e)	39	(53)	66	45	45
Effect of ACI Reorganization Transactions, Tax Act and reversal of valuation allowance	—	(57)	(750)	—	—
Tax impact of adjustments to Adjusted Net Income(f)	(48)	(147)	(259)	(265)	(251)

Adjusted Net Income	$612	$435	$74	$378	$365

(dollars in millions)	Fiscal 2019	Fiscal 2018	Fiscal 2017	Fiscal 2016	Fiscal 2015

Adjustments:
Tax impact of adjustments to Adjusted Net Income(f)	48	147	259	265	251
Effect of tax restructuring, tax reform, and reversal of valuation allowance	—	57	750	—	—
Income tax expense (benefit)	133	(79)	(964)	(90)	(40)
Amortization and write-off of original issue discount, deferred financing costs and loss on extinguishment of debt	(185)	(72)	(67)	(253)	(82)
Interest expense, net	698	831	875	1,004	951
Loss (gain) on debt extinguishment	111	9	(5)	112	—
Amortization of intangible assets resulting from acquisitions	(274)	(326)	(422)	(404)	(377)
Depreciation and amortization	1,691	1,739	1,898	1,805	1,613

Adjusted EBITDA	$2,834	$2,741	$2,398	$2,817	$2,681

Net cash provided by operating activities	$1,904	$1,688	$1,019	$1,814	$902
Income tax expense (benefit)	133	(79)	(964)	(90)	(40)
Deferred income taxes	6	82	1,094	220	90
Interest expense, net	698	831	875	1,004	951
Operating lease right-of-use assets amortization	(570)	—	—	—	—
Changes in operating assets and liabilities	576	(176)	222	(252)	467
Amortization and write-off of deferred financing costs	(40)	(43)	(56)	(84)	(69)
Pension and post-retirement (income) expense, net of contributions	13	175	23	(84)	(7)
Integration costs	37	186	156	144	125
Acquisition-related costs	24	74	62	70	217
Collington acquisition	—	—	—	79	—
Other adjustments	53	3	(33)	(4)	45

Adjusted EBITDA	2,834	2,741	2,398	2,817	2,681
Less: capital expenditures	1,475	1,362	1,547	1,415	960

Adjusted Free Cash Flow	$1,359	$1,379	$851	$1,402	$1,721

(a)	Includes costs related to facility closures and the transition to our decentralized operating model. Fiscal 2019 includes closure costs related to the discontinuation of our meal kit subscription delivery operations in the third quarter.

(b)	Related to conversion activities and related costs associated with integrating acquired businesses, primarily the Safeway acquisition.

(c)	Includes expenses related to acquisition and financing activities, including management fees of $13.8 million in each year through fiscal 2019. Fiscal 2018 includes acquisition costs related to the mutually terminated merger with Rite Aid Corporation. Fiscal 2016 and fiscal 2015 include adjustments to tax indemnification assets of $12.3 million and $30.8 million, respectively. Fiscal 2015 also includes losses of $44.2 million related to acquired contingencies in connection with the Safeway acquisition.

(d)	Fiscal 2016 includes a charge to pension expense, net related to the settlement of a pre-existing
contractual relationship and assumption of the pension plan related to the acquisition of Collington Services, LLC (“Collington”) from C&S Wholesale Grocers, Inc. during the first quarter of fiscal 2016.

(e)	Primarily includes
non-cash
lease-related adjustments and lease-related costs for surplus and closed stores. Also includes net realized and unrealized (gains) losses on non-operating
investments, certain legal and regulatory accruals and settlements, net, changes in the fair value of the contingent value rights, changes in our equity investment in Casa Ley, S.A. de C.V. (“Casa Ley”) (disposed of in the fourth quarter of fiscal 2017), foreign currency translation (losses) gains, adjustments to contingent consideration and costs related to our planned initial public offerings.

(f)	The tax impact was determined based on the taxable status of the subsidiary to which each of the above adjustments relate.

(2)	Represents rent expense on operating leases, including contingent rent expense.

(3)	We adopted ASU
2016-02,
Leases (Topic 842), and related amendments as of February 24, 2019 under the modified retrospective approach and, therefore, have not revised comparative periods. Under Topic 842, leases historically classified as capital leases are now referred to as finance leases.

(4)	Fiscal 2019 unaudited pro forma net income per common share reflects the effect of the dividend requirement associated with the Convertible Preferred Stock and the Repurchase as if the sale and issuance of the Convertible Preferred Stock and the Repurchase had taken place on February 24, 2019, the first day of fiscal 2019. Unaudited pro forma net income per common share is calculated using the two-class method. Under the two-class method, net income is allocated between common shares and participating securities based on dividend rights, including participating rights, in undistributed earnings as if all the earnings for the reporting period had been distributed. The shares of Convertible Preferred Stock are participating securities because the holders thereof are entitled to receive dividends or distributions on an as converted basis, including if the common stock dividends exceed $206.25 million per fiscal year. Fiscal 2019 historical net income was reduced by $143.0 million to reflect the $118.1 million dividend requirement and a $24.9 million allocation of undistributed earnings to the participating securities. Unaudited pro forma weighted average common shares used in computing unaudited pro forma net income per common share gives effect to the reduction of 49,040,413 common shares in the Repurchase.

RISK FACTORS
You should carefully consider the risks described below and the other information contained in this prospectus, including our consolidated financial statements and the related notes, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business and Industry
Various operating factors and general economic conditions affecting the food retail industry may affect our business and may adversely affect our business and operating results.
Our operations and financial performance are affected by economic conditions such as macroeconomic conditions, credit market conditions and the level of consumer confidence. For the majority of fiscal 2019 and prior years, the combination of an improving economy, lower unemployment, higher wages and lower gasoline prices had contributed to increased consumer confidence. However, at present, as a result of the recent coronavirus
(COVID-19)
pandemic, there is substantial uncertainty about the strength of the economy, which may currently be in a recession and has experienced rapid increases in unemployment rates, as well as uncertainty about the pace of recovery despite the fiscal stimulus that Congress has enacted. The full extent to which the coronavirus
(COVID-19)
pandemic impacts our business, results of operations and financial condition will depend on future developments, which are currently highly uncertain and cannot be predicted, including, but not limited to the duration, spread, severity and impact of the coronavirus
(COVID-19)
pandemic, the effects of the pandemic on our customers and suppliers, the duration of the federal and local state declarations of emergency and the associated remedial actions and stimulus measures adopted by federal and local governments, including measures to assure social distancing and to what extent normal economic and operating conditions can resume. We are also unable to predict the extent, implementation and effectiveness of any government-funded benefit programs and stimulus packages on employment levels and on demand for our products.
We may experience materially adverse impacts to our business as a result of any economic recession or depression that has occurred or may occur as a result of efforts to curb the spread of coronavirus
(COVID-19).
For example, during March 2020 through April 2020, the United States experienced a rapid and significant increase in unemployment claims and other indications of a significant economic slowdown believed to be related to the coronavirus
(COVID-19)
pandemic. Consumers’ perception or uncertainty related to the economy, as well as a decrease in their personal financial condition, could hurt overall consumer confidence and reduce demand for many of our product offerings. Consumers may reduce spending on non-essential
items, purchase value-oriented products or increasingly rely on food discounters in an effort to secure the food and drug products that they need, all of which could impact our sales and profit.
An increase in fuel prices could also have an effect on consumer spending and on our costs of producing and procuring products that we sell. As well, both inflation and deflation affect our business. Food deflation could reduce sales growth and earnings, while food inflation could reduce gross profit margins. Several food items and categories, including poultry and fresh fruit, experienced price deflation in fiscal 2019; however, prices for all other major food categories increased. We are unable to predict the direction of the economy or fuel prices or if deflationary trends will occur. If the economy weakens, fuel prices increase or deflationary trends occur, our business and operating results could be adversely affected.
Competition in our industry is intense, and our failure to compete successfully may adversely affect our profitability and operating results.
The food and drug retail industry is large and dynamic, characterized by intense competition among a collection of local, regional and national participants. We face strong competition from other brick and mortar food and/or drug retailers, supercenters, club stores, discount stores, online retailers, specialty and niche supermarkets, drug stores, general merchandisers, wholesale stores, convenience stores, natural food stores, farmers’ markets, local chains and stand-alone stores that cater to the individual cultural preferences of specific neighborhoods, restaurants and home delivery and meal solution companies. Shifts in the competitive landscape, consumer preference or market share may have an adverse effect on our profitability and results of operations.
As a result of consumers’ growing desire to shop online, we also face increasing competition from both our existing competitors that have incorporated the internet as a direct-to-consumer
channel and online providers that sell grocery products. In addition, we face increasing competition from online distributors of pharmaceutical products. Although we have accelerated the expansion of our eCommerce business, including to respond to increased customer demand as a result of the pandemic, and offer our customers the ability to shop online for both home delivery and Drive Up & Go curbside pickup, there is no assurance that these online initiatives will be successful. In addition, these initiatives may have an adverse impact on our profitability as a result of lower gross profits or greater operating costs to compete.
Our ability to attract customers is dependent, in large part, upon a combination of channel preference, location, store conditions, quality, price, service, convenience and selection. In each of these areas, traditional and non-traditional
competitors compete with us and may successfully attract our customers by matching or exceeding what we offer or by providing greater shopping convenience. In recent years, many of our competitors have aggressively added locations and adopted a multi-channel approach to marketing and advertising. Our responses to competitive pressures, such as additional promotions, increased advertising, additional capital investment and the development of our eCommerce offerings, could adversely affect our profitability and cash flow. We cannot guarantee that our competitive response will succeed in increasing or maintaining our share of retail food sales.
An increasingly competitive industry and, from time to time, deflation in the prices of certain foods have made it difficult for food retailers to achieve positive identical sales growth on a consistent basis. We and our competitors have attempted to maintain or grow our and their respective share of retail food sales through capital and price investment, increased promotional activity and new and remodeled stores, creating a more difficult environment to consistently increase year-over-year sales. Some of our primary competitors are larger than we are or have greater financial resources available to them and, therefore, may be able to devote greater resources to invest in price, promotional activity and new or remodeled stores in order to grow their share of retail food sales. Price investment by our competitors has also, from time to time, adversely affected our operating margins. In recent years, we have invested in price in order to remain competitive and generate sales growth; however, there can be no assurance this strategy will be successful.
Because we face intense competition, we need to anticipate and respond to changing consumer preferences and demands more effectively than our competitors. We devote significant resources to differentiating our banners in the local markets where we operate and invest in loyalty programs to drive traffic. Our local merchandising teams spend considerable time working with store directors to make sure we are satisfying consumer preferences. In addition, we strive to achieve and maintain favorable recognition of our
Own Brands
offerings by marketing these offerings to consumers and enhancing a perception of value for consumers. While we seek to continuously respond to changing consumer preferences, there are no assurances that our responses will be successful.
Our continued success is dependent upon our ability to control operating expenses, including managing health care and pension costs stipulated by our collective bargaining agreements, to effectively compete in the food retail industry. Several of our primary competitors are larger than we are, or are not subject to collective bargaining agreements, allowing them to more effectively leverage their fixed costs or more easily reduce operating expenses. Finally, we need to source, market and merchandise efficiently. Changes in our product mix also may negatively affect our profitability. Failure to accomplish our objectives could impair our ability to compete successfully and adversely affect our profitability.

Profit margins in the food retail industry are low. In order to increase or maintain our profit margins, we develop operating strategies to increase revenues, increase gross margins and reduce costs, such as new marketing programs, new advertising campaigns, productivity improvements, shrink-reduction initiatives, distribution center efficiencies, manufacturing efficiencies, energy efficiency programs and other similar strategies. Our failure to achieve forecasted revenue growth, gross margin improvement or cost reductions could have a material adverse effect on our profitability and operating results.
We may not timely identify or effectively respond to consumer trends, which could negatively affect our relationship with our customers, the demand for our products and services and our market share.
It is difficult to predict consistently and successfully the products and services our customers will demand over time. Our success depends, in part, on our ability to identify and respond to evolving trends in demographics and preferences. Failure to timely identify or effectively respond to changing consumer tastes, preferences (including those relating to sustainability of product sources) and spending patterns could lead us to offer our customers a mix of products or a level of pricing that they do not find attractive. This could negatively affect our relationship with our customers, leading them to reduce their visits to our stores and the amount they spend. Further, while we have significantly expanded our digital capabilities and grown our loyalty programs over the last several years, as technology advances, and as the way our customers interact with technology changes, we will need to continue to develop and offer eCommerce and loyalty solutions that are both cost effective and compelling. Our failure to anticipate or respond to customer expectations for products, services, eCommerce and loyalty programs would adversely affect the demand for our products and services and our market share and could have an adverse effect on our performance, margins and operating income.
Increased commodity prices may adversely impact our profitability.
We make
in-store
pricing decisions on a regional basis depending on the competitive landscape. We also set our pricing based on the cost of doing business on a regional basis, as a result of occupancy and labor costs that vary by region. At the same time, we frequently discuss ways to lower our costs with our consumer packaged goods partners based upon our scale and sales momentum. Many of our own and sourced products include ingredients such as wheat, corn, oils, milk, sugar, proteins, cocoa and other commodities. Commodity prices worldwide have been volatile. Any increase in commodity prices may cause an increase in our input costs or the prices our vendors seek from us. Although we typically are able to pass on modest commodity price increases or mitigate vendor efforts to increase our costs, we may be unable to continue to do so, either in whole or in part, if commodity prices increase materially. Suppliers, like us, are incurring additional costs to respond to the coronavirus (COVID-19) pandemic, and may seek to pass those costs through to us. If we are forced to increase prices, our customers may reduce their purchases at our stores or trade down to less profitable products. Both may adversely impact our profitability as a result of reduced revenue or reduced margins.
Fuel prices and availability may adversely affect our results of operations.
We currently operate 402 fuel centers that are adjacent to many of our store locations. As a result, we sell a significant amount of gasoline. Increased regulation or significant increases in wholesale fuel costs could result in lower gross profit on fuel sales, and demand could be affected by retail price increases as well as by concerns about the effect of emissions on the environment. We are unable to predict future regulations, environmental effects, political unrest, acts of terrorism, the actions of major oil producing countries to regulate oil production and other matters that may affect the cost and availability of fuel, and how our customers will react, which could adversely affect our results of operations.
Product supply disruptions, especially those to perishable products, may have an adverse effect on our profitability and operating results.
Reflecting consumer preferences, we have a significant focus on perishable products. Perishable sales accounted for over 41% of our revenue in fiscal 2019. We rely on various suppliers and vendors to provide and deliver our perishable and other product inventory on a continuous basis. We could suffer significant perishable and other product inventory losses and significant lost revenue in the event of the loss or a shutdown of a major supplier or vendor, disruption of our distribution network, extended power outages, natural disasters or other catastrophic occurrences. Due to the coronavirus
(COVID-19)
pandemic and the resulting dislocation of workplaces and the economy, the ability of vendors to supply required products may be impaired because of the illness or absenteeism in their workforces, government mandated shutdown orders or impaired financial conditions. Currently, the supply of meat products has been impacted by the shutdown of certain key production facilities due to workforce illness. We have good working relationships with major meat suppliers, smaller domestic suppliers and international suppliers, and we stay in regular contact to assess production capacity and product availability. Nonetheless, we have experienced allocations on a range of meat products, and we have had to expand our supplier portfolio or make adjustments to our merchandising plans to support in-stock conditions for our customers. Based on current discussions with industry leaders, we anticipate that the meat supply chain will remain challenging for the near future. The supply of each product will return to pre-coronavirus (COVID-19) levels at different times, and that there can be no assurance that our efforts to ensure in-stock positions for all of the products that our customers require will be successful.
Severe weather and natural disasters may adversely affect our business.
Severe weather conditions such as hurricanes, earthquakes, floods, extended winter storms, heat waves or tornadoes, as well as other natural disasters in areas in which we have stores or distribution centers or from which we source or obtain products have caused and may cause physical damage to our properties, closure of one or more of our stores, manufacturing facilities or distribution centers, lack of an adequate work force in a market, temporary disruption in the manufacture of products, temporary disruption in the supply of products, disruption in the transport of goods, delays in the delivery of goods to our distribution centers or stores, a reduction in customer traffic and a reduction in the availability of products in our stores. In addition, adverse climate conditions and adverse weather patterns, such as drought or flood, that impact growing conditions and the quantity and quality of crops yielded by food producers may adversely affect the availability or cost of certain products within the grocery supply chain. Any of these factors may disrupt our business and adversely affect our business.
Threats or potential threats to security of food and drug safety, the occurrence of a widespread health epidemic and/or pandemic or regulatory concerns in our supply chain may adversely affect our business.
Acts or threats, whether perceived or real, of war or terror or other criminal activity directed at the food and drug industry or the transportation industry, whether or not directly involving our stores, could increase our operating costs and operations, or impact general consumer behavior and consumer spending. Other events that give rise to actual or potential food contamination, drug contamination or food-borne illnesses, or a widespread regional, national or global health epidemic and/or pandemic, such as of influenza, or, specifically, the recent coronavirus
(COVID-19)
pandemic, could have an adverse effect on our operating results or disrupt production and delivery of the products we sell, our ability to appropriately and safely staff our stores and cause customers to avoid public gathering places or otherwise change their shopping behaviors.
We source our products from vendors and suppliers and related networks across the globe who may be subject to regulatory actions or face criticism due to actual or perceived social injustices, including human trafficking, child labor or environmental, health and safety violations. A disruption in our supply chain due to any regulatory action or social injustice could have an adverse impact on our supply chain and ultimately our business, including potential harm to our reputation.
The costs associated with implementing and maintaining the safety measures designed to protect our associates and customers in the coronavirus (COVID-19) pandemic have to date been more than offset by increased sales, but in the event our sales decline as stay-at-home guidance subsides and the economy begins to re-open, we may be required to continue to implement and maintain these protective measures despite lower sales, thereby reducing our profitability.
Specifically, our business has been impacted by the coronavirus
(COVID-19)
pandemic.
Coronavirus
(COVID-19)
poses a risk to our employees, our customers, our vendors and the communities in which we operate, which could negatively impact our business. As the pandemic has grown, consumer fear about becoming ill with the virus and recommendations and/or mandates from federal, state and local authorities to social distance or self-quarantine have increased. Many states, including California, Washington State and other states in which we operate and have a significant number of stores, have declared a state of emergency, closed schools and non-essential
businesses and enacted limitations on the number of people allowed to gather at one time in the same space. These rules, as well as the general fear that causes people to avoid gathering in public places, may adversely affect our customer traffic, our ability to adequately staff our stores and operations, and our ability to transport product on a timely basis.
We currently operate our stores as an “essential” business under relevant federal, state and local mandates. If the classification of what is an “essential” business changes or other government regulations are adopted, we may be required to severely curtail operations, which would significantly and adversely impact our sales and revenue. Even though our stores are considered essential businesses, state and local mandates may impose limitations on the operations of our stores, including customer traffic. While we have taken many protective measures in our stores, including, among others, spacing requirements, single direction aisles, senior and compromised customer-only hours, plexiglass shields at checkout and providing masks and gloves to our front line employees, there can be no assurance that these measures will be sufficient to protect our store employees and customers. We have, and may in the future be required to temporarily close a store, office or distribution center for cleaning and/or quarantine employees in the event that an employee develops
COVID-19
. We have proactively paused self-service operations, such as soup bars, wing bars, salad bars and olive bars. These factors could impact the ability of our stores to operate normal hours of operation or have sufficient inventory which may disrupt our business and negatively impact our financial results. If we do not respond appropriately to the pandemic, or if customers do not perceive our response to be adequate, we could suffer damage to our reputation and our brand, which could adversely affect our business in the future.
Further, coronavirus
(COVID-19)
may also impact our ability to access and ship product to and from impacted locations. Items such as consumer staples, paper goods, key cleaning supplies and protective equipment for our employees, and more recently, meat products have been, and may continue to be, in short supply. While we have put temporary limits on certain products to help our customers to get the items they need, supply for certain products may be negatively impacted as overall demand has increased.
Any planned construction and opening of new stores may be negatively impacted due to state or county requirements that workers leave their homes only for essential business and the suspension of governmental permitting processes in some areas during the pandemic in some locations.
We have transitioned a significant subset of our employee population to a remote work environment in an effort to mitigate the spread of coronavirus
(COVID-19),
which may exacerbate certain risks to our business.
The extent to which the coronavirus
(COVID-19)
may impact our business will depend on future developments, which are highly uncertain and cannot be predicted at this time. We may experience an impact to the timing and availability of key products from suppliers, broader quarantines or other restrictions that limit consumer visits to our stores, increased, employee impacts from illness, school closures and other community response measures, all of which could negatively impact our business. We continually monitor the situation and regularly adjust our policies and practices as more information and guidance becomes available.

We could be affected if consumers lose confidence in the food supply chain or the quality and safety of our products.
We could be adversely affected if consumers lose confidence in the safety and quality of certain food products. Adverse publicity about these types of concerns, such as the concerns during fiscal 2019 relating to the coronavirus
(COVID-19)
pandemic and fiscal 2018 relating to romaine lettuce, whether valid or not, may discourage consumers from buying our products or cause production and delivery disruptions. To the extent that a pathogen is food-borne, or perceived to be food-borne, future outbreaks may adversely affect the price and availability of certain food products and cause our customers to eat less of such product. The real or perceived sale of contaminated food products by us could result in product liability claims, a loss of consumer confidence and product recalls, which could have a material adverse effect on our business.
Consolidation in the healthcare industry could adversely affect our business and financial condition.
Many organizations in the healthcare industry have consolidated to create larger healthcare enterprises with greater market power, which has resulted in increased pricing pressures. If this consolidation trend continues, it could give the resulting enterprises even greater bargaining power, which may lead to further pressure on the prices for our pharmacy products and services. If these pressures result in reductions in our prices, we will become less profitable unless we are able to achieve corresponding reductions in costs or develop profitable new revenue streams. We expect that market demand, government regulation, third-party reimbursement policies, government contracting requirements and societal pressures will continue to cause the healthcare industry to evolve, potentially resulting in further business consolidations and alliances among the industry participants we engage with, which may adversely impact our business, financial condition and results of operations.
Certain risks are inherent in providing pharmacy services, and our insurance may not be adequate to cover any claims against us.
We currently operate 1,726 pharmacies and, as a result, we are exposed to risks inherent in the packaging, dispensing, distribution and disposal of pharmaceuticals and other healthcare products, such as risks of liability for products which cause harm to consumers, as well as increased regulatory risks and related costs. Although we maintain insurance, we cannot guarantee that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future, or at all. Our results of operations, financial condition or cash flows may be materially adversely affected if in the future our insurance coverage proves to be inadequate or unavailable, or there is an increase in the liability for which we self-insure, or we suffer harm to our reputation as a result of an error or omission.
We are subject to numerous federal and state regulations. Each of our in-store
pharmacies must be licensed by the state government. The licensing requirements vary from state to state. An additional registration certificate must be granted by the U.S. Drug Enforcement Administration, and, in some states, a separate controlled substance license must be obtained to dispense controlled substances. In addition, pharmacies selling controlled substances are required to maintain extensive records and often report information to state and federal agencies. If we fail to comply with existing or future laws and regulations, we could suffer substantial civil or criminal penalties, including the loss of our licenses to operate pharmacies and our ability to participate in federal and state healthcare programs. As a consequence of the severe penalties we could face, we must devote significant operational and managerial resources to complying with these laws and regulations.
Recently, pharmaceutical manufacturers, wholesale distributors and retailers have faced intense scrutiny and, in some cases, investigations and litigation relating to the distribution of prescription opioid pain medications. On May 22, 2018, we received a subpoena from the Office of the Attorney General for the State of Alaska (the “Alaska Attorney General”) stating that the Alaska Attorney General has reason to believe that we have engaged in unfair or deceptive trade practices under Alaska’s Unfair Trade Practices and Consumer Act and seeking documents regarding our policies, procedures, controls, training, dispensing practices and other matters in connection with the sale and marketing of opioid pain medications. We responded to the subpoena on July 30, 2018 and have not received any further communication from the Alaska Attorney General. We do not currently have a basis to believe we have violated Alaska’s Unfair Trade Practices and Consumer Act; however, at this time, we are unable to determine the probability of the outcome of this matter or estimate a range of reasonably possible loss, if any.
We are one of dozens of companies that have been named in various lawsuits alleging that defendants contributed to the national opioid epidemic. At present, we are named in over 70 suits pending in various state courts as well as in the United States District Court for the Northern District of Ohio, where over 2,000 cases have been consolidated as Multi-District Litigation (“MDL”) pursuant to 28 U.S.C. §1407. In two matters-MDL
No. 2804 filed by The Blackfeet Tribe of the Blackfeet Indian Reservation and
State of New Mexico v. Purdue Pharma L.P., et al.
- we filed motions to dismiss, which were denied, and we have now answered the complaints. The MDL cases are stayed pending bellwether trials, and the only active matter is the New Mexico action where a September 2021 trial date has been set. We are vigorously defending these matters and believe that these cases are without merit. At this early stage in the proceedings, we are unable to determine the probability of the outcome of these matters or the range of reasonably possible loss, if any.
Application of federal and state laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make significant changes to our operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our pharmacy business or assure that we will be able to obtain or maintain the regulatory approvals required to operate our business.
Integrating acquisitions may be time-consuming and create costs that could reduce our net income and cash flows.
Part of our strategy may include pursuing acquisitions that we believe will be accretive to our business. With respect to any possible future acquisitions, the process of integrating the acquired business may be complex and time consuming, may be disruptive to the business and may cause an interruption of, or a distraction of management’s attention from, the business as a result of a number of obstacles, including, but not limited to:
•	transaction litigation;

•	a failure of our due diligence process to identify significant risks or issues;

•	the loss of customers of the acquired company or our Company;

•	negative impact on the brands or banners of the acquired company or our Company;

•	a failure to maintain or improve the quality of customer service;

•	difficulties assimilating the operations and personnel of the acquired company;

•	our inability to retain key personnel of the acquired company;

•	the incurrence of unexpected expenses and working capital requirements;

•	our inability to achieve the financial and strategic goals, including synergies, for the combined businesses; and

•	difficulty in maintaining internal controls, procedures and policies.

Any of the foregoing obstacles, or a combination of them, could decrease gross profit margins or increase selling, general and administrative expenses in absolute terms and/or as a percentage of net sales, which could in turn negatively impact our net income and cash flows.
We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of these material obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations and financial condition.
A significant majority of our employees are unionized, and our relationship with unions, including labor disputes or work stoppages, could have an adverse impact on our operations and financial results.
As of February 29, 2020, approximately 185,000 of our employees were covered by collective bargaining agreements. Collective bargaining agreements covering approximately 45,000 of our employees have expired or are scheduled to expire in fiscal 2020. In future negotiations with labor unions, we expect that health care, pension costs and/or contributions and wage costs, among other issues, will be important topics for negotiation. If, upon the expiration of such collective bargaining agreements, we are unable to negotiate acceptable contracts with labor unions, it could result in strikes by the affected workers and thereby significantly disrupt our operations. As part of our collective bargaining agreements, we may need to fund additional pension contributions, which would negatively impact our Adjusted Free Cash Flow. Further, if we are unable to control health care and pension costs provided for in the collective bargaining agreements, we may experience increased operating costs and an adverse impact on our financial results.
Increased pension expenses, contributions and surcharges may have an adverse impact on our financial results.
We are sponsors of defined benefit retirement plans for certain employees at our Safeway, United Supermarkets, LLC (“United”) and Shaw’s stores and distribution centers. The funded status of these plans (the difference between the fair value of the plan assets and the projected benefit obligation) is a significant factor in determining annual pension expense and cash contributions to fund the plans.
Unfavorable investment performance, increased pension expense and cash contributions may have an adverse impact on our financial results. Under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Pension Benefit Guaranty Corporation (“PBGC”) has the authority to petition a court to terminate an underfunded pension plan in limited circumstances. In the event that our defined benefit pension plans are terminated for any reason, we could be liable for the entire amount of the underfunding, as calculated by the PBGC based on its own assumptions (which would result in a larger obligation than that based on the actuarial assumptions used to fund such plans). Under ERISA and the Code, the liability under these defined benefit plans is joint and several with all members of our control group, such that each member of our control group is potentially liable for the defined benefit plans of each other member of the control group.
In addition, we participate in various multiemployer pension plans for substantially all employees represented by unions pursuant to collective bargaining agreements that require us to contribute to these plans. Under the Pension Protection Act of 2006 (the “PPA”), contributions in addition to those made pursuant to a collective bargaining agreement may be required in limited circumstances.
Pension expenses for multiemployer pension plans are recognized by us as contributions are made. Generally, benefits are based on a fixed amount for each year of service. Our contributions to multiemployer plans were $469.3 million, $451.1 million and $431.2 million during fiscal 2019, fiscal 2018 and fiscal 2017, respectively.
Based on an assessment of the most recent information available, we believe that most of the multiemployer plans to which we contribute are underfunded. We are only one of a number of employers contributing to these plans. As of February 11, 2020, we attempted to estimate our share of the underfunding of multiemployer plans to which we contribute, based on the ratio of our contributions to the total of all contributions to these plans in a year. Our estimate of the Company’s share of the underfunding of multiemployer plans to which we contribute was $4.9 billion. Our share of underfunding described above is an estimate and could change based on the amount contributed to the plans, investment returns on the assets held in the plans, actions taken by trustees who manage the plans’ benefit payments, interest rates, the amount of withdrawal liability payments made to the plans, if the employers currently contributing to these plans cease participation, and requirements under the PPA, the Multiemployer Pension Reform Act of 2014 and applicable provisions of the Code.
We are the second largest contributing employer to the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund (“FELRA”) which is currently projected by FELRA to become insolvent in the first quarter of 2021, and to the
Mid-Atlantic
UFCW and Participating Pension Fund (“MAP”). We continue to fund all of our required contributions to FELRA and MAP. On March 5, 2020, we agreed with the two applicable local unions to new collective bargaining agreements pursuant to which we contribute to FELRA and MAP. In connection with these agreements, to address the pending insolvency of FELRA, we and the two local unions, along with the largest contributing employer, agreed to combine MAP into FELRA (“Combined Plan”). Upon the formation of the Combined Plan, the Combined Plan will be frozen and we will be required to annually pay $23.2 million to the Combined Plan for the next 25 years. After making all 25 years of payments, we will receive a release of all withdrawal liability and mass withdrawal liability from FELRA, MAP, the Combined Plan and the PBGC. This $23.2 million payment will replace our current annual contribution to both MAP and FELRA, which was a combined $26.2 million in fiscal 2019. In addition to the $23.2 million payment, we will begin to contribute to a new multiemployer pension plan. This new multiemployer plan will be limited to providing benefits to participants in MAP and FELRA in excess of the benefits the PBGC insures under law. Furthermore, upon formation of the Combined Plan, we will establish and contribute to a new variable defined benefit plan that will provide benefits to participants for future services. We are in discussions with the local unions, the the largest contributing employer, and negotiations with the PBGC with respect to these other plans and the Combined Plan. It is possible some provisions of our agreements with the local unions may change as a result of negotiations with the PBGC. We expect formation of the Combined Plan by no later than December 31, 2020. The local unions reserved their arguments in their respective collective bargaining agreements with Safeway, that Safeway is liable to pay for all FELRA and MAP benefits that are not paid by the PBGC because the PBGC becomes insolvent. Safeway reserved, in its collective bargaining agreements with the local unions, its arguments that it is not liable for FELRA and MAP benefits the PBGC does not pay because the PBGC becomes insolvent. We believe the possibility of the PBGC becoming insolvent is remote. We are currently evaluating the effect of these new agreements to our consolidated financial statements and preliminarily expect to record a material increase to our pension related liabilities with a corresponding non-cash
charge to pension expense upon approval by the PBGC.
The United States Congress established a joint committee in February 2018 with the objective of formulating recommendations to improve the solvency of multiemployer pension plans and the PBGC. Although the joint committee’s term expired without it making any formal recommendations, Congress is continuing to consider these issues, which may result in legislative changes. If the funding required for these plans declines, our future expense could be favorably affected. Favorable legislation could also decrease our financial obligations to the plans. On the other hand, our share of the underfunding and our future expense and liability could increase if the financial condition of the plans deteriorated or if adverse changes in the law occurred. We continue to evaluate our potential exposure to underfunded multiemployer pension plans.
In the event we were to exit certain markets or otherwise cease contributing to these plans, we could trigger a substantial withdrawal liability. Any accrual for withdrawal liability will be recorded when a withdrawal is probable and can be reasonably estimated, in accordance with GAAP. All trades or businesses in the employer’s control group are jointly and severally liable for the employer’s withdrawal liability.
We are subject to withdrawal liabilities related to Safeway’s previous closure in 2013 of its Dominick’s division. One of the plans, the UFCW & Employers Midwest Pension Fund (the “Midwest Plan”), had asserted we may be liable for mass withdrawal liability, if the plan has a mass withdrawal, in addition to the liability the Midwest Plan already has assessed. We had disputed that the Midwest Plan would have the right to assess us a mass withdrawal liability and we were also disputing in arbitration the amount of the withdrawal liability the

Midwest Plan had assessed. On March 12, 2020, we agreed to a settlement of these matters with the Midwest Plan’s Board of Trustees. As a result of the settlement, the Company agreed to pay $75.0 million, in a lump sum, which was paid in the first quarter of fiscal 2020, and forego any amounts already paid to the Midwest Plan. The Company had previously recorded an estimated withdrawal liability and as a result of the settlement, the Company recorded a gain of $43.3 million to reduce the previously recorded estimated withdrawal liability to the settlement amount. The total amount of the withdrawal liability recorded with respect to the Dominick’s division as of February 29, 2020 was $80.0 million, which includes the $75.0 million settlement amount.
Unfavorable changes in government regulation may have a material adverse effect on our business.
Our stores are subject to various federal, state, local and foreign laws, regulations and administrative practices. We must comply with numerous provisions regulating health and sanitation standards, food labeling, energy, environmental, equal employment opportunity, minimum wages, pension, health insurance and other welfare plans, licensing for the sale of food, drugs and alcoholic beverages and any new provisions relating to the coronavirus
(COVID-19)
pandemic. We cannot predict either the nature of future laws, regulations, interpretations or applications, or the effect either additional governmental laws, regulations or administrative procedures, when and if promulgated, or disparate federal, state, local and foreign regulatory schemes would have on our future business. In addition, regulatory changes could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation. Any or all of such requirements could have an adverse effect on our business.
The minimum wage continues to increase and is subject to factors outside of our control. Changes to wage regulations could have an impact on our future results of operations.
A considerable number of our employees are paid at rates related to the federal minimum wage. Additionally, many of our stores are located in states, including California, where the minimum wage is greater than the federal minimum wage and where a considerable number of employees receive compensation equal to the state’s minimum wage. For example, as of February 29, 2020, we employed approximately 67,000 associates in California, where the current minimum wage was increased to $13.00 per hour, effective January 1, 2020, and will gradually increase each year thereafter to $15.00 per hour by January 1, 2022. In Massachusetts, where we employed approximately 10,800 associates as of February 29, 2020, the minimum wage increased to $12.75 per hour, effective January 1, 2020, and will reach $15.00 per hour by 2023. In New Jersey, where we employed approximately 6,600 associates as of February 29, 2020, the minimum wage increased to $11.00 per hour, effective January 1, 2020, and will reach $15.00 per hour by 2024. In Maryland, where we employed approximately 7,100 associates as of February 29, 2020, the minimum wage increased to $11.00 per hour, effective January 1, 2020, and will reach $15.00 per hour by 2025. Moreover, municipalities may set minimum wages above the applicable state standards. For example, the minimum wage in Seattle, Washington, where we employed approximately 1,800 associates as of February 29, 2020, increased to $16.39 per hour effective January 1, 2020 for employers with more than 500 employees nationwide. In Chicago, Illinois, where we employed approximately 6,100 associates as of February 29, 2020, the minimum wage increased to $13.00 per hour effective July 1, 2019. Any further increases in the federal minimum wage or the enactment of additional state or local minimum wage increases could increase our labor costs, which may adversely affect our results of operations and financial condition.
The food retail industry is labor intensive. Our ability to meet our labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of qualified persons in the workforce in the local markets in which we are located, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment and labor laws. Such laws related to employee hours, wages, job classification and benefits could significantly increase operating costs. In the event of increasing wage rates, if we fail to increase our wages competitively, the quality of our workforce could decline, causing our customer service to suffer, while increasing wages for our employees could cause our profit margins to decrease. If we are unable to hire and retain employees capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, results of operations and financial condition.
Beginning March 15, 2020, in recognition of their significant efforts, we instituted a temporary increase in pay for all front-line associates of $2 per hour for every hour that they work. This increase in employee wages will impact our profitability during the period that it is in effect.
Failure to attract and retain qualified associates could materially adversely affect our financial performance.
Our ability to continue to conduct and expand our operations depends on our ability to attract and retain a large and growing number of qualified associates. Our ability to meet our labor needs, including our ability to find qualified personnel to fill positions that become vacant at our existing stores and distribution centers, while controlling our associate wage and related labor costs, is generally subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force of the markets in which we operate, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and adoption of new or revised employment and labor laws and regulations. If we are unable to locate, to attract or to retain qualified personnel, the quality of service we provide to our customers may decrease and our financial performance may be adversely affected.
To meet our requirements for increased labor in order to meet customer demand in store and across eCommerce channels, we have partnered with major companies to provide temporary jobs to their employees who have been furloughed or had their hours cut. We have increased hiring since the beginning of fiscal 2020, partnering with more than 35 companies to help keep Americans working, and now have approximately 310,000 associates. To the extent that our need for increased labor continues, we will need to hire and train additional employees to fill the roles performed by these temporary employees. This increase in associates and the wages that we must pay them will impact our profitability during the period that they are with us.
Failure to realize anticipated benefits from our productivity initiatives could adversely affect our financial performance and competitive position.
Although we have identified and are in the early stages of implementing a broad range of new, specific productivity initiatives that target $1 billion in annual run-rate
productivity benefits by the end of fiscal 2022 to help offset cost inflation, fund growth and drive earnings, there can be no assurance that all of our initiatives will be successful or that we will realize the estimated benefits in the currently anticipated amounts or time-frame, if at all. Certain of these initiatives involve significant changes in our operating processes and systems that could result in disruptions in our operations. The savings from these planned productivity initiatives represent management’s estimates and remain subject to risks and uncertainties. The actual benefits of our productivity initiatives, if achieved, may be lower than what we expect and may take longer than anticipated. While certain projects are well underway and contributing as expected, in other cases, we have temporarily paused some of our initiatives to ensure we are first taking care of our customers and our communities, while focusing on the safety of our associates during the coronavirus (COVID-19) pandemic.
Unfavorable changes in, failure to comply with or increased costs to comply with environmental laws and regulations could adversely affect us. The storage and sale of petroleum products could cause disruptions and expose us to potentially significant liabilities.
Our operations, including our 402 fuel centers, are subject to various laws and regulations relating to the protection of the environment, including those governing the storage, management, disposal and cleanup of hazardous materials. Some environmental laws, such as the Comprehensive Environmental Response,

Compensation and Liability Act and similar state statutes, impose strict, and under certain circumstances joint and several, liability for costs to remediate a contaminated site, and also impose liability for damages to natural resources.
Federal regulations under the Clean Air Act require phase out of the production of ozone depleting refrigerants that include hydrochlorofluorocarbons, the most common of which is
R-22.
As of January 1, 2020, industry production of new
R-22
refrigerant gas has been completely phased out; however, recovered and recycled/reclaimed
R-22
will be available for servicing systems after 2020. We are reducing our
R-22
footprint while continuing to repair leaks, thus extending the useful lifespan of existing equipment. In fiscal 2019, we incurred approximately $16 million for system retrofits, and we have budgeted approximately $11 million per year for subsequent years. Leak repairs are part of the ongoing refrigeration maintenance budget. We may be required to spend additional capital above and beyond what is currently budgeted for system retrofits and leak repairs which could have a significant impact on our business, results of operations and financial condition.
Third-party claims in connection with releases of or exposure to hazardous materials relating to our current or former properties or third-party waste disposal sites can also arise. In addition, the presence of contamination at any of our properties could impair our ability to sell or lease the contaminated properties or to borrow money using any of these properties as collateral. The costs and liabilities associated with any such contamination could be substantial and could have a material adverse effect on our business. Under current environmental laws, we may be held responsible for the remediation of environmental conditions regardless of whether we lease, sublease or own the stores or other facilities and regardless of whether such environmental conditions were created by us or a prior owner or tenant. In addition, the increased focus on climate change, waste management and other environmental issues may result in new environmental laws or regulations that negatively affect us directly or indirectly through increased costs on our suppliers. There can be no assurance that environmental contamination relating to prior, existing or future sites or other environmental changes will not adversely affect us through, for example, business interruption, cost of remediation or adverse publicity.
We are subject to, and may in the future be subject to, legal or other proceedings that could have a material adverse effect on us.
From time to time, we are a party to legal proceedings, including matters involving personnel and employment issues, personal injury, antitrust claims, intellectual property claims and other proceedings arising in or outside of the ordinary course of business. In addition, there are an increasing number of cases being filed against companies generally, including class-action allegations under federal and state wage and hour laws. We may also be exposed to legal proceedings arising out of the coronavirus
(COVID-19)
pandemic, including the potential for wrongful death actions brought on behalf of employees that contracted coronavirus
(COVID-19)
. We estimate our exposure to these legal proceedings and establish reserves for the estimated liabilities. Assessing and predicting the outcome of these matters involves substantial uncertainties. Although not currently anticipated by management, unexpected outcomes in these legal proceedings or changes in management’s forecast assumptions or predictions could have a material adverse impact on our results of operations.
We may be adversely affected by risks related to our dependence on IT systems. Any future changes to or intrusion into these IT systems, even if we are compliant with industry security standards, could materially adversely affect our reputation, financial condition and operating results.
We have complex IT systems that are important to the success of our business operations and marketing initiatives. If we were to experience failures, breakdowns, substandard performance or other adverse events affecting these systems, or difficulties accessing the proprietary business data stored in these systems, or in maintaining, expanding or upgrading existing systems or implementing new systems, we could incur significant losses due to disruptions in our systems and business. These risks may be further exacerbated by the deployment and continued refinement of cloud-based enterprise solutions. In a cloud computing environment, we could be subject to outages by third-party service providers and security breaches to their systems. Unauthorized parties have obtained in the past, and may in the future obtain, access to cloud-based platforms used by companies.

Improper activities by third parties, exploitation of encryption technology, new data-hacking tools and discoveries and other events or developments may result in future intrusions into or compromise of our networks, payment card terminals or other payment systems.
The techniques used by criminals to obtain unauthorized access to sensitive data change frequently and often cannot be recognized until launched against a target; accordingly, we may not be able to anticipate these frequently changing techniques or implement adequate preventive measures for all of them. Any unauthorized access into our customers’ sensitive information, or data belonging to us or our suppliers, even if we are compliant with industry security standards, could put us at a competitive disadvantage, result in deterioration of our customers’ confidence in us and subject us to potential litigation, liability, fines and penalties and consent decrees, resulting in a possible material adverse impact on our financial condition and results of operations.
As a merchant that accepts debit and credit cards for payment, we are subject to the Payment Card Industry (“PCI”) Data Security Standard (“PCI DSS”), issued by the PCI Council. PCI DSS contains compliance guidelines and standards with regard to our security surrounding the physical administrative and technical storage, processing and transmission of individual cardholder data. By accepting debit cards for payment, we are also subject to compliance with American National Standards Institute (“ANSI”) data encryption standards and payment network security operating guidelines. Failure to be PCI compliant or to meet other payment card standards may result in the imposition of financial penalties or the allocation by the card brands of the costs of fraudulent charges to us. As well, the Fair and Accurate Credit Transactions Act (“FACTA”) requires systems that print payment card receipts to employ personal account number truncation so that the consumer’s full account number is not viewable on the slip. Despite our efforts to comply with these or other payment card standards and other information security measures, we cannot be certain that all of our IT systems will be able to prevent, contain or detect all cyber-attacks or intrusions from known malware or malware that may be developed in the future. To the extent that any disruption results in the loss, damage or misappropriation of information, we may be adversely affected by claims from customers, financial institutions, regulatory authorities, payment card associations and others. In addition, privacy and information security laws and standards continue to evolve and could expose us to further regulatory burdens. The cost of complying with stricter laws and standards, including PCI DSS, ANSI and FACTA data encryption standards and the California Consumer Privacy Act which took effect in January 2020, could be significant.
The loss of confidence from a data security breach involving our customers or employees could hurt our reputation and cause customer retention and employee recruiting challenges.
We receive and store personal information in connection with our marketing and human resources organizations. The protection of our customer and employee data is critically important to us. Despite our considerable efforts to secure our computer networks, security could be compromised, confidential information could be misappropriated or system disruptions could occur, as has occurred with a number of other retailers. If we experience a data security breach, we could be exposed to government enforcement actions, possible assessments from the card brands if credit card data was involved and potential litigation. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to stop shopping at our stores altogether.
Unauthorized computer intrusions could adversely affect our brands and could discourage customers from shopping with us.
In 2014, we were the subject of an unauthorized intrusion affecting 800 of our stores in an attempt to obtain credit card data. While the claims arising out of this intrusion have been substantially resolved, there can be no assurance that we will not suffer a similar criminal attack in the future or that unauthorized parties will not gain access to personal information of our customers. While we have implemented additional security software and hardware designed to provide additional protections against unauthorized intrusions, there can be no assurance that unauthorized individuals will not discover a means to circumvent our security. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex attacks. Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise sensitive personal, proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Computer intrusions could adversely affect our brands, have caused us to incur legal and other fees, may cause us to incur additional expenses for additional security measures and could discourage customers from shopping in our stores.
We use a combination of insurance and self-insurance to address potential liabilities for workers’ compensation, automobile and general liability, property risk (including earthquake and flood coverage), director and officers’ liability, employment practices liability, pharmacy liability and employee health care benefits.
We use a combination of insurance and self-insurance to address potential liabilities for workers’ compensation, automobile and general liability, property risk (including earthquake and flood coverage), director and officers’ liability, employment practices liability, pharmacy liability and employee health care benefits and cyber and terrorism risks. We estimate the liabilities associated with the risks retained by us, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions which, by their nature, are subject to a high degree of variability. Among the causes of this variability are unpredictable external factors affecting future inflation rates, discount rates, litigation trends, legal interpretations, benefit level changes and claim settlement patterns.
The majority of our workers’ compensation liability is from claims occurring in California, where workers’ compensation has received intense scrutiny from the state’s politicians, insurers, employers and providers, as well as the public in general.
Our long-lived assets, primarily goodwill and store-level assets, are subject to periodic testing for impairment, and we may incur significant impairment charges as a result.
Our long-lived assets, primarily goodwill and store-level assets, are subject to periodic testing for impairment. We have incurred significant impairment charges to earnings in the past. Long-lived asset impairment charges were $77.4 million, $36.3 million and $100.9 million in fiscal 2019, fiscal 2018 and fiscal 2017, respectively. Failure to achieve sufficient levels of cash flow at reporting units and at store-level could result in impairment charges on long-lived assets. We also review goodwill for impairment annually on the first day of the fiscal fourth quarter or if events or changes in circumstances indicate the occurrence of a triggering event. During fiscal 2017, we recorded a goodwill impairment loss of $142.3 million. The annual evaluation of goodwill performed for our reporting units during the fourth quarters of fiscal 2019 and fiscal 2018 did not result in impairment.
Our operations are dependent upon the availability of a significant amount of energy and fuel to manufacture, store, transport and sell products.
Our operations are dependent upon the availability of a significant amount of energy and fuel to manufacture, store, transport and sell products. Energy and fuel costs are influenced by international, political and economic circumstances and have experienced volatility over time. To reduce the impact of volatile energy costs, we have entered into contracts to purchase electricity and natural gas at fixed prices to satisfy a portion of our energy needs. We also manage our exposure to changes in energy prices utilized in the shipping process through the use of short-term diesel fuel derivative contracts. Volatility in fuel and energy costs that exceeds offsetting contractual arrangements could adversely affect our results of operations.
We may have liability under certain operating leases that were assigned to third parties.
We may have liability under certain operating leases that were assigned to third parties. If any of these third parties fail to perform their obligations under the leases, including as a result of the economic dislocation caused by the response to the coronavirus
(COVID-19),
we could be responsible for the lease obligation. Due to the wide dispersion among third parties and the variety of remedies available, we believe that if an assignee became insolvent it would not have a material effect on our financial condition, results of operations or cash flows.
We may be unable to attract and retain key personnel, which could adversely impact our ability to successfully execute our business strategy.
The continued successful implementation of our business strategy depends in large part upon the ability and experience of members of our senior management. In addition, our performance is dependent on our ability to identify, hire, train, motivate and retain qualified management, technical, sales and marketing and retail personnel. If we lose the services of members of our senior management or are unable to continue to attract and retain the necessary personnel, we may not be able to successfully execute our business strategy, which could have an adverse effect on our business.
Risks Related to our Indebtedness
Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.
We have a significant amount of indebtedness. As of February 29, 2020, we had approximately $8.2 billion of debt outstanding (other than finance lease obligations), and, subject to our borrowing base, we would have been able to borrow an additional $3.4 billion under our ABL Facility. As of February 29, 2020, we and our subsidiaries had approximately $667 million of finance lease obligations.
Our substantial indebtedness could have important consequences. For example, it could:
•	increase our vulnerability to general adverse economic and industry conditions;
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes, including acquisitions;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	place us at a competitive disadvantage compared to our competitors that have less debt; and
•	limit our ability to borrow additional funds.
In addition, there can be no assurance that we will be able to refinance any of our debt or that we will be able to refinance our debt on commercially reasonable terms. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:
•	sales of assets;
•	sales of equity; or
•	negotiations with our lenders to restructure the applicable debt.
Our debt instruments may restrict, or market or business conditions may limit, our ability to obtain additional indebtedness, refinance our indebtedness or use some of our options.
Despite our significant indebtedness levels, we may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the credit agreement that governs the ABL Facility and the indentures that govern the NALP Notes (as defined herein), the Safeway Notes (as defined herein) and the ACI Notes, permit us to incur significant additional indebtedness, subject to certain limitations. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face would intensify. See “Description of Indebtedness.”
To service our indebtedness, we require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.
Our ability to make cash payments on and to refinance the indebtedness and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future, as described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. This ability is, to a significant extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
Our business may not generate sufficient cash flow from operations to enable us to pay our indebtedness or to fund our other liquidity needs. In any such circumstance, we may need to refinance all or a portion of our indebtedness, on or before maturity. We may not be able to refinance any indebtedness on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions and investments. Any such action, if necessary, may not be effected on commercially reasonable terms or at all. The instruments governing our indebtedness may restrict our ability to sell assets and our use of the proceeds from such sales.
If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our credit agreement, or any replacement revolving credit facility in respect thereof, could elect to terminate their revolving commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.
In addition, in July 2017, the U.K. Financial Conduct Authority, which regulates the London Interbank Offered Rate (“LIBOR”), announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. It is unclear if LIBOR will cease to exist or if new methods of calculating LIBOR will evolve and what, if any, effect these changes, other reforms or the establishment of alternative reference rates may have on instruments that calculate interest rates based on LIBOR including our ABL Facility. Additionally, changes in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. While we do not expect that the transition from LIBOR and risks related thereto will have a material adverse effect on our financing costs, it is still uncertain at this time. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”
Our debt instruments limit our flexibility in operating our business.
Our debt instruments contain various covenants that limit our and our restricted subsidiaries’ ability to engage in specified types of transactions. A breach of any of these covenants could result in a default under our debt instruments. Any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions. In addition, certain of the covenants governing the ABL Facility and the ACI Notes restrict, among other things, our and our restricted subsidiaries’ ability to:
•	incur additional indebtedness or provide guarantees in respect of obligations of other persons;
•	pay dividends on, repurchase or make distributions to our owners or make other restricted payments or make certain investments;

•	prepay, redeem or repurchase debt;
•	make loans, investments and capital expenditures;
•	sell or otherwise dispose of certain assets;
•	incur liens;
•	engage in sale leaseback transactions;
•	restrict dividends, loans or asset transfers from our subsidiaries;
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
•	enter into a new or different line of business; and
•	enter into certain transactions with our affiliates.
In addition, the restrictive covenants in our ABL Facility require us, in certain circumstances, to maintain a specific fixed charge coverage ratio. Our ability to meet that financial ratio can be affected by events beyond our control, and there can be no assurance that we will meet it. A breach of this covenant could result in a default under such facilities. Moreover, the occurrence of a default under our ABL Facility could result in an event of default under our other indebtedness. Upon the occurrence of an event of default under our ABL Facility, the lenders could elect to declare all amounts outstanding under the ABL Facility to be immediately due and payable and terminate all commitments to extend further credit. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.
We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing the 2020 Safeway Notes (as defined herein), the 2021 Safeway Notes (as defined herein) and the ACI Notes (the 2020 Safeway Notes, the 2021 Safeway Notes and the ACI Notes, collectively the “CoC Notes”).
Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase outstanding CoC Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the CoC Notes or that restrictions in our debt instruments will not allow such repurchases. Our failure to purchase the tendered notes would constitute an event of default under the indentures governing the CoC Notes which, in turn, would constitute a default under our ABL Facility. In addition, the occurrence of a change of control would also constitute a default under our ABL Facility. A default under our ABL Facility would result in a default under our indentures if the lenders accelerate the debt under our ABL Facility.
Moreover, our debt instruments restrict, and any future indebtedness we incur may restrict, our ability to repurchase the notes, including following a change of control event. As a result, following a change of control event, we may not be able to repurchase the CoC Notes unless we first repay all indebtedness outstanding that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the CoC Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase the outstanding CoC Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.
Currently, substantially all of our assets (other than real property) are pledged as collateral under our ABL Facility.
As of February 29, 2020, there were no outstanding borrowings under our ABL Facility (excluding $454.5 million of outstanding letters of credit). On March 12, 2020, we provided notice to the lenders of the ABL

Borrowing, so that a total of $2.0 billion (excluding $454.5 million in letters of credit) was outstanding immediately following the borrowing. We increased our borrowings under the ABL Facility as a precautionary measure in order to increase our cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the coronavirus
(COVID-19)
pandemic. In accordance with the terms of the ABL Facility, the proceeds from the ABL Borrowing may in the future be used for working capital, general corporate or other purposes permitted by the ABL Facility, but there is no guarantee how or when we will use the proceeds.
Increases in interest rates and/or a downgrade of our credit ratings could negatively affect our financing costs and our ability to access capital.
We have exposure to future interest rates based on the variable rate debt under our credit facilities and to the extent we raise additional debt in the capital markets to meet maturing debt obligations, to fund our capital expenditures and working capital needs and to finance future acquisitions. Daily working capital requirements are typically financed with operational cash flow and through the use of our ABL Facility. The interest rate on these borrowing arrangements is generally determined from the inter-bank offering rate at the borrowing date plus a pre-set
margin. Although we employ risk management techniques to hedge against interest rate volatility, significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results.
We rely on access to bank and capital markets as sources of liquidity for cash requirements not satisfied by cash flows from operations. A downgrade in our credit ratings from the internationally recognized credit rating agencies could negatively affect our ability to access the bank and capital markets, especially in a time of uncertainty in either of those markets. A rating downgrade could also impact our ability to grow our business by substantially increasing the cost of, or limiting access to, capital.
Risks Related to This Offering and Owning Our Common Stock
There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity. If the stock price fluctuates after this offering, you could lose a significant part of your investment.
Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the NYSE or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling shares of our common stock that you buy. The initial public offering price for the shares will be determined by negotiations between us, the selling stockholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may be influenced by many factors, some of which are beyond our control, including:
•	the failure of securities analysts to cover our common stock after this offering, or changes in financial estimates by analysts;
•	changes in, or investors’ perception of, the food and drug retail industry;
•	the activities of competitors;
•	future issuances and sales of our common stock, including in connection with acquisitions;
•	our quarterly or annual earnings or those of other companies in our industry;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	regulatory or legal developments in the United States;

•	litigation involving us, our industry, or both;
•	general economic conditions; and
•	other factors described elsewhere in these “Risk Factors.”
As a result of these factors, you may not be able to resell your shares of our common stock at or above the initial offering price. In addition, the stock market often experiences extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a particular company. These broad market fluctuations and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.
If a substantial number of shares becomes available for sale and are sold in a short period of time, the market price of our common stock could decline.
If our
Pre-IPO
Stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease. The perception in the public market that our
Pre-IPO
Stockholders might sell shares of common stock could also create a perceived overhang and depress our market price. Upon completion of this offering, we will have                  shares of common stock outstanding of which                  shares will be held by our
Pre-IPO
Stockholders (assuming that the underwriters do not exercise their option to purchase additional shares from the selling stockholders). Prior to this offering, we, our executive officers and directors and each other
Pre-IPO
Stockholder (other than certain Pre-IPO Stockholders that each own less than an aggregate of                  shares of common stock) will have agreed with the underwriters to a
“lock-up”
period, meaning that such parties may not, subject to certain exceptions, sell any of their existing shares of our common stock without the prior written consent of representatives of the underwriters for at least                  days after the date of this prospectus. Thereafter, such
Pre-IPO
Stockholders will be permitted to sell shares of common stock subject to certain restrictions, including the restrictions described in “Certain Relationships and Related Party
Transactions—Lock-Up
Agreements.” Pursuant to these agreements, among other exceptions, we may enter into an agreement providing for the issuance of our common stock in connection with the acquisition, merger or joint venture with another publicly traded entity during the
180-day
restricted period after the date of this prospectus. In addition, all of our
Pre-IPO
Stockholders and independent directors will be subject to the holding period requirement of Rule 144 (“Rule 144”) under the Securities Act, as described in “Shares Eligible for Future Sale.” When the lock-up
agreements expire, these shares will become eligible for sale, in some cases subject to the requirements of Rule 144. The market price for shares of our common stock may drop when the restrictions on resale by our
Pre-IPO
Stockholders and independent directors lapse.
The Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares. The Preferred Investors will not be able to transfer the shares of common stock issuable pursuant to the Convertible Preferred Stock (the “Conversion Shares”), other than to affiliated entities or in connection with a Fundamental Change, prior to the 18 month anniversary of the Preferred Closing Date. Prior to the seven month anniversary of the Preferred Closing Date, the Preferred Investors have the right to transfer shares of Convertible Preferred Stock only to their affiliated entities, another Preferred Investor or its affiliated entities (with any transferee thereof bound by same transferability/lock-up provisions hereof). Following the seven month anniversary of the Preferred Closing Date until the 18 month anniversary of the Preferred Closing Date, the Preferred Investors, and their respective affiliated entities, are required to collectively continue to hold greater than 50% of the shares of Convertible Preferred Stock (or Conversion Shares). See “Private Placement of Convertible Preferred Stock—Investment Agreement—Transfer Restrictions.”
In addition, our Sponsors and the Preferred Investors will have substantial demand and incidental registration rights, as described in “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” Among them, we must use our reasonable best efforts to file and maintain effective a shelf registration statement for all registrable securities held by the Preferred Investors by no later than the later of (i) seven and one-half months after the consummation of this offering and (ii) 18 months after the Preferred

Closing Date. We also intend to file one or more registration statements on Form
S-8
under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plans. Any such Form
S-8
registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.
We are controlled by our Sponsors and they may have conflicts of interest with other stockholders in the future.
After the Repurchase and the completion of this offering, and assuming an offering of                  shares by the selling stockholders, our Sponsors will control in the aggregate approximately     % of our common stock (or     % if the underwriters exercise in full their option to purchase additional shares). As a result, our Sponsors will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Four of our 12 directors are either employees of, or advisors to, members of our Sponsors, as described under “Management.” Our Sponsors will also have sufficient voting power to amend our organizational documents. The interests of our Sponsors may not coincide with the interests of other holders of our common stock. Additionally, our Sponsors are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsors may also pursue, for their own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsors continue to own a significant amount of the outstanding shares of our common stock, our Sponsors will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.
We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Upon completion of this offering, our Sponsors, as a group, will control a majority of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the NYSE rules. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•	the requirement that a majority of the board of directors consist of independent directors;
•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.
Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating and corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Provisions in our charter documents, certain agreements governing our indebtedness, the Stockholders’ Agreement and Delaware law could make an acquisition of the Company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.
Provisions in our amended and restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”) may discourage, delay or prevent a merger, acquisition or other change in control that some stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, possibly depressing the market price of our common stock.
In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace members of our management team. Examples of such provisions are as follows:
•	from and after such date that our Sponsors and their respective Affiliates (as defined in Rule
12b-2
of the Exchange Act), or any person who is an express assignee or designee of their respective rights under our certificate of incorporation (and such assignee’s or designee’s Affiliates) ceases to own, in the aggregate, at least 50% of the then-outstanding shares of our common stock (the “50% Trigger Date”), the authorized number of our directors may be increased or decreased only by the affirmative vote of two-thirds
of the then-outstanding shares of our common stock or by resolution of our board of directors;
•	prior to the 50% Trigger Date, only our board of directors and the Sponsors are expressly authorized to make, alter or repeal our bylaws and, from and after the 50% Trigger Date, our stockholders may only amend our bylaws with the approval of at least two-thirds
of all of the outstanding shares of our capital stock entitled to vote;
•	from and after the 50% Trigger Date, the manner in which stockholders can remove directors from the board will be limited;
•	from and after the 50% Trigger Date, stockholder actions must be effected at a duly called stockholder meeting and actions by our stockholders by written consent will be prohibited;
•	from and after such date that our Sponsors and their respective Affiliates (or any person who is an express assignee or designee of our Sponsors’ respective rights under our certificate of incorporation (and such assignee’s or designee’s Affiliates)) ceases to own, in the aggregate, at least 35% of the then-outstanding shares of our common stock (the “35% Trigger Date”), advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors will be established;
•	limits on who may call stockholder meetings;
•	requirements on any stockholder (or group of stockholders acting in concert), other than, prior to the 35% Trigger Date, the Sponsors, who seeks to transact business at a meeting or nominate directors for election to submit a list of derivative interests in any of our company’s securities, including any short interests and synthetic equity interests held by such proposing stockholder;
•	requirements on any stockholder (or group of stockholders acting in concert) who seeks to nominate directors for election to submit a list of “related party transactions” with the proposed nominee(s) (as if such nominating person were a registrant pursuant to Item 404 of Regulation
 S-K,
and the proposed nominee was an executive officer or director of the “registrant”); and
•	our board of directors is authorized to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquiror, effectively preventing acquisitions that have not been approved by our board of directors.

Our certificate of incorporation authorizes our board of directors to issue up to 100,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined by our board of directors at the time of issuance or fixed by resolution without further action by the stockholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third-party. The ability of our board of directors to issue preferred stock could delay, discourage, prevent, or make it more difficult or costly to acquire or effect a change in control, thereby preserving the current stockholders’ control.
Certain rights of the holders of the Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of the Company.
Certain rights of the holders of the Convertible Preferred Stock could make it more difficult or more expensive for a third-party to acquire us. For example, if a Fundamental Change were to occur, holders of the Convertible Preferred Stock, if issued, may have the right to convert their Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a make-whole amount equal to the present value of all remaining dividend payments on their Convertible Preferred Stock as described in the Certificate of Designations governing the Convertible Preferred Stock. The Preferred Investors also hold the Investor Exchange Right which may be exercised if any of the following were to occur: (i) the seventh anniversary of the Preferred Closing Date, so long as any shares of Convertible Preferred Stock are outstanding, (ii) the fourth anniversary of an initial public offering, if a Fundamental Change occurs and the related Fundamental Change Stock Price is less than the conversion price, (iii) a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of our credit rating by both Rating Agencies, as a result of which our credit rating is B- (or Moody’s equivalent) or lower, (iv) the failure by us to pay a dividend on the Convertible Preferred Stock, which failure continues for 30 days after such dividend’s due date, or (v) a Bankruptcy Filing. These features of the Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third-party from acquiring us or removing incumbent management.
Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds more favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we do not intend that the exclusive forum provision would apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock could decline.
The trading market for our common stock likely will be influenced by the research and reports that equity and debt research analysts publish about the industry, us and our business. The market price of our common stock could decline if one or more securities analysts downgrade our shares or if those analysts issue a sell recommendation or other unfavorable commentary or cease publishing reports about us or our business. If one or more of the analysts who elect to cover us downgrade our shares, the market price of our common stock would likely decline.
Our ability to pay dividends to our stockholders is restricted by applicable laws and regulations and requirements under certain of our securities and debt agreements, including the ABL Facility, the ACI Notes and the Convertible Preferred Stock.
Holders of our common stock are only entitled to receive such cash dividends as our board, in its sole discretion, may declare out of funds legally available for such payments. Effective fiscal 2020, we have established a dividend policy pursuant to which we intend to pay a dividend on our common stock in an amount of $                 per share (or $                 per annum in the aggregate), starting with the first full quarter following completion of this offering. Our board of directors may change or eliminate the payment of future dividends to our common stockholders at its discretion, without notice to our stockholders. Any future determination relating to our dividend policy will be dependent on a variety of factors, including our financial condition, earnings, legal requirements, our general liquidity needs, and other factors that our board deems relevant. Our ability to declare and pay dividends to our stockholders is subject to certain laws, regulations, and policies, including minimum capital requirements and, as a Delaware corporation, we are subject to certain restrictions on dividends under the DGCL. Under the DGCL, our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, so long as any shares of our Convertible Preferred Stock remain outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Convertible Preferred Stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. Finally, our ability to pay dividends to our stockholders may be limited by covenants in any financing arrangements that we are currently a party, including the ABL Facility and ACI Notes, to or may enter into in the future. As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate at any time, the payment of dividends on our common stock. See “Description of Indebtedness.” Any change in the level of our dividends or the suspension of the payment thereof could have a material adverse effect on the market price of our common stock. See “Dividend Policy.”
You may be diluted by the future issuance of additional common stock in connection with our equity incentive plans, acquisitions or otherwise.
After this offering, we will have                  shares of common stock authorized but unissued under our certificate of incorporation. We will be authorized to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for consideration and on terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise.

We have reserved a maximum of 21,025,000 shares of our common stock that will be available as of the consummation of this offering for issuance under existing awards of Restricted Stock Units (as defined herein) (following the conversion of our outstanding Phantom Units (as defined herein) granted under our Phantom Unit Plan (as defined herein)) and for future awards that may be issued under the Incentive Plan (as defined herein). See “Executive Compensation—Incentive Plans” and “Shares Eligible for Future
Sale—S-8
Registration Statement.” Any common stock that we issue, including under the Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase common stock in this offering.
In the future, we may also issue our securities, including shares of our common stock, in connection with investments or acquisitions. We regularly evaluate potential acquisition opportunities, including ones that would be significant to us. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.
The Convertible Preferred Stock may adversely affect the market price of our common stock.
The market price of our common stock is likely to be influenced by the Convertible Preferred Stock. For example, the market price of our common stock could become more volatile and could be depressed by investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Convertible Preferred Stock and hedging or arbitrage trading activity that may develop involving the Convertible Preferred Stock and our common stock.
Our common stock will rank junior to the Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up
of our affairs.
Our common stock will rank junior to the Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up
of our affairs. This means that, unless accumulated and unpaid dividends have been declared and paid, or set aside for payment, on all outstanding shares of the Convertible Preferred Stock, for all preceding dividend periods, no dividends may be declared or paid on our common stock and we will not be permitted to purchase, redeem or otherwise acquire any of our common stock, subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up
of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the Convertible Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.
Holders of the Convertible Preferred Stock, subject to certain conditions, will have the right to elect two directors.
From and after such time as (i) it is lawful under Section 8 of the Clayton Antitrust Act of 1914 for the Preferred Investors affiliated with Apollo (the “Apollo Preferred Investors”) or the Preferred Investors affiliated with HPS Investment Partners, LLC (the “HPS Preferred Investors”), as applicable, to designate a director to our board of directors and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the acquisition of our voting securities expires or is terminated with respect to the Apollo Preferred Investors or the HPS Preferred Investors, and, so long as the Apollo Preferred Investors and their affiliates or the HPS Preferred Investors and their affiliates hold at least 25% of the Convertible Preferred Stock issued on the Preferred Closing Date (or 25% of the Conversion Shares), the Apollo Preferred Investors or the HPS Preferred Investors, as applicable, will each have the right to designate one director to our board of directors. This right to elect directors will dilute the representation of the holders of our common stock on our board of directors and may adversely affect the market price of our common stock. See “Private Placement of Convertible Preferred Stock—Investment Agreement—Director Designation Rights.”

Our subsidiary RE LLC, which owns a significant portion of our real estate, is subject to certain restrictions under the Real Estate Agreement, which could affect our ability to execute our operational and strategic objectives.
Prior to the Preferred Closing, we underwent a real estate reorganization. As a result of such reorganization, certain SPEs that are subsidiaries of RE LLC own Real Estate Assets, consisting of approximately 240 fee owned store properties which were to have an appraised value of approximately $2.9 billion. RE LLC also deposited into escrow at the Preferred Closing such amount of cash as was necessary to make up any shortfall, which cash amount was approximately $36.5 million (the “Cash Escrow Amount”). Immediately prior to the Preferred Closing, the RE LLC Entities (as defined herein) entered into amended and restated operating agreements. Our wholly-owned subsidiary Safeway is the only member of RE Holdings I (as defined herein) with the ability to vote on any matters. Each of the RE LLC Entities has a board of five members, which includes two independent directors. However, the RE Investor was admitted to each of the RE LLC Entities as a “Special Non-Economic Member.” As a Special Non-Economic Member, the RE Investor has certain approval rights relating to the Real Estate Portfolio (as defined herein), Master Lease Agreement (as defined herein), affiliate transactions and the issuance of securities or other instruments that rank pari passu or senior. These approval rights could limit our ability to implement future strategic objectives.
The RE Investor could exercise the Investor Exchange Right, which provides it with certain unilateral rights, upon the occurrence of specified trigger events, that could cause us to lose ownership of all or part of our indirect interest in the SPEs or their Real Estate Assets unless we redeem all of the outstanding Convertible Preferred Stock.

The Real Estate Agreement provides the RE Investor with the unilateral right, upon the occurrence of specified trigger events, to exercise the Investor Exchange Right to exchange all of the outstanding Convertible Preferred Stock for certain Real Estate Assets or the equity of the SPEs holding such Real Estate Assets. The Investor Exchange Right may be exercised if any of the following were to occur: (i) the seventh anniversary of the Preferred Closing Date, so long as any shares of Convertible Preferred Stock are outstanding, (ii) the fourth anniversary of an initial public offering, if a Fundamental Change occurs and the related Fundamental Change Stock Price is less than the conversion price, (iii) a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of our credit rating by both Rating Agencies, as a result of which our credit rating is B- (or Moody’s equivalent) or lower, (iv) the failure by us to pay a dividend on the Convertible Preferred Stock, which failure continues for 30 days after such dividend’s due date, or (v) a Bankruptcy Filing. The Investor Exchange Right may be exercised unless we redeem all of the outstanding Convertible Preferred Stock at a redemption price, if such redemption occurs after we receive a notice of intent to exercise the Investor Exchange Right, equal to the product of (x) the aggregate Fixed Liquidation Preference (as defined in the applicable Certificate of Designations) of the Convertible Preferred Stock of such holder then outstanding and (y) 110%, plus accrued and unpaid dividends to, but not including, the date of redemption. However, after receiving a notice of intent to exercise the Investor Exchange Right we may not be able to effectuate the redemption at that time.
If we do not redeem the Convertible Preferred Stock, the RE Investor can exercise the Investor Exchange Right by delivering to RE LLC and the Escrow Agent (as defined herein) a notice directing the Escrow Agent to release from escrow: (1) at our election, any cash that may be held by the Escrow Agent and (2) at the RE Investor’s option, (A) Transfer Instruments (as defined herein) with respect to the SPEs, selected in the RE Investor’s sole discretion, which collectively own Real Estate Assets having an aggregate appraised value (as set forth in the Initial Exchange Appraisals (as defined herein)) equal to not more than (x) 130% of the Real Estate Proceeds Target Amount (as defined herein) less (y) the Cash Distribution Amount (as defined herein), if any, multiplied by 118.18% or (B) Transfer Instruments with respect to the such Real Estate Assets.
Upon consummation of the Real Estate Settlement (as defined herein), the SPEs selected by the RE Investor or, in the case of Real Estate Assets selected by the RE Investor, a special purpose entity newly formed by the RE Investor will automatically enter into a master lease with the applicable Tenant (as defined herein) substantially the same as the Master Lease Agreement solely with respect to the Real Estate Assets that have been transferred, directly or indirectly to the RE Investor and the Master Lease Agreement will be amended to remove such transferred Real Estate Assets. Following the delivery of the release notice by the RE Investor to RE LLC and Escrow Agent, the RE Investor will have 180 days (the “Initial Realization Period”) to sell the SPEs or Real Estate Assets that are released to the RE Investor by the Escrow Agent (the “Owned Sale Properties”).
If during the Initial Realization Period, bona fide bids indicate aggregate Real Estate Proceeds (as defined in the Real Estate Agreement) that are less than the Real Estate Proceeds Target Amount, we may elect to pay cash to the RE Investor in an amount equal to the shortfall. If we do not elect to pay the shortfall, the RE Investor will have an additional 90 days (the “Subsequent Realization Period” and together with the Initial Realization Period, if any, the “Realization Period”) to market Owned Sale Properties together with SPEs and/or Real Estate Assets then owned by RE LLC (collectively, the “Sale Properties”). Upon the sale of each Sale Property, the buyer will be required to enter into an amended and restated Master Lease Agreement solely with respect to the Sale Properties applicable to such buyer.
If, at the conclusion of the Realization Period, the RE Investor has not received bona fide offers for the Sale Properties that would result in the RE Investor receiving Real Estate Proceeds that are at least equal to the Real Estate Proceeds Target Amount (such event a “Failed Auction”), the RE Investor can elect to have released from the escrow account all of the remaining Transfer Instruments with respect to SPEs and/or Real Estate Assets and retain any or all of the Sale Properties (such retained Sale Properties, the “Retained Properties”). If a Failed Auction occurs, during the period beginning on the expiration of the Realization Period and ending on the three year anniversary of the expiration of the Realization Period (the “ROFO Period”), if the RE Investor intends to sell Retained Properties with an aggregate appraised value (as set forth in the Initial Exchange Appraisals) of $250,000,000 or more in a single sale process, RE LLC will have a right of first offer on the Retained Properties proposed to be sold (the “ROFO Properties”). RE LLC shall have 10 days following the receipt of notice by the RE Investor of the RE Investor’s intent to sell the ROFO Properties to provide a written offer to the RE Investor to purchase such ROFO Properties for cash, along with a purchase and sale agreement executed by RE LLC and 60 days following the execution by the RE Investor of such agreement to consummate such transaction. If the RE Investor rejects RE LLC’s offer, then the RE Investor shall only be permitted to sell the ROFO Properties to a third-party at a purchase price that is greater than or equal to the purchase price offered by RE LLC. If RE LLC does not submit an offer or does not consummate the transaction within 60 days after the RE Investor executes the purchase and sale agreement, then the RE Investor shall be permitted to sell the ROFO Properties to a third-party at a price determined by the RE Investor in its sole discretion.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. Words such as “believes,” “plans,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and the negatives or variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Statements regarding cost synergies and revenue opportunities (and in each case, the components, amounts and/or percentages thereof) are forward-looking statements. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those related to the coronavirus
(COVID-19)
pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact. These factors include, but are not limited to, risks and uncertainties discussed in the section of this prospectus entitled “Risk Factors” and the following factors:
•	Coronavirus (
COVID-19
) related factors, risks and challenges, including among others, the length of time that the pandemic continues, the temporary inability of customers to shop due to illness, quarantine, or other travel restrictions or financial hardship, shifts in demand away from discretionary or higher priced products to lower priced products, or stockpiling or similar pantry-filling activities, reduced workforces which may be caused by, but not limited to, the temporary inability of the workforce to work due to illness, quarantine, or government mandates, potential shortages in supply, or temporary store closures due to reduced workforces or government mandates;

•	the competitive nature of the industry in which we conduct our business;

•	general business and economic conditions, including the rate of inflation or deflation, consumer spending levels, population, employment and job growth and/or losses in our market;

•	our ability to increase identical sales, expand our
Own Brand
s, maintain or improve operating margins, revenue and revenue growth rate, control or reduce costs, improve buying practices and control shrink;

•	our ability to expand or grow our home delivery network and Drive Up & Go curbside pickup services;

•	pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors;

•	labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future;

•	disruptions in our manufacturing facilities’ or distribution centers’ operations, disruption of significant supplier relationships, or disruptions to our produce or product supply chains;

•	results of any ongoing litigation in which we are involved or any litigation in which we may become involved;

•	data privacy and security, the failure of our IT systems, or maintaining, expanding or upgrading existing systems or implementing new systems;

•	the effects of government regulation and legislation, including healthcare reform;

•	our ability to raise additional capital to finance the growth of our business, including to fund acquisitions;

•	our ability to service our debt obligations, and restrictions in our debt agreements;

•	the impact of private and public third-party payers’ continued reduction in prescription drug reimbursements and the ongoing efforts to limit participation in payor networks, including through mail order;

•	plans for future growth and other business development activities;

•	our ability to realize anticipated savings from our implementation of new productivity initiatives, the failure of which could adversely affect our financial performance and competitive position;

•	changes in tax laws or interpretations that could increase our consolidated tax liabilities; and

•	competitive pressures in all markets in which we operate.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
Consequently, all of the forward-looking statements we make in this prospectus are qualified by the information contained in this prospectus, including, but not limited to, the information contained in this section and the information discussed in the section entitled “Risk Factors.” See the section “Where You Can Find More Information” in this prospectus.
Persons reading this prospectus are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and only to events as of the date on which the statements are made. We are not under any obligation, and we expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS
The selling stockholders are selling all of the shares of common stock in this offering, and we will not receive any proceeds from the sale of the shares.

DIVIDEND POLICY
Effective fiscal 2020, we have established a dividend policy pursuant to which we intend to pay a dividend on our common stock in an amount of $                 per share (or $                 per annum in the aggregate), starting with the first full quarter following completion of this offering. Our board of directors may change or eliminate the payment of future dividends to our common stockholders at its discretion, without notice to our stockholders. Any future determination relating to our dividend policy will be made at the sole discretion of our board of directors and will depend on a number of factors, including general and economic conditions, industry standards, our financial condition and operating results, our available cash and current and anticipated cash needs, restrictions under the documentation governing certain of our indebtedness, including our ABL Facility and ACI Notes, capital requirements, regulations, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.
So long as any shares of our Convertible Preferred Stock remain outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Convertible Preferred Stock, subject to exceptions such as dividends on our common stock payable solely in shares of our common stock. Holders of our Convertible Preferred Stock will participate in cash dividends that we pay on our common stock to the extent that such dividends exceed $206.25 million per fiscal year.
The ability of our board of directors to declare a dividend is also subject to limits imposed by Delaware corporate law. Under Delaware law, our board of directors and the boards of directors of our corporate subsidiaries incorporated in Delaware may declare dividends only to the extent of our “surplus,” which is defined as total assets at fair market value minus total liabilities, minus statutory capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See “Risk Factors—Risks Related to This Offering and Owning Our Common Stock—Our ability to pay dividends to our stockholders is restricted by applicable laws and regulations and requirements under certain of our securities and debt agreements, including our ABL Facility and ACI Notes.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of February 29, 2020, on an actual basis and as adjusted to reflect (i) the ABL Borrowing, (ii) the reclassification of our common stock into Class A common stock and Class A-1 common stock, (iii) the sale and issuance by us of shares of our Convertible Preferred Stock and payment of related offering costs and (iv) the Repurchase. You should read this table together with “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of February 29, 2020
(dollars in millions)	Actual	As Adjusted
Cash and cash equivalents(1)	$471	$2,391

Debt, including current maturities, net of debt discounts and deferred financing costs(2)
ABL Facility(3)	$—	$2,000
ACI Notes	6,885	6,885
Safeway Notes(4)	642	642
NALP Notes(5)	466	466
Finance leases	667	667
Other financing liabilities(6)	37	37
Mortgage notes payable, secured	18	18

Total debt	$8,715	$10,715

Redeemable equity, net of issuance discount and offering costs(7)
Series A convertible preferred stock, $0.01 par value; no shares authorized, issued and outstanding, actual; 1,750,000 shares authorized, 340,000 shares issued and outstanding, as adjusted	—	311
Series A-1 convertible preferred stock, $0.01 par value; no shares authorized, issued and outstanding, actual; 1,410,000 shares authorized, issued and outstanding, as adjusted	—	1,289

Total redeemable equity	—	1,600

Stockholders’ equity
Undesignated preferred stock, $0.01 par value; 30,000,000 shares authorized, no shares issued and outstanding, actual; 96,790,000 shares authorized, no shares issued and outstanding, as adjusted	—	—
Common stock/Class A common stock, $0.01 par value; 1,000,000,000 shares authorized, 279,597,312 shares issued and outstanding, actual; 1,000,000,000 shares authorized, 230,556,899 shares issued and outstanding, as adjusted	3	2
Class A-1 convertible common stock, $0.01 par value; no shares authorized, no shares issued and outstanding, actual; 150,000,000 shares authorized, no shares issued and outstanding, as adjusted	—	—
Additional paid-in capital	1,827	1,827
Treasury stock, at cost; 1,772,018 shares held, actual; 50,812,431 shares held, as adjusted	(26)	(1,705)
Accumulated other comprehensive (loss) income	(118)	(118)
Retained earnings	592	592

Total stockholders’ equity	$2,278	$598

Total capitalization	$10,993	$12,913

(1)	On an as adjusted basis, gives effect to (i) the proceeds received from the ABL Borrowing and (ii) the payment of an estimated $80.0 million in offering costs related to the sale and issuance of our Convertible Preferred Stock. See “Prospectus Summary—Coronavirus (COVID-19) Related Developments” and “Private Placement of Convertible Preferred Stock.”

(2)	Debt discounts and deferred financing costs totaled $41.3 million and $72.9 million, respectively, as of February 29, 2020, on an actual basis and as adjusted basis.

(3)	The ABL Facility provides for a $4.0 billion revolving credit facility. As of February 29, 2020, the aggregate borrowing base on the ABL Facility was approximately $3.9 billion, which was reduced by $454.5 million of outstanding standby letters of credit, resulting in a net borrowing base availability of approximately $3.4 billion. As of February 29, 2020, on an as adjusted basis after giving effect to the ABL Borrowing, the aggregate borrowing base on the ABL Facility would be approximately $1.9 billion, which was reduced by $454.5 million of outstanding standby letters of credit, resulting in a net borrowing base availability of approximately $1.4 billion. See “Description of Indebtedness—ABL Facility.”

(4)	Consists of the 2020 Safeway Notes, 2021 Safeway Notes, 2027 Safeway Notes (as defined herein) and 2031 Safeway Notes (as defined herein).

(5)	Consists of the NALP Medium-Term Notes, 2026 NALP Notes, 2029 NALP Notes, 2030 NALP Notes and 2031 NALP Notes (each as defined herein).

(6)	Consists of other financing obligations and the ASC Notes (as defined herein).

(7)	Total liquidation value of the Convertible Preferred Stock of $1.75 billion is net of original issuance discount and payment of estimated offering costs of $70.0 million and $80.0 million, respectively, as of February 29, 2020, on an as adjusted basis.

DILUTION
All shares of our common stock being sold in this offering were issued and outstanding prior to this offering. As a result, this offering will not have a dilutive effect on our stockholders. Dilution results from the fact that the per share offering price of our common stock is substantially in excess of the tangible book deficit attributable to the existing equity holders. Our tangible book deficit represents the amount of total tangible assets less total liabilities, and our tangible book deficit per share represents tangible book deficit divided by the number of shares of common stock outstanding. As of February 29, 2020, our actual tangible book deficit was $992.4 million, or $3.55 per share of common stock. After giving effect to the sale and issuance of Convertible Preferred Stock and payment of offering costs and the Repurchase, our as adjusted tangible book deficit was $1,072.4 million, or $4.65 per share of common stock.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The information below should be read along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the historical financial statements and accompanying notes included elsewhere in this prospectus. Our historical results set forth below are not necessarily indicative of results to be expected for any future period.
The selected consolidated financial information set forth below is derived from our annual Consolidated Financial Statements for the periods indicated below, including the Consolidated Balance Sheets at February 29, 2020 and February 23, 2019 and the related Consolidated Statements of Operations and Comprehensive Income and Consolidated Statements of Cash Flows for the 53 weeks ended February 29, 2020 (fiscal 2019), and the 52 weeks ended February 23, 2019 (fiscal 2018) and February 24, 2018 (fiscal 2017) and notes thereto appearing elsewhere in this prospectus.

(dollars in millions, except per share data)	Fiscal 2019	Fiscal 2018	Fiscal 2017	Fiscal 2016	Fiscal 2015
Results of Operations
Net sales and other revenue	$62,455.1	$60,534.5	$59,924.6	$59,678.2	$58,734.0

Gross Profit	17,594.2	16,894.6	16,361.1	16,640.5	16,061.7
Selling and administrative expenses(1)	16,641.9	16,272.3	16,208.7	16,072.1	15,599.3
(Gain) loss on property dispositions and impairment losses, net(1)	(484.8)	(165.0)	66.7	(39.2)	103.3
Goodwill impairment	—	—	142.3	—	—

Operating income (loss)	1,437.1	787.3	(56.6)	607.6	359.1
Interest expense, net	698.0	830.8	874.8	1,003.8	950.5
Loss (gain) on debt extinguishment	111.4	8.7	(4.7)	111.7	—
Other expense (income), net	28.5	(104.4)	(9.2)	(44.3)	(49.6)

Income (loss) before income taxes	599.2	52.2	(917.5)	(463.6)	(541.8)
Income tax expense (benefit)	132.8	(78.9)	(963.8)	(90.3)	(39.6)

Net income (loss)	$466.4	$131.1	$46.3	$(373.3)	$(502.2)

Balance Sheet (at end of period)
Cash and cash equivalents	$470.7	$926.1	$670.3	$1,219.2	$579.7
Total assets(2)	24,735.1	20,776.6	21,812.3	23,755.0	23,770.0
Total stockholders’ / member equity(2)	2,278.1	1,450.7	1,398.2	1,371.2	1,613.2
Total debt, including finance leases(2)	8,714.7	10,586.4	11,875.8	12,337.9	12,226.3
Net cash provided by operating activities	1,903.9	1,687.9	1,018.8	1,813.5	901.6

Per Share Data
Basic and diluted net income (loss) per common share	$1.67	$0.47	$0.17	$(1.33)	$(1.80)
Pro forma net income per common share(3)	$1.40
Basic and diluted weighted-average common shares outstanding (in millions)	280	280	280	280	280
Pro forma weighted average common shares outstanding(3)	231

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation, specifically the reclassification of gains and losses from property dispositions and impairment losses from Selling and administrative expenses to (Gain) loss on property dispositions and impairment losses, net.

(2)	We adopted Accounting Standards Update (“ASU”) 2016-02, “ Leases (Topic 842) ”, and related amendments as of February 24, 2019 under the modified retrospective approach and, therefore, have not revised comparative periods. Under Topic 842, leases historically classified as capital leases are now referred to as finance leases. See Note 1 - Description of business, basis of presentation and summary of significant accounting policies in our consolidated financial statements, included elsewhere in this prospectus.

(3)	Fiscal 2019 unaudited pro forma net income per common share reflects the effect of the dividend requirement associated with the Convertible Preferred Stock and the Repurchase as if the sale and issuance of Convertible Preferred Stock and the Repurchase had taken place on February 24, 2019, the first day of fiscal 2019. Unaudited pro forma net income per common share is calculated using the two-class method. Under the two-class method, net income is allocated between common shares and participating securities based on dividend rights, including participating rights, in undistributed earnings as if all the earnings for the reporting period had been distributed. The shares of Convertible Preferred Stock are participating securities because the holders thereof are entitled to receive dividends or distributions on an as converted basis, including if the common stock dividends exceed $206.25 million per fiscal year. Fiscal 2019 historical net income was reduced by $143.0 million to reflect the $118.1 million dividend requirement and a $24.9 million allocation of undistributed earnings to the participating securities. Unaudited pro forma weighted average common shares used in computing unaudited pro forma net income per common share gives effect to the reduction of 49,040,413 common shares in the Repurchase.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve numerous risks and uncertainties. Our actual results may differ materially from those contained in any forward-looking statements.
In this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Albertsons Companies, Inc., the words “Albertsons,” the “Company,” “we,” “us,” “our” and “ours” refer to Albertsons Companies, Inc., together with its subsidiaries.
Overview
We are one of the largest food retailers in the United States, with 2,252 stores across 34 states and the District of Columbia. We operate 20 iconic banners with on average 85 years of operating history, including
Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Jewel-Osco, Acme, Shaw’s, Star Market, United Supermarkets, Market Street
and
Haggen
, with approximately 270,000 talented and dedicated employees, as of February 29, 2020, who serve on average more than 33 million customers each week. Additionally, as of February 29, 2020, we operated 1,290 in-store
branded coffee shops, 402 adjacent fuel centers, 23 dedicated distribution centers, 20 manufacturing facilities and various online platforms. Our stores operate in
First-and-Main
retail locations and have leading market share within attractive and growing geographies. We hold a #1 or #2 position by market share in 68% of the 121 MSAs in which we operate. Our portfolio of well-located, full-service stores provides the foundation of our omni-channel platform, including our rapidly growing Drive Up & Go curbside pickup, home delivery and rush delivery offerings. We seek to tailor our offerings to local demographics and preferences of the markets that we operate in. Our
Locally Great, Nationally Strong
operating structure empowers decision making at the local level, which we believe better serves our customers and communities, while also providing the systems, analytics and buying power afforded by an organization with national scale and $62.5 billion in annual sales. Throughout the coronavirus (COVID-19) pandemic, our highest priorities have been the safety of our associates and customers and maintaining the supply of product. During the first eight weeks of fiscal 2020, we have delivered strong sales growth and increases in market share.
Our Company has grown through a series of transformational acquisitions over the last six years, including our merger with Safeway in 2015 which gave us the benefits of national scale. While our banners have rich histories, we are in many ways a young company. We have integrated systems and converted stores and distribution centers to create a common platform. We believe our common platform gives us greater transparency and compatibility across our network, allowing us to better serve our customers and employees while enhancing our supply chain.
We continue to sharpen our
in-store
execution, increase our
Own Brands
penetration and expand our omni-channel and digital capabilities. We have invested substantially in our business, deploying approximately $6.8 billion of capital expenditures beginning with fiscal 2015, and we used that capital to remodel existing stores, opportunistically build new stores and enhance our digital capabilities.
We are focused on creating deep and lasting relationships with our customers by offering them an experience that is
Easy
,
Exciting
and
Friendly
– wherever, whenever and however they choose to shop. We make life
Easy
for our customers through a convenient and consistent shopping experience across our omni-channel network. Merchandising is at our core and we offer an
Exciting
and differentiated product assortment. We believe we are an industry leader in fresh, emphasizing organic, locally sourced and seasonal items as well as value-added services like daily fresh-cut
fruit and vegetables, customized meat cuts and seafood varieties, made-

from-scratch bakery items, prepared foods, deli and floral. We also continue to grow our innovative and distinctive
Own Brands
portfolio, which achieved over $13.1 billion in sales during fiscal 2019 and reached 25.4% sales penetration. Our
Friendly
service is embedded in our culture and enables us to build deep ties with our local communities.
Our
Easy
,
Exciting
and
Friendly
shopping experience, coupled with our nationwide
just for U
, grocery and fuel rewards programs and pharmacy services, offers a differentiated value proposition to our customers. The just for U
program has 20.7 million registered loyalty households which, we believe, provides us with a comprehensive understanding of our core shoppers. These loyalty programs and our omni-channel offerings combine to form an extended loyalty ecosystem that drives increased customer lifetime value through greater purchase frequency, larger basket size and higher customer retention.
We operate in the $1.1 trillion U.S. food retail industry, a highly fragmented sector with a large number of companies competing locally and a growing array of companies with a national footprint, including traditional supermarkets, pharmacies and drug stores, convenience stores, warehouse clubs and supercenters. The industry has also seen the widespread introduction of “limited assortment” retail stores, as well as local chains and stand-alone stores that cater to the individual cultural preferences of specific neighborhoods. Despite this, large, national grocers have increased market share over time as scale remains an important advantage in offering customers a modern and attractive shopping experience. Between 2013 and 2018, the share of the top 10 food retail companies increased from 44% to 55% on the basis of industry retail sales. While brick and mortar stores account for approximately 95% of industry sales, eCommerce offerings have been expanding as a result of new pure-play internet-based companies as well as established players expanding omni-channel options. Several system enhancements were made to our eCommerce platform in fiscal 2019 that significantly improves the overall customer experience. We created a single sign-on
and simplified the registration experience. We
re-platformed
the ‘Cart’, ‘Checkout’ and ‘Order Edit’ functionality to improve performance. We also integrated a single shoppable homepage allowing customers to easily add to their cart, created more user-friendly search functionality and made product recommendations available. Other trends in the industry include changing consumer tastes, preferences (including those relating to sustainability of product sources) and spending patterns. See “Risk Factors—Risks Related to Our Business and Industry—We may not timely identify or effectively respond to consumer trends, which could negatively affect our relationship with our customers, the demand for our products and services and our market share.”
From 2014 through 2019, food retail industry revenues increased by $29 billion, driven in part by economic growth, favorable consumer dynamics and a consumer shift to premium and organic brands. Both inflation and deflation affect our business. After a period of food deflation in 2016 and 2017, the
Food-at-Home
Consumer Price Index increased by 0.4% in 2018 and 0.9% in 2019 and is expected to increase between 0.5% and 1.5% in 2020, and U.S. GDP is expected to increase by 2.1% in 2020.
A considerable number of our employees are paid at rates related to the federal minimum wage. Additionally, many of our stores are located in states, including California, where the minimum wage is greater than the federal minimum wage and where a considerable number of employees receive compensation equal to the state’s minimum wage. For example, as of February 29, 2020, we employed approximately 67,000 associates in California, where the current minimum wage was increased to $13.00 per hour effective January 1, 2020, and will gradually increase each year thereafter to $15.00 per hour by January 1, 2022. In Massachusetts, where we employed approximately 10,800 associates as of February 29, 2020, the minimum wage increased to $12.75 per hour, effective January 1, 2020, and will reach $15.00 per hour by 2023. In New Jersey, where we employed approximately 6,600 associates as of February 29, 2020, the minimum wage increased to $11.00 per hour, effective January 1, 2020, and will reach $15.00 per hour by 2024. In Maryland, where we employed approximately 7,100 associates as of February 29, 2020, the minimum wage increased to $11.00 per hour, effective January 1, 2020, and will reach $15.00 per hour by 2025. Moreover, municipalities may set minimum wages above the applicable state standards. For example, the minimum wage in Seattle, Washington, where we employed approximately 1,800 associates as of February 29, 2020, increased to $16.39 per hour effective

January 1, 2020 for employers with more than 500 employees nationwide. In Chicago, Illinois, where we employed approximately 6,100 associates as of February 29, 2020, the minimum wage increased to $13.00 per hour effective July 1, 2019. Any further increases in the federal minimum wage or the enactment of additional state or local minimum wage increases could increase our labor costs, which may adversely affect our results of operations and financial condition.
In addition, we participate in various multiemployer pension plans for substantially all employees represented by unions pursuant to collective bargaining agreements that require us to contribute to these plans. Pension expenses for multiemployer pension plans are recognized by us as contributions are made. Generally, benefits are based on a fixed amount for each year of service. Our contributions to these pension plans could change as a result of collective bargaining efforts, which could have a negative effect to our results of operations and financial condition. Our contributions to multiemployer plans were $469.3 million, $451.1 million and $431.2 million during fiscal 2019, fiscal 2018 and fiscal 2017, respectively. See “Risk Factors—Risks Related to Our Business and Industry—Increased pension expenses, contributions and surcharges may have an adverse impact on our financial results.”
We have identified and are in the early stages of implementing a broad range of new, specific productivity initiatives that target $1 billion in annual run-rate
productivity benefits by the end of fiscal 2022 to help offset cost inflation, fund growth and drive earnings. The initiatives include operational efficiencies such as shrink management and labor efficiencies, purchasing and procurement, improved promotional effectiveness and leveraging corporate overhead, including continued modernization of our IT infrastructure. While certain projects are well underway and contributing as expected, in other cases, we have temporarily paused some of our initiatives to ensure we are first taking care of our customers and our communities, while focusing on the safety of our associates during the coronavirus (COVID-19) pandemic. The savings from these planned productivity initiatives represent management’s estimates and remain subject to risks and uncertainties. See “Risk Factors—Risks Related to Our Business and Industry—Failure to realize anticipated benefits from our productivity initiatives could adversely affect our financial performance and competitive position.”
Coronavirus
(COVID-19)
Coronavirus
(COVID-19)
has spread to every state in the United States. This pandemic has severely impacted economic activity, and many states in the United States have reacted to the pandemic by instituting quarantines, mandating business and school closures and restricting travel. We currently operate our stores as an “essential” business under relevant federal, state and local mandates. Since the beginning of fiscal 2020, we have experienced significant increases in customer traffic, product demand and basket size in stores as people adjust to these new circumstances. Consumer staples, paper goods, meat, alcoholic beverages and cleaning supplies are among the products being purchased in significant quantities. There has also been a substantial increase in customer demand and engagement with our eCommerce offerings as a result of the pandemic, including both home delivery and our Drive Up & Go curbside pickup. We have responded to this increased demand for our eCommerce offerings by hiring additional pickers and drivers, retaining additional third-party service providers and expanding our Drive Up & Go offerings. We have also simplified our offerings on our eCommerce websites to focus on the products that are most in demand.
Responding to the pandemic has also significantly increased our expenses. We have stepped up how often we clean and disinfect all departments, restrooms, and other high-touch points of our stores, including check stands and service counters, and hourly disinfecting of high-touch areas. This is in addition to our rigorous food safety and sanitations programs already in place. Cart wipes and hand sanitizer stations have been installed in key locations within stores. To meet our requirements for increased labor in order to meet customer demand in store and across eCommerce channels, we have partnered with major companies to provide temporary jobs to their employees who have been furloughed or had their hours cut. We have increased hiring since the beginning of fiscal 2020, partnering with more than 35 companies to help keep Americans working, and now have approximately 310,000 associates. To the extent that our need for increased labor continues, we will need to hire and train additional employees to fill the roles performed by these temporary employees. Beginning March 15, 2020, in recognition of their significant efforts, we instituted a temporary increase in pay for all front-line associates of $2 per hour for every hour that they work. We also, through our Albertsons Companies Foundation, have pledged $50 million to hunger relief and previously launched a major fundraiser to help feed families in need during the coronavirus
(COVID-19)
pandemic and ensure that they get the food they need.
Beyond our doors, we rely on various suppliers and vendors to provide and deliver our product inventory on a continuous basis. We could suffer significant product inventory losses and significant lost revenue in the event of the loss or a shutdown of a major supplier or vendor, disruption of our distribution network, extended power outages, natural disasters or other catastrophic occurrences. Due to the coronavirus
(COVID-19)
pandemic and the resulting dislocation of workplaces and the economy, the ability of vendors to supply required products may be impaired because of the illness or absenteeism in their workforces, government mandated shutdown orders or impaired financial conditions.
We expect the ultimate significance of the impact of the pandemic on our financial condition, results of operations, or cash flows will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the coronavirus
(COVID-19)
pandemic and the nature and effectiveness of governmental and public actions taken in response. Coronavirus
(COVID-19)
also makes it more challenging for management to estimate future performance of our businesses, particularly over the near term.
Stores
The following table shows stores operating, acquired, opened and closed during the period presented:

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Stores, beginning of period	2,269	2,318	2,324
Acquired	—	—	5
Opened	14	6	15
Closed	(31)	(55)	(26)

Stores, end of period	2,252	2,269	2,318

The following table summarizes our stores by size:

	Number of Stores		Percent of Total		Retail Square Feet (1)
Square Footage	February 29, 2020	February 23, 2019	February 29, 2020	February 23, 2019	February 29, 2020	February 23, 2019
Less than 30,000	204	208	9.1%	9.2%	4.7	4.9
30,000 to 50,000	784	792	34.8%	34.9%	32.9	33.2
More than 50,000	1,264	1,269	56.1%	55.9%	74.7	74.9

Total Stores	2,252	2,269	100.0%	100.0%	112.3	113.0

(1)	In millions, reflects total square footage of retail stores operating at the end of the period.

Results of Operations
The following table and related discussion sets forth certain information and comparisons regarding the components of our Consolidated Statements of Operations for fiscal 2019, fiscal 2018 and fiscal 2017, respectively (in millions):

	Fiscal 2019		Fiscal 2018		Fiscal 2017
Net sales and other revenue	$62,455.1	100.0%	$60,534.5	100.0%	$59,924.6	100.0%
Cost of sales	44,860.9	71.8	43,639.9	72.1	43,563.5	72.7

Gross profit	17,594.2	28.2	16,894.6	27.9	16,361.1	27.3
Selling and administrative expenses	16,641.9	26.6	16,272.3	26.9	16,208.7	27.0
(Gain) loss on property dispositions and impairment losses, net	(484.8)	(0.7)	(165.0)	(0.3)	66.7	0.1
Goodwill impairment	—	—	—	—	142.3	0.2

Operating income (loss)	1,437.1	2.3	787.3	1.3	(56.6)	—
Interest expense, net	698.0	1.1	830.8	1.4	874.8	1.5
Loss (gain) on debt extinguishment	111.4	0.2	8.7	—	(4.7)	—
Other expense (income), net	28.5	—	(104.4)	(0.2)	(9.2)	—

Income (loss) before income taxes	599.2	1.0	52.2	0.1	(917.5)	(1.5)
Income tax expense (benefit)	132.8	0.2	(78.9)	(0.1)	(963.8)	(1.6)

Net income	$466.4	0.8%	$131.1	0.2%	$46.3	0.1%

Identical Sales, Excluding Fuel
Identical sales include stores operating during the same period in both the current year and the prior year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales, and fuel sales are excluded from identical sales. Acquired stores become identical on the one-year
anniversary date of the acquisition. Identical sales results, on an actual basis, for the past three fiscal years were as follows:

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Identical sales, excluding fuel	2.1%	1.0%	(1.3)%

Net Sales and Other Revenue
Net sales and other revenue increased $1,920.6 million, or 3.2%, from $60,534.5 million in fiscal 2018 to $62,455.1 million in fiscal 2019. The components of the change in Net sales and other revenue for fiscal 2019 were as follows (in millions):

Fiscal 2019
Net sales and other revenue for fiscal 2018	$60,534.5
Identical sales increase of 2.1%	1,160.3
Impact of 53rd week	1,067.0
Decrease in sales due to store closures, net of new store openings	(304.6)
Decrease in fuel sales	(25.5)
Other (1)	23.4

Net sales and other revenue for fiscal 2019	$62,455.1

(1)	Includes changes in non-identical sales and other miscellaneous revenue.

The primary increase in Net sales and other revenue in fiscal 2019 as compared to fiscal 2018 was driven by our 2.1% increase in identical sales and sales due to the additional 53rd week, partially offset by a reduction in sales related to the closure of 31 stores in fiscal 2019 and a decrease in fuel sales of $25.5 million. Fiscal 2019 identical sales benefited from the growth in online home delivery and Drive Up & Go curbside pickup sales and
Own Brands
sales.
Net sales and other revenue increased $609.9 million, or 1.0%, from $59,924.6 million in fiscal 2017 to $60,534.5 million in fiscal 2018. The components of the change in Net sales and other revenue for fiscal 2018 were as follows (in millions):

Fiscal 2018
Net sales and other revenue for fiscal 2017	$59,924.6
Identical sales increase of 1.0%	539.6
Increase in fuel sales	351.3
Decrease in sales due to store closures, net of new store openings	(413.6)
Other (1)	132.6

Net sales and other revenue for fiscal 2018	$60,534.5

(1)	Includes changes in non-identical sales and other miscellaneous revenue.

The primary increase in Net sales and other revenue in fiscal 2018 as compared to fiscal 2017 was driven by our 1.0% increase in identical sales and an increase in fuel sales of $351.3 million, partially offset by a reduction in sales related to the closure of 55 stores in fiscal 2018.
Gross Profit
Gross profit represents the portion of Net sales and other revenue remaining after deducting the Cost of sales during the period, including purchase and distribution costs. These costs include inbound freight charges, purchasing and receiving costs, warehouse inspection costs, warehousing costs and other costs associated with our distribution network. Advertising, promotional expenses and vendor allowances are also components of Cost of sales.
Gross profit margin increased 30 basis points to 28.2% in fiscal 2019 compared to 27.9% in fiscal 2018. Excluding the impact of fuel, gross profit margin increased 20 basis points. The increase in fiscal 2019 as compared to fiscal 2018 was primarily attributable to lower shrink expense primarily related to the ongoing inventory management initiatives, improved product mix, including increased penetration in
Own Brands
and natural and organic products, lower depreciation and amortization expense and lower advertising costs, partially offset by higher rent expense related to sale leaseback transactions and industry-wide reimbursement rate pressures in pharmacy.

Fiscal 2019 vs. Fiscal 2018	Basis point increase (decrease)
Lower shrink expense	16
Product mix, including increased penetration in Own Brands and natural and organic products	8
Depreciation and amortization	7
Advertising	5
Rent expense	(10)
Pharmacy reimbursement rate pressure	(8)
Other	2

Total	20

Gross profit margin increased 60 basis points to 27.9% in fiscal 2018 compared to 27.3% in fiscal 2017. Excluding the impact of fuel, gross profit margin increased 70 basis points. The increase in fiscal 2018 as compared to fiscal 2017 was primarily attributable to lower shrink expense as a percentage of sales, partially due to the completion of our store conversions related to the Safeway acquisition and the implementation of inventory management initiatives, lower advertising costs and improved product mix, including improved sales penetration in
Own Brands
.

Fiscal 2018 vs. Fiscal 2017	Basis point increase (decrease)
Lower shrink expense	31
Product mix, including increased Own Brands penetration	16
Advertising	14
Acquisition synergies	6
Other	3

Total	70

Selling and Administrative Expenses
Selling and administrative expenses consist primarily of store level costs, including wages, employee benefits, rent, depreciation and utilities, in addition to certain back-office expenses related to our corporate and division offices.
Selling and administrative expenses decreased 30 basis points to 26.6% of Net sales and other revenue in fiscal 2019 from 26.9% in fiscal 2018. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue decreased 30 basis points during fiscal 2019 compared to fiscal 2018. The decrease during fiscal 2019 compared to fiscal 2018 was primarily attributable to lower integration and acquisition-related costs and lower depreciation and amortization expense, partially offset by an increase in rent expense and occupancy costs related to store properties and investments in strategic initiatives. Lower acquisition and integration-related costs were driven by the substantial completion of the Safeway integration in fiscal 2018, resulting in no store conversions in fiscal 2019 compared to 506 store conversions in fiscal 2018. The integration costs in fiscal 2019 were largely driven by the conversion of back-office related areas and a distribution center.

Fiscal 2019 vs. Fiscal 2018	Basis point increase (decrease)
Lower integration and acquisition-related costs	(32)
Depreciation and amortization	(11)
Rent expense and occupancy costs	11
Strategic initiatives	9
Other (1)	(7)

Total	(30)

(1)	Includes the favorable settlement of the UFCW & Employers Midwest Pension Fund dispute. See Note 11—Employee benefit plans and collective bargaining agreements in our consolidated financial statements, included elsewhere in this prospectus, for more information.
Selling and administrative expenses decreased 10 basis points to 26.9% of Net sales and other revenue in fiscal 2018 from 27.0% in fiscal 2017. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue decreased 10 basis points during fiscal 2018 compared to fiscal 2017. The decrease during fiscal 2018 compared to fiscal 2017 was primarily attributable to lower depreciation and amortization expense and our cost reduction initiatives, partially offset by increased employee wage and benefit costs and higher acquisition and integration costs. Increased employee wage and benefit costs were primarily attributable to incentive pay as a result of improved operating performance. Higher acquisition and integration costs were primarily driven by the 506 store conversions in fiscal 2018 related to the Safeway integration compared to 219 store conversions in fiscal 2017.

Fiscal 2018 vs. Fiscal 2017	Basis point increase (decrease)
Depreciation and amortization	(27)
Cost reduction initiatives	(18)
Employee wage and benefit costs (primarily incentive pay)	28
Other (includes an increase in acquisition and integration costs)	7

Total	(10)

(Gain) Loss on Property Dispositions and Impairment Losses, Net
For fiscal 2019, net gain on property dispositions and impairment losses was $484.8 million, primarily driven by gains from the sale of assets of $559.2 million including $463.6 million of gains related to sale leaseback transactions during the second quarter of fiscal 2019, partially offset by $77.4 million of asset impairments including impairment losses of $46.0 million related to certain assets of our meal kit operations and impairment losses related to underperforming stores and certain surplus properties. For fiscal 2018, net gain on property dispositions and impairment losses was $165.0 million, primarily driven by gains from the sale of assets of $240.1 million, partially offset by long-lived asset impairment losses of $36.3 million. For fiscal 2017, net loss on property dispositions and impairment losses was $66.7 million, primarily driven by long-lived asset impairment losses of $100.9 million primarily related to underperforming stores, partially offset by gains from the sale of assets of $63.8 million.
Goodwill Impairment
No goodwill impairment was recorded in fiscal 2019 and fiscal 2018, compared to $142.3 million in fiscal 2017.
Interest Expense, Net
Interest expense, net was $698.0 million in fiscal 2019, $830.8 million in fiscal 2018 and $874.8 million in fiscal 2017. The decrease in Interest expense, net for fiscal 2019 compared to fiscal 2018 is primarily due to lower average outstanding borrowings and lower average interest rates. The weighted average interest rate during fiscal 2019 was 6.4%, excluding amortization of debt discounts and deferred financing costs. The weighted average interest rate during fiscal 2018 and fiscal 2017 was 6.6% and 6.5%, respectively.
The following details our components of Interest expense, net for the respective fiscal years (in millions):

	Fiscal 2019	Fiscal 2018	Fiscal 2017
ABL Facility, senior secured and unsecured notes, term loans and debentures	$565.3	$698.3	$701.5
Finance lease obligations	79.8	81.8	96.3
Deferred financing costs	39.8	42.7	56.1
Debt discounts	34.1	20.3	16
Other interest (income) expense	(21.0)	(12.3)	4.9

Interest expense, net	$698.0	$830.8	$874.8

Loss (Gain) on Debt Extinguishment
During fiscal 2019, we completed a cash tender offer and early redemption of Safeway notes and NALP Notes with a par value of $437.0 million and a book value of $397.0 million for $415.3 million. We also repurchased NALP Notes on the open market with an aggregate par value of $553.9 million and a book value of $502.0 million for $547.5 million. On February 5, 2020, we repaid $2,349.8 million of aggregate principal amount outstanding under our term loan facilities, which represented the entire outstanding term loan balance. In connection with the term loan repayment, we expensed $15.2 million of previously deferred financing costs and $29.9 million of original issue discount. Including fees, we recognized an aggregate loss on debt extinguishment related to the tender offer, various repurchases of notes and term loan repayment of $111.4 million.
During fiscal 2018, we repurchased Safeway’s 7.45% Senior Debentures due 2027 and 7.25% Debentures due 2031 with a par value of $333.7 million and a book value of $322.4 million, and NALP Notes with a par value of $108.4 million and a book value of $96.4 million for an aggregate of $424.4 million (the “2018 Repurchases”). We also redeemed Safeway’s 5.00% Senior Notes due 2019 (the “2018 Redemption”) for $271.7 million, which included an associated make-whole premium of $3.1 million. In connection with the 2018 Repurchases and the 2018 Redemption, we recorded a loss on debt extinguishment of $8.7 million.
During fiscal 2017, we repurchased NALP Notes with a par value of $160.0 million and a book value of $140.2 million for $135.5 million plus accrued interest of $3.7 million (the “NALP Notes Repurchase”). In connection with the NALP Notes Repurchase, we recorded a gain on debt extinguishment of $4.7 million.
Other Expense (Income), Net
For fiscal 2019, Other expense, net was $28.5 million primarily driven by recognized losses on interest rate swaps, partially offset by non-service
cost components of net pension and post-retirement expense. For fiscal 2018, Other income, net was $104.4 million primarily driven by adjustments related to acquisition-related contingent consideration, gains related to non-operating
minority investments and
non-service
cost components of net pension and post-retirement expense. For fiscal 2017, Other income, net was $9.2 million primarily driven by changes in our equity method investment in Casa Ley, changes in the fair value of the contingent value rights (“CVRs”), non-service
cost components of net pension and post-retirement expense and gains and losses on the sale of non-operating
minority investments.
Income Taxes
Income tax was an expense of $132.8 million in fiscal 2019 and a benefit of $78.9 million in fiscal 2018 and $963.8 million in fiscal 2017. Prior to the Reorganization Transactions, a substantial portion of our businesses and assets were held and operated by limited liability companies, which are generally not subject to entity-level federal or state income taxation. See Note 1—Description of business, basis of presentation and summary of significant accounting policies in our consolidated financial statements, included elsewhere in this prospectus, for a discussion and definition of the “Reorganization Transactions.” On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law, which resulted in a significant ongoing benefit to us, primarily due to the reduction in the corporate tax rate from 35% to 21% and the ability to accelerate depreciation deductions for qualified property purchases.
The components of the change in income taxes for the last three fiscal years were as follows:

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Income tax expense (benefit) at federal statutory rate	$125.8	$11.0	$(301.5)
State income taxes, net of federal benefit	32.3	0.7	(39.8)
Change in valuation allowance	(7.2)	(3.3)	(218.0)

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Unrecognized tax benefits	$7.7	$(16.2)	$(36.5)
Member loss	—	—	83.1
Charitable donations	(6.9)	(4.4)	—
Tax credits	(23.5)	(10.8)	(9.1)
Tax Cuts and Jobs Act	—	(56.9)	(430.4)
CVR liability adjustment	—	—	(20.3)
Reorganization of limited liability companies	—	—	46.7
Nondeductible equity-based compensation expense	1.0	3.8	1.6
Other	3.6	(2.8)	(39.6)

Income tax expense (benefit)	$132.8	$(78.9)	$(963.8)

As a result of the Tax Act, we recorded a net
non-cash
tax benefit of $56.9 million and $430.4 million in fiscal 2018 and fiscal 2017, respectively, primarily due to the lower corporate tax rate. The income tax benefit in fiscal 2017 includes a net $218.0 million non-cash
benefit from the reversal of a valuation allowance, partially offset by an increase of $46.7 million in net deferred tax liabilities from our limited liability companies related to the Reorganization Transactions.
Adjusted EBITDA and Adjusted Free Cash Flow
The
Non-GAAP
Measures are performance measures that provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross profit and net cash provided by operating activities. These
Non-GAAP
Measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period
basis. Other companies may have different capital structures or different lease terms, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies. We also use Adjusted EBITDA, as further adjusted for additional items defined in our debt instruments, for board of director and bank compliance reporting. The presentation of
Non-GAAP
Measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring
items.
For fiscal 2019, Adjusted EBITDA was $2.8 billion, or 4.5% of Net sales and other revenue, compared to $2.7 billion, or 4.5% of Net sales and other revenue, for fiscal 2018. The increase in Adjusted EBITDA reflects our identical sales increase and higher gross profit margin, including fuel margins, and the additional week in fiscal 2019, partially offset by incremental rent expense and occupancy costs, largely driven by sale leaseback transactions, and investments in strategic initiatives, including digital and technology.
The following is a reconciliation of Net income to Adjusted EBITDA (in millions):

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Net income	$466.4	$131.1	$46.3
Depreciation and amortization	1,691.3	1,738.8	1,898.1
Interest expense, net	698.0	830.8	874.8
Income tax expense (benefit)	132.8	(78.9)	(963.8)

EBITDA	2,988.5	2,621.8	1,855.4

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Loss (gain) on interest rate and commodity hedges, net	$50.6	$(1.3)	$(6.2)
Facility closures and related transition costs (1)	18.3	13.4	12.4
Integration costs (2)	37.0	186.3	156.2
Acquisition-related costs (3)	23.5	73.4	61.5
Loss (gain) on debt extinguishment	111.4	8.7	(4.7)
Equity-based compensation expense	32.8	47.7	45.9
(Gain) loss on property dispositions and impairment losses, net	(484.8)	(165.0)	66.7
Goodwill impairment	—	—	142.3
LIFO expense	18.4	8.0	3.0
Miscellaneous adjustments (4)	38.7	(51.7)	65.4

Adjusted EBITDA (5)	$2,834.4	$2,741.3	$2,397.9

(1)	Includes costs related to facility closures and the transition to our decentralized operating model. Fiscal 2019 includes closure costs related to the discontinuation of our meal kit subscription delivery operations.
(2)	Related to conversion activities and related costs associated with integrating acquired businesses, primarily the Safeway acquisition.
(3)	Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation in fiscal 2018) and expenses related to management fees of $13.8 million incurred in each fiscal year in connection with acquisition and financing activities.
(4)	Miscellaneous adjustments include the following:

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Non-cash lease-related adjustments	$21.2	$(13.7)	$(5.9)
Lease and lease-related costs for surplus and closed stores	21.5	19.5	23.3
Net realized and unrealized gain on non-operating investments	(1.1)	(17.2)	(5.1)
Adjustments to contingent consideration	—	(59.3)	—
Costs related to initial public offering and reorganization transactions	4.1	1.6	8.7
Changes in our equity method investment in Casa Ley and related CVR adjustments	—	—	53.8
Certain legal and regulatory accruals and settlements, net	(22.2)	4.0	(13.7)
Other (a)	15.2	13.4	4.3

Total miscellaneous adjustments	$38.7	$(51.7)	$65.4

(a)	Primarily includes adjustments for unconsolidated equity investments.
(5)	Fiscal 2019 includes an estimated $54 million of incremental Adjusted EBITDA due to the impact of the additional week in fiscal 2019’s 53-week annual period.
The following is a reconciliation of Net cash provided by operating activities to Adjusted Free Cash Flow, which we define as Adjusted EBITDA less capital expenditures (in millions):

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Net cash provided by operating activities	$1,903.9	$1,687.9	$1,018.8
Income tax expense (benefit)	132.8	(78.9)	(963.8)
Deferred income taxes	5.9	81.5	1,094.1
Interest expense, net	698.0	830.8	874.8
Operating lease right-of-use assets amortization	(570.3)	—	—
Changes in operating assets and liabilities	575.9	(176.2)	222.1

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Amortization and write-off of deferred financing costs	$(39.8)	$(42.7)	$(56.1)
Acquisition and integration costs	60.5	259.7	217.7
Pension and post-retirement (income) expense, net of contributions	13.0	174.8	22.8
Other adjustments	54.5	4.4	(32.5)

Adjusted EBITDA	2,834.4	2,741.3	2,397.9
Less: capital expenditures	(1,475.1)	(1,362.6)	(1,547.0)

Adjusted Free Cash Flow	$1,359.3	$1,378.7	$850.9

Liquidity and Financial Resources
The following table sets forth the major sources and uses of cash and cash equivalents and restricted cash at the end of each period (in millions):

	February 29, 2020	February 23, 2019	February 24, 2018
Cash and cash equivalents and restricted cash at end of period	$478.9	$967.7	$680.8
Cash flows provided by operating activities	1,903.9	1,687.9	1,018.8
Cash flows used in investing activities	(378.5)	(86.8)	(469.0)
Cash flows used in financing activities	(2,014.2)	(1,314.2)	(1,098.1)

Net Cash Provided By Operating Activities
Net cash provided by operating activities was $1,903.9 million during fiscal 2019 compared to net cash provided by operating activities of $1,687.9 million during fiscal 2018. The increase in net cash flow from operating activities during fiscal 2019 compared to fiscal 2018 was primarily due to improvements in Adjusted EBITDA, principally reflecting the results in fiscal 2019 compared to fiscal 2018, lower acquisition and integration costs, lower contributions to defined benefit pension plans and post-retirement benefit plans, a decrease in cash paid for interest and the additional week in fiscal 2019, partially offset by an increase in cash paid for income taxes primarily related to sale leaseback transactions and changes in working capital.
Net cash provided by operating activities was $1,687.9 million during fiscal 2018 compared to net cash provided by operating activities of $1,018.8 million during fiscal 2017. The increase in net cash flow from operating activities during fiscal 2018 compared to fiscal 2017 was primarily due to the increase in Adjusted EBITDA, principally reflecting the results in fiscal 2018 compared to fiscal 2017, and changes in working capital primarily related to accounts payable and accrued liabilities, which includes $42.3 million in payments related to litigation settlements in fiscal 2017, partially offset by $199.3 million in pension contributions in fiscal 2018.
Net Cash Used In Investing Activities
Net cash used in investing activities during fiscal 2019 was $378.5 million primarily due to payments for property and equipment, including lease buyouts, of $1,475.1 million, partially offset by proceeds from the sale of assets of $1,096.7 million. Payments for property and equipment included the opening of 14 new stores, completion of 243 upgrades and remodels and continued investment in digital and eCommerce technology. Proceeds from the sale of assets primarily includes the sale and leaseback of 53 store properties and one distribution center for $931.3 million, net of closing costs, during the second quarter of fiscal 2019 and certain other property dispositions during fiscal 2019.
Net cash used in investing activities during fiscal 2018 was $86.8 million primarily due to payments for property and equipment, including lease buyouts, of $1,362.6 million, which includes approximately $70 million of Safeway integration-related capital expenditures, partially offset by proceeds from the sale of assets of $1,252.0 million. Payments for property and equipment included the opening of six new stores, completion of 128 upgrades and remodels and continued investment in digital and eCommerce technology. Asset sale proceeds primarily relate to the sale and leaseback of seven of our distribution center properties during fiscal 2018 and other property dispositions.
Net cash used in investing activities during fiscal 2017 was $469.0 million primarily due to payments for property and equipment, including lease buyouts, of $1,547.0 million, which includes approximately $200 million of Safeway integration-related capital expenditures, and payments for business acquisitions of $148.8 million, partially offset by proceeds from the sale of assets of $939.2 million and proceeds from the sale of our equity method investment in Casa Ley of $344.2 million. Asset sale proceeds primarily relate to the sale and leaseback of 94 store properties during the third and fourth quarters of fiscal 2017.
In fiscal 2020, we expect to spend approximately $1.5 billion in capital expenditures, or approximately 2.4% of our sales in fiscal 2019, as follows, which does not reflect any incremental investments in technology and other initiatives we may consider in light of the coronavirus (COVID-19) pandemic (in millions):

Projected Fiscal 2020 Capital Expenditures
New stores and remodels	$550.0
IT	375.0
Real estate and expansion capital	100.0
Maintenance	350.0
Supply chain	125.0

Total	$1,500.0

Net Cash Used In Financing Activities
Net cash used in financing activities was $2,014.2 million in fiscal 2019 consisting of payments on long-term debt and finance leases of $5,785.9 million, partially offset by proceeds from the issuance of long-term debt of $3,874.0 million. Payments on long-term debt principally consisted of the term loan repayments, tender offer and various repurchases of notes, as further discussed below.
Net cash used in financing activities was $1,314.2 million in fiscal 2018 consisting of payments on long-term debt and finance leases of $3,179.8 million, partially offset by proceeds from the issuance of long-term debt of $1,969.8 million. Proceeds from the issuance of long-term debt and payments of long-term debt consisted of the issuance of the 2026 Notes, the issuance and subsequent redemption of the $750.0 million floating rate senior secured notes as a result of the terminated merger with Rite Aid Corporation, borrowings and repayments under our ABL Facility, the repayment of term loans in connection with the refinancing and repurchase of Safeway’s notes.
Net cash used in financing activities was $1,098.1 million in fiscal 2017 due primarily to payments on long-term debt and capital lease obligations of $977.8 million, payment of the Casa Ley CVR and a member distribution of $250.0 million, partially offset by proceeds from the issuance of long-term debt.

Debt Management
Total debt, including both the current and long-term portions of finance lease obligations and net of debt discounts and deferred financing costs, decreased $1.9 billion to $8.7 billion as of the end of fiscal 2019 compared to $10.6 billion as of the end of fiscal 2018.
Outstanding debt, including current maturities and net of debt discounts and deferred financing costs, principally consisted of (in millions):

February 29, 2020
Notes and debentures	$7,992.6
Finance leases	666.7
Other notes payable and mortgages	55.4

Total debt, including finance leases	$8,714.7

On February 5, 2020, we completed the issuance of $750.0 million in aggregate principal amount of new 2023 Notes, $600.0 million in aggregate principal amount of Additional 2027 Notes and $1,000.0 million in aggregate principal amount of new 2030 Notes (together with the 2023 Notes and Additional 2027 Notes, the “New Notes”). The net proceeds received from the issuance of the New Notes, together with approximately $18 million of cash on hand, were used to prepay in full the $2,349.8 million of aggregate principal amount outstanding of our then existing term loan facility and pay fees and expenses related to the term loan repayment and the issuance of the New Notes.
On November 22, 2019, we completed the issuance of $750.0 million in aggregate principal amount of 2027 Notes. Also on November 22, 2019, we repaid approximately $743 million in aggregate principal amount outstanding under our term loan facilities which was to mature on November 17, 2025, along with accrued and unpaid interest and fees and expenses, with the proceeds from the issuance of the 2027 Notes.
On August 15, 2019, we repaid approximately $1,571 million in aggregate principal amount outstanding under our term loan facilities, along with accrued and unpaid interest and fees and expenses, using cash on hand and proceeds from the issuance of the 2028 Notes (as defined herein). Contemporaneously with the term loan repayment, we refinanced the remaining amounts outstanding with new term loan tranches. The new tranches consisted of $3.1 billion in aggregate principal, of which $1,500.0 million was to mature on November 17, 2025 and $1,600.0 million was to mature on August 17, 2026. The new loans amortized, on a quarterly basis, at a rate of 1.0% per annum of the original principal amount. The new loans bore interest, at the borrower’s option, at a rate per annum equal to either (a) the base rate plus 1.75% or (b) LIBOR plus 2.75%, subject to a 0.75% floor.
Also on August 15, 2019, we completed the issuance of $750.0 million in aggregate principal amount of 2028 Notes. Proceeds from the 2028 Notes were used to partially fund the August 15, 2019 term loan repayment discussed above.
On May 24, 2019, we completed a cash tender offer and early redemption of $34.1 million of Safeway notes and $402.9 million of NALP Notes for an aggregate of $415.3 million in cash plus accrued and unpaid interest. During fiscal 2019, we also repurchased NALP Notes on the open market with an aggregate par value of $553.9 million for $547.5 million in cash plus accrued and unpaid interest.
During the second quarter of fiscal 2019, we completed the sale and leaseback of 53 store properties and one distribution center, through three separate transactions, for an aggregate purchase price, net of closing costs, of $931.3 million. In connection with the sale leaseback transactions, we entered into lease agreements for each of the properties for initial terms ranging from 15 to 20 years. The aggregate initial annual rent payment for the properties is approximately $53 million and includes 1.50% to 1.75% annual rent increases over the initial lease terms. All of the properties qualified for sale leaseback and operating lease accounting, and we recorded total gains of $463.6 million, which is included as a component of (Gain) loss on property dispositions and impairment losses, net. We also recorded operating lease right-of-use
assets and corresponding operating lease liabilities of $602.5 million.
Liquidity and Factors Affecting Liquidity
We estimate our liquidity needs over the next fiscal year to be in the range of $4.0 billion to $4.5 billion, which includes anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments of debt, operating leases and finance leases. Based on current operating trends, we believe that cash flows from operating activities and other sources of liquidity, including borrowings under our ABL Facility, will be adequate to meet our liquidity needs for the next 12 months and for the foreseeable future. We believe we have adequate cash flow to continue to maintain our current debt ratings and to respond effectively to competitive conditions. In addition, we may enter into refinancing transactions from time to time. There can be no assurance, however, that our business will continue to generate cash flow at or above current levels or that we will maintain our ability to borrow under our ABL Facility. See “Contractual Obligations” for a more detailed description of our commitments as of the end of fiscal 2019. Holders of the Convertible Preferred Stock will be entitled to dividends at an initial divided rate of 6.75%. It is expected that the total dividend costs on the Convertible Preferred Stock, before participation in common dividends, will approximate $118 million per year.
As of February 29, 2020, we had no borrowings outstanding under our ABL Facility and total availability of approximately $3.4 billion (net of letter of credit usage). On March 12, 2020, we provided notice to the lenders to borrow $2.0 billion under our ABL Facility (as defined herein) (such borrowing, the “ABL Borrowing”), so that a total of $2.0 billion (excluding $454.5 million in letters of credit) was outstanding immediately following the borrowing. We increased our borrowings under the ABL Facility as a precautionary measure in order to increase our cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the coronavirus (COVID-19) pandemic. In accordance with the terms of the ABL Facility, the proceeds from the ABL Borrowing may in the future be used for working capital, general corporate or other purposes permitted by the ABL Facility, but there is no guarantee how or when we will use the proceeds. For more information on our existing indebtedness, see “Description of Indebtedness.”
Since the beginning of fiscal 2020, we have experienced significant increases in customer traffic, product demand and overall basket size in stores and in our eCommerce business as customers adjust to the circumstances around coronavirus (COVID-19). As a result, identical sales increased 47% during the first four weeks of fiscal 2020 (ending March 28, 2020), increased 21% during the second four weeks of fiscal 2020 (ending April 25, 2020), and increased 21% during the third four weeks of fiscal 2020 (ending May 23, 2020), compared to 0.5%, 3.6% and 0.5% increases in identical sales in the first four weeks of fiscal 2019, second four weeks of fiscal 2019 and third four weeks of fiscal 2019, respectively. Identical sales for the first 12 weeks of fiscal 2020 increased 30% compared to 1.5% in the first 12 weeks of fiscal 2019. In addition, our cash balance as of May 23, 2020 was approximately $4.0 billion, which includes the proceeds from the ABL Borrowing, and our Net Debt as of May 23, 2020 was approximately $6.7 billion. Our cash balance and Net Debt at the end of the comparable period in fiscal 2019 was approximately $1.1 billion and $9.4 billion, respectively, and at the end of fiscal 2019 was $471 million and $8.2 billion, respectively. The increase in cash balance as of May 23, 2020, after adjusting for the ABL Borrowing, is primarily attributable to incremental operating cash flows driven by the increased sales performance and from changes in inventory and accounts payable working capital. We spent $311 million on capital expenditures in the first 12 weeks of fiscal 2020 compared to $293 million in the first 12 weeks of fiscal 2019.
Since the end of fiscal 2019, we have experienced an increase in overall flow from our increased sales performance as our gross margin rate was approximately 30.4% for the first 12 weeks of fiscal 2020 compared to 27.9% for the first 12 weeks of fiscal 2019. Excluding fuel sales, our gross margin rate increased 140 basis points in the first 12 weeks of fiscal 2020 compared to the first 12 weeks of fiscal 2019. Selling and administrative expenses as a percent of net sales was 24.5% for the first 12 weeks of fiscal 2020 compared to 25.3% for the first 12 weeks of fiscal 2019. Excluding fuel sales, our selling and administrative expenses as a percent of net sales decreased 160 basis points in the first 12 weeks of fiscal 2020 compared to the first 12 weeks of fiscal 2019. The improved gross margin rate and selling and administrative rate were primarily the result of increased leveraging of our costs, partially offset by increased expenses related to our response to the coronavirus (COVID-19) pandemic.
Subject to opportunistic investments, we currently expect our Net Debt at the end of fiscal 2020 will be approximately $6.7 billion as we anticipate that incremental cash flow from our business will, subject to seasonal fluctuations, fund capital expenditures, debt service, working capital replenishment and other operating needs. It is too early to predict the permanent impact the coronavirus (COVID-19) pandemic will have on our industry or food-at-home consumption or what the impact on sales will be going forward.
The ABL Facility contains no financial maintenance covenants unless and until (a) excess availability is less than (i) 10% of the lesser of the aggregate commitments and the then-current borrowing base at any time or (ii) $250.0 million at any time or (b) an event of default is continuing. If any such event occurs, we must maintain a fixed charge coverage ratio of 1.0:1.0 from the date such triggering event occurs until such event of default is cured or waived and/or the 30th day that all such triggers under clause (a) no longer exist.
During fiscal 2019 and fiscal 2018, there were no financial maintenance covenants in effect under the ABL Facility because the conditions listed above had not been met.
See Note 7 - Long-term debt and finance lease obligations in our consolidated financial statements, included elsewhere in this prospectus, for additional information.
Contractual Obligations
The table below presents our significant contractual obligations as of February 29, 2020 (in millions)(1):

	Payments Due Per Year
	Total	2020	2021-2022	2023-2024	Thereafter
Long-term debt (2)	$8,162.2	$138.0	$882.3	$1,268.4	$5,873.5
Estimated interest on long-term debt (3)	3,145.2	460.0	908.3	807.6	969.3
Operating leases (4)	9,159.4	891.8	1,795.0	1,504.4	4,968.2
Finance leases (4)	1,034.0	136.2	262.1	212.4	423.3
Other long-term liabilities (5)	1,247.4	404.0	380.2	156.0	307.2
Purchase obligations (6)	530.5	152.4	119.2	107.5	151.4

Total contractual obligations	$23,278.7	$2,182.4	$4,347.1	$4,056.3	$12,692.9

(1)	The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled $11.0 million in fiscal 2019 and is expected to total $69.5 million in fiscal 2020. This table excludes contributions under various multiemployer pension plans, which totaled $469.3 million in fiscal 2019 and is expected to total approximately $500 million in fiscal 2020.

(2)	Long-term debt amounts exclude any debt discounts and deferred financing costs. See Note 7 - Long-term debt and finance lease obligations in our consolidated financial statements, included elsewhere in this prospectus, for additional information.

(3)	Amounts include contractual interest payments using the stated fixed interest rate as of February 29, 2020. See Note 7 - Long-term debt and finance lease obligations in our consolidated financial statements, included elsewhere in this prospectus, for additional information.

(4)	Represents the minimum rents payable under operating and finance leases, excluding common area maintenance, insurance or tax payments, for which we are obligated.

(5)	Consists of self-insurance liabilities, which have not been reduced by insurance-related receivables, deferred cash consideration related to DineInFresh, Inc. (Plated), and the $75.0 million of withdrawal liability settlement related to Safeway’s previous closure of its Dominick’s division. The table excludes the unfunded pension and postretirement benefit obligation of $793.4 million. The amount of unrecognized tax benefits of $373.8 million as of February 29, 2020 has been excluded from the contractual obligations table because a reasonably reliable estimate of the timing of future tax settlements cannot be determined. Excludes contingent consideration because the timing and settlement is uncertain. Also excludes deferred tax liabilities and certain other deferred liabilities that will not be settled in cash.

(6)	Purchase obligations include various obligations that have specified purchase commitments. As of February 29, 2020, future purchase obligations primarily relate to fixed asset, marketing and information technology commitments, including fixed price contracts. In addition, not included in the contractual obligations table are supply contracts to purchase product for resale to consumers which are typically of a short-term nature with limited or no purchase commitments. We also enter into supply contracts which typically include either volume commitments or fixed expiration dates, termination provisions and other customary contractual considerations. The supply contracts that are cancelable have not been included above.

Off-Balance
Sheet Arrangements
Guarantees
We are party to a variety of contractual agreements pursuant to which we may be obligated to indemnify the other party for certain matters. These contracts primarily relate to our commercial contracts, operating leases and other real estate contracts, trademarks, intellectual property, financial agreements and various other agreements. Under these agreements, we may provide certain routine indemnifications relating to representations and warranties (for example, ownership of assets, environmental or tax indemnifications) or personal injury matters. The terms of these indemnifications range in duration and may not be explicitly defined. We believe that if we were to incur a loss in any of these matters, the loss would not have a material effect on our financial statements.
We are liable for certain operating leases that were assigned to third parties. If any of these third parties fail to perform their obligations under the leases, we could be responsible for the lease obligation, including as a result of the economic dislocation caused by the response to the coronavirus (COVID-19) pandemic. See Note 13 - Commitments and contingencies and off balance sheet arrangements in our consolidated financial statements, included elsewhere in this prospectus, for additional information. Because of the wide dispersion among third parties and the variety of remedies available, we believe that if an assignee became insolvent it would not have a material effect on our financial condition, results of operations or cash flows.
In the ordinary course of business, we enter into various supply contracts to purchase products for resale and purchase and service contracts for fixed asset and information technology commitments. These contracts typically include volume commitments or fixed expiration dates, termination provisions and other standard contractual considerations.
Letters of Credit
We had letters of credit of $454.5 million outstanding as of February 29, 2020. The letters of credit are maintained primarily to support our performance, payment, deposit or surety obligations. We typically pay bank fees of 1.25% plus a fronting fee of 0.125% on the face amount of the letters of credit.
New Accounting Policies
See Note 1 - Description of business, basis of presentation and summary of significant accounting policies in our consolidated financial statements, included elsewhere in this prospectus, for new accounting pronouncements which have been adopted.

Critical Accounting Policies
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a fair and consistent manner. See Note 1 - Description of business, basis of presentation and summary of significant accounting policies in our consolidated financial statements, included elsewhere in this prospectus, for a discussion of our significant accounting policies.
Management believes the following critical accounting policies reflect its more subjective or complex judgments and estimates used in the preparation of our consolidated financial statements.
Self-Insurance Liabilities
We are primarily self-insured for workers’ compensation, property, automobile and general liability. The self-insurance liability is undiscounted and determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. We have established stop-loss amounts that limit our further exposure after a claim reaches the designated stop-loss threshold. In determining our self-insurance liabilities, we perform a continuing review of our overall position and reserving techniques. Since recorded amounts are based on estimates, the ultimate cost of all incurred claims and related expenses may be more or less than the recorded liabilities.
Any actuarial projection of self-insured losses is subject to a high degree of variability. Litigation trends, legal interpretations, benefit level changes, claim settlement patterns and similar factors influenced historical development trends that were used to determine the current year expense and, therefore, contributed to the variability in the annual expense. However, these factors are not direct inputs into the actuarial projection, and thus their individual impact cannot be quantified.
Long-Lived Asset Impairment
We regularly review our individual stores’ operating performance, together with current market conditions, for indications of impairment. When events or changes in circumstances indicate that the carrying value of an individual store’s assets may not be recoverable, its future undiscounted cash flows are compared to the carrying value. If the carrying value of store assets to be held and used is greater than the future undiscounted cash flows, an impairment loss is recognized to record the assets at fair value. For property and equipment held for sale, we recognize impairment charges for the excess of the carrying value plus estimated costs of disposal over the fair value. Fair values are based on discounted cash flows or current market rates. These estimates of fair value can be significantly impacted by factors such as changes in the current economic environment and real estate market conditions. Long-lived asset impairment losses were $77.4 million, $36.3 million and $100.9 million in fiscal 2019, fiscal 2018 and fiscal 2017, respectively.
Business Combination Measurements
In accordance with applicable accounting standards, we estimate the fair value of acquired assets and assumed liabilities as of the acquisition date of business combinations. These fair value adjustments are input into the calculation of goodwill related to the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition.
The fair value of assets acquired and liabilities assumed are determined using market, income and cost approaches from the perspective of a market participant. The fair value measurements can be based on significant inputs that are not readily observable in the market. The market approach indicates value for a subject asset based on available market pricing for comparable assets. The market approach used includes prices and other relevant information generated by market transactions involving comparable assets, as well as pricing guides and other sources. The income approach indicates value for a subject asset based on the present value of cash flows projected to be generated by the asset. Projected cash flows are discounted at a required market rate of return that reflects the relative risk of achieving the cash flows and the time value of money. The cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility, was used, as appropriate, for certain assets for which the market and income approaches could not be applied due to the nature of the asset. The cost to replace a given asset reflects the estimated reproduction or replacement cost for the asset, adjusted for obsolescence, whether physical, functional or economic.
Goodwill
As of February 29, 2020, our goodwill totaled $1.2 billion, of which $917.3 million related to our acquisition of Safeway. We review goodwill for impairment in the fourth quarter of each year, and also upon the occurrence of triggering events. We perform reviews of each of our reporting units that have goodwill balances. We review goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, it is unnecessary to perform a quantitative analysis. We may elect to bypass the qualitative assessment and proceed directly to performing a quantitative analysis.
In the second quarter of the fiscal year ended February 24, 2018, there was a sustained decline in the market multiples of publicly traded peer companies. In addition, during the second quarter of the fiscal year ended February 24, 2018, we revised our short-term operating plan. As a result, we determined that an interim review of the recoverability of our goodwill was necessary. Consequently, we recorded a goodwill impairment loss of $142.3 million, substantially all within the Acme reporting unit relating to the November 2015 acquisition of stores from the Great Atlantic & Pacific Tea Company, Inc., due to changes in the estimate of our long-term future financial performance to reflect lower expectations for growth in revenue and earnings than previously estimated. The goodwill impairment loss was based on a quantitative analysis using a combination of a discounted cash flow model (income approach) and a guideline public company comparative analysis (market approach).
Goodwill has been allocated to all of our reporting units, and none of our reporting units have a zero or negative carrying amount of net assets. As of February 29, 2020, there are two reporting units with no goodwill due to the impairment loss recorded during the second quarter of the fiscal year ended February 24, 2018. There are ten reporting units with an aggregate goodwill balance of $1,132.0 million, of which the fair value of each reporting unit was substantially in excess of its carrying value, which indicates a remote likelihood of a future impairment loss. There is one reporting unit with a goodwill balance of $51.3 million where it is reasonably possible that future changes in judgments, assumptions and estimates we made in assessing the fair value of the reporting unit could cause us to recognize impairment charges on a portion of the goodwill balance within the reporting unit. For example, a future decline in market conditions, continued underperformance of this reporting unit or other factors could negatively impact the estimated future cash flows and valuation assumptions used to determine the fair value of this reporting unit and lead to future impairment charges.
The annual evaluation of goodwill performed for our reporting units during the fourth quarters of fiscal 2019, fiscal 2018 and fiscal 2017 did not result in impairment.

Employee Benefit Plans
Substantially all of our employees are covered by various contributory and non-contributory
pension, profit sharing or 401(k) plans, in addition to defined benefit plans for certain Safeway, Shaw’s and United employees. Certain employees participate in a long-term retention incentive bonus plan. We also provide certain health and welfare benefits, including short-term and long-term disability benefits to inactive disabled employees prior to retirement. Most union employees participate in multiemployer retirement plans pursuant to collective bargaining agreements, unless the collective bargaining agreement provides for participation in plans sponsored by us.
We recognize a liability for the underfunded status of the defined benefit plans as a component of pension and post-retirement benefit obligations. Actuarial gains or losses and prior service costs or credits are recorded within Other comprehensive (loss) income. The determination of our obligation and related expense for our sponsored pensions and other post-retirement benefits is dependent, in part, on management’s selection of certain actuarial assumptions in calculating these amounts. These assumptions include, among other things, the discount rate and expected long-term rate of return on plan assets.
The objective of our discount rate assumptions was intended to reflect the rates at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. We have elected to use a full yield curve approach in the estimation of service and interest cost components of net pension and other post-retirement benefit plan expense by applying the specific spot rates along the yield curve used in the determination of the projected benefit obligation to the relevant projected cash flows. We utilized weighted discount rates of 4.17% and 4.12% for our pension plan expenses for fiscal 2019 and fiscal 2018, respectively. To determine the expected rate of return on pension plan assets held by us for fiscal 2019, we considered current and forecasted plan asset allocations as well as historical and forecasted rates of return on various asset categories. Our weighted assumed pension plan investment rate of return was 6.36% and 6.38% for fiscal 2019 and fiscal 2018, respectively. See Note 11 - Employee benefit plans and collective bargaining agreements in our consolidated financial statements, included elsewhere in this prospectus, for more information on the asset allocations of pension plan assets.
Sensitivity to changes in the major assumptions used in the calculation of our pension and other post-retirement plan liabilities is illustrated below (dollars in millions).

	Percentage Point Change	Projected Benefit Obligation Decrease / (Increase)	Expense Decrease / (Increase)
Discount rate	+ /- 1.00%	$216.1 / $(265.4)	$11.2 / $(11.3)

Expected return on assets	+ /- 1.00%	- / -	$17.3 / $(17.3)

In fiscal 2019 and fiscal 2018, we contributed $11.0 million and $199.3 million, respectively, to our pension and post-retirement plans. We expect to contribute $69.5 million to our pension and post-retirement plans in fiscal 2020.
Income Taxes and Uncertain Tax Positions
We review the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in our consolidated financial statements. See Note 10 - Income taxes in our consolidated financial statements, included elsewhere in this prospectus, for the amount of unrecognized tax benefits and other disclosures related to uncertain tax positions. Various taxing authorities periodically examine our income tax returns. These examinations include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating these various tax filing positions, including state and local taxes, we assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in our financial statements. A number of years may elapse before an uncertain tax position is examined and fully resolved. As of February 29, 2020, we are no longer subject to federal income tax examinations for fiscal years prior to 2012 and in most states, we are no longer subject to state income tax examinations for fiscal years before 2007. Tax years 2007 through 2018 remain under examination. The assessment of our tax position relies on the judgment of management to estimate the exposures associated with our various filing positions.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risk from a variety of sources, including changes in interest rates and commodity prices. We have from time to time selectively used derivative financial instruments to reduce these market risks. Our market risk exposures related to interest rates and commodity prices are discussed below.
Interest Rate Risk and Long-Term Debt
We are exposed to market risk from fluctuations in interest rates. We manage our exposure to interest rate fluctuations through the use of interest rate swaps. At the time of entering into interest rate swap contracts, our risk management objective and strategy is to utilize them to protect us against adverse fluctuations in interest rates by reducing our exposure to variability in cash flows relating to interest payments on a portion of our outstanding debt. We significantly reduced our exposure to changes in LIBOR, which is the designated benchmark we hedge, with the extinguishment of our term loan facility on February 5, 2020. See Note 7 - Long-term debt and finance lease obligations in our consolidated financial statements, included elsewhere in this prospectus, for additional information. In connection with the term loan extinguishment, we discontinued hedge accounting, and changes in the fair value of these instruments are recognized in earnings. We continue to make scheduled payments on the swaps that were previously designated as cash flow hedges of our term loan facility in accordance with the terms of the contracts.
As a result of the term loan extinguishment, our principal exposure to LIBOR now relates to our ABL Facility, and we believe a 100 basis point increase on our variable interest rates would not have a material impact our interest expense.
The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including debt instruments and interest rate swaps. For debt obligations, the table presents principal amounts due and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents average notional amounts and weighted average interest rates by expected (contractual) maturity dates (dollars in millions):

	Fiscal 2020	Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024	Thereafter	Total	Fair Value
Long-Term Debt
Fixed Rate - Principal payments	$138.0	$131.2	$751.1	$1.2	$1,267.2	$5,873.5	$8,162.2	$8,486.2
Weighted average interest rate (1)	3.97%	4.76%	3.50%	5.22%	6.66%	5.81%	5.68%

(1)	Excludes debt discounts and deferred financing costs.

	Pay Fixed / Receive Variable
	Fiscal 2020	Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024	Thereafter
Interest Rate Swaps
Average Notional amount outstanding	$1,957.0	$1,653.0	$593.0	$49.0	$—	$—
Average pay rate	2.82%	2.83%	2.94%	2.94%	0.0%	0.0%
Average receive rate	.75%	.75%	.75%	.75%	0.0%	0.0%

Commodity Price Risk
We have entered into fixed price contracts to purchase electricity and natural gas for a portion of our energy needs. We expect to take delivery of these commitments in the normal course of business, and, as a result, these commitments qualify as normal purchases. We also manage our exposure to changes in diesel prices utilized in our distribution process through the use of short-term heating oil derivative contracts. These contracts are economic hedges of price risk and are not designated or accounted for as hedging instruments for accounting purposes. Changes in the fair value of these instruments are recognized in earnings. We do not believe that these energy and commodity swaps would cause a material change to our financial position.

BUSINESS
Our Company
We are one of the largest food retailers in the United States, with 2,252 stores across 34 states and the District of Columbia. We operate 20 iconic banners with on average 85 years of operating history, including
Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Jewel-Osco, Acme, Shaw’s, Star Market, United Supermarkets, Market Street
and
Haggen
, with approximately 270,000 talented and dedicated employees, as of February 29, 2020, who serve on average more than 33 million customers each week. Additionally, as of February 29, 2020, we operated 1,290 in-store
branded coffee shops, 402 adjacent fuel centers, 23 dedicated distribution centers, 20 manufacturing facilities and various online platforms. Our stores operate in
First-and-Main
retail locations and have leading market share within attractive and growing geographies. We hold a #1 or #2 position by market share in 68% of the 121 MSAs in which we operate. Our portfolio of well-located, full-service stores provides the foundation of our omni-channel platform, including our rapidly growing Drive Up & Go curbside pickup, home delivery and rush delivery offerings. We seek to tailor our offerings to local demographics and preferences of the markets that we operate in. Our
Locally Great, Nationally Strong
operating structure empowers decision making at the local level, which we believe better serves our customers and communities, while also providing the systems, analytics and buying power afforded by an organization with national scale and $62.5 billion in annual sales. Throughout the coronavirus (COVID-19) pandemic, our highest priorities have been the safety of our associates and customers and maintaining the supply of product. During the first 8 weeks of fiscal 2020, we have delivered strong sales growth and increases in market share.

We are focused on creating deep and lasting relationships with our customers by offering them an experience that is
Easy
,
Exciting
and
Friendly
– wherever, whenever and however they choose to shop. We make life
Easy
for our customers through a convenient and consistent shopping experience across our omni-channel network. Merchandising is at our core and we offer an
Exciting
and differentiated product assortment. We believe we are an industry leader in fresh, emphasizing organic, locally sourced and seasonal items as well as value-added services like daily fresh-cut
fruit and vegetables, customized meat cuts and seafood varieties, made-from-scratch bakery items, prepared foods, deli and floral. We also continue to grow our innovative and distinctive
Own Brands
portfolio, which achieved over $13.1 billion in sales during fiscal 2019 and reached 25.4% sales penetration. Our
Friendly
service is embedded in our culture and enables us to build deep ties with our local communities.
Our
Easy
,
Exciting
and
Friendly
shopping experience, coupled with our nationwide
just for U
, grocery and fuel rewards programs and pharmacy services, offers a differentiated value proposition to our customers. The just for U
program has 20.7 million registered loyalty households which, we believe, provides us with a comprehensive understanding of our core shoppers. These loyalty programs and our omni-channel offerings combine to form an extended loyalty ecosystem that drives increased customer lifetime value through greater purchase frequency, larger basket size and higher customer retention.
Our Company has grown through a series of transformational acquisitions over the last six years, including our merger with Safeway in 2015 which gave us the benefits of national scale. While our banners have rich histories, we are in many ways a young company. We have integrated systems and converted stores and distribution centers to create a common platform. We believe our common platform gives us greater transparency and compatibility across our network, allowing us to better serve our customers and employees while enhancing our supply chain.
We continue to sharpen our
in-store
execution, increase our
Own Brands
penetration and expand our omni-channel and digital capabilities. We have invested substantially in our business, deploying approximately $6.8 billion of capital expenditures beginning with fiscal 2015, including the $1.5 billion we spent in fiscal 2019. We used that capital to remodel existing stores, opportunistically build new stores and enhance our digital capabilities. We have also developed and begun to implement specific productivity initiatives across our business that target $1 billion of annual run-rate
productivity benefits by the end of fiscal 2022 to help offset cost inflation, fund growth and drive earnings. While certain projects are well underway and contributing as expected, in other cases, we have temporarily paused some of our initiatives to ensure we are first taking care of our customers and our communities, while focusing on the safety of our associates during the coronavirus
(COVID-19)
pandemic.
We have enhanced our management team, adding executives with complementary backgrounds to position us well for the future, including our President and CEO, Vivek Sankaran, who joined the Company from PepsiCo in April 2019. In fiscal 2019, we also added Chris Rupp as Chief Customer & Digital Officer and Mike Theilmann as Chief Human Resources Officer. In addition, we have internally promoted and expanded the roles of certain key members of our leadership team, including Susan Morris, our Chief Operations Officer, and Geoff White, our Chief Merchandising Officer.
Our recent operational initiatives are driving positive financial momentum. We realized strong financial performance in fiscal 2019, generating net sales of $62.5 billion, Adjusted EBITDA of $2.8 billion and Adjusted Free Cash Flow of $1.4 billion. We have achieved nine consecutive quarters of positive identical sales growth. Adjusted EBITDA grew from $2.7 billion in fiscal 2018 to $2.8 billion in fiscal 2019 and we generated a cumulative $6.7 billion in Adjusted Free Cash Flow since the start of fiscal 2015. The momentum we are experiencing gives us confidence that our
Easy, Exciting
and
Friendly
identity resonates with customers. We believe our strategic framework will enable us to continue delivering profitable growth going forward.

Identical Sales	Net Income ($mm)	Adj. EBITDA ($mm)

Cumulative Adjusted Free Cash Flow (in billions)

Drivers of Current Momentum
We have achieved significant near-term momentum in our business through a number of successful and ongoing initiatives, including the following:
Sharpened In-Store Execution.
 We are improving
in-store
execution and enhancing our customer experience to drive profitable growth. We have simplified our merchandising programs, automated our front-end
scheduling processes and expanded self-checkout in 533 additional stores during fiscal 2019. These enhancements have been instrumental in improving store-level productivity, allowing us to increase our focus on the customer. To further enhance the customer experience, we remerchandised over 850 stores since the beginning of fiscal 2017, reallocating space to better accentuate high growth fresh categories like produce, meat and seafood, bakery, prepared foods, deli and floral. This, coupled with our robust remodel program, has also allowed us to optimize store layouts and ease shopping patterns to make things simpler for customers and employees.
Increased
Own Brands
Penetration.
Our
Own Brands
portfolio has continued to contribute to identical sales growth and margin expansion. Penetration of our
Own Brands
has expanded over the past two years, growing from 22.3% in the first quarter of fiscal 2017 to 25.4% in the fourth quarter of fiscal 2019.
Own Brands
identical sales growth has exceeded Company identical sales growth for 12 consecutive quarters.
Leading Omni-Channel Capabilities.
 We have continued to enhance our capabilities to meet customer demand for convenience and flexibility. In fiscal 2017, we began to offer our Drive Up & Go curbside pickup service which is currently available in approximately 650 locations, while expanding our long-established home delivery network. We also collaborate with third parties, including Instacart, for rush delivery as well as with GrubHub and Uber Eats for delivery of our prepared and ready-to-eat
offerings. We now offer home delivery services across more than 2,000 of our stores and 12 of the country’s top 15 MSAs by population. The coronavirus (COVID-19) pandemic has significantly increased demand for food-at-home, particularly through our eCommerce offerings. As a result we have accelerated our Drive Up & Go build out and have made several enhancements to our eCommerce platform that we believe will meaningfully improve the overall customer experience and enable us to drive growth and market share.

Investment in Stores and Technology Capabilities.
 From fiscal 2015 through the end of fiscal 2019, we have spent approximately $6.8 billion on capital expenditures, including the $1.5 billion we spent in fiscal 2019. Approximately $3.8 billion of that spend contributed to completing 950 store remodels and opening 57 new stores, as well as merchandising and maintenance initiatives. We also increased investment in digital and technology projects, including approximately $375 million spent in fiscal 2019. These investments include upgraded pricing and promotional tools and more integrated and easy-to-use
customer-facing digital applications.
Continued Focus on Productivity
.
With the integration of Safeway behind us, we have developed and are in the early stages of implementing a new set of clearly defined productivity initiatives that are underpinned by technology and talent. We are targeting $1 billion of annual run-rate
productivity benefits by the end of fiscal 2022 to help offset cost inflation, fund growth and drive earnings. These initiatives include a focus on enhancing store and distribution center operations, leveraging scale to buy better, increasing promotional effectiveness and leveraging general and administrative costs. For example, we implemented a shrink reduction program centered on the use of technology as well as employee and manager education. As a result, we successfully reduced shrink levels by approximately 45 basis points in fiscal 2019 over fiscal 2017. We also believe these productivity initiatives will drive tangible improvements in our customer satisfaction and customer service scores. While certain projects are well underway and contributing as expected, in other cases, we have temporarily paused some of our initiatives to ensure we are first taking care of our customers and our communities, while focusing on the safety of our associates during the coronavirus (COVID-19) pandemic.
Our Competitive Strengths
We are focused on driving deep and lasting relationships with our customers by delivering an
Easy, Exciting
and
Friendly
shopping experience. We believe the following competitive strengths will help us to achieve our goal:
Robust Portfolio of Stores and Iconic Banners with Leading Market Shares.
 Our 2,252 stores provide us with strong local presence and leading market share in some of the most attractive and growing geographies in the country.
•
Well-Known Banners
: Our portfolio of well-known banners has strong customer loyalty and ties within the local communities we serve. Seven of our banners have operated for more than 100 years, with an average of over 85 years across all banners.
•
Prime Locations
: Because of our long history, many of our stores are in
First-and-Main
locations, providing our customers with exceptional convenience. Our owned and ground leased stores and distribution centers, which represent approximately 39% of our store and distribution base, have an aggregate appraised value of $11.2 billion.
•
Strong Market Share and Local
Market Density
: We are ranked #1 or #2 by market share in 68% of the 121 MSAs in which we operate. We believe this local market presence, coupled with brand recognition, drives repeat traffic and helps create marketing, distribution and omni-channel efficiencies that enhance our profitability. Since the onset of the coronavirus (COVID-19) pandemic, we have gained market share across the majority of our markets. We believe that our competitive position will continue to strengthen as a result of customer receptiveness to our response to the challenges of the coronavirus (COVID-19) pandemic and the strength of our supply chain.
•
Highly Attractive Markets
: Our 20 largest MSAs by store count encompass approximately one-third
of the U.S. population and approximately 45% of U.S. GDP. In 60% of the 121 MSAs in which we operate, the projected population growth over the next five years, in aggregate, exceeds the national average by over 60%.

The following illustrative map represents our regional banners and combined store network as of February 29, 2020.

1
Nielsen ACView based on food markets in Company operating geographies as of calendar fourth quarter 2019.
Differentiated and Exciting Merchandise Offering.
Our expertise in fresh merchandising is a core strength of our Company. We create a destination shopping experience by empowering our operators with the autonomy to tailor merchandise to local and seasonal tastes and preferences so they can consistently deliver an
Exciting
product assortment. We have particular strength in fresh categories including produce, meat and seafood, bakery, prepared foods, deli and floral. Perishable sales accounted for over 41% of our revenue in fiscal 2019, which we believe is one of the highest percentages in the industry. Our relationships with a select group of suppliers enable us to provide exciting fresh produce, giving us access to premium produce grades in terms of size, flavor, color and quality. In addition, we offer an extensive range of value-added services such as daily in-store
fresh-cut
fruit,
in-store
prepared
ready-to-cook
vegetables and fresh-made guacamole. In meat and seafood, we feature best-in-class
full service butcher blocks that highlight
custom-cut
USDA Choice and Prime beef, ground chicken and pork, seasonal smoked meats like sausages and bacon,
Open Nature
grass-fed
beef, lamb and wild-caught Alaskan salmon as well as a wide range of responsibly sourced waterfront bistro shrimp. Our bakeries feature scratch-made pastries, artisan breads, and cakes designed-to-order
by trained 5 Star decorators. Our prepared foods include
ready-to-eat,
ready-to-heat,
and
ready-to-cook
meal solutions that encompass everything from family favorites to a wide range of world cuisine offerings. Our fresh offerings are complemented by strong specialty assortments. These include our curated wine selections and artisan cheese shops. As our customers demand healthy options and product transparency, we have grown our natural and organic sales nearly twice as fast as the rest of the store during fiscal 2019, with sales penetration of approximately 13% for the same period.

High-Quality Own Brands That Deliver Great Value.
 We believe our proprietary
Own Brands
portfolio is a competitive advantage, providing high-quality products to our customers at a great value. In addition, customers who buy our
Own Brands
products shop more frequently with us and spend more per trip, driving enhanced loyalty, higher sales and improved margin.
Own Brands
accounted for $13.1 billion in sales in fiscal 2019, which is more than seven times larger than the next largest consumer packaged goods company selling through our stores. Our portfolio of
Own Brands
targets customers across price points, from the cost-conscious positioning of
Value Corner
to our ultra-premium
Signature Reserve
brand. Four of our
Own Brands
(
Lucerne
,
Signature Select
,
Signature
Café
and
O Organics
) exceed $1 billion in annual sales and we have more than 12,000 unique items available. We self-manufacture many high-velocity
Own Brands
products, including dairy and bakery items, driving better pricing for our customers. We also believe that our
Own Brands
team is one of the most innovative in the industry, with plans to launch approximately 800 new
Own Brands
items annually over the next few years. Our
Own Brands
portfolio has a significant gross margin advantage over similar national brand products and has allowed us to drive both top-line
growth and margin expansion. Sustainability is also a top priority with our
Own Brands
, and we are targeting all
Own Brands
packaging to be recyclable, reusable or industrially compostable by 2025.

Integrated Omni-Channel Solutions.
 We provide our customers with the convenience and flexibility to shop wherever, whenever and however they choose. We have instituted a variety of programs both in store and online to maximize customer choice and convenience. We have significantly expanded our digital capabilities over the last several years. Below is a summary of our various eCommerce solutions:
Drive Up & Go

• Currently available in approximately 650 locations, with plans to grow to 1,600 locations in the next two years • Easy-to-use mobile app • Convenient, well-signed, curbside pickup

Home Delivery

•
First launched home delivery services in 2001

•
Provide home delivery using our own “white glove” delivery service in approximately 60% of our stores

•
Operate over 1,000 multi-temperature delivery trucks to support home delivery growth

•
Successful roll out of new eCommerce website and mobile applications to all divisions

Rush Delivery

•
Launched rush delivery in 2017 with Instacart

•
Delivery within one to two hours in all divisions and covering over 2,000, or nearly 90%, of our stores offered in collaboration with third parties

•
Partnership with Grubhub and Uber Eats adds delivery offerings for our prepared and ready-to-eat
options from our stores

Strong Relationships with Loyal Customers.
 Our
just for U
loyalty program, grocery and fuel rewards and pharmacy services combined with our omni-channel offerings create an extended loyalty ecosystem that drives increased customer spend and retention. We believe bringing new and existing customers into this extended loyalty ecosystem drives higher spend and longer-term relationships, and thus increases customer lifetime value. For example, our just for U
program drives basket size by delivering almost 400 million personalized promotional deals each week through a variety of digital channels; our data indicates an engaged just for U
household spends approximately 3.8x more than shoppers not participating in the program. We have grown household membership to 20.7 million registered households during fiscal 2019, an increase of 26% compared to fiscal 2018. Our data also indicates that as our customers start engaging in eCommerce, they increase their spend with us by more than 20%.
Engagement in Enhanced Loyalty Ecosystem Increases Customer Lifetime Value

Note: Charts above based on data from a single market division and reflect indexed annual grocery spend and lifetime value versus store-only shoppers who do not participate in our loyalty ecosystem.
1
Programs are just for U, grocery and fuel rewards, pharmacy services, Drive Up & Go and home delivery.
2
Defined as annual average gross profit multiplied by average years shopping.
Disciplined Approach to Capital Investment and Strong Adjusted Free Cash Flow and Balance Sheet.
 Beginning with fiscal 2015 through the end of fiscal 2019, we have spent approximately $6.8 billion in capital expenditures through a disciplined approach. We have focused on refreshing our store base with approximately $3.8 billion of capital expenditures on remodels, upgrades, new stores and merchandising initiatives during this period. We have also invested to enhance our digital and technology assets. We believe these investments have been instrumental in maintaining our position as a leader in the food retail industry. Our strong Adjusted Free Cash Flow profile allows us the flexibility to invest in our business. Beginning with fiscal 2015, the first year after our merger with Safeway, we have generated cumulative Adjusted Free Cash Flow of $6.7 billion through the end of fiscal 2019. We have also reduced our outstanding Net Debt by approximately $3.0 billion since the end of fiscal 2017, decreasing our Net Debt Ratio from 4.7x to 2.9x as of the end of fiscal 2019.
New Best-In-Class Leadership with a Fresh Perspective.
 We have assembled a dynamic and experienced management team. Vivek Sankaran, our President and Chief Executive Officer, brings to our organization differentiated consumer products, retail and strategic planning experience. Vivek is supported by seasoned executives, each with over 30 years of food retail and distribution experience, including Bob Dimond, our Chief

Financial Officer, Susan Morris, our Chief Operations Officer, and Geoff White, our recently appointed Chief Merchandising Officer. Geoff most recently served as President of our
Own Brands
team, where he grew sales penetration to 25.4% in fiscal 2019. In addition, in fiscal 2019, we added Chris Rupp, our Chief Customer & Digital Officer, who brings a mix of retail, eCommerce, and business innovation experience from both Amazon and Microsoft, and Mike Theilmann, our Chief Human Resources Officer, who has nearly 30 years of experience at companies including Yum and Heidrick & Struggles. These enhancements to our leadership team bring us a strong blend of new perspective and industry knowledge.
Our team believes in the power of our
Locally Great, Nationally Strong
approach. We empower our operators to take ownership of local merchandising and in-store
execution. This enables our local managers to select the best product assortments for their communities, provide a heightened level of customer service and drive improved store performance. This localized approach has been such an important part of our heritage and success.
Our Strategic Framework
We are focused on providing our customers with an
Easy, Exciting
and
Friendly
shopping experience. We support our identity through a strategic framework that rests on four key pillars:
Growth
,
Productivity
,
Technology
and
Talent and Culture
.
Growth:
We are well-positioned to accelerate the profitable growth of our business through both our stores and our broader omni-channel network:
•
Achieve More Identical Sales Growth From Our Stores
: We seek to elevate the operational excellence that drives our store performance through intensified focus and an organization-wide effort to leverage technology.

•
Merchandising Excellence
: We strive to provide customers with an
Exciting
shopping experience driven by excellent quality fresh, organic and local merchandise. We plan to drive identical sales growth by expanding our fresh product offerings. We will optimize the center store departments to ensure the right product is in the right stores, including natural, organic, ethnic and value. Since 2017, we have re-merchandised
more than 850 stores and plan to expand this successful program.

•
Pricing and Promotions
: We intend to leverage our local market insights, proprietary data and data analytics capabilities to optimize our pricing and promotions. We track price by product, region, and store to ensure our pricing remains competitive and at a level that provides a compelling overall value proposition to shoppers. We also use our loyalty programs to enhance our value proposition through personalized pricing and rewards to drive customer retention and build basket size.

•
Operating Excellence
: We plan to continue to improve
in-store
efficiency by using technology to optimize labor and improve in-stock
and display execution, resulting in enhanced store productivity and customer satisfaction. A number of these initiatives are already underway. In stores where we have introduced computer-assisted ordering and production systems, for example, we have seen a meaningful uplift in sales and improved levels of in-stocks,
inventory and shrink.

•
Culture of Exceptional Service
: Exceptional customer service is at the heart of our Albertsons culture. We plan to leverage in-store
technology to achieve labor efficiencies through the automation of non-customer-facing
tasks. We expect this effort to provide our associates more time to better serve customers, enhancing the shopping experience and driving purchase frequency, larger basket size, customer satisfaction and retention.

•
Targeted Store Remodels
: Our store base is well-invested following approximately $3.8 billion of store-related capital expenditures we have incurred since fiscal 2015 through the end of fiscal 2019. We anticipate future store remodels will be specifically targeted to enhance our
Easy
,

Exciting and Friendly identity and to enhance the positioning of our stores as a destination shopping experience.

•
Drive Incremental eCommerce Growth:
We believe that eCommerce is
a strong growth engine that drives incremental sales. We plan to sustain our eCommerce growth through a number of initiatives. First, we will extend our Drive Up & Go pickup service to approximately 1,600 locations in the next two years. The coronavirus (COVID-19) pandemic has driven significant eCommerce volumes that have caused us to accelerate our omni-channel investments and our Drive Up & Go build out. Additionally, we are refreshing our entire digital interface to create a more personalized, easy-to-use
and fully-integrated digital experience. We are improving our mobile applications to enable more personalized rewards and services like advanced basket-building tools and product, meal and recipe recommendations. We are further integrating our digital and in-store
models to better drive existing customer engagement and new customer trial for our own and third-party delivery.

•
Accelerate Own Brand Penetration
: We plan to strengthen our
Own Brands
portfolio and increase our
Own Brands
penetration from 25.4% in fiscal 2019 to 30%. We intend to introduce innovative items and increase merchandising and promotions in underpenetrated categories and geographies. We plan to add approximately 800 products annually to our
Own Brands
portfolio over the next few years.

•
Increase Customer Engagement and Lifetime Value:
We will continue to deepen relationships with our customers to grow profitable sales. Our just for U
rewards program is still new in many of our banners and we plan to increase registrations in under-penetrated markets. In markets with already-strong loyalty program participation, we have an opportunity to drive incremental engagement beyond the just

for U
program and into our broader loyalty ecosystem. We will also enhance our loyalty ecosystem through innovation and the addition of new programs and services that will further engage existing customers, attract new customers and drive increased customer lifetime value.

Productivity:
We have a successful track record of identifying and achieving productivity targets as a means of funding growth in our business. We have developed and begun to implement specific productivity initiatives across our business that target $1 billion of annual run-rate
productivity benefits by the end of fiscal 2022. This will help us to offset cost inflation, fund growth and drive earnings. Our initiatives include the following:
•
Enhancing Store and DC Operations:
Within our stores and distribution centers, we have identified opportunities to further reduce shrink and utilize technology to automate non-customer-facing
tasks and drive labor productivity. For example, we are working to roll out enhanced demand forecasting and replenishment systems to improve operating efficiency, reduce product waste and optimize labor and inventory levels. We expect to scale these opportunities across the business quickly and efficiently.

•
Leveraging Scale to Buy Better:
We have an opportunity to leverage our national scale through advantaged and more productive supplier partnerships. We will simplify the way we work with our suppliers, planning further in advance and executing coordinated, national buying across all our divisions. We have also identified indirect spend as an area of further cost savings. We plan to further harness our scale to purchase items and services such as packaging and store maintenance with additional volume discounts.

•
Increasing Promotional Effectiveness:
Promotions both in store and online are a key component of our customer value proposition. We plan to leverage data science and advanced analytics to drive more effective promotions and increase sales. For example, we intend to introduce simulation tools enabled by machine learning and pattern recognition software that will allow our merchants to more efficiently forecast promotional performance as well as enhance collaboration with our vendors.

•
Leveraging G&A:
Additional areas of cost savings will come from more efficiently leveraging corporate overhead. For example, continuing to modernize our IT infrastructure will make our technology stack more effective, flexible and cost effective and increase our ability to roll out technology tools across the Company
.

While certain projects are well underway and contributing as expected, in other cases, we have temporarily paused some of our initiatives to ensure we are first taking care of our customers and our communities, while focusing on the safety of our associates during the coronavirus (COVID-19) pandemic.
Technology:
Technology underpins everything we do and is a crucial enabler for our strategy for growth and productivity. Since 2015, we have invested $1.25 billion in technology. We are continuing to modernize the key elements of our firm-wide technology infrastructure, including the following core efforts: transition to the Cloud, modernize edge computing and network infrastructure, expand our enterprise data model in the Cloud, use robotics and process automation, leverage data science and artificial intelligence and continually enhance security. We believe that this modern infrastructure will provide a foundation to accelerate technology-based enhancements for our customers, store operations, merchandising and supply chain:
•
Customers:
We are leveraging technology to improve the customer experience by making it more integrated, personalized and easy to use in our stores, at curbside, online and on mobile devices. We will continue to innovate on our customer-facing mobile applications, reduce friction in our check-out
processes and improve our
at-store
pickup experience. For example, we are partnering with Adobe to provide an artificial intelligence-powered solution to personalize the website and mobile application experience. This will enable the customer to see personalized products and information as they browse homepages, categories and product detail pages.

•
Store Operations:
We are continuing to leverage technology to improve store operations and optimize labor through task simplification and automation. Demand forecasting and replenishment tools such as computer-assisted ordering and production systems should sharpen our ability to predict store demand and track perpetual inventory, helping us to reduce out-of-stocks,
inventory, and shrink.

Additionally, we have begun to introduce
in-store
micro-fulfilment centers (MFCs) to provide enhanced capabilities for last-mile delivery that leverage our well-located store base as the distribution point for online orders. Early learnings from our partnership with Takeoff Technologies indicate improved picking efficiency by more than seven times compared to in-store
services as well as better inventory management and
on-time
delivery. We plan to have 10 more MFCs operating within the next two years, in addition to the two operating today.

•
Merchandising:
We plan to introduce a technology-enabled, data-driven approach to improving our product assortment and optimizing pricing and promotions. These new advanced analytics and simulation tools will incorporate machine learning and pattern recognition to drive promotional effectiveness and productivity while automating the pricing and inventory tracking processes. We will continue to improve our merchants’ access to rich information on products, customers and suppliers provided by our data analytics capabilities so they are able to make smarter decisions on pricing, promotions and assortment in each local market.

•	Supply Chain: Our enhanced technology infrastructure will improve our supply chain function by enabling more efficient demand forecasting, introducing robotics and process automation and data science analytics that will be integrated with our enterprise data model. These elements will work to drive labor productivity and speed efficiencies, while reducing inventory and shrink.

Talent and Culture:
Our service-oriented frontline associates are at the heart of our Company. As part of our Locally Great, Nationally Strong approach, we will continue to invest in and instill an ownership mentality in our store operators.
Across all segments of our business, our associates seek to deliver for our customers, our community, and our Company through their sales and service focus. We seek to celebrate the diversity and inclusiveness of our workforce and focus on improving our communities through sustainability and charitable activities that are an essential part of our business. As we leverage our national scale for efficiencies, we will continue to empower store-level decision makers to take care of our customers and encourage frontline responsibility. We will also continue to nurture an ownership mindset in our stores and ensure that the interests of those who directly manage our customer relationships on a daily basis are aligned with those of our stockholders.

Our Industry
We operate in the $1.1 trillion U.S. food retail industry, a highly fragmented sector with a large number of companies competing locally and a growing array of companies with a national footprint, including traditional supermarkets, pharmacies and drug stores, convenience stores, warehouse clubs and supercenters. The industry has also seen the widespread introduction of “limited assortment” retail stores, as well as local chains and stand-alone stores that cater to the individual cultural preferences of specific neighborhoods. Despite this, large, national grocers have increased market share over time as scale remains an important advantage in offering customers a modern and attractive shopping experience. Between 2013 and 2018, the share of the top 10 food retail companies increased from 44% to 55% on the basis of industry retail sales. While brick and mortar stores account for approximately 95% of industry sales, eCommerce offerings have been expanding as a result of new pure-play internet-based companies as well as established players expanding omni-channel options. Other trends in the industry include changing consumer tastes, preferences (including those relating to sustainability of product sources) and spending patterns. See “Risk Factors—Risks Related to Our Business and Industry—We may not timely identify or effectively respond to consumer trends, which could negatively affect our relationship with our customers, the demand for our products and services and our market share.”
From 2014 through 2019, food retail industry revenues increased by $29 billion, driven in part by economic growth, favorable consumer dynamics and a consumer shift to premium and organic brands. Both inflation and deflation affect our business. After a period of food deflation in 2016 and 2017, the
Food-at-Home
Consumer Price Index increased by 0.4% in 2018 and 0.9% in 2019 and is expected to increase between 0.5% and 1.5% in 2020, and U.S. GDP is expected to increase by 2.1% in 2020. In addition to macroeconomic factors, the following trends, in particular, are expected to drive sales across the industry:
•	Customer Focus on Fresh, Natural and Organic Offerings. Evolving customer tastes and preferences and a more holistic pursuit of health and wellness has caused food retailers to improve the breadth and quality of their fresh, natural, meal replacement and organic offerings. This, in turn, has resulted in the increasing convergence of product selections between conventional and alternative format food retailers.

•
Omni-Channel Convenience as a Differentiator
.    Industry participants are addressing customers’ desire for convenience by providing an excellent in-store
experience as well as online, home delivery, pickup and digital shopping solutions in order to differentiate themselves from competitors.
In-store
amenities and services, including store-within-store sites such as restaurants, coffee bars, fuel centers, banks and ATMs, meal kits and prepared meals have become increasingly commonplace.

•
Expansion of Private Label Offerings.
Consumers are increasingly viewing private label as a high-quality, national brand alternative, which has driven growth in demand for private label offerings, including the introduction of premium store brands. Industry participants are elevating private label programs through expanded assortments and improved packaging and marketing. In general, private label offerings have a higher gross margin than similarly positioned products of national brands.

•
Loyalty Programs and Personalization.
    To remain competitive and generate customer loyalty, food retailers are increasing their focus on loyalty programs and data-driven analytics to target the delivery of personalized offers to their customers. Food retailers are also strengthening customer loyalty by offering mobile applications that allow customers to make purchases, access loyalty card data and check prices while in-store.

Competition
The food and drug retail industry is highly competitive. The principal competitive factors that affect our business are location, quality, price, service, selection, convenience and condition of assets such as our stores. The operating environment for the food and drug retailing industry continues to be characterized by intense competition, aggressive expansion, increasing specialization of retail and online formats, entry of non-traditional
competitors and consolidation.
We face intense competition from other food and/or drug retailers, supercenters, club stores, online retailers, specialty and niche supermarkets, “limited assortment” stores, drug stores, general merchandisers, wholesale stores, discount stores, convenience stores, natural food stores, farmers’ markets, local chains and stand-alone stores that cater to the individual cultural preferences of specific neighborhoods, restaurants and a growing number of internet-based home delivery and meal solution companies. We and our competitors engage in price and non-price
competition which, from time to time, has adversely affected our operating margins.
For more information on the competitive pressures that we face, see “Risk Factors—Risks Related to Our Business and Industry—Competition in our industry is intense, and our failure to compete successfully may adversely affect our profitability and results of operations” and “Risk Factors—Risks Related to Our Business and Industry—We may not timely identify or effectively respond to consumer trends, which could negatively affect our relationship with our customers, the demand for our products and services and our market share.”
Seasonality
Our business is generally not seasonal in nature, but a larger share of annual revenues may be generated in our fourth quarter due to the major holidays in November and December.
Employees
We believe that our relations with our employees are good. As of February 29, 2020, we employed approximately 270,000 full- and part-time employees, including approximately 185,000 covered by collective bargaining agreements. During fiscal 2019, collective bargaining agreements covering approximately 57,000 employees were renegotiated. Collective bargaining agreements covering approximately 45,000 employees have expired or are scheduled to expire in fiscal 2020. We have sought to actively manage our participation in multiemployer pension plans through negotiations with union officials, pension plan trustees, other contributing employers and the PBGC. During fiscal 2019, we reached a collective bargaining agreement covering our Acme division that freezes new benefit accruals under the UFCW and Food Industry Employers
Tri-State
Pension Plan. The new agreement provides for future retirement benefits to be provided by a 401(k) defined contribution plan, and partially funded by reductions in health care costs. We also reached an agreement for our Seattle division with union representatives, plan trustees and another major contributing employer to freeze new benefit accruals under the Sound Retirement Trust Pension Plan. The new agreement provides for future retirement benefits to be provided under a new variable defined benefit plan that reduces our exposure to investment underperformance, and partially funded by reductions in health care contributions. We also agreed to a new collective bargaining agreement with various local unions relating to our Southern California division that is expected to enable the Southern California UFCW Union Joint Pension Plan to achieve non-distressed,
or “Green,” status under the PPA within six years.
We are the second largest contributing employer to FELRA and to MAP. FELRA is currently projected by FELRA to become insolvent in the first quarter of 2021. We continue to fund all of our required contributions to FELRA and MAP. On March 5, 2020, we agreed with the two applicable local unions to new collective bargaining agreements pursuant to which we contribute to FELRA and MAP. See “Risk Factors—Risks Related to Our Business and Industry—A significant majority of our employees are unionized, and our relationship with unions, including labor disputes or work stoppages, could have an adverse impact on our operations and financial results” and “Risk Factors—Risks Related to Our Business and Industry—Increased pension expenses, contributions and surcharges may have an adverse impact on our financial results.”
Properties
As of February 29, 2020, we operated 2,252 stores located in 34 states and the District of Columbia as shown in the following table:

Location	Number of stores	Location	Number of stores	Location	Number of stores
Alaska	26	Iowa	1	North Dakota	1
Arizona	134	Louisiana	16	Oregon	122
Arkansas	1	Maine	21	Pennsylvania	50
California	592	Maryland	65	Rhode Island	8
Colorado	105	Massachusetts	76	South Dakota	3
Connecticut	4	Montana	38	Texas	208
Delaware	18	Nebraska	5	Utah	6
District of Columbia	11	Nevada	50	Vermont	19
Hawaii	23	New Hampshire	26	Virginia	38
Idaho	42	New Jersey	73	Washington	219
Illinois	183	New Mexico	34	Wyoming	14
Indiana	4	New York	16

The following table summarizes our stores by size as of February 29, 2020:

Square Footage	Number of stores	Percent of total
Less than 30,000	204	9.1%
30,000 to 50,000	784	34.8%
More than 50,000	1,264	56.1%

Total stores	2,252	100.0%

We own or ground lease approximately 39% of our operating stores and 52% of our industrial properties (distribution centers, warehouses and manufacturing plants). Our total owned and ground leased properties have a value of approximately $11.2 billion, based on appraisals of our real estate conducted by Cushman and Wakefield, Inc. during fiscal 2019, after taking into account asset sales of properties since the respective dates of the appraisals.
Our corporate headquarters are located in Boise, Idaho. We own our headquarters. The premises is approximately 250,000 square feet in size. In addition to our corporate headquarters, we have corporate offices in Pleasanton, California and Phoenix, Arizona. We believe our properties are well maintained, in good operating condition and suitable for operating our business.
Segments
We are engaged in the operation of food and drug retail stores that offer grocery products, general merchandise, health and beauty care products, pharmacy, fuel and other items and services. Our retail operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance. Our operating segments and reporting units are made up of 13 divisions, which are reported in one reportable segment. Each reporting unit constitutes a business for which discrete financial information is available and for which management regularly reviews the operating results. Across all operating segments, the Company operates primarily one store format. Each division offers, through its stores and eCommerce channels, the same general mix of products with similar pricing to similar categories of customers, have similar distribution methods, operate in similar regulatory environments and purchase merchandise from similar or the same vendors.
Products
Our stores offer grocery products, general merchandise, health and beauty care products, pharmacy, fuel and other items and services. We are not dependent on any individual supplier; only one third-party supplier represented more than 5% of our sales for fiscal 2019. The following table represents sales revenue by similar type of product (in millions). Year over year increases in volume reflect acquisitions as well as identical sales growth.:

	Fiscal 2019		Fiscal 2018		Fiscal 2017
	Amount (1)	% of Total	Amount (1)	% of Total	Amount (1)	% of Total
Non-perishables (2)	$27,165.3	43.5%	$26,371.8	43.6%	$26,522.0	44.3%
Perishables (3)	25,681.8	41.1%	24,920.9	41.2%	24,583.7	41.0%
Pharmacy	5,236.8	8.4%	4,986.6	8.2%	5,002.6	8.3%
Fuel	3,430.4	5.5%	3,455.9	5.7%	3,104.6	5.2%
Other (4)	940.8	1.5%	799.3	1.3%	711.7	1.2%

Total (5)	$62,455.1	100.0%	$60,534.5	100.0%	$59,924.6	100.0%

(1)	eCommerce related sales are included in the categories to which the revenue pertains.

(2)	Consists primarily of general merchandise, grocery and frozen foods.

(3)	Consists primarily of produce, dairy, meat, deli, floral and seafood.

(4)	Consists primarily of wholesale revenue to third parties, commissions and other miscellaneous revenue.

(5)	Fiscal 2019 includes approximately $1.1 billion of incremental Net sales and other revenue due to the additional 53rd week.

Distribution
As of February 29, 2020, we operated 23 strategically located distribution centers, approximately 39% of which are owned or ground-leased. Our distribution centers collectively provide approximately 65% of all products to our retail operating areas.
Merchandising and Manufacturing
We offer more than 12,000 high-quality products under our
Own Brands
portfolio. Our
Own Brands
products resonate well with our shoppers as evidenced by
Own Brands
sales of over $13.1 billion in fiscal 2019. Year over year, we have demonstrated significant progress and increased sales penetration of
Own Brands
by 30 basis points to 25.4%, excluding pharmacy, fuel and
in-store
branded coffee sales.
Own Brands
continues to deliver on innovation with more than 900 new items launched in fiscal 2019 and plans to launch approximately 800 new
Own Brands
items annually over the next few years. For example, in the fourth quarter of fiscal 2019, we launched Signature Reserve Bourbon Barrel Aged Maple Syrup, O Organic Coconut Milk, Open Nature Oat Milk and in our Signature Select brand - six varieties of Asian inspired cooking sauces. We also launched a plant based platform that expanded to 38 items across seven categories with $30 million in sales in fiscal 2019. We are excited about our
O Organics
and
Open Nature
brands, which posted a combined 12.9% growth in sales year-over-year, with over 2,000 items, and we plan to introduce approximately 275 new items for these brands in fiscal 2020. In addition to new item innovation and brand development,
Own Brands
continues to focus on package redesign to refresh shelf presence and comply with new regulatory nutrition guideline changes.
As measured by units for fiscal 2019, 10.2% of our
Own Brands
merchandise was manufactured in Company-owned facilities, and the remainder of our
Own Brands
merchandise was purchased from third parties. We closely monitor make-versus-buy
decisions on internally sourced products to optimize their quality and profitability. In addition, we believe that our scale will provide opportunities to leverage our fixed manufacturing costs in order to drive innovation across our
Own Brands
portfolio. As of February 29, 2020, we operated 20 food production plants. These plants consisted of seven milk plants, four soft drink bottling plants, three bakery plants, two ice cream product plants, two grocery/prepared food plants, one ice plant and one soup plant.
Marketing, Advertising and Online Sales
Our marketing efforts involve collaboration between our national marketing and merchandising team and local divisions and stores. We augment the local division teams with corporate resources and are focused on providing expertise, sharing best practices and leveraging scale in partnership with leading consumer packaged goods vendors. Our corporate teams support divisions by providing strategic guidance in order to drive key areas of our business, including pharmacy, general merchandise and our
Own Brands
. Our local marketing teams set brand strategy and communicate brand messages through our integrated digital and physical marketing and advertising channels. We operate in 121 MSAs and are ranked #1 or #2 by market share in 68% of these markets. We maintain price competitiveness through systematic, selective and thoughtful price investment to drive customer traffic and basket size. We also use our just for U
loyalty program, including both personalized deals and digital coupons as well as gas and grocery rewards, to target promotional activity and improve our customers’ experience. We have 20.7 million households currently enrolled in our loyalty program, through which we generate almost 400 million personalized promotions per week. We have achieved significant success with active participants in our just for U
program, which have sales approximately 3.8x larger than
non-participants.
We have recently deployed and are continuing to refine cloud-based enterprise solutions to quickly process proprietary customer, product and transaction data and efficiently provide our local managers with targeted marketing strategies for customers in their communities. By leveraging customer and transaction information with data driven analytics, our “personalized deal engine” is able to select, out of the thousands of different promotions offered by our suppliers, the offers that we expect will be most compelling to each of our more than 33 million weekly customers. In addition, we use data analytics to optimize shelf assortment and space in our stores by continually and systematically reviewing the performance of each product.
Raw Materials
Various agricultural commodities constitute the principal raw materials used by us in the manufacture of our food products. We believe that raw materials for our products are not in short supply, and all are readily available from a wide variety of independent suppliers.
Environmental Laws
Our operations are subject to regulation under environmental laws, including those relating to waste management, air emissions and underground storage tanks. In addition, as an owner and operator of commercial real estate, we may be subject to liability under applicable environmental laws for clean-up
of contamination at our facilities. Compliance with, and
clean-up
liability under, these laws has not had and is not expected to have a material adverse effect upon our business, financial condition, liquidity or operating results. See “—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—Unfavorable changes in, failure to comply with or increased costs to comply with environmental laws and regulations could adversely affect us. The storage and sale of petroleum products could cause disruptions and expose us to potentially significant liabilities.”
Legal Proceedings
We are subject from time to time to various claims and lawsuits arising in the ordinary course of business, including lawsuits involving trade practices, lawsuits alleging violations of state and/or federal wage and hour laws (including alleged violations of meal and rest period laws and alleged misclassification issues), real estate disputes as well as other matters. Some of these suits purport or may be determined to be class actions and/or seek substantial damages. It is the opinion of our management that although the amount of liability with respect to certain of the matters described herein cannot be ascertained at this time, any resulting liability of these and other matters, including any punitive damages, will not have a material adverse effect on our business or financial condition.
We continually evaluate our exposure to loss contingencies arising from pending or threatened litigation and believe we have made provisions where the loss contingency can be reasonably estimated and an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involves substantial uncertainties. Management currently believes that the aggregate range of reasonably possible loss for our exposure in excess of the amount accrued is expected to be immaterial to us. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material effect on our financial condition, results of operations or cash flows.
Office of Inspector General:
In January 2016, we received a subpoena from the Office of the Inspector General of the Department of Health and Human Services (the “OIG”) pertaining to the pricing of drugs offered under our MyRxCare discount program and the impact on reimbursements to Medicare, Medicaid and TRICARE (the “Government Health Programs”). In particular, the OIG is requesting information on the relationship between the prices charged for drugs under the MyRxCare program and the “usual and customary” prices reported by us in claims for reimbursements to the Government Health Programs or other third-party payors. We cooperated with the OIG in the investigation. We are currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any.
Civil Investigative Demands:
On December 16, 2016, we received a civil investigative demand from the United States Attorney for the District of Rhode Island in connection with a False Claims Act investigation relating to our influenza vaccination programs. The investigation concerns whether our provision of store coupons to our customers who received influenza vaccinations in our store pharmacies constituted an improper benefit to those customers under the federal Medicare and Medicaid programs. We believe that our provision of the store coupons to our customers is an allowable incentive to encourage vaccinations. We cooperated with the U.S. Attorney in the investigation. We are currently unable to determine the probability of the outcome of this matter or the range of possible loss, if any.
We have received a civil investigative demand dated February 28, 2020 from the United States Attorney for the Southern District of New York in connection with a False Claims Act investigation relating to our dispensing practices regarding insulin pen products. The investigation seeks documents regarding our policies, practices and procedures, as well as dispensing data, among other things. We will cooperate with the U.S. Attorney in the investigation. We are currently unable to determine the probability of the outcome of this matter or the range of possible loss, if any.
Terraza/Lorenz:
Two lawsuits were brought against Safeway and the Safeway Benefits Plan Committee (the “Benefit Plans Committee,” and together with Safeway, the “Safeway Benefits Plans Defendants”) and other third parties alleging breaches of fiduciary duty under ERISA with respect to Safeway’s 401(k) Plan (the “Safeway 401(k) Plan”). On July 14, 2016, a complaint (“Terraza”) was filed in the United States District Court for the Northern District of California by a participant in the Safeway 401(k) Plan individually and on behalf of the Safeway 401(k) Plan. An amended complaint was filed on November 18, 2016. On August 25, 2016, a second complaint (“Lorenz”) was filed in the United States District Court for the Northern District of California by another participant in the Safeway 401(k) Plan individually and on behalf of all others similarly situated against the Safeway Benefits Plans Defendants and against the Safeway 401(k) Plan’s former record-keepers. An amended complaint was filed on September 16, 2016, and a second amended complaint was filed on November 21, 2016. In general, both lawsuits alleged that the Safeway Benefits Plans Defendants breached their fiduciary duties under ERISA regarding the selection of investments offered under the Safeway 401(k) Plan and the fees and expenses related to those investments. All parties filed summary judgment motions which were heard and taken under submission on August 16, 2018. Plaintiffs’ motions were denied, and defendants’ motions were granted in part and denied in part. Bench trials for both matters were set for May 6, 2019. A settlement in principle was reached before trial. On September 13, 2019, settlement papers were filed with the Court along with a motion for preliminary approval of the settlement. A hearing for preliminary approval was set for November 20, 2019, but the Court vacated the hearing. The Court ultimately issued an order on March 30, 2020 requesting some minor changes to the notice procedures, and the matter will be set for a second preliminary approval hearing shortly. We have recorded an estimated liability for these matters.
False Claims Act
: We are currently subject to two qui tam actions alleging violations of the False Claims Act (“FCA”). Violations of the FCA are subject to treble damages and penalties of up to a specified dollar amount per false claim. In
United States ex rel. Schutte and Yarberry v. SuperValu, New Albertson’s, Inc., et al,
which is pending in the U.S. District Court for the Central District of Illinois, the relators allege that defendants (including various subsidiaries of ours) overcharged government healthcare programs by not providing the government, as a part of usual and customary prices, the benefit of discounts given to customers who requested that defendants match competitor prices. The complaint was originally filed under seal and amended on November 30, 2015. On August 5, 2019, the Court granted relator’s motion for partial summary judgment, holding that price matched prices are the usual and customary prices for those drugs. Additional summary judgment motions by both parties are pending. Trial will be set after the Court rules on the pending summary judgment motions. In
United States ex rel. Proctor v. Safeway
, also pending in the Central District of Illinois, the relator alleges that Safeway overcharged government healthcare programs by not providing the government, as part of its usual and customary prices, the benefit of discounts given to customers in pharmacy discount programs. On August 26, 2015, the underlying complaint was unsealed. Trial is set for October 27, 2020. In both of the above cases, the government previously investigated the relators’ allegations and declined to intervene. Relators elected to pursue their respective cases on their own and in each case have alleged FCA damages in excess of $100 million before trebling and excluding penalties. We are vigorously defending each of these matters and believe each of these cases is without merit. We have recorded an estimated liability for these matters.
We were also subject to another FCA qui tam action entitled United States ex rel.
Zelickowski v. Albertson’s LLC
. In that case, the relators alleged that Albertsons overcharged federal healthcare programs by not providing the government, as a part of its usual and customary prices to the government, the benefit of discounts given to customers who enrolled in the Albertsons discount-club program. The complaint was originally filed under seal and amended on June 20, 2017. On December 17, 2018, the case was dismissed, without prejudice.
Alaska Attorney General’s Investigation:
On May 22, 2018, we received a subpoena from the Alaska Attorney General stating that the Alaska Attorney General has reason to believe we have engaged in unfair or deceptive trade practices under Alaska’s Unfair Trade Practices and Consumer Act and seeking documents regarding our policies, procedures, controls, training, dispensing practices and other matters in connection with the sale and marketing of opioid pain medications. We responded to the subpoena on July 30, 2018 and have not received any further communication from the Alaska Attorney General. We do not currently have a basis to believe we have violated Alaska’s Unfair Trade Practices and Consumer Act, however, at this time, we are unable to determine the probability of the outcome of this matter or estimate a range of reasonably possible loss, if any.
Opioid Litigation:
We are one of dozens of companies that have been named in various lawsuits alleging that defendants contributed to the national opioid epidemic. At present, we are named in over 70 suits pending in various state courts as well as in the United States District Court for the Northern District of Ohio, where over 2,000 cases have been consolidated as MDL pursuant to 28 U.S.C. §1407. In two matters—MDL No. 2804 filed by The Blackfeet Tribe of the Blackfeet Indian Reservation and
State of New Mexico v. Purdue Pharma L.P., et al.
—we filed motions to dismiss, which were denied, and we have now answered the Complaints. The MDL cases are stayed pending bellwether trials, and the only active matter is the New Mexico action where a September 2021 trial date has been set. We are vigorously defending these matters and believe that these cases are without merit. At this early stage in the proceedings, we are unable to determine the probability of the outcome of these matters or the range of reasonably possible loss, if any.
California Air Resources Board:
Upon the inspection by the California Air Resources Board (“CARB”) of several of our stores in California, it was determined that we failed certain paperwork and other administrative requirements. As a result of the inspections, we proactively undertook a broad evaluation of the record keeping and administrative practices at all of our stores in California. In connection with this evaluation, we have retained a third-party to conduct an audit and correct deficiencies identified across our California store base. We are working with CARB to resolve these compliance issues and comply with governing regulations, and that work is ongoing. Although no monetary amount has been assessed by CARB, we could be subject to certain fines and penalties. We have recorded an estimated liability for this matter.
FACTA:
On May 31, 2019, a putative class action complaint entitled
Martin v. Safeway
was filed in the California Superior Court for the County of Alameda, alleging that we failed to comply with the Fair and Accurate Credit Transactions Act (“FACTA”) by printing receipts that failed to adequately mask payment card numbers as required by FACTA. The plaintiff claims the violation was “willful” and exposes us to statutory damages provided for in FACTA. We have answered the Complaint and are vigorously defending the matter. On January 8, 2020, we commenced mediation discussions with plaintiff’s counsel and reached a settlement in principle on February 24, 2020. The parties will seek court approval of the settlement. We have recorded an estimated liability for this matter.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors upon completion of this offering:

Name	Age †	Position
Vivek Sankaran	57	President, Chief Executive Officer and Director
James L. Donald	66	Co-Chairman
Leonard Laufer (c)	54	Co-Chairman
Susan Morris	51	Executive Vice President and Chief Operations Officer
Anuj Dhanda	57	Executive Vice President and Chief Information Officer
Robert B. Dimond	58	Executive Vice President and Chief Financial Officer
Michael Theilmann	56	Executive Vice President and Chief Human Resources Officer
Geoff White	54	Executive Vice President and Chief Merchandising Officer
Christine Rupp	51	Executive Vice President and Chief Customer and Digital Officer
Justin Ewing	51	Executive Vice President, Corporate Development and Real Estate
Robert A. Gordon	68	Executive Vice President, General Counsel and Secretary
Sharon L. Allen* (a)(b)	68	Director
Steven A. Davis* (d)(e)	62	Director
Kim Fennebresque* (b)(d)	70	Director
Allen M. Gibson* (a)	54	Director
Hersch Klaff (e)	66	Director
Jay L. Schottenstein	65	Director
Alan H. Schumacher* (d)	73	Director
Lenard B. Tessler (a)(b)(c)	68	Director
B. Kevin Turner (c)	55	Vice Chairman

†	As of June 8, 2020

*	Independent Director

(a)	Member, Nominating and Corporate Governance Committee

(b)	Member, Compensation Committee

(c)	Member, Technology Committee

(d)	Member, Audit and Risk Committee

(e)	Member, Compliance Committee

Biographies
Vivek Sankaran
,
President, Chief Executive Officer and Director.
    Mr. Sankaran has served as our President, Chief Executive Officer and Director since April 2019. Mr. Sankaran previously served from January 2019 to March 2019 as Chief Executive Officer of PepsiCo Foods North America, which includes
Frito-Lay
North America
(“Frito-Lay”).
There he led PepsiCo, Inc.’s (“PepsiCo”) snack and convenient foods business. Prior to that, Mr. Sankaran served as President and Chief Operating Officer of
Frito-Lay
from April 2016 to December 2018; Chief Operating Officer of
Frito-Lay
from February 2016 to April 2016; Chief Commercial Officer, North America of PepsiCo from 2014 to February 2016, where he led PepsiCo’s cross-divisional performance across its North American customers; Chief Customer Officer of
Frito-Lay
from 2012 to 2014; Senior Vice President and General Manager of
Frito-Lay’s
South business unit from 2011 to 2012; and Senior Vice President, Corporate Strategy and Development of PepsiCo from 2009 to 2010. Before joining PepsiCo in 2009, Mr. Sankaran was a partner at McKinsey and Company, where he served various Fortune 100 companies, bringing a strong focus on strategy and operations. Mr. Sankaran co-led
the firm’s North American purchasing and supply management practice and was on the leadership team of the North American retail practice. Mr. Sankaran has an MBA from the University of Michigan, a master’s degree in manufacturing from the

Georgia Institute of Technology and a bachelor’s degree in mechanical engineering from the Indian Institute of Technology in Chennai.
James L. Donald
,
Co-Chairman
.    Mr. Donald has served as our
Co-Chairman
since April 2019. Prior to that, Mr. Donald served as our President and Chief Executive Officer since September 2018 and, prior to that, served as President and Chief Operating Officer since joining ACI in March 2018. Previously, Mr. Donald served as Chief Executive Officer and Director of Extended Stay America, Inc., a large North American owner and operator of hotels, and its subsidiary, ESH Hospitality, Inc. (together with Extended Stay America, Inc., “ESH”), from February 2012 to July 2015, and as Senior Advisor of ESH from August 2015 to December 2015. Prior to joining ESH, Mr. Donald served as President, Chief Executive Officer and Director of Starbucks Corporation, President and Chief Executive Officer of regional food and drug retailer Haggen Food & Pharmacy, Chairman, President and Chief Executive Officer of regional food and drug retailer Pathmark Stores, Inc., and in a variety of other senior and executive roles at
Wal-Mart
Stores, Inc., Safeway Inc. and Albertson’s, Inc. Mr. Donald began his grocery and retail career in 1971 with Publix Super Markets, Inc. Mr. Donald has served on the board of directors of Nordstrom, Inc., a leading fashion retailer, since April 2020, on the Advisory Board of Jacobs Holding AG, a Switzerland-based global investment firm, since 2015, and as a member of the board of directors at Barry Callebaut AG, a Switzerland-based manufacturer of chocolate and cocoa, from 2008 to 2018.
Leonard Laufer
,
Co-Chairman
.    Mr. Laufer has served as our
Co-Chairman
since April 2019 and has been a member of our board of directors since October 2018. Mr. Laufer has served as Senior Managing Director at Cerberus and Chief Executive Officer of Cerberus Technology Solutions (“CTS”) since May 2018. From March 2013 to May 2018, Mr. Laufer served as Managing Director and Head of Intelligent Solutions at JPMorgan Chase & Co. Prior to JPMorgan and from March 1997 to February 2013, Mr. Laufer co-founded
and served as Chief Executive Officer and Managing Member of Argus Information and Advisory Services, LLC a provider of informational and analytical solutions to the payment industry that was purchased by Verisk Analytics in August 2012. Mr. Laufer’s leadership roles at Cerberus and his knowledge of technology and information solutions provides critical skills for our board of directors to oversee our strategic planning and operations.
Susan Morris
,
Executive Vice President and Chief Operations Officer.
    Ms. Morris has been our Executive Vice President and Chief Operations Officer since January 2018. Previously, Ms. Morris served as our Executive Vice President, Retail Operations, West Region from April 2017 to January 2018. Ms. Morris also served as our Executive Vice President, Retail Operations, East Region from April 2016 to April 2017, as President of our Denver Division from March 2015 to March 2016 and as President of our Intermountain Division from March 2013 to March 2015. From June 2012 to February 2013, Ms. Morris served as our Vice President of Marketing and Merchandising, Southwest Division. From February 2010 to June 2012, Ms. Morris served as a Sales Manager in our Southwest Division. Prior to joining our company, Ms. Morris served as Senior Vice President of Sales and Merchandising and Vice President of Customer Satisfaction at SuperValu. Ms. Morris also previously served as Vice President of Operations at Albertson’s, Inc.
Anuj Dhanda
,
Executive Vice President and Chief Information Officer.
    Mr. Dhanda has been our Executive Vice President and Chief Information Officer since December 2015. Prior to joining our company, Mr. Dhanda served as Senior Vice President of Digital Commerce of the Giant Eagle supermarket chain since March 2015, and as its Chief Information Officer since September 2013. Previously, Mr. Dhanda served at PNC Financial Services as Chief Information Officer from March 2008 to August 2013, after having served in other senior information technology positions at PNC Bank from 1995 to 2013.
Robert B. Dimond
,
Executive Vice President and Chief Financial Officer.
    Mr. Dimond has been our Chief Financial Officer since February 2014. Prior to joining our company, Mr. Dimond previously served as Executive Vice President, Chief Financial Officer and Treasurer at Nash Finch Co., a food distributor, from 2007 to 2013. Mr. Dimond has over 30 years of financial and senior executive management experience in the retail food and distribution industry. Mr. Dimond has served as Chief Financial Officer and Senior Vice President of

Wild Oats, Group Vice President and Chief Financial Officer for the western region of Kroger, Group Vice President and Chief Financial Officer of Fred Meyer, Inc. and as Vice President, Administration and Controller for Smith’s Food and Drug Centers Inc., a regional supermarket chain. Mr. Dimond is a Certified Public Accountant.
Michael Theilmann
,
Executive Vice President and Chief Human Resources Officer
.    Mr. Theilmann has been our Executive Vice President and Chief Human Resources Officer since August 2019. Mr. Theilmann previously served as Global Practice Managing Partner, Human Resources Officers Practice, from February 2018 to August 2019, and as Partner, Consumer Markets Practice, from June 2017 to January 2018, of Heidrick & Struggles International Incorporated, a worldwide executive search firm. Prior to that, Mr. Theilmann served as Managing Director of Slome Capital LLC, a family office, from April 2013 to June 2017. Mr. Theilmann also served as Group Executive Vice President, from 2010 to 2012, and as Executive Vice President, Chief Human Resources & Administrative Officer, from 2005 to 2009, of J.C. Penney Company, Inc., a national department store chain. Mr. Theilmann has been a director of Leapyear Technologies, Inc. since July 2015 and Catapult Health LLC since October 2013.
Geoff White
,
Executive Vice President and Chief Merchandising Officer
.    Mr. White has been our Executive Vice President and Chief Merchandising Officer since September 2019. Mr. White previously served as president of our
Own
Brands
division since April 2017. Prior to that Mr. White served as senior vice president of marketing and merchandising for the Northern California Division from 2015 to April 2017. From 2004 to 2015, Mr. White held various leadership roles, including director of Canadian produce operations, at Safeway. Mr. White started his career as a general clerk at Safeway in Burnaby, British Columbia, in 1981.
Christine Rupp
,
Executive Vice President and Chief Customer and Digital Officer
.    Ms. Rupp has been our Executive Vice President and Chief Customer and Digital Officer since December 2019. Ms. Rupp previously served as General Manager, Xbox Business Engineering, from April 2018 to November 2019, and General Manager, Microsoft, Windows and Xbox Digital Store Marketing, from March 2016 to April 2018, at Microsoft Corp., a leading developer of computer software systems and applications. Prior to that, Ms. Rupp served at Amazon.com, Inc., a multinational technology company
,
as Vice President, Amazon Prime from August 2014 to February 2016, Vice President and GM, Fulfillment from August 2009 to August 2014 and Category Manager from December 2005 to July 2009. Ms. Rupp also previously held roles with Sears, Roebuck and Company, a national department store chain.
Justin Ewing
,
Executive Vice President, Corporate Development and Real Estate
.    Mr. Ewing has been our Executive Vice President of Corporate Development and Real Estate since January 2015. Previously, Mr. Ewing had served as our Senior Vice President of Corporate Development and Real Estate since 2013, as Vice President of Real Estate and Development since 2011 and as Vice President of Corporate Development since 2006, when Mr. Ewing originally joined ACI from the operations group at Cerberus. Prior to his work with Cerberus, Mr. Ewing was with Trowbridge Group, a strategic sourcing firm. Mr. Ewing also spent over 13 years with PricewaterhouseCoopers LLP. Mr. Ewing is a Chartered Accountant with the Institute of Chartered Accountants of England and Wales.
Robert A. Gordon
,
Executive Vice President, General Counsel and Secretary
.    Mr. Gordon has been our Executive Vice President, General Counsel and Secretary since January 2015. Previously, he served as Safeway’s General Counsel from June 2000 to January 2015 and as Chief Governance Officer since 2004, Safeway’s Secretary since 2005 and as Safeway’s Deputy General Counsel from 1999 to 2000. Prior to joining Safeway, Mr. Gordon was a partner at the law firm Pillsbury Winthrop Shaw Pittman LLP from 1984 to 1999.
Sharon L. Allen
,
Director
.    Ms. Allen has been a member of our board since June 2015. Ms. Allen served as U.S. Chairman of Deloitte LLP from 2003 to 2011, retiring from that position in May 2011. Ms. Allen was also a member of the Global Board of Directors, Chair of the Global Risk Committee and U.S. Representative of the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to May 2011. Ms. Allen worked at Deloitte for nearly 40 years in various leadership roles, including partner and regional managing partner, and was previously responsible for audit and consulting services for a number of Fortune 500 and large private companies. Ms. Allen is currently an independent director of Bank of America Corporation. Ms. Allen has also served as a director of First Solar, Inc. since 2013. Ms. Allen is a Certified Public Accountant (Retired). Ms. Allen’s extensive leadership, accounting and audit experience broadens the scope of our board of directors’ oversight of our financial performance and reporting and provides our board of directors with valuable insight relevant to our business.
Steven A. Davis
,
Director.
    Mr. Davis has been a member of our board since June 2015. Mr. Davis is the former Chairman and Chief Executive Officer of Bob Evans Farms, Inc., a food service and consumer products company, where he served from May 2006 to December 2014. Mr. Davis has also served as a director of PPG Industries, Inc., a manufacturer and distributor of paints, coatings and specialty materials, since April 2019, Legacy Acquisition Corporation, an acquirer of companies in the public and restaurant sectors, since November 2017, Sonic Corp., the nation’s largest chain of drive-in
restaurants, since January 2017, Marathon Petroleum Corporation, a petroleum refiner, marketer, retailer and transporter, since 2013, Walgreens Boots Alliance, Inc. (formerly Walgreens Co.), a pharmacy-led
wellbeing enterprise, from 2009 to 2015, and CenturyLink, Inc. (formerly Embarq Corporation), a provider of communication services, from 2006 to 2009. Prior to joining Bob Evans Farms, Inc. in 2006, Mr. Davis served in a variety of restaurant and consumer packaged goods leadership positions, including president of Long John Silver’s LLC and A&W Restaurants, Inc. In addition, he held executive and operational positions at Yum! Brands, Inc.’s Pizza Hut division and at Kraft General Foods Inc. Mr. Davis has served as a member of the international board of directors for the Juvenile Diabetes Research Foundation since June 2016. Mr. Davis brings to our board of directors extensive leadership experience. In particular, Mr. Davis’ leadership of retail and food service companies and pharmacies provides our board of directors with valuable insight relevant to our business.
Kim Fennebresque
,
Director
.    Mr. Fennebresque has been a member of our board of directors since March 2015. Mr. Fennebresque has served as a senior advisor to Cowen Group Inc., a diversified financial services firm, since 2008, where he also served as its chairman, president and chief executive officer from 1999 to 2008. Mr. Fennebresque serves on the board of directors of Ally Financial Inc., a financial services company, since May 2009, BlueLinx Holdings Inc., a distributor of building products, since May 2013, and as Chairperson of BlueLinx Holdings Inc. since May 2016. Mr. Fennebresque has served as a member of the Supervisory Board of BAWAG P.S.K., one of Austria’s largest banks, since 2017, and as Deputy Chairman since 2019. Mr. Fennebresque previously served as a director of Ribbon Communications Inc., a provider of network communications solutions, from October 2017 to February 2020, and as a director of Delta Tucker Holdings, Inc. (the parent of DynCorp International, a provider of defense and technical services and government outsourced solutions) from May 2015 to July 2017. From 2010 to 2012, Mr. Fennebresque served as chairman of Dahlman Rose & Co., LLC, an investment bank. He has also served as head of the corporate finance and mergers and acquisitions departments at UBS and was a general partner and co-head
of investment banking at Lazard Frères & Co. He has also held various positions at First Boston Corporation, an investment bank acquired by Credit Suisse. Mr. Fennebresque’s extensive experience as a director of several public companies and history of leadership in the financial services industry brings corporate governance expertise and a diverse viewpoint to the deliberations of our board of directors.
Allen M. Gibson
,
Director
.    Mr. Gibson has been a member of our board of directors since October 2018. Mr. Gibson is currently the Chief Investment Officer of Centaurus Capital LP and Investment Manager for the Laura and John Arnold Foundation. Mr. Gibson has held both positions since April 2011. Centaurus Capital LP is a private investment partnership with interests in oil and gas, private equity, structured finance, and the debt capital markets. Prior to Centaurus Capital LP, Mr. Gibson was a Senior Vice President in institutional asset management at Royal Bank of Canada from February 2008 until April 2011. Mr. Gibson has served as a member of the board of directors of ARG Realty, a commercial real estate company based in Argentina, since April 2018, Global Atlantic Financial Group, Inc., a brokerage firm, since May 2013, Cell Site Solutions, LLC, a provider of telecom equipment, products and services since May 2014, and the Tony Hawk Foundation, a youth-oriented charitable foundation, since July 2016. Mr. Gibson also serves on the advisory committee of several investment funds, including Cerberus Investment Partners V and Cerberus Investment Partners VI. Centaurus Capital LP is an investor in certain Cerberus funds. Mr. Gibson’s knowledge of capital markets enhances the ability of our board of directors to make prudent financial judgments.
Hersch Klaff
,
Director.
    Mr. Klaff has served as a member of our board of directors since March 2010. Mr. Klaff is the Chief Executive Officer of Klaff Realty, which he formed in 1984. Mr. Klaff began his career as a Certified Public Accountant with the public accounting firm of Altschuler, Melvoin and Glasser in Chicago. Mr. Klaff’s real estate expertise and accounting and investment experience, as well as his extensive knowledge of our company, broadens the scope of our board of directors’ oversight of our financial performance.
Jay L. Schottenstein
,
Director
.    Mr. Schottenstein has served as a member of our board of directors since 2006. Mr. Schottenstein has served as Chairman of the board of directors of American Eagle Outfitters, Inc., a global apparel and accessories retailer, since March 1992 and as Chief Executive Officer since December 2015, a position in which he previously served from March 1992 until December 2002. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores since March 1992 and as president since 2001. Mr. Schottenstein also served as Chief Executive Officer of Designer Brands, Inc. (formerly DSW, Inc.), a footwear and accessories retailer, from March 2005 to April 2009, and as Chairman of the board of directors of Designer Brands, Inc. since March 2005. Mr. Schottenstein has deep knowledge of the Company and the retail industry in general. His experience as a chief executive officer and a director of other major publicly-owned retailers, and his expertise across operations, real estate, brand building and team management, gives him and our board of directors valuable knowledge and insight to oversee our operations.
Alan H. Schumacher
,
Director.
    Alan H. Schumacher has served as a member of our board of directors since March 2015. He has also served on the board of Warrior Met Coal, Inc., a leading producer and exporter of metallurgical coal for the global steel industry, since its initial public offering in April 2017. He has currently or previously served as a director of BlueLinx Holdings Inc., a distributor of building products, Evertec Inc., a full-service transaction processing business in Latin America, School Bus Holdings Inc., an indirect parent of school-bus
manufacturer Blue Bird Corporation, Quality Distribution Inc., a chemical bulk tank truck operator, and Noranda Aluminum Holding Corporation, a producer of aluminum. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. The board of directors has determined that the simultaneous service on more than three audit committees of public companies by Mr. Schumacher does not impair his ability to serve on our audit and risk committee nor does it represent or in any way create a conflict of interest for our company. Mr. Schumacher’s experience as a board director of several public companies, and his deep understanding of accounting principles, provides our board of directors with experience to oversee our accounting and financial reporting.
Lenard B. Tessler
,
Director
.    Mr. Tessler has served as a member of our board of directors since 2006. Mr. Tessler is currently Vice Chairman and Senior Managing Director at Cerberus, which he joined in 2001. Prior to joining Cerberus, Mr. Tessler served as Managing Partner of TGV Partners, a private equity firm that he founded, from 1990 to 2001. From 1987 to 1990, he was a founding partner of Levine, Tessler, Leichtman & Co. From 1982 to 1987, he was a founder, Director and Executive Vice President of Walker Energy Partners. Mr. Tessler is a member of the Cerberus Capital Management Investment Committee. Mr. Tessler also served as a member of the board of directors of NexTier Oilfield Solutions Inc. (formerly Keane Group, Inc.), a provider of hydraulic fracturing, wireline technologies and drilling services, from October 2012 to October 2019, and Avon Products, Inc., a global manufacturer of beauty and related products, from March 2018 to January 2020, and currently serves as a Trustee of New York Presbyterian Hospital, where he also serves as member of the Investment Committee and the Budget and Finance Committee. Mr. Tessler’s leadership roles at Cerberus, his board service and his extensive experience in financing and private equity investments and his in-depth
knowledge of our company and its acquisition strategy, provides critical skills for our board of directors to oversee our strategic planning and operations.

B. Kevin Turner
,
Vice Chairman
.    Mr. Turner has served as our Vice Chairman since February 2020, after serving as Vice Chairman and Senior Advisor to the Chief Executive Officer since August 2017. Mr. Turner has served as President and Chief Executive Officer of Core Scientific, an emerging leader in blockchain and artificial intelligence infrastructure, hosting, transaction processing and application development, since July 2018. Mr. Turner was previously a member of the board of directors of Nordstrom, Inc., from 2010 to May 2020, and Chief Executive Officer of Citadel Securities and Vice Chairman of Citadel LLC, global financial institutions, from August 2016 to January 2017. He served as Chief Operating Officer of Microsoft Corporation from 2005 to 2016, and as Chief Executive Officer and President of Sam’s Club, a subsidiary of
Wal-Mart,
from 2002 to 2005. Between 1985 and 2002, Mr. Turner held a number of positions of increasing responsibility with
Wal-Mart,
including Executive Vice President and Global Chief Information Officer from 2001 to 2002. Mr. Turner’s strategic and operational leadership skills and expertise in online worldwide sales, global operations, supply chain, merchandising, branding, marketing, information technology and public relations provide our board of directors with valuable insight relevant to our business.
Forthcoming General Counsel Change
On May 4, 2020, we announced that Juliette W. Pryor has been named Executive Vice President and General Counsel, effective on June 15, 2020, replacing Robert A. Gordon, our Executive Vice President, General Counsel and Secretary, who is stepping down and transitioning to retirement.
Ms. Pryor previously served as senior vice president, general counsel and corporate secretary for Cox Enterprises, Inc., a leading communications and automotive services company, since October 2016. Prior to that, Ms. Pryor served as executive vice president, general counsel and chief compliance officer for US Foods, Inc., an American foodservice distributor, from February 2009 to October 2016, and as senior vice president and deputy general counsel from May 2005 to February 2009. From 2002 to 2005, Ms. Pryor was in private practice with the law firm Skadden Arps Slate Meagher & Flom LLP. Before joining Skadden, Ms. Pryor was general counsel and corporate secretary for e.spire Communications, Inc., a NASDAQ-listed telecommunications company.
Family Relationships
None of our officers or directors has any family relationship with any director or other officer. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.
Corporate Governance
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.
Corporate Governance Guidelines
We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of our board of directors and Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

Board Composition
Our business and affairs are currently managed by our board of directors. Our board of directors currently has 12 members. As presently situated, the board of directors is comprised of three members of management, four directors affiliated with our Sponsors and five independent directors. Members of the board of directors will be elected at our annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office.
From and after such time as (i) it is lawful under Section 8 of the Clayton Antitrust Act of 1914 for the Apollo Preferred Investors or the HPS Preferred Investors, as applicable, to designate a director to our board of directors and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the acquisition of our voting securities expires or is terminated with respect to the Apollo Preferred Investors or the HPS Preferred Investors, and so long as the Apollo Preferred Investors and their affiliates or the HPS Preferred Investors and their affiliates hold at least 25% of the Convertible Preferred Stock issued on the Preferred Closing Date (or 25% of the Conversion Shares), the Apollo Preferred Investors or the HPS Preferred Investors, as applicable, will each have the right to designate one director to our board of directors. See “Private Placement of Convertible Preferred Stock—Investment Agreement—Director Designation Rights.”
Director Independence
Our board of directors has affirmatively determined that Sharon L. Allen, Steven A. Davis, Kim Fennebresque, Allen M. Gibson and Alan H. Schumacher are independent directors under the applicable rules of the NYSE and as such term is defined in Rule
10A-3(b)(1)
under the Exchange Act.
Board Leadership Structure
Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the board of directors should be separate. Presently, Vivek Sankaran serves as our Chief Executive Officer and James L. Donald and Leonard Laufer are our
Co-Chairmen.
Our board of directors has considered its leadership structure and believes at this time that the Company and its stockholders are best served by having these positions divided. Dividing these roles allows for increased focus, as each person can devote their attention to one job, while fostering accountability and effective decision-making. By dividing these roles, each person is better able to successfully address both internal and external issues affecting the Company. While the roles of Chief Executive Officer and Chairman will remain separate, having
Co-Chairmen
allows each to draw on their extensive knowledge and expertise to set the agenda for and ensure the appropriate focus on issues of concern to the board of directors.
Our board of directors expects to periodically review its leadership structure to ensure that it continues to meet our needs.
Role of Board in Risk Oversight
While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit and risk committee oversees management of enterprise risks as well as financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our technology committee is responsible for overseeing the management of our research and development and IT structure and risks associated with IT and cybersecurity. Our nominating and corporate governance committee oversees risks associated with corporate governance. Further, our compliance committee, which is partially comprised of board members, is responsible for overseeing the management of the compliance and regulatory risks we face and risks associated with business conduct and ethics. Pursuant to our board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.

Board of Directors Meetings
During fiscal 2019, the board of directors met 15 times, the audit and risk committee met seven times, the compensation committee met seven times and the nominating and corporate governance committee did not meet. All of our directors attended at least 75% of the aggregate number of meetings of the board and committees of the board on which the director served, except for Mr. Gibson who attended 73% of the meetings and Mr. Schottenstein who attended 67% of the meetings.
Controlled Company
Upon completion of this offering, our Sponsors, as a group, will control a majority of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:
•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance committee and the compensation committee.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating and corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.
In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after specified transition periods.
More specifically, if we cease to be a controlled company within the meaning of these rules, we will be required to (i) satisfy the majority independent board requirement within one year of our status change, and (ii) have (a) at least one independent member on each of our nominating and corporate governance committee and compensation committee by the date of our status change, (b) at least a majority of independent members on each committee within 90 days of the date of our status change and (c) fully independent committees within one year of the date of our status change.
Board Committees
Our board of directors has assigned certain of its responsibilities to permanent committees consisting of board members appointed by it. Our board of directors has an audit and risk committee, compensation committee, technology committee and nominating and corporate governance committee, each of which have the responsibilities described below. The composition of each of the committees described below is set forth as of the completion of this offering.
Audit and Risk Committee
Our audit and risk committee consists of Steven A. Davis, Kim Fennebresque and Alan H. Schumacher, with Mr. Schumacher serving as chair of the committee. The committee assists the board of directors in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements (to the extent not otherwise handled by our compliance committee), our independent auditor’s qualifications and independence, and the establishment and performance of our internal audit function and the performance of the independent auditor. We have three independent directors serving on our audit and risk committee. Our board of directors has determined that Mr. Schumacher has the attributes necessary to qualify him as an “audit committee financial expert” as defined by applicable rules of the SEC. Our board of directors has adopted a written charter under which the audit and risk committee operates.
Compensation Committee
Our compensation committee consists of Sharon L. Allen, Kim Fennebresque and Lenard B. Tessler, with Mr. Fennebresque serving as chair of the committee. The compensation committee of the board of directors is authorized to review our compensation and benefits plans to ensure they meet our corporate objectives, approve the compensation structure of our executive officers and evaluate our executive officers’ performance and advise on salary, bonus and other incentive and equity compensation. Our board of directors has adopted a written charter under which the compensation committee operates.
Technology Committee
Our technology committee consists of Leonard Laufer, Lenard B. Tessler and B. Kevin Turner, with Messrs. Laufer and Turner serving as co-chair
of the committee. The purpose of the technology committee is to, among other things, meet with our science and technology leaders to review our internal research and technology development activities and provide input as it deems appropriate, review technologies that we consider for implementation, review our development of our technical goals and research and development strategies. Our board of directors has adopted a written charter under which the technology committee operates.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Sharon L. Allen, Allen M. Gibson and Lenard B. Tessler, with Ms. Allen serving as chair of the committee. The nominating and corporate governance committee is primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of the stockholders, selection of the director candidates to fill any vacancies on our board of directors and the development of our corporate governance guidelines and principles. The nominating and corporate governance committee does not maintain a policy for considering nominees but believes the members of the committee have sufficient background and experience to review nominees competently. While the board of directors is solely responsible for the selection and nomination of directors, the nominating and corporate governance committee may consider nominees recommended by stockholders as deemed appropriate. The nominating and corporate governance committee evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. Our board of directors has adopted a written charter under which the nominating and corporate governance committee operates.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serves as a member of the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or compensation committee.
Other Committees
Compliance Committee
Our compliance committee (a
non-board
committee) consists of two directors, Hersch Klaff and Steven A. Davis, and two non-directors,
Lisa A. Gray and Ronald Kravit, with Ms. Gray serving as chair of the committee.

Ms. Gray serves as Vice Chairman of Cerberus Operations and Advisory Company, LLC (“COAC”), an affiliate of Cerberus, and Mr. Kravit served as Senior Managing Director and head of real estate investing at Cerberus until his retirement in December 2018. The purpose of the compliance committee is to assist the Company in implementing and overseeing our compliance programs, policies and procedures that are designed to respond to the various compliance and regulatory risks facing our Company, and monitor our performance with respect to such programs, policies and procedures.
Director Compensation
Chairman Emeritus Agreement with Robert G. Miller
Robert G. Miller served as a member of our board of directors during fiscal 2019 and as Chairman Emeritus following his appointment on April 25, 2019. Mr. Miller previously served as our Executive Chairman from January 2015 to April 2019, and as Chief Executive Officer from June 2006 to January 2015 and again from April 2015 to September 2018. As Chairman Emeritus, Mr. Miller was entitled, pursuant to a chairman emeritus agreement, dated March 25, 2019, to receive a quarterly fee of $300,000 per fiscal quarter from April 25, 2019 through the end of fiscal 2019. On December 16, 2019, the chairman emeritus agreement was extended to provide that Mr. Miller is entitled to receive a quarterly fee of $300,000 per fiscal quarter from March 1, 2020 through the end of fiscal 2020. The chairman emeritus agreement also entitled Mr. Miller to the use of corporate aircraft for up to 50 hours per year for himself, his family members and guests at no cost to him, other than to pay income tax on such usage at the lowest permissible rate. While Mr. Miller was also entitled to receive director’s fees to the same extent, and on the same basis, as the director’s fees paid to directors appointed by our Sponsors, because the directors appointed by our Sponsors were not paid director’s fees during fiscal 2019, Mr. Miller similarly did not receive director’s fees during fiscal 2019.
Independent Directors
Our independent directors received compensation for their service on our board of directors or any board committees in fiscal 2019. We reimburse all of our directors for reasonable documented out-of-pocket
expenses incurred by them in connection with attendance at board of directors and committee meetings.
For fiscal 2019, all of our independent directors received an annual cash fee in the amount of $125,000 and additional annual fees for serving as a committee chair and/or member as follows:

Name	Committee Position	Additional Annual Fee
Sharon L. Allen	Chair of Nominating and Governance Committee	$10,000
	Member of Nominating and Governance Committee	$10,000
	Member of Compensation Committee	$20,000

Steven A. Davis	Member of Audit and Risk Committee	$25,000
	Member of Compliance Committee	$20,000

Kim Fennebresque	Chair of Compensation Committee	$20,000
	Member of Compensation Committee	$20,000
	Member of Audit and Risk Committee	$25,000

Alan H. Schumacher	Chair of Audit and Risk Committee	$25,000
	Member of Audit and Risk Committee	$25,000

In February 2019, our board of directors approved awards of 3,788 Phantom Units to each of Messrs. Davis, Fennebresque, Gibson and Schumacher and Ms. Allen with a grant date fair value of $125,004. These Phantom Units became 100% vested on February 29, 2020.
See “Executive Compensation—Incentive Plans—Phantom Unit Plan” for additional information regarding the Phantom Unit Plan.

Six members of our board of directors, Robert G. Miller, Sharon L. Allen, Steven A. Davis, Kim Fennebresque, Allen M. Gibson and Alan H. Schumacher received compensation for their service on our board of directors during fiscal 2019, as set forth in the table below.

(in dollars) Name	Fees earned or Paid in Cash ($)	Unit Awards ($)(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Sharon L. Allen	165,000	125,004	—	—	—	—	290,004
Steven A. Davis	170,000	125,004	—	—	—	—	295,004
Kim Fennebresque	190,000	125,004	—	—	—	—	315,004
Allen M. Gibson	125,000	125,004	—	—	—	—	250,004
Robert G. Miller	1,039,286	—	—	—	—	—	1,039,286
Allen H. Schumacher	175,000	125,004	—	—	—	—	300,004

(1)	Reflects the grant date fair value calculated in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation, (“ASC 718”).

As of February 29, 2020, the aggregate number of outstanding vested and unvested Phantom Units held by each independent director was:

Name	Number of Vested Phantom Units	Number of Unvested Phantom Units
Sharon L. Allen	3,788	—
Steven A. Davis	3,788	—
Kim Fennebresque	3,788	—
Allen M. Gibson	3,788	—
Alan H. Schumacher	3,788	—

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is designed to provide an understanding of our compensation philosophy and objectives, compensation-setting process, and the compensation of our named executive officers during fiscal 2019 (“NEOs”). Our NEOs for fiscal 2019 were:
•	Vivek Sankaran, our President and Chief Executive Officer;

•	James L. Donald, our former President and Chief Executive Officer and current Co-Chairman;

•	Robert B. Dimond, our Executive Vice President and Chief Financial Officer;

•	Susan Morris, our Executive Vice President and Chief Operations Officer;

•	Christine Rupp, our Executive Vice President and Chief Customer and Digital Officer;

•	Michael Theilmann, our Executive Vice President and Chief Human Resources Officer; and

•	Shane Sampson, our former Chief Marketing and Merchandising Officer.

Compensation Philosophy and Objectives
Our general compensation philosophy is to provide programs that attract, retain and motivate our executive officers who are critical to our long-term success. We strive to provide a competitive compensation package to our executive officers to reward achievement of our business objectives and align their interests with the interests of our equityholders. We have sought to accomplish these goals through a combination of short- and long-term compensation components that are linked to our annual and long-term business objectives and strategies. To focus our executive officers on the fulfillment of our business objectives, a significant portion of their compensation is performance-based.
The Role of the Compensation Committee
The compensation committee is responsible for determining the compensation of our executive officers. The compensation committee’s responsibilities include determining and approving the compensation of the Chief Executive Officer and reviewing and approving the compensation of all other executive officers.
Compensation Setting Process
Our compensation program has reflected our operations as a private company. In determining the compensation for our executive officers, we relied largely upon the experience of our management and our board of directors with input from our Chief Executive Officer.
Our board of directors has delegated to the compensation committee responsibility for administering our executive compensation programs. As part of the administration of our executive compensation programs, the Chief Executive Officer provides the compensation committee with his assessment of the other NEOs’ performance and other factors used in developing his recommendation for their compensation, including salary adjustments, cash incentives and equity grants.
We have engaged a compensation consultant to provide assistance in determining the compensation of our executive officers. Such assistance may include establishing a peer group and formal benchmarking process to ensure that our executive compensation program is competitive and offers the appropriate retention and performance incentives.

Components of the NEO Compensation Program for Fiscal 2019
We use various compensation elements to provide an overall competitive total compensation and benefits package to the NEOs that is tied to creating value, commensurate with our results, and aligns with our business strategy. Set forth below are the key elements of the compensation program for the NEOs for fiscal 2019:
•	base salary that reflects compensation for the NEO’s role and responsibilities, experience, expertise and individual performance;

•	quarterly bonus based on division performance;

•	annual bonus based on our financial performance for the fiscal year;

•	incentive compensation based on the value of our equity;

•	severance protection; and

•	other benefits that are provided to all employees, including healthcare benefits, life insurance, retirement savings plans and disability plans.

Base Salary
We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salaries for the NEOs are determined on the basis of each executive’s role and responsibilities, experience, expertise and individual performance. While our NEOs are not eligible for automatic annual salary increases, in fiscal 2019, we made adjustments to the annual base salaries of two NEOs from their base salaries in effect at the end of fiscal 2018:

Name	Fiscal 2018 Base Salary ($)	Fiscal 2019 Base Salary Rate ($)
Vivek Sankaran (1)	—	1,500,000
James L. Donald	1,500,000	1,500,000
Robert B. Dimond	775,000	850,000
Susan Morris	850,000	900,000
Christine Rupp (1)	—	750,000
Michael Theilmann (1)	—	600,000
Shane Sampson	900,000	900,000

1.	Mr. Sankaran joined ACI on April 25, 2019, followed by Mr. Theilmann and Ms. Rupp on August 19, 2019 and December 1, 2019, respectively.

Bonuses
Performance-Based Bonus Plans
We recognize that our corporate management employees shoulder responsibility for supporting our operations and achieving positive financial results. Therefore, we believe that a substantial percentage of each executive officer’s annual compensation should be tied directly to the achievement of performance goals.
2019 Bonus Plan
.
    All of the NEOs participated in our Corporate Management Bonus Plan established for fiscal 2019 (the “2019 Bonus Plan”). Consistent with our bonus plan for fiscal 2018, the 2019 Bonus Plan consisted of two components:
•	a quarterly bonus component based on the performance achieved by each of our divisions for each fiscal quarter in fiscal 2019 (each, a “Quarterly Division Bonus”), other than our United Supermarkets division and Haggen stores; and

•	an annual bonus component based on performance for the full fiscal 2019 year (the “Annual Corporate Bonus”).

The goals set under the 2019 Bonus Plan were designed to be challenging and difficult to achieve, but still within a realizable range so that achievement was both uncertain and objective. We believe that this methodology created a strong link between our NEOs and our financial performance.
The Quarterly Division Bonus component and the Annual Corporate Bonus component each constituted 50% of each NEO’s target bonus opportunity for fiscal 2019. Each NEO’s target bonus opportunity for fiscal 2019 under the 2019 Bonus Plan was set at 100% (150% for Mr. Sankaran) of the NEO’s annual base salary. We believe that the target bonus opportunity for our NEOs is appropriate based on their positions and responsibilities, as well as their individual ability to impact our financial performance, and places a proportionately larger percentage of total annual pay for our NEOs at risk based on our performance.
Quarterly Division Bonus
.
    For purposes of the Quarterly Division Bonus, the target bonus opportunity for each fiscal quarter in fiscal 2019 was calculated by dividing the NEO’s target bonus opportunity for fiscal 2019 by 52 weeks and multiplying the result by the number of weeks in the applicable fiscal quarter, then dividing by two (each, a “Quarterly Bonus Target”). Higher and lower percentages of base salary could be earned for each fiscal quarter if minimum performance levels or performance levels above target were achieved. The maximum bonus opportunity for each fiscal quarter under the 2019 Bonus Plan was 200% of the applicable Quarterly Bonus Target. No amount would be payable for an applicable fiscal quarter if results for that quarter fell below established threshold levels. We believe that having a maximum cap promotes good judgment by the NEOs, reduces the likelihood of windfalls and makes the maximum cost of the plan predictable.
At the beginning of each fiscal quarter, the management of each division participating in the 2019 Bonus Plan, with approval from our corporate management, established the division’s EBITDA goal for the applicable fiscal quarter with threshold, plan, target and maximum goals. After the end of the fiscal quarter, our corporate finance team calculated the financial results for each retail division and reported the Quarterly Division Bonus percentage earned, if any. A division earned between 0% to 100% of the bonus target amount for achievement of EBITDA for the fiscal quarter between the threshold and target levels. If the division exceeded 100% of target EBITDA for a fiscal quarter, the amount in excess of target EBITDA would be earned in proportion to the maximum goals, subject to a cap based on achievement of division sales goals for such fiscal quarter as follows:

Quarterly Sales Goal Percentage Achieved	Maximum Percentage of Quarterly Division Bonus Target Earned
Below 99%	100%
99%-99.99%	150%
100% or greater	200%

The bonuses earned by the NEOs for each fiscal quarter were determined by adding together the percentage of the Quarterly Division Bonus target amounts earned for all of the divisions and dividing the sum by the number of our divisions participating in the 2019 Bonus Plan for such quarter. Most of our divisions participated in the 2019 Bonus Plan during fiscal 2019. The compensation committee determines the level of achievement for each fiscal quarter, which, in turn, determines the amount of the bonus that each NEO will receive each fiscal quarter.
Annual Corporate Bonus.
    The Annual Corporate Bonus component was based on the level of achievement by us of an annual Adjusted EBITDA target for fiscal 2019 of $2,700.0 million. Amounts under the Annual Corporate Bonus could be earned above or below target level. The threshold level above which a percentage of the Annual Corporate Bonus could be earned was achievement above 90% of the Adjusted EBITDA target and

100% of the Annual Corporate Bonus could be earned at achievement of 100% of the Adjusted EBITDA target, with interim percentages earned for achievement between levels. If achievement exceeded 100% of the Adjusted EBITDA target, 10% of the excess Adjusted EBITDA would be added to the bonus pool, but payout was capped at 200% on the Annual Corporate Bonus component of the NEO’s target bonus opportunity for fiscal 2019. Based on our achievement of Adjusted EBITDA of $2,834.4 million in fiscal 2019, 105% of the target, the compensation committee determined that 160.14% of the Annual Corporate Bonus component of each NEO’s fiscal 2019 target bonus opportunity was earned.
The NEOs earned the following amounts under the 2019 Bonus Plan:

Name	Aggregate Quarterly Division Bonus for Fiscal 2019 Earned ($)	Annual Corporate Bonus for Fiscal 2019 Earned ($)	Aggregate Bonus for Fiscal 2019 Earned ($)
Vivek Sankaran	1,058,184	1,559,055	2,617,239
James L. Donald	840,583	1,224,147	2,064,730
Robert B. Dimond	476,330	693,683	1,170,013
Susan Morris	504,350	734,488	1,238,838
Christine Rupp	93,750	150,131	243,881
Michael Theilmann	179,464	258,688	438,152
Shane Sampson	259,487	388,032	647,519

Special Bonuses
In addition to the annual cash incentive program, we may from time to time pay our NEOs discretionary bonuses as determined by the board of directors or the compensation committee to provide for additional retention or upon special circumstances. In connection with the commencement of their respective employments with us in fiscal 2019, Mr. Sankaran, Ms. Rupp and Mr. Theilmann each received a sign-on
bonus. Mr. Sankaran received a
sign-on
retention award of $10.0 million consisting of three separate payments-$5.0 million was paid on the commencement of his employment and, subject to his continued employment, $2.5 million is payable on April 25, 2020 and $2.5 million is payable on April 25, 2021. Ms. Rupp received a sign-on
bonus of $2.0 million consisting of two payments-$1.5 million was paid in December 2019 and, subject to her continued employment, the remaining $500,000 is payable on December 1, 2020. Mr. Theilmann’s sign-on
bonus consisted of a single payment on August 19, 2019 of $950,000.
Incentive Plans
Phantom Unit Plan
The Company maintains the Albertsons Companies, Inc. Restricted Stock Unit Plan (the “Restricted Stock Unit Plan”), which was previously named the “Albertsons Companies, Inc. Phantom Unit Plan” (the “Phantom Unit Plan”). Prior to being amended and restated, the Phantom Unit Plan provided for grants of “Phantom Units” to certain employees, directors and consultants. Each Phantom Unit provided a participant with a contractual right to receive, upon vesting, equity in each of the Company’s parents, Albertsons Investor and KIM ACI, consisting of one management incentive unit in Albertsons Investor and one management incentive unit in KIM ACI. Upon the amendment and restatement of the Phantom Unit Plan as the Restricted Stock Unit Plan, all outstanding awards of Phantom Units were converted to awards of restricted stock units (“Restricted Stock Units”) under the Restricted Stock Unit Plan, subject to substantially identical terms and conditions as applied prior to the conversion. Upon vesting, an award of Restricted Stock Units will be settled in shares of our common stock. As of the date of this prospectus, there are 5,444,152 outstanding awards of Restricted Stock Units under the Restricted Stock Unit Plan.

2016-2017 NEO Phantom Unit Grants
Mr. Sampson was granted 132,456 Phantom Units on July 19, 2017 and Ms. Morris was granted 132,456 Phantom Units on each of April 28, 2016 and January 11, 2018 (such grants of Phantom Units to these NEOs, the “2016-2017 NEO Phantom Unit Grants”).
Fifty percent of the 2016-2017 NEO Phantom Unit Grants are time-based units that are subject to the NEO’s continued service through each applicable vesting date (the “2016-2017 Time-Based Units”). The remaining 50% of the 2016-2017 NEO Phantom Unit Grants are performance units that are subject to both the NEO’s continued service through each applicable vesting date and to the achievement of annual performance targets (the
“2016-2017
Performance Units”). The portion of the 2016-2017 Performance Units subject to vesting on February 29, 2020 were subject to our achievement of an annual Adjusted EBITDA target for fiscal 2019 of $2.7 billion. The
2016-2017
NEO Phantom Unit Grants were granted with the right to receive a tax bonus that entitles the NEO to receive a bonus equal to 4% of the fair value of the management incentive units paid to the participant in respect of vested Phantom Units. Following the consummation of this offering, the 2016-2017 Performance Units will vest solely based on the NEO’s continued employment, and any 2016-2017 Performance Units with respect to a missed year will be forfeited. In addition, following the consummation of this offering, if an NEO’s employment is terminated by us without “cause” or due to the NEO’s death or disability, all
2016-2017
Time-Based Units and 2016-2017 Performance Units not previously forfeited would become 100% vested.
Donald Initial Phantom Unit Grants
Upon the commencement of his employment on March 1, 2018, Mr. Donald was granted 214,219 Phantom Units. Fifty percent of such Phantom Units vested on the last day of fiscal 2018 and the remaining 50% of such Phantom Units vested on the last day of fiscal 2019. Mr. Donald’s award entitled him to receive a tax bonus equal to 4% of the fair value of the management incentive units paid to him in respect of vested Phantom Units.
Time-Based Phantom Unit Awards
During fiscal 2018, fiscal 2019 and fiscal 2020, our NEOs were granted Phantom Units that vest based on the NEOs continued service in one-third installments on each of three anniversaries of the grant date (the
“Time-Based
Phantom Unit Awards”). On September 11, 2018, Mr. Donald was granted a Time-Based Phantom Unit Award of 125,000 Phantom Units, and on November 9, 2018, each of Messrs. Sampson and Dimond and Ms. Morris was granted a Time-Based Phantom Unit Award of 39,297 Phantom Units. On September 11, 2019, Mr. Donald was granted an additional Time-Based Phantom Unit Award of 121,212 Phantom Units, on October 29, 2019, Mr. Theilmann was granted a Time-Based Phantom Unit Award of 22,728 Phantom Units, and on February 7, 2020, Ms. Rupp was granted a Time-Based Phantom Unit Award of 51,282 Phantom Units. On May 14, 2020, each of Mr. Dimond and Ms. Morris was granted a Time-Based Phantom Unit Award of 34,313 Phantom Units, Ms. Rupp was granted a Time-Based Phantom Unit Award of 19,608 Phantom Units, and Mr. Theilmann was granted a Time-Based Phantom Unit Award of 17,157 Phantom Units. Following a change of control, if an NEO’s employment is terminated by us without “cause” or due to the NEO’s death or disability, all Time-Based Phantom Units not previously forfeited would become 100% vested.
Performance-Based Phantom Unit Awards
2019 Performance-Based Phantom Unit Awards
. During fiscal 2018 and fiscal 2019, our NEOs were granted a new design of performance-based awards of Phantom Units that are subject to the NEO’s continued service through the end of fiscal 2021. Each award specifies a target number of Phantom Units subject to the award, but the actual number of total Phantom Units for which the NEO can become vested is based on the separate achievement of specified performance criteria in fiscal 2019, fiscal 2020 and fiscal 2021, respectively (the “2019 Performance-Based Phantom Unit Awards”).

With respect to each of the fiscal years, the NEO may earn between 0% and 120% of one-third (or, in the case of Ms. Rupp and Mr. Theilmann, a pro-rated number based on the date the NEO commenced employment) of the total target number of Phantom Units subject to the award based on our achievement of our annual Adjusted EBITDA target for such fiscal year in accordance with the schedule below:

Adjusted EBITDA Target Achievement	Percentage of Target Number of Phantom Units Earned
95%	75%
100%	100%
120%	120%

If we achieve less than 95% of our annual Adjusted EBITDA target for a fiscal year, an NEO will not earn any Phantom Units in respect of that fiscal year. For performance between the 95% and 100% and 100% and 120% of our annual Adjusted EBITDA target, the number of Phantom Units earned each fiscal year is determined by interpolation on a straight-line basis. Any Phantom Units not earned at the end of a fiscal year as a result of the performance criteria not being met would be automatically forfeited.
On September 11, 2018, Mr. Donald was granted a 2019 Performance-Based Phantom Unit Award entitling him to earn a target number of 125,000 Phantom Units. On November 9, 2018, each of Messrs. Sampson and Dimond and Ms. Morris was granted a 2019 Performance-Based Phantom Unit Award entitling the NEO to earn a target number of 39,297 Phantom Units, on October 29, 2019, Mr. Theilmann was granted a 2019 Performance-Based Phantom Unit Award entitling him to earn a target number of 19,179 Phantom Units, and on February 7, 2020, Ms. Rupp was granted a 2019 Performance-Based Phantom Unit Award entitling her to earn a target number of 19,201 Phantom Units.
If an NEO’s employment terminates prior to the conclusion of fiscal 2021, the NEO’s entire 2019 Performance-Based Phantom Unit Award would be forfeited. The Adjusted EBITDA target for fiscal 2019 was $2.7 billion. If a change of control were to occur prior to the end of fiscal 2021, each NEO would (i) retain any 2019 Performance-Based Phantom Unit Awards earned in respect of any fiscal year completed prior to the change of control and (ii) be awarded a number of Phantom Units equal to the target number of 2019 Performance-Based Phantom Unit Awards for any fiscal year that had either not yet ended or not yet commenced, and such Phantom Units would then vest solely based on the NEO’s continued employment through the last day of fiscal 2021. If, following a change of control, an NEO’s employment were terminated by us without “cause” or due to the NEO’s death or disability, all 2019 Performance-Based Phantom Unit Awards awarded to the NEO would become 100% vested.
Donald 2020 Performance-Based Phantom Unit Awards.
During fiscal 2019, Mr. Donald was granted a performance-based award of Phantom Units that are subject to Mr. Donald’s continued service through the end of fiscal 2022. The award specifies a target number of Phantom Units subject to the award but the actual number of total Phantom Units for which Mr. Donald can become vested is based on the separate achievement of specified performance criteria in fiscal 2020, fiscal 2021 and fiscal 2022, respectively (the “Donald 2020 Performance-Based Phantom Unit Award”).
With respect to each of the fiscal years, Mr. Donald may earn between 0% and 120% of one-third of the target number of the award (i.e., 40,404 Phantom Units) based on our achievement of our annual Adjusted EBITDA target for each such fiscal year in accordance with the schedule below:

Adjusted EBITDA Target Achievement	Percentage of Target Number of Phantom Units Earned
95%	75%
100%	100%
120%	120%

If we achieve less than 95% of our annual Adjusted EBITDA target for a fiscal year, Mr. Donald will not earn any Phantom Units in respect of that fiscal year. For performance between the 95% and 100% and 100% and 120% of our annual Adjusted EBITDA target, the number of Phantom Units earned each fiscal year is determined by interpolation on a straight-line basis. Any Phantom Units not earned at the end of a fiscal year as a result of the performance criteria not being met would be automatically forfeited. On September 11, 2019, Mr. Donald was granted the Donald 2020 Performance-Based Phantom Unit Award entitling him to earn a target number of 121,212 Phantom Units.
If Mr. Donald’s service terminates prior to the conclusion of fiscal 2022, the Donald 2020 Performance-Based Phantom Unit Award will be forfeited. If a change of control were to occur prior to the end of fiscal 2022, Mr. Donald would (i) retain any Donald 2020 Performance-Based Phantom Unit Awards earned in respect of any fiscal year completed prior to the change of control and (ii) be awarded a number of Phantom Units equal to the target number of Donald 2020 Performance-Based Phantom Unit Awards for any fiscal year that had either not yet ended or not yet commenced, and such Phantom Units would then vest solely based on Mr. Donald’s continued service through the last day of fiscal 2022. If, following a change of control, Mr. Donald’s service were terminated by us without “cause” or due to Mr. Donald’s death or disability, all Donald 2020 Performance-Based Phantom Unit Awards awarded would become 100% vested.
2020 Performance-Based Phantom Unit Awards
. Phantom Unit Awards granted to our NEOs in fiscal 2020 have a design substantially similar to the 2019 Performance-Based Phantom Unit Awards but contain an additional provision providing for the ability to earn up to 200% of the target number of Phantom Units for fiscal 2020 in the event of exceptional Company performance. Messrs. Dimond and Theilmann and Mses. Morris and Rupp were granted performance-based awards of Phantom Units during fiscal 2020 that are subject to the NEO’s continued service through the end of fiscal 2022. Each award specifies a target number of Phantom Units subject to the award but the actual number of total Phantom Units for which the NEO can become vested is based on the separate achievement of specified performance criteria in fiscal 2020, fiscal 2021 and fiscal 2022, respectively (the “2020 Performance-Based Phantom Unit Awards”).
With respect to fiscal 2020 only, the NEO may earn between 0% and 200% of one-third of the total target number of Phantom Units subject to the award based on our achievement of our annual Adjusted EBITDA target for such fiscal year in accordance with the schedule below:

Adjusted EBITDA Target Achievement	Percentage of Target Number of Phantom Units Earned
95%	75%
100%	100%
120%	120%
146.667%	200%
With respect to fiscal 2021 and 2022, the NEO’s earning potential is the same as the 2019 Performance-Based Phantom Unit Awards.
If we achieve less than 95% of our annual Adjusted EBITDA target for a fiscal year, an NEO will not earn any Phantom Units in respect of that fiscal year. For performance between the 95% and 100% and 100% and 120% of our annual Adjusted EBITDA target, the number of Phantom Units earned each fiscal year is determined by interpolation on a straight-line basis. With respect to fiscal 2020 only, performance above 120% of our annual Adjusted EBITDA target would entitle an NEO 120% of the target number of Phantom Units plus and an additional 3% of the target number of Phantom Units for each 1% percent our annual Adjusted EBITDA target exceeds 120% (with the number of Phantom Units earned for achievement between each 1% increase in EBITDA being determined by interpolation on a straight-line basis), up to a maximum of 200% of the target number of Phantom Units earned for fiscal 2020. Any Phantom Units not earned at the end of a fiscal year as a result of the performance criteria not being met would be automatically forfeited.

On May 14, 2020, each of Mr. Dimond and Ms. Morris were granted a 2020 Performance-Based Phantom Unit Award entitling each of them to earn a target number of 34,313 Phantom Units, Ms. Rupp was granted a 2020 Performance-Based Phantom Unit Award entitling her to earn a target number of 19,608 Phantom Units, and Mr. Theilmann was granted a 2020 Performance-Based Phantom Unit Award entitling him to earn a target number of 17,157 Phantom Units.
If an NEO’s employment terminates prior to the conclusion of fiscal 2022, the NEO’s entire 2020 Performance-Based Phantom Unit Award would be forfeited. If a change of control were to occur prior to the end of fiscal 2022, each NEO would (i) retain any 2020 Performance-Based Phantom Unit Awards earned in respect of any fiscal year completed prior to the change of control and (ii) be awarded a number of Phantom Units equal to the target number of 2020 Performance-Based Phantom Unit Awards for any fiscal year that had either not yet ended or not yet commenced, and such Phantom Units would then vest solely based on the NEO’s continued employment through the last day of fiscal 2022. If, following a change of control, an NEO’s employment were terminated by us without “cause” or due to the NEO’s death or disability, all 2020 Performance-Based Phantom Unit Awards awarded to the NEO would become 100% vested.
Omnibus Incentive Plan
On May 5, 2020, we adopted our 2020 Omnibus Incentive Plan (the “Incentive Plan”); however the Incentive Plan will not become effective until the commencement of this offering, although no awards will be made under it until the closing of this offering. The principal features of the Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the Incentive Plan itself, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Securities Subject to the Incentive Plan
. A maximum of 21,025,000 shares of our common stock may be issued or transferred pursuant to awards under the Incentive Plan. The number of shares of our common stock available under the Incentive Plan will be reduced by one share for each share issued under an award. The shares of our common stock covered by the Incentive Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market.
In the event of any termination, expiration, lapse or forfeiture of an award, any shares subject to the award will again be made available for future grants under the Incentive Plan. Any shares of restricted stock repurchased by us at the same price paid for such shares will be made available for issuance again under the Incentive Plan.
Eligibility
.    All of our employees, consultants, and directors, and employees and consultants of our affiliates, will be eligible to receive awards under the Incentive Plan.
Awards under the Incentive Plan
.    The Incentive Plan provides that the administrator may grant or issue stock options, which may be non-qualified
stock options (“NQSOs”) or, solely to eligible employees, incentive stock options designed to comply with the applicable provisions of Section 422 of the Code, stock appreciation rights (“SARs”), restricted stock, restricted stock units, stock and cash awards, or any combination thereof. The terms and conditions of each award will be set forth in a separate agreement.
Award Limits
.    The Incentive Plan provides for a maximum aggregate amount of shares of common stock that may be granted to a participant in any calendar year subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the Incentive Plan, as described below. In addition, the Incentive Plan provides for an annual award limit for performance awards that are payable solely in cash.
Vesting and Exercise of Awards
.    The applicable award agreement will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award may accelerate. No portion of an award which is not vested at the participant’s termination of employment, termination of directorship or termination of consulting relationship, as applicable, will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award. Certain awards may be subject to vesting based on the achievement of certain performance criteria. Such performance criteria may include one or more of the following objectives, which objectives may relate to company-wide objectives or objectives for one of our subsidiaries, divisions, departments or functions: (i) net earnings (either before or after interest, taxes, depreciation and amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating income, (v) cash flow (including, but not limited to, operating cash flow and Adjusted Free Cash Flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expense, (xiv) working capital, (xv) earnings per share, (xvi) price per share of our common stock, (xvii) United States Food and Drug Administration or other regulatory body approval for commercialization of a product, (xviii) market share, (xix) identical store sales, and (xx) identical store sales excluding fuel, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group.
Transferability of Awards
.    Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, NQSOs may be transferred without consideration to certain family members and trusts with the administrator’s consent. Awards may be exercised, during the lifetime of the participant, only by the participant or such permitted transferee.
Forfeiture and Claw-Back Provisions
.    In the event a participant (i) terminates service with us prior to a specified date or within a specified time following receipt or exercise of the award, (ii) we terminate the participant’s service for “cause,” or (iii) the participant engages in certain competitive activities with us, the administrator has the right to require the participant to repay any proceeds, gains or other economic benefit actually or constructively received by the participant or to terminate the award. In addition, all awards (including any proceeds, gains or other economic benefit actually or constructively received by the participant) may be subject to the provisions of any claw-back policy implemented by us, including, without limitation our claw-back policy.
Incentive Plan Benefits
.    The future benefits that will be received under the Incentive Plan by our current directors, executive officers and all eligible employees are not currently determinable.
Adjustments for Stock Splits, Recapitalizations, Mergers and Equity Restructurings
.    In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off
or other transaction that affects our common stock, the Incentive Plan will be equitably adjusted, including the number of available shares, in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan or with respect to any award.
Administration of the Incentive Plan
.    The compensation committee is the administrator of the Incentive Plan. Subject to certain limitations, the committee may delegate its authority to grant awards to one or more committees consisting of one or more members of the board of directors or one or more of our officers.
Amendment and Termination of the Incentive Plan
.    Our board of directors and the compensation committee may amend the Incentive Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the market or stock exchange on which our common stock is at the time primarily traded.
Stockholder approval will be specifically required to increase the maximum number of shares of our common stock which may be issued under the Incentive Plan, change the eligibility requirements or decrease the exercise price of any outstanding option or stock appreciation right granted under the Incentive Plan. Our board of directors and the compensation committee may amend the terms of any award theretofore granted, prospectively or retroactively, however, except as otherwise provided in the Incentive Plan, no such amendment will, without the consent of the participant, alter or impair any rights of the participant under such award without the consent of the participant unless the award itself otherwise expressly so provides.
Our board of directors and the compensation committee may suspend or terminate the Incentive Plan at any time. However, in no event may an award be granted pursuant to the Incentive Plan on or after the tenth anniversary of the effective date of the Incentive Plan.
Prohibition on Repricing
.    Except in connection with a corporate transaction involving us (including, without limitation, any stock distribution, stock split, extraordinary cash distribution, recapitalization, reorganization, merger, consolidation, split-up,
spin-off,
combination or exchange of shares), the administrator will not, without the approval of the stockholders, authorize the amendment of any outstanding award to reduce its price per share, including any amendment to reduce the exercise price per share of outstanding options or SARs.
Employment Agreements
Employment Agreement with Vivek Sankaran
On March 25, 2019, we entered into an employment agreement with Vivek Sankaran (the “Sankaran Employment Agreement”), effective April 25, 2019 (the “Commencement Date”). The Sankaran Employment Agreement provides for an initial term that expires on the third anniversary of the Commencement Date, and thereafter automatically renews for additional one-year
periods unless either party provides written notice at least 120 days prior to the end of the then-current term.
Pursuant to the Sankaran Employment Agreement, Mr. Sankaran is entitled to receive an annual base salary of $1,500,000 and is eligible for an annual bonus targeted at 150% of his base salary. Mr. Sankaran also received a sign-on
retention award of $10.0 million. Fifty percent of Mr. Sankaran’s sign-on
retention award was paid on the Commencement Date, and the remaining 50% is payable as follows: (i) $2.5 million on April 25, 2020 and (ii) $2.5 million on April 25, 2021, subject to his continued employment with us on each such date.
On his Commencement Date, Mr. Sankaran was granted profits interests consisting of 584,289 Class
 B-1
Units (as defined herein) in Albertsons Investor, 588,315 Class
 B-1
Units in KIM ACI, 584,289 Class
 B-2
Units (as defined herein) in Albertsons Investor and 588,315 Class
 B-2
Units in KIM ACI. The Class
 B-1
Units and Class
 B-2
Units entitle Mr. Sankaran to participate, on a pro rata basis, in the distributions from each of Albertsons Investor and KIM ACI following aggregate distributions of $6.5 billion (on a combined basis from both Albertsons Investor and KIM ACI), based on Mr. Sankaran’s ownership percentages in Albertsons Investor and KIM ACI. The only difference between the Class
 B-1
Units in Albertsons Investor and the Class
 B-2
Units in Albertsons Investor are the vesting and forfeiture terms. Similarly, the only difference between the Class
 B-1
Units in KIM ACI and the Class
 B-2
Units in KIM ACI are the vesting and forfeiture terms. The aggregate fair value of Mr. Sankaran’s Class
 B-1
Units and Class
 B-2
Units in Albertsons Investor and Class
 B-1
Units and Class
 B-2
Units in KIM ACI was $19.5 million based on a fair value of the Class
 B-1
Units and Class
 B-2
Units in Albertsons Investor of $15.04 per unit and a fair value of the Class
 B-1
Units and Class
 B-2
Units in KIM ACI of $1.64 per unit (the different fair values are due to the unequal ownership interests in the Company held by Albertsons Investor and KIM ACI).
Mr. Sankaran’s Class
 B-1
Units in Albertsons Investor have the same vesting terms and conditions as his Class
 B-1
Units in KIM ACI (collectively, the “Class
 B-1
Units”) and all of Mr. Sankaran’s Class
 B-2
Units in Albertsons Investor have the same vesting terms and conditions as his Class
 B-2
Units in KIM ACI (collectively, the “Class
 B-2
Units”). Accordingly, for simplification purposes, any reference to a fraction or percentage of Mr. Sankaran’s Class
 B-1
Units is intended to mean that fraction or percentage of Mr. Sankaran’s Class
 B-1
Units in Albertsons Investor and Mr. Sankaran’s Class
 B-1
Units in KIM ACI, respectively, and any reference to a fraction or percentage of Mr. Sankaran’s Class
 B-2
Units is intended to mean that fraction or percentage of Mr. Sankaran’s Class
 B-2
Units in Albertsons Investor and Mr. Sankaran’s Class
 B-2
Units in KIM ACI, respectively.

Mr. Sankaran’s Class

Units will vest in installments on each of the first, second, third, fourth and fifth anniversaries of his Commencement Date. If, prior to a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become vested in the number of Class
 B-1
Units that would have vested on the next anniversary of the grant date, prorated based on the number of days of service during the period commencing on the prior anniversary of the grant date and ending on the date of Mr. Sankaran’s termination of employment. If following a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become fully vested in all unvested Class
 B-1
Units. If Mr. Sankaran’s employment is terminated by us without “cause” or Mr. Sankaran resigns for “good reason” (as such terms are defined in the Sankaran Employment Agreement), Mr. Sankaran will become vested in the Class
 B-1
Units that he would have become vested on the next anniversary of the grant date following such termination of employment. If Mr. Sankaran’s employment is terminated by us without cause or Mr. Sankaran resigns for good reason following a change in control or within the
180-day
period immediately prior to a change in control, Mr. Sankaran will become fully vested in the Class
 B-1
Units. If Mr. Sankaran’s employment terminates due to our
non-renewal
of the term, Mr. Sankaran will become vested in any Class
 B-1
Units that would have vested during the
13-month
period following such termination of employment.
Mr. Sankaran’s Class
 B-2
Units are divided into three equal tranches, each of which will vest in installments: (i) the first tranche, consisting of one-third
of the Class
 B-2
Units, vests at the end of each of fiscal 2019, fiscal 2020 and fiscal 2021 (“Tranche One”); (ii) the second tranche, consisting of one-third
of the Class
 B-2
Units, vests at the end of each of fiscal 2020, fiscal 2021 and fiscal 2022 (“Tranche Two”); and (iii) the third tranche, consisting of one-third
of the Class
 B-2
Units, vests at the end of each of fiscal 2021, fiscal 2022 and fiscal 2023 (“Tranche Three”), in each case based on our attainment of performance criteria for each applicable fiscal year, and in each case subject to Mr. Sankaran’s continued employment with the Company. With respect to each fiscal year, Mr. Sankaran will vest in between 0% and 100% of the Class
 B-2
Units eligible to become vested in that fiscal year based on our achievement of our annual Adjusted EBITDA target for such fiscal year. For Mr. Sankaran to vest in any Class
 B-2
Units in respect of a fiscal year, we must achieve at least 95% of our annual Adjusted EBITDA target for that fiscal year. Performance at 95% of our annual Adjusted EBITDA target will entitle Mr. Sankaran to 75% of the target number of Class
 B-2
Units for such fiscal year. Any Class
 B-2
Units that do not vest at the end of a fiscal year are automatically forfeited. The Adjusted EBITDA target for fiscal 2019 was $2.7 billion.
If Mr. Sankaran’s employment is terminated by Mr. Sankaran without good reason: (i) prior to the conclusion of fiscal 2021, Tranche One will be forfeited in its entirety; (ii) prior to the conclusion of fiscal 2022, Tranche Two will be forfeited in its entirety; and (iii) prior to the conclusion of fiscal 2023, Tranche Three will be forfeited in its entirety. If, prior to a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become vested in the number of Class
 B-2
Units that would have vested on the next anniversary of the grant date based on our attainment of performance targets for such fiscal year, prorated based on the number of days of service during the period commencing on the prior anniversary of the grant date and ending on the date of Mr. Sankaran’s termination of employment. If, following a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become fully vested in all unvested Class
 B-2
Units (to the extent not previously forfeited) as if the performance targets for future fiscal years had been fully achieved. If Mr. Sankaran’s employment is terminated by us without cause or by Mr. Sankaran for good reason, Mr. Sankaran will become fully vested in any Class
 B-2
Units that would have become vested at the end of the fiscal year in which such termination occurs, based on the attainment of performance targets for such fiscal year. If Mr. Sankaran’s employment is terminated by us without cause or Mr. Sankaran resigns for good reason following a change in control or within the
180-day
period immediately prior to a change in control, Mr. Sankaran will become fully vested in any unvested Class
 B-2
Units (to the extent not previously forfeited) as if the performance targets for future fiscal years had been fully achieved. If Mr. Sankaran’s employment terminates due to our non-renewal
of the term, Mr. Sankaran will become vested in any Class
 B-2
Units that would have vested during the
13-month
period following such termination of employment, based on our attainment of performance targets for the fiscal year of such termination.

Upon the consummation of this offering, Mr. Sankaran’s Class B-1 Units and Class B-2 Units will convert into shares of restricted common stock of the Company and will continue to vest in accordance with the current vesting schedule. Based on an initial public offering price of $             per share, the midpoint of the estimated offering range set forth on the cover page of this prospectus, Mr. Sankaran’s Class B-1 and Class B-2 Units would convert into              shares of restricted common stock of the Company.
In connection with the Repurchase, Mr. Sankaran received a cash distribution of approximately $2.6 million from Albertsons Investor and KIM ACI in respect to the portion of Mr. Sankaran’s Class B-1 Units that became vested in April 2020 and Class B-2 Units that became vested in February 2020 and as a tax distribution in respect of the portion of Mr. Sankaran’s total allocation attributable to his unvested Class B-1 Units and Class B-2 Units. Mr. Sankaran will be entitled to approximately $4.2 million, the cash distribution in connection with the Repurchase attributable to Mr. Sankaran’s unvested Class B-1 Units and Class B-2 Units in accordance with the same vesting schedule that applies to the shares of restricted common stock.
If, in connection with this offering, Mr. Sankaran receives equity in the Company in respect of his Class B-1 Units and Class B-2 Units which has a value, based on the initial public offering price, of less than $24.0 million, subject to Mr. Sankaran’s continued employment with us through the date of the offering, Mr. Sankaran, on the date of the offering, will be granted an option with a 10-year term to acquire common stock of the Company having a value, determined in accordance with Black-Scholes methodology, equal to the difference between $24.0 million (as equitably adjusted downward) and the value of the equity in the Company that Mr. Sankaran received in connection with this offering in respect of his Class B-1 Units and Class B-2 Units. The option would vest in three equal installments on the one-year, two-year and three-year anniversary of the date of grant, subject to his continued employment through each such anniversary of the date of grant. Based on an initial public offering price of $             per share, the midpoint of the estimated offering range set forth on the cover page of this prospectus, Mr. Sankaran would receive options to acquire common stock of the Company that have an aggregate value, determined in accordance with Black-Scholes methodology, equal to $            .
If Mr. Sankaran’s employment terminates due to his death or disability, subject to his (or his legal representative’s, as appropriate) execution of a release, Mr. Sankaran or his legal representative, as appropriate, would be entitled to receive: (i) the earned but unpaid portion of any bonus earned in respect of any completed performance period prior to the date of termination; (ii) a lump sum payment in an amount equal to 25% of his base salary; (iii) a bonus for the fiscal year of termination based on actual performance metrics for the fiscal year of the Company in which the termination date occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date; (iv) payment of the unvested or unpaid portions of his sign-on
retention award; (v) if the option (described above) has been issued, accelerated vesting of the portion of the option that would have become vested upon the next anniversary of the date of grant following the termination date, but prorated based on the number of days of service from the most recent anniversary of the date of grant through the termination date; and (vi) reimbursement of the cost of continuation coverage of group health coverage for a period of 18 months.
If Mr. Sankaran’s employment is terminated by us without cause or by Mr. Sankaran for good reason, subject to his execution of a release, Mr. Sankaran would be entitled to receive (i) the earned but unpaid portion of any bonus earned in respect of any completed performance period prior to the date of termination; (ii) a lump sum payment in an amount equal to 200% of the sum of his base salary plus target bonus; (iii) a bonus for the fiscal year of termination based on actual performance metrics for the fiscal year of the Company in which the termination date occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date; (iv) payment of the unvested or unpaid portions of his sign-on
retention award; (v) if the option (described above) has been issued, accelerated vesting of the portion of the option that would have become vested upon the next anniversary of the date of grant following the termination date; and (vi) reimbursement of the cost of continuation coverage of group health coverage for a period of 18 months.
If Mr. Sankaran’s employment is terminated due to our election not to renew the term of his employment, subject to his execution of a release, Mr. Sankaran would be entitled to receive: (i) the earned but unpaid portion of any bonus earned in respect of any completed performance period prior to the date of termination; (ii) a lump sum payment in an amount equal to 200% of the sum of his base salary plus target bonus; (iii) if the option (described above) has been issued, accelerated vesting of the portion or portions of the option that would have become vested in the
13-month
period following the termination date; and (iv) reimbursement of the cost of continuation coverage of group health coverage for a period of 18 months.
Employment Agreement with James L. Donald
On May 22, 2019, we entered into an amended and restated employment agreement with Mr. Donald, (the “Donald Employment Agreement”), effective April 25, 2019. The Donald Employment Agreement extended the term of Mr. Donald’s service with us to February 25, 2023 and updates his duties through such date.
Pursuant to the Donald Employment Agreement, through February 29, 2020, Mr. Donald received an annual base salary of $1,500,000 and remained eligible for a bonus targeted at 100% of his base salary. Thereafter, through the end of the term on February 25, 2023, Mr. Donald will receive an annual base salary of $1.0 million but will no longer be eligible to receive a bonus. As provided in the Donald Employment Agreement, Mr. Donald received an award of 242,424 Phantom Units under our Phantom Unit Plan, of which 50% will vest in three equal installments on each anniversary of the grant date, provided that Mr. Donald remains in his then-current position with us through the applicable vesting date, and 50% will vest on February 25, 2023, provided that (i) Mr. Donald remains in his then-current position with us through such date and (ii) the performance-based conditions specified by the board of directors (or compensation committee) for each of fiscal 2020, fiscal 2021 and fiscal 2022 of the Company have been achieved.
If Mr. Donald’s employment is terminated due to his death or due to disability, he or his legal representative, as appropriate, would be entitled to receive a lump sum payment in an amount equal to 25% of his then base salary. If Mr. Donald’s employment is terminated by us without cause or by Mr. Donald for good reason (as such terms are defined in the Donald Employment Agreement) after February 29, 2020, subject to his execution of a release, Mr. Donald would be entitled to a lump sum payment in an amount equal to his then remaining base salary that would have been payable from the date of termination through February 25, 2023.
Employment Agreements with other Executives
During fiscal 2019, each of Messrs. Dimond, Sampson and Theilmann and Mses. Morris and Rupp were subject to a respective employment agreement with the Company (collectively, the “Executive Employment Agreements”). On May 1, 2019, we entered into a new employment agreement with Messrs. Dimond and Sampson and Ms. Morris, respectively, each of which amended and restated such NEO’s respective prior employment agreement with the Company, dated August 1, 2017. In connection with the commencement of Mr. Theilmann’s employment with the Company on August 19, 2019, and Ms. Rupp’s employment with the Company on December 1, 2019, each entered into their respective Executive Employment Agreement.
Each Executive Employment Agreement has a term that ends on January 30, 2023 and provides that the respective NEO is entitled to a specified annual base salary and eligibility for an annual bonus targeted at 100% of his or her annual base salary.
If the executive’s employment terminates due to his or her death or he or she is terminated due to disability, the executive or his or her legal representative, as appropriate, would be entitled to receive a lump sum payment in an amount equal to 25% of his or her base salary. If the executive’s employment is terminated by us without cause or by the executive for good reason, subject to his or her execution of a release, the executive would be entitled to a lump sum payment in an amount equal to 200% of the sum of his or her base salary plus target bonus and reimbursement of the cost of continuation coverage of group health coverage for a period of 12 months.
For the purposes of each Executive Employment Agreement, cause generally means:
•	conviction of a felony;

•	acts of intentional dishonesty resulting or intending to result in personal gain or enrichment at our expense, or our subsidiaries or affiliates;

•	a material breach of the executive’s obligations under the applicable Executive Employment Agreement, including, but not limited to, breach of the restrictive covenants or fraudulent, unlawful or grossly negligent conduct by the executive in connection with his or her duties under the applicable Executive Employment Agreement;

•	personal conduct by the executive which seriously discredits or damages us, our subsidiaries or our affiliates; or

•	contravention of specific lawful direction from the board of directors.

For the purposes of each Executive Employment Agreement, good reason generally means:
•	a reduction in the base salary or target bonus; or

•	without prior written consent, relocation of the executive’s principal location of work to any location that is in excess of 50 miles from such location on the date of the applicable Executive Employment Agreement.

Pursuant to Ms. Rupp’s Executive Employment Agreement, Ms. Rupp is entitled to an annual bonus for fiscal 2019 under the 2019 Bonus Plan in an amount determined by the committee and pro-rated
based on the number of days Ms. Rupp is employed during fiscal 2019. In addition, pursuant to Ms. Rupp’s Executive Employment Agreement, Ms. Rupp is entitled to an annual equity grant valued at $2.0 million, the first of which is to be awarded on our customary grant date following December 1, 2019.
Ms. Rupp’s Executive Employment Agreement also entitled Ms. Rupp to a one-time
incentive award consisting of cash and equity awards as an inducement to begin employment with the Company. The cash portion of the award is equal to $2.0 million, with $1.5 million having been paid on December 1, 2019 and the remaining $500,000 to be paid on December 1, 2020, subject to her continued employment on such date. Ms. Rupp also received an award of 51,282 Phantom Units that vests, subject to Ms. Rupp’s continued employment, in three installments - 50% on December 1, 2021, 25% on December 1, 2022 and 25% on December 1, 2023, and an award of 19,201 Phantom Units under the Phantom Unit Plan, which vests at the end of fiscal 2021 based on performance during fiscal 2019, fiscal 2020 and fiscal 2021, and provided Ms. Rupp remains employed through such date.
Sampson Separation Agreement
On August 19, 2019, Mr. Sampson resigned from employment with us, effective September 7, 2019. On August 21, 2019, we entered into a separation agreement (the “Sampson Separation Agreement”) with Mr. Sampson that provides for Mr. Sampson to receive (i) a lump sum payment equal to 200% of the sum of Mr. Sampson’s then-current base salary plus target bonus, (ii) a lump sum payment equal to 50% percent of the annual bonus Mr. Sampson would have received in respect of fiscal 2019 had Mr. Sampson remained employed for the entirety of such fiscal year, payable no later than May 15, 2020, and (iii) reimbursement of the cost of continuation coverage of group health coverage for a period of up to 18 months. As a condition to receiving the payments and benefits under the Sampson Separation Agreement, Mr. Sampson provided a general release of claims in favor of us and our affiliates and agreed to continue to comply with
24-month
post-employment
non-competition
and
non-solicitation
covenants.
Deferred Compensation Plan
Our subsidiaries, Albertsons and NALP, maintain the Albertson’s LLC Makeup Plan and NALP Makeup Plan, respectively (collectively, the “Makeup Plans”). The Makeup Plans are unfunded nonqualified deferred compensation arrangements. Designated employees may elect to defer the receipt of a portion of their base pay, bonus and incentive payments under the Makeup Plans. The amounts deferred are held in a book entry account and are deemed to have been invested by the participant in investment options designated by the participant from among the investment options made available by the committee under the Makeup Plans. Participants are vested in their accounts under the Makeup Plans to the same extent they are vested in their accounts under the 401(k) plan discussed below, except that accounts under the Makeup Plans will become fully vested upon a change of control. No deferral contributions for a year will be credited, however, until the participant has been credited with the maximum amount of elective deferrals permitted by the terms of the 401(k) plans and/or the limitations imposed by the Code. In addition, participants will be credited with an amount equal to the excess of the amount we would contribute to the 401(k) plans as a Company contribution on the participant’s behalf for the plan year without regard to any limitations imposed by the Code based on the participant’s compensation over the amount of our actual Company contributions for the plan year. Generally, payment of the participant’s account under the Makeup Plans will be made in a lump sum following the participant’s separation from service. Participants may receive a distribution of up to 100% of their account during employment in the event of an emergency. Participants in the Makeup Plans are unsecured general creditors. Effective December 31, 2018, the Makeup Plans were frozen except for any deferrals from bonus payments earned during fiscal 2018 but paid in 2019. The Makeup Plans were replaced by the Albertsons Companies Deferred Compensation Plan effective January 1, 2019, which provides for deferral on substantially the same terms as the Makeup Plans.
Our subsidiary, Safeway, maintained the Safeway Executive Deferred Compensation Program II (the “Safeway Plan” and together with the Makeup Plans and Albertsons Companies Deferred Compensation Plan, the “Deferred Compensation Plans”), which was an unfunded nonqualified deferred compensation arrangement. Designated employees may elect to defer the receipt of up to 100% of their base pay, bonus and incentive payments under the Safeway Plan. Effective December 31, 2018, the Safeway Plan was frozen. The Safeway Plan was replaced by the Albertsons Companies Deferred Compensation Plan effective January 1, 2019.
For fiscal 2019, Messrs. Donald, Sankaran, Dimond, Sampson and Theilmann and Mses. Morris and Rupp were eligible to participate in the Albertsons Companies Deferred Compensation Plan. See the table entitled “Nonqualified Deferred Compensation” below for information with regard to the participation of the NEOs in the Deferred Compensation Plans.
401(k) Plan
The Albertsons Companies 401(k) Plan (the “ACI 401(k) Plan”) permits eligible employees to make voluntary, pre-tax
employee contributions up to a specified percentage of compensation, subject to applicable tax limitations. Eligible employees are also permitted to make voluntary after-tax
Roth contributions, up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution equal to a pre-determined
percentage of an employee’s contributions, subject to applicable tax limitations. On December 30, 2018, we implemented a hard freeze of non-union
benefits of employees of the Safeway pension plan. All future benefit accruals for non-union
employees ceased as of this date. Instead,
non-union
Safeway pension plan participants are eligible for the discretionary matching contribution under the ACI 401(k) Plan. Union employees continue to accrue benefits in the Safeway pension plan and are not eligible for matching contributions under the ACI 401(k) Plan. Eligible employees who elect to participate in the ACI 401(k) Plan are generally 50% vested upon completion of two years of service and 100% vested after three years of service in any discretionary matching contribution, and fully vested at all times in their employee contributions. The ACI 401(k) Plan is intended to be tax-qualified
under Section 401(a) of the Code. Accordingly, contributions to the ACI 401(k) Plan and income earned on plan contributions are not taxable to employees until withdrawn, and our contributions, if any, will be deductible by us when made. Our board of directors determines the discretionary matching contribution rate under the ACI 401(k) Plan for each year. For the 2019 plan year, our board of directors set a matching contribution rate equal to 50% of an employee’s contribution up to 7% of base salary.

Other Benefits
The NEOs participate in the health and dental coverage, Company-paid term life insurance, disability insurance, paid time off and paid holidays programs applicable to other employees in their locality. We also maintain a relocation policy applicable to employees who are required to relocate their residence. These benefits are designed to be competitive with overall market practices and are in place to attract and retain the necessary talent in the business.
Perquisites
The NEOs generally are not entitled to any perquisites that are not otherwise available to all of our employees.
Each of Messrs. Sankaran and Donald is entitled to the use of our corporate aircraft for up to 50 hours per year for himself, his family members and guests at no cost to him, other than the payment of income tax on such usage at the lowest permissible rate. Other executives, generally those with the title of executive vice president or above, may request the personal use of a Company-owned aircraft subject to availability.
For fiscal 2019, Messrs. Dimond and Theilmann and Mses. Morris and Rupp were eligible for financial and tax planning services up to a maximum annual amount of $8,000.
Risk Mitigation
Our compensation committee has assessed the risk associated with our compensation practices and policies for employees, including a consideration of the balance between risk-taking incentives and risk-mitigating factors in our practices and policies. The assessment determined that any risks arising from our compensation practices and policies are not reasonably likely to have a material adverse effect on our business or financial condition.
Impact of Accounting and Tax Matters
As a general matter, the compensation committee is responsible for reviewing and considering the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the compensation committee examines the accounting cost associated with equity compensation in light of ASC 718.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)(2)	Unit Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Vivek Sankaran President and Chief Executive Officer (6)	2019	1,280,769	5,000,000	19,505,086	—	2,617,239	—	541,798	28,944,892
James L. Donald Co-Chairman, Former Chief Executive Officer (7)	2019	1,528,846	218,502	9,454,536	—	2,064,730	—	108,731	13,375,345
	2018	1,219,231	141,385	14,814,306	—	1,099,814	—	71,232	17,345,968
Robert B. Dimond Executive Vice President and Chief Financial Officer	2019	866,346	—	—	—	1,170,014	—	34,978	2,071,338
	2018	800,962	76,495	2,515,008	—	508,674	—	52,200	3,953,339
	2017	764,904	448,734	—	—	39,330	—	63,768	1,316,736
Susan Morris Executive Vice President and Chief Operations Officer	2019	917,308	135,105	—	—	1,238,838	—	45,179	2,336,430
	2018	867,308	131,151	2,515,008	—	550,256	—	41,276	4,104,999
Christine Rupp Executive Vice President and Chief Customer and Digital Officer	2019	184,615	1,500,000	2,819,320	—	243,881	—	62,743	4,810,559
Michael Theilmann Executive Vice President and Chief Human Resources Officer	2019	323,077	950,000	1,634,373	—	438,152	—	28,917	3,374,519
Shane Sampson Former Chief Marketing and Merchandising Officer (8)	2019	484,615	14,280	—	—	647,519	—	4,230,333	5,376,747
	2018	900,000	146,457	2,515,008	—	570,078	—	56,229	4,187,772
	2017	886,538	436,403	4,968,425	—	45,578	—	72,574	6,409,518
1.	Reflects a 53-week year ended February 29, 2020 and a 52-week year ended February 23, 2019 and February 24, 2018.
2.	Reflects retention bonuses and tax bonuses paid to the NEOs, as set forth in the table below. The retention bonuses for fiscal 2019, fiscal 2018 and fiscal 2017 are further described in “—Compensation Discussion and Analysis.” Tax bonuses for fiscal 2019, fiscal 2018 and fiscal 2017 were paid to the NEOs in connection with the vesting of Phantom Units as described in “—Compensation Discussion and Analysis.”

Name	Fiscal Year (1)	Retention Bonus ($)	Sign On Bonus ($)	Tax Bonus ($)
Vivek Sankaran	2019	—	5,000,000	—
James L. Donald	2019	—	—	218,502
	2018	—	—	141,385
Robert B. Dimond	2019	—	—	—
	2018	—	—	76,495
	2017	375,000	—	73,734
Susan Morris	2019	—	—	135,105
	2018	21,875	—	109,276
Christine Rupp	2019	—	1,500,000	—
Michael Theilmann	2019	—	950,000	—
Shane Sampson	2019	—	—	14,280
	2018	—	—	146,457
	2017	310,000	—	126,403
3.	Reflects the grant date fair value calculated in accordance with ASC 718 of the (a) Class
 B-1
Units in Albertsons Investor and KIM ACI and Class
 B-2
Units in Albertsons Investor and KIM ACI granted to Mr. Sankaran in fiscal 2019, and (b) the Phantom Units granted to Mr. Donald in fiscal 2019 and fiscal 2018, to Mr. Dimond in fiscal 2018, to Mr. Sampson in fiscal 2018 and fiscal 2017, to Ms. Morris in fiscal 2018, to Ms. Rupp in fiscal 2019 and to Mr. Theilmann in fiscal 2019. The respective fair value of the Class
 B-1
Units and Class
 B-2
Units in Albertsons Investor, Class
 B-1
Units and Class

Units in KIM ACI and Phantom Units is determined using an option pricing model, adjusted for lack of marketability and using an expected term or time to liquidity based on judgments made by management.

4.	Reflects amounts paid to the NEOs under our bonus plan for the applicable fiscal year, as set forth in the table below:

Name	Fiscal Year (1)	Fiscal Quarterly Bonus ($)	Fiscal Year Annual Bonus ($)
Vivek Sankaran	2019	1,058,184	1,559,055
James L. Donald	2019	840,583	1,224,147
	2018	485,760	614,054
Robert B. Dimond	2019	476,330	693,683
	2018	218,045	290,629
	2017	39,330	—
Susan Morris	2019	504,350	734,488
	2018	235,553	314,703
Christine Rupp	2019	93,750	150,131
Michael Theilmann	2019	179,464	258,688
Shane Sampson	2019	259,487	388,032
	2018	243,513	326,565
	2017	45,578	—
5.	A detailed breakdown of “All Other Compensation” is provided in the table below:

Name	Fiscal Year (1)	Aircraft ($)(a)		Relocation ($)		Life Insurance ($)(b)	Other Payments ($)		Financial/ Tax Planning ($)	Makeup Plan Company Contribution ($)(b)	401(k) Plan Company Contribution ($)	Total ($)
Vivek Sankaran	2019	358,097	(c)	100,624	(d)	8,937	—		74,140	—	—	541,798
James L. Donald	2019	38,577		—		—	70,154	(e)	—	—	—	108,731
	2018	71,232		—		—	—		—	—	—	71,232
Robert B. Dimond	2019	—		—		—	—		3,150	26,785	5,043	34,978
	2018	—		—		—	—		3,880	39,070	9,250	52,200
	2017	—		—		—	—		6,715	48,053	9,000	63,768
Susan Morris	2019	8,699		—		—	—		2,150	29,661	4,669	45,179
	2018	—		—		—	—		4,400	27,626	9,250	41,276
Christine Rupp	2019	—		62,743		—	—		—	—	—	62,743
Michael Theilmann	2019	—		27,139		—	—		1,778	—	—	28,917
Shane Sampson	2019	—		—		—	4,187,756	(f)	5,650	31,982	4,945	4,230,333
	2018	1,203		—		—	—		4,300	41,476	9,250	56,229
	2017	5,698		—		—	—		6,065	51,811	9,000	72,574
(a)	Represents the aggregate incremental cost to us for personal use of our aircraft.
(b)	Reflects our contributions to the NEO’s Deferred Compensation Plan account in an amount equal to the excess of the amount we would contribute to the ACI 401(k) Plan as a Company contribution on the NEO’s behalf for the plan year without regard to any limitations imposed by the Code based on the NEO’s compensation over the amount of our actual contributions to the ACI 401(k) Plan for the plan year.
(c)	Reflects the aggregate incremental cost to us for personal use of our aircraft by Mr. Sankaran during fiscal 2019.
(d)	Includes $21,462 of tax gross up in connection with Mr. Sankaran’s relocation benefits.
(e)	Represents payments made to Mr. Donald during fiscal 2019 related to accrued paid time off.
(f)	Represents the total severance benefits paid to Mr. Sampson in connection with his resignation during fiscal 2019 consisting of (i) a lump sum payment equal to 200% of the sum of Mr. Sampson’s then-current base salary plus target bonus, and (ii) reimbursement of the cost of continuation coverage of group health coverage for a period of up to 18 months.
6.	Mr. Sankaran commenced serving as President and Chief Executive Officer effective April 25, 2019.
7.	Mr. Donald served as President and Chief Executive Officer through April 25, 2019 and then as Co-Chairman.
8.	Mr. Sampson served as Chief Marketing and Chief Merchandising Officer through September 7, 2019.

Grants of Plan Based Awards in Fiscal 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Unit Awards: Number of Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Unit)	Grant Date Fair Value of Unit and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Vivek Sankaran		—	2,250,000	4,500,000	—	—	—	—		—	—	—
	4/25/2019	—	—	—	—	—	—	1,168,578	(3)	—	—	17,575,413	(6)
	4/25/2019	—	—	—	—	—	—	1,176,630	(4)	—	—	1,929,673	(7)
James L. Donald		—	1,500,000	3,000,000	—	—	—	—		—	—	—
	9/11/2019	—	—	—	—	4,727,268	5,672,722	—		—	—	—
	9/11/2019	—	—	—	—	—	—	121,212	(5)	—	—	4,727,268	(8)
Robert B. Dimond		—	850,000	1,700,000	—	—	—	—		—	—	—
Susan Morris		—	900,000	1,800,000	—	—	—	—		—	—	—
		—	750,000	1,500,000	—	—	—	—		—	—	—
Christine Rupp	2/7/2020	—	—	—	—	768,040	921,648	—		—	—	—
	2/7/2020	—	—	—	—	—	—	51,282	(5)	—	—	2,051,280	(8)
Michael Theilmann		—	600,000	1,200,000	—	—	—	—		—	—	—
	10/29/2019	—	—	—	—	747,981	897,577	—		—	—	—
	10/29/2019	—	—	—	—	—	—	22,728	(5)	—	—	886,392	(8)
Shane Sampson		—	900,000	1,800,000	—	—	—	—		—	—	—
1.	Amounts represent the range of annual cash incentive awards the NEO was potentially entitled to receive based on the achievement of performance goals for fiscal 2019 under our 2019 Bonus Plan as more fully described in “—Compensation Discussion and Analysis.” The amounts actually paid are reported in the
Non-Equity
Incentive Plan column of the Summary Compensation table. Pursuant to the 2019 Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal. Performance at or above the threshold will result in a payment from $0 up to the maximum bonus amounts reflected in the table.
2.	Amounts represent the value of Phantom Units subject to performance-based Phantom Units granted to the NEOs as described in “—Compensation Discussion and Analysis—Incentive Plans.”
3.	Represents Class B-1 Units and Class B-2 Units in Albertsons Investor.
4.	Represents Class B-1 Units and Class B-2 Units in KIM ACI.
5.	Amounts represent the value of Phantom Units granted to the NEOs as described in “—Compensation Discussion and Analysis—Incentive Plans.”
6.	Reflects the grant date fair value of $15.04 per unit with respect to the Class
 B-1
Units and Class
 B-2
Units in Albertsons Investor granted to Mr. Sankaran. One Class
 B-1
or Class
 B-2
Unit in Albertsons Investor is not equivalent to one share of Company common stock. The fair value of the Class
 B-1
Units and Class
 B-2
Units in Albertsons Investor is calculated in accordance with ASC 718. The fair value of the Phantom Units is determined using an option pricing model, adjusted for lack of marketability and using an expected term or time to liquidity based on judgments made by management.
7.	Reflects the grant date fair value of $1.64 per unit with respect to the Class
 B-1
Units and Class
 B-2
Units in KIM ACI granted to Mr. Sankaran. One Class
 B-1
or Class
 B-2
Unit in KIM ACI is not equivalent to one share of Company common stock. The fair value of the Class
 B-1
Units and Class
 B-2
Units in KIM ACI is calculated in accordance with ASC 718. The fair value of the Phantom Units is determined using an option pricing model, adjusted for lack of marketability and using an expected term or time to liquidity based on judgments made by management.
8.	Reflects the grant date fair value of $39.00 per unit with respect to the Phantom Units granted to Mr. Theilmann on October 29, 2019 and Mr. Donald on September 11, 2019 and $40.00 per unit with respect to the Phantom Units granted to Ms. Rupp on February 7, 2020, as calculated in accordance with ASC 718. One Phantom Unit is not equivalent to one share of Company common stock. The fair value of the Phantom Units is determined using an option pricing model, adjusted for lack of marketability and using an expected term or time to liquidity based on judgments made by management.

Outstanding Equity Awards at February 29, 2020

	Option Awards					Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)		Fair Value of Units That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Fair or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Vivek Sankaran	—	—	—	—	—	1,168,578	(1)	21,817,351	(3)	—		—
	—	—	—	—	—	1,176,630	(2)	2,388,559	(4)	—		—
James L. Donald	—	—	—	—	—	248,287	(5)	12,662,637	(6)	204,545	(7)	10,431,795	(6)
Robert B. Dimond	—	—	—	—	—	39,949	(5)	2,037,399	(6)	26,198	(7)	1,336,098	(6)
Susan Morris	—	—	—	—	—	106,177	(5)	5,415,027	(6)	26,198	(7)	1,336,098	(6)
Christine Rupp	—	—	—	—	—	53,494	(5)	2,728,194	(6)	17,094	(7)	871,794	(6)
Michael Theilmann	—	—	—	—	—	26,956	(5)	1,374,756	(6)	15,152	(7)	772,752	(6)
Shane Sampson	—	—	—	—	—	—		—		—		—
1.	Reflects 584,289 unvested Class
 B-1
Units and 584,289 Class
 B-2
Units in Albertsons Investor that will vest based on Mr. Sankaran’s continued service or a combination of service and the achievement of performance targets, as follows:

Vesting Date	Number of Class B-1 Units Vesting Based on Continued Service	Number of Class B-2 Units Vesting Based on Continued Service and Performance

4/25/2020	64,921	—
4/25/2021	129,842	—
2/26/2022	—	194,763
4/25/2022	194,763	—
2/25/2023	—	194,763
4/25/2023	129,842	—
2/24/2024	—	194,763
4/25/2024	64,921	—
2.	Reflects 588,315 unvested Class
 B-1
Units and 588,315 unvested Class
 B-2
Units in KIM ACI held by Mr. Sankaran that will vest based on Mr. Sankaran’s continued service or a combination of service and the achievement of performance targets, as follows:

Vesting Date	Number of Class B-1 Units Vesting Based on Continued Service	Number of Class B-2 Units Vesting Based on Continued Service and Performance
4/25/2020	65,369	—
4/25/2021	130,737	—
2/26/2022	—	196,105
4/25/2022	196,105	—
2/25/2023	—	196,105
4/25/2023	130,736	—
2/24/2024	—	196,105
4/25/2024	65,368	—
If, in connection with this offering, Mr. Sankaran receives equity in the Company in respect of Class
 B-1
and Class
 B-2
Units of each of Albertsons Investor and KIM ACI held by Mr. Sankaran that has a value, based on the initial public offering price, of less than $24.0 million (as equitably adjusted downward for any Class
 B-2
Units that have been previously forfeited as a result of our failure to achieve annual performance criteria), subject to Mr. Sankaran’s continued employment with us through the date of the offering, Mr. Sankaran would be granted an option with a
10-year
term to acquire common stock of the Company having a value, determined in accordance with Black-Scholes methodology, equal to the difference between $24.0 million (as equitably adjusted downward) and the value of the equity in the Company that Mr. Sankaran received in connection with this offering in respect of his Class
 B-1
and Class
 B-2
Units. Based on an initial public offering price of $                per share, the midpoint of the estimated offering range set forth on the cover page of this prospectus, Mr. Sankaran’s Class
 B-1
and Class
 B-2
Units would convert into                shares of restricted common stock of the Company and Mr. Sankaran would receive options to acquire common stock of the Company that has an aggregate value, determined in accordance with Black-Scholes methodology, equal to $                .
3.	Based on a fair value of $18.67 per Class B-1 Unit and Class B-2 Unit in Albertsons Investor as of February 29, 2020.

4.	Based on a fair value of $2.03 per Class B-1 Unit and Class B-2 Unit in KIM ACI as of February 29, 2020.
5.	Reflects the number of unvested Phantom Units held by the NEO that will vest based on either continued service of the individual, or a combination of service of the individual and the achievement of performance targets, as follows:

Name	Vesting Date	Number of Phantom Units Vesting Based on Continued Service	Number of Phantom Units Vesting Based on Continued Service and Performance
James L. Donald	9/11/2020	82,071	—
	9/11/2021	82,070	—
	2/26/2022	43,742	—
	9/11/2022	40,404	—
Robert B. Dimond	11/9/2020	13,099	—
	11/9/2021	13,099	—
	2/26/2022	13,751	—
Susan Morris	11/9/2020	13,099	—
	2/27/2021	16,557	16,557
	11/9/2021	13,099	—
	2/26/2022	30,308	16,557
Michael Theilmann	8/19/2020	7,576	—
	8/19/2021	7,576	—
	2/26/2022	4,228	—
	8/19/2022	7,576	—
Christine Rupp	12/1/2021	25,641	—
	2/26/2022	2,212	—
	12/1/2022	12,820	—
	12/1/2023	12,821	—
6.	Based on a per unit price of $51.00, the aggregate value of one management incentive unit in each of Albertsons Investor and KIM ACI as of February 29, 2020.
7.	Reflects the target number of unvested Phantom Units held by the NEO that could vest on February 26, 2022, subject to the NEO’s continued employment through such date, with the actual number of Phantom Units that could vest (up to a maximum of 120% of the target) based on our achievement of performance targets for fiscal 2020 and fiscal 2021, respectively. In the case of Mr. Donald, this also reflects a target number of 121,212 unvested Phantom Units held by Mr. Donald that could vest on February 26, 2023, subject to Mr. Donald’s continued employment through such date, with the actual number of Phantom Units that could vest (up to a maximum of 120% of the target) based on our achievement of performance targets for fiscal 2020, fiscal 2021 and fiscal 2022, respectively. Depending on the attainment of the performance targets for a particular fiscal year, an NEO’s Phantom Units, if any, in respect of that fiscal year will become vested based only on the NEO’s continued service and would be included in this table in the column entitled “Number of Units that have not vested.”
Option Exercises and Units Vested in Fiscal 2019

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Vivek Sankaran	—	—	—	—
James L. Donald	—	—	148,776	7,087,572
Robert B. Dimond	—	—	13,099	510,861
Susan Morris	—	—	79,327	3,888,489
Christine Rupp	—	—	—	—
Michael Theilmann	—	—	—	—
Shane Sampson	—	—	10,818	356,994
1.	Reflects the vesting of Phantom Units on February 29, 2020, as described in “—Compensation Discussion and Analysis.”
2.	The value realized upon vesting of the Phantom Units is based on a per unit price of one investor incentive unit in each of Albertsons Investor and KIM ACI on the vesting date.

Nonqualified Deferred Compensation
The following table shows the executive and Company contributions, earnings and account balances for the NEOs under the Deferred Compensation Plans during fiscal 2019. The Deferred Compensation Plans are nonqualified deferred compensation arrangements intended to comply with Section 409A of the Code. See “—Compensation Discussion and Analysis” for a description of the terms and conditions of the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, Company contributions, plus earnings (or minus losses). We do not deposit any amounts into any trust or other account for the benefit of plan participants. In accordance with tax requirements, the assets of the Deferred Compensation Plans are subject to claims of our creditors.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Vivek Sankaran	—	—	—	—	—
James L. Donald	—	—	—	—	—
Robert B. Dimond	25,062	26,785	60,764	—	776,221
Susan Morris	27,025	29,661	54,165	—	541,415
Christine Rupp	—	—	—	—	—
Michael Theilmann	—	—	—	—	—
Shane Sampson	27,855	31,982	17,963	518,741	—
1.	All executive contributions represent amounts deferred by each NEO under a Deferred Compensation Plan and are included as compensation in the Summary Compensation Table under “Salary,” “Bonus” and
“Non-Equity
Incentive Plan Compensation.”
2.	All registrant contributions are reported under “All Other Compensation” in the Summary Compensation Table.
3.	These amounts are not reported in the Summary Compensation Table as none of the earnings are based on interest above the market rate.
Restricted Stock Unit Plan
We maintain the Restricted Stock Unit Plan, which was previously named the Phantom Unit Plan. Upon the amendment and restatement of the Phantom Unit Plan as the Restricted Stock Unit Plan, all awards that were previously outstanding were converted to awards of Restricted Stock Units. Upon vesting, an award of Restricted Stock Units will be settled in shares of our common stock. Prior to being amended and restated, the Phantom Unit Plan provided for grants of Phantom Units to employees, directors and consultants. Each Phantom Unit provided a participant with a contractual right to receive, upon vesting, equity in the Company’s parents, Albertsons Investor and KIM ACI, consisting of one management incentive unit in Albertsons Investor and one management incentive unit in KIM ACI.
The Restricted Stock Unit Plan provides that we may provide for a participant’s Restricted Stock Unit award to include a separate right to receive a tax bonus. A tax bonus entitles a participant to receive a bonus equal to 4% of the fair market value of the common stock paid to the participant in respect of vested Restricted Stock Units. Tax bonuses may be paid in cash, common stock or a combination thereof.
The Restricted Stock Unit Plan provides that, unless otherwise provided in an award agreement, in the event of the termination of a participant’s service for any reason, any unvested Restricted Stock Units and any rights to a future tax bonus will be forfeited without the payment of consideration. In the event of the termination of a participant’s service for cause (as defined in the participant’s employment agreement), unless otherwise provided in an award agreement, the vested but unpaid portion of any award and any rights to a future tax bonus will be forfeited without the payment of consideration.

Potential Payments Upon Termination or Change of Control
The tables below describe and estimate the amounts and benefits that the NEOs would have been entitled to receive upon a termination of their employment in certain circumstances or, if applicable, upon a change of control, assuming such events occurred as of February 29, 2020 (based on the plans and arrangements in effect on such date). The estimated payments are not necessarily indicative of the actual amounts any of the NEOs would have received in such circumstances. The tables exclude compensation amounts accrued through February 29, 2020 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, payment for accrued but unused vacation and vested account balances under our retirement plans that are generally available to all of our salaried employees.
Vivek Sankaran

Payments and Benefits	Death or Disability ($)		For Cause or Without Good Reason ($)	Without Cause or for Good Reason ($)		Change in Control – Without Cause or for Good Reason ($)
Cash Payments	5,375,000	(1)	—	7,500,000	(2)	7,500,000	(2)
Health Benefits (3)	14,087		—	14,087		14,087
Total	5,389,087		—	7,514,087		7,514,087
1.	Reflects a lump sum cash payment in an amount equal to the sum of (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 25% of Mr. Sankaran’s base salary, (iii) a bonus for the fiscal year of termination based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and (iv) payment of the unvested or unpaid portions of the sign-on
retention award.
2.	Reflects a lump sum cash payment equal to the sum of (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 200% of the sum of Mr. Sankaran’s base salary plus target bonus, (iii) a bonus for the fiscal year of termination based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and (iv) payment of the unvested or unpaid portions of the sign-on
retention award.
3.	Reflects the cost of reimbursement for up to 18 months continuation of health coverage.
James L. Donald

Payments and Benefits	Death or Disability ($)		For Cause or Without Good Reason	Without Cause or for Good Reason ($)		Change in Control – Without Cause or for Good Reason ($)
Cash Payments	375,000	(1)	—	6,000,000	(2)	6,000,000	(2)
Health Benefits	—		—	20,825	(3)	20,825	(3)
Total	375,000		—	6,020,825		6,020,825
1.	Reflects a lump sum cash payment in an amount equal to 25% of Mr. Donald’s base salary.
2.	Reflects a lump sum cash payment equal to the sum of Mr. Donald’s base salary and target bonus for 24 months.
3.	Reflects the cost of reimbursement for up to 18 months continuation of health coverage.

Robert B. Dimond

Payments and Benefits	Death or Disability ($)		For Cause or Without Good Reason	Without Cause or for Good Reason ($)		Change in Control – Without Cause or for Good Reason ($)
Cash Payments	212,500	(1)	—	3,400,000	(2)	3,400,000	(2)
Health Benefits	—		—	13,822	(3)	13,822	(3)
Total	212,500		—	3,413,822		3,413,822
1.	Reflects a lump sum cash payment in an amount equal to 25% of Mr. Dimond’s base salary.
2.	Reflects a lump sum cash payment equal to the sum of Mr. Dimond’s base salary and target bonus for 24 months.
3.	Reflects the cost of reimbursement for up to 12 months continuation of health coverage.
Susan Morris

Payments and Benefits	Death or Disability ($)		For Cause or Without Good Reason	Without Cause or for Good Reason ($)		Change in Control – Without Cause or for Good Reason ($)
Cash Payments	225,000	(1)	—	3,600,000	(2)	3,600,000	(2)
Health Benefits	—		—	7,889	(3)	7,889	(3)
Total	225,000		—	3,607,889		3,607,889
1.	Reflects a lump sum cash payment in an amount equal to 25% of Ms. Morris’s base salary.
2.	Reflects a lump sum cash payment equal to the sum of Ms. Morris’s base salary and target bonus for 24 months.
3.	Reflects the cost of reimbursement for up to 12 months continuation of health coverage.
Christine Rupp

Payments and Benefits	Death or Disability ($)		For Cause or Without Good Reason	Without Cause or for Good Reason ($)		Change in Control – Without Cause or for Good Reason ($)
Cash Payments	187,500	(1)	—	3,000,000	(2)	3,000,000	(2)
Health Benefits	—		—	7,738	(3)	7,738	(3)
Total	187,500		—	3,007,738		3,007,738
1.	Reflects a lump sum cash payment in an amount equal to 25% of Ms. Rupp’s base salary.
2.	Reflects a lump sum cash payment equal to the sum of Ms. Rupp’s base salary and target bonus for 24 months.
3.	Reflects the cost of reimbursement for up to 12 months continuation of health coverage.
Michael Theilmann

Payments and Benefits	Death or Disability ($)		For Cause or Without Good Reason	Without Cause or for Good Reason ($)		Change in Control – Without Cause or for Good Reason ($)
Cash Payments	150,000	(1)	—	2,400,000	(2)	2,400,000	(2)
Health Benefits	—		—	10,862	(3)	10,862	(3)
Total	150,000		—	2,410,862		2,410,862

1.	Reflects a lump sum cash payment in an amount equal to 25% of Mr. Theilmann’s base salary.
2.	Reflects a lump sum cash payment equal to 200% of Mr. Theilmann’s base salary plus target annual bonus.
3.	Reflects the cost of reimbursement for up to 12 months continuation of health coverage.
In addition to the foregoing, Mr. Sankaran would become vested in a portion of his Class
 B-1
Units and Class
 B-2
Units in Albertsons Investor and KIM ACI as set forth in the table below (based on a per unit price of $18.67, the value of one Class
 B-1
Unit and Class
 B-2
Unit in Albertsons Investor and based on a per unit price of $2.03, the value of one Class
 B-1
Unit and Class
 B-2
Unit in KIM ACI as of February 29, 2020).

Units	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason ($)	Change in Control – Without Cause or for Good Reason ($)	Change in Control – Death or Disability ($)
Albertsons Investor Class B-1 Units	1,029,434	—	1,212,075	10,908,676	10,908,676
Albertsons Investor Class B-2 Units	1,212,075	—	1,212,075	10,908,676	10,908,676
KIM ACI Class B-1 Units	112,702	—	132,698	1,194,279	1,194,279
KIM ACI Class B-2 Units	132,698	—	132,698	1,194,279	1,194,279
Total	2,486,909	—	2,689,546	24,205,910	24,205,910
In addition to the foregoing, each of Messrs. Donald, Dimond and Theilmann and Mses. Morris and Rupp would have been entitled to full vesting of his or her unvested Phantom Units in the amounts set forth in the table below (based on a per unit price of $51.00, the aggregate value of one incentive unit in each of Albertsons Investor and KIM ACI as of February 29, 2020) if following a change of control the respective NEO’s employment terminated due to death or disability or by us without cause on February 29, 2020.

NEO	Number of Vesting Phantom Units (#)	Value of Vesting Phantom Units ($)	Tax Bonus ($)
James L. Donald	452,832	23,094,432	—
Robert B. Dimond	66,147	3,373,497	—
Susan Morris	132,375	6,751,125	135,105
Christine Rupp	70,588	3,599,988	—
Michael Theilmann	42,108	2,147,508	—

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following discussion is a brief summary of certain material arrangements, agreements and transactions we have with related parties. It does not include all of the provisions of our material arrangements, agreements and transactions with related parties, does not purport to be complete and is qualified in its entirety by reference to the arrangements, agreements and transactions described. We enter into transactions with our Sponsors and other entities owned by, or affiliated with, our Sponsors in the ordinary course of business. These transactions include, amongst others, professional advisory, consulting and other corporate services.
Our board of directors has adopted a written policy (the “Related Party Policy”) and procedures for the review, approval or ratification of “Related Party Transactions” by the independent members of the audit and risk committee of our board of directors. For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) we or any of our subsidiaries is a participant and (3) any related party has or will have a direct or indirect material interest.
We paid COAC, an affiliate of Cerberus, fees totaling approximately $0.3 million, $0.5 million and $0.5 million for fiscal 2019, fiscal 2018 and fiscal 2017, respectively, for consulting services provided in connection with improving our operations.
We paid CTS, an affiliate of Cerberus, fees totaling approximately $4.4 million for fiscal 2019 for information technology advisory and implementation services in connection with modernizing our information systems. We paid no fees to CTS in fiscal 2018 and fiscal 2017.
Several of our board members are employees of our Sponsors (excluding Kimco), and funds managed by one or more affiliates of our Sponsors indirectly own a substantial portion of our equity through their respective ownership of Albertsons Investor and KIM ACI.
On August 19, 2019, Shane Sampson, who served as our Executive Vice President and Chief Marketing & Merchandising Officer, voluntarily resigned from the Company, effective September 7, 2019, and, on August 21, 2019, entered into the Sampson Separation Agreement. Pursuant to the Sampson Separation Agreement, in consideration for Mr. Sampson’s release of claims, we agreed to treat Mr. Sampson’s resignation in the same manner as if he were terminated without cause and to provide Mr. Sampson with the severance payments and benefits under his employment agreement. Pursuant to the Sampson Separation Agreement, Mr. Sampson acknowledged and agreed that he remains subject to the
24-month
post-termination
non-competition
and
non-solicitation
provisions set forth in his employment agreement.
On July 2, 2019, we closed a sale and leaseback transaction for a distribution center with a counterparty which is also an investor in certain funds managed by Cerberus, including funds that are indirect equityholders of the Company. We received gross sales proceeds of approximately $278 million and entered into a lease agreement for the distribution center for an initial term of 15 years with an initial annual rent payment for the property of approximately $12 million.
On January 3, 2019, we closed a three-store sale and leaseback transaction with entities affiliated with Kimco. We received gross sales proceeds of approximately $31 million and entered into lease agreements for each of the three stores for initial terms of 20 years with an initial annual rent payment for the properties of approximately $2 million.
On January 1, 2019, we terminated a store lease with an entity affiliated with Kimco. We received a termination fee of $5.5 million and entered into a use restriction agreement that restricts use of the premises for a supermarket or grocery store until the earlier of August 31, 2027 or the date we no longer operate a supermarket or grocery store at two benefited properties for at least two years (excluding force majeure).

Stock Repurchases
In the Repurchase, we used $1.68 billion of cash to repurchase an aggregate of 49,040,413 shares of outstanding common stock from Albertsons Investor, KIM ACI and entities affiliated with Kimco, at a price equal to $34.26 per share. The proceeds received by Albertsons Investor and KIM ACI from the Repurchase were distributed to their members, which include our Sponsors and members of our management.
During fiscal 2018, we repurchased 1,772,018 shares of common stock allocable to certain current and former members of management (the “Management Holders”) for $25.8 million in cash. The shares are classified as treasury stock on the Consolidated Balance Sheet included elsewhere in this prospectus. The shares repurchased represented a portion of the shares allocable to management. Proceeds from the repurchase were used by the Management Holders to repay outstanding loans of the Management Holders with a third-party financial institution. As there is no current active market for shares of our common stock, the shares were repurchased at a negotiated price between us and the Management Holders.
Management Fees
Pursuant to our governing documents and that of our predecessor, AB Acquisition, we paid annual management fees of $13.75 million to our Sponsors for fiscal 2016, fiscal 2017, fiscal 2018 and fiscal 2019. In exchange for the management fees, our Sponsors have provided strategic advice to management, including with respect to acquisitions and financings. For fiscal 2020, all management fees owed by us to our Sponsors will be paid quarterly and any remaining obligations will terminate at the closing of this offering.
Stockholders’ Agreement
As of the closing of this offering, we will enter into the Stockholders’ Agreement. The Stockholders’ Agreement will provide for designation rights for the Sponsors to nominate directors to the board of directors. Pursuant to the Stockholders’ Agreement, we will be required to appoint to our board of directors individuals designated by and voted for by our Sponsors. If Cerberus (or a permitted transferee or assignee) has beneficial ownership of at least 20% of our then-outstanding common stock, it shall have the right to designate four directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 20% but at least 10% of our then-outstanding common stock, it shall have the right to designate two directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 10% but at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Klaff Realty (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Schottenstein Stores (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors.
Registration Rights Agreement
As of the Preferred Closing Date, we entered into a registration rights agreement with certain of our stockholders as of immediately prior to the closing of this offering (the
“Pre-IPO
Stockholders”) and the Preferred Investors (together with the
Pre-IPO
Stockholders, the “Holders”). Pursuant to the registration rights agreement, we granted the Holders certain registration rights with respect to the registrable securities, which registrable securities include Conversion Shares, but not Convertible Preferred Stock. These rights include certain demand registration rights for our Sponsors and “piggyback” registration rights for all Holders. Additionally, we are required to use our reasonable best efforts to file and maintain an effective shelf registration as permitted by Rule 415 of the Securities Act for all registrable securities held by the Preferred Investors by no later than the later of (i) seven and one-half
months after the consummation of this offering and (ii) 18 months after the Preferred Closing Date (the “Preferred Investor Shelf Registration Statement”). The registration rights only apply to registrable securities, and shares of our common stock cease to be registrable securities under certain conditions including (i) they are sold pursuant to an effective registration statement, (ii) they are sold pursuant to Rule 144, or (iii) they are eligible to be resold without regard to the volume or public information requirements of Rule 144 and the resale of such shares is not prohibited by the lock-up
agreements described below. The registration rights are subject to certain delay, suspension and cutback provisions. The Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares. See “Private Placement of Convertible Preferred Stock—Investment Agreement—Transfer Restrictions.”
The registration rights agreement includes customary indemnification and contribution provisions. All fees, costs and expenses related to registrations generally will be borne by us, other than underwriting discounts and commissions attributable to the sale of registrable securities.
The Holders may be required to deliver
lock-up
agreements to underwriters in connection with registered offerings of shares.
Demand Registration Rights for Non-Shelf Registered Offerings Granted to Sponsors
. The registration rights agreement grants our Sponsors certain demand registration rights. Until we are eligible to file a registration statement on Form
S-3,
our Sponsors will be limited to a single demand right for an underwritten offering pursuant to a registration statement on Form
S-1.
Such registration statement would be required to include at least 5% of the total number of shares of our common stock outstanding immediately prior to this offering, which we refer to as the pre-IPO
common stock, or all of the remaining registrable securities of the demanding holder, and such request will require the consent of the holders of at least a majority of the outstanding registrable securities.
Shelf Registration Rights Granted to Sponsors
. When we become eligible to file a registration statement on Form
S-3,
the registration rights agreement grants our Sponsors certain rights to demand that we file a shelf registration statement covering any registrable securities that Sponsors are permitted to sell pursuant to the lock-up
agreements with us described below or any other
lock-up
restrictions. The number of shares covered by the shelf registration statement may also be reduced by us based on any advice of any potential underwriters, after consultation with us, to limit such number of shares.
Demand Registration Rights for Shelf Takedowns Granted to Sponsors
. The registration rights agreement grants our Sponsors certain rights to demand takedowns from a shelf registration statement. For underwritten offerings pursuant to the registration rights agreement (which may include the offering on Form
S-1
described above), any such takedown demand would be required to include at least 5% of the pre-IPO
common stock or all of the remaining registrable securities of the demanding holder. Sponsors lose their remaining demand registration rights when they cease to beneficially own at least 5% of our common stock. Further, we are not required to effect more than one demand registration in any
30-day
period (with such
30-day
period commencing on the closing date of any underwritten offering pursuant to a preceding demand registration).
The
Preferred
Investor Shelf Registration Statement
. The registration rights agreement provides that we must use our reasonable best efforts to file and maintain effective the Preferred Investor Shelf Registration Statement for all registrable securities, which registrable securities include Conversion Shares, but not Convertible Preferred Stock, held by the Preferred Investors by no later than the later of (i) seven and one-half
months after the consummation of this offering and (ii) 18 months after the Preferred Closing Date. The Preferred Investors shall have the right, at any time and from time to time, to demand takedowns from the Preferred Investor Shelf Registration Statement, provided that such takedown demand would be required to include at least 5% of the pre-IPO
common stock or all of the remaining registrable securities of the demanding Preferred Investor. Such takedown may be for an underwritten marketed offering, non-marketed
or underwritten offering or for a block trade or overnight transaction. The Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares. See “Private Placement of Convertible Preferred Stock—Investment Agreement—Transfer Restrictions.”
“Piggyback” Registration Rights
. The registration rights agreement grants all Holders “piggyback” registration rights. If we register any of our shares of common stock, either for our own account or for the account of other stockholders, including an exercise of demand rights, all Holders will be entitled, subject to certain exceptions, to include its shares of common stock in the registration. To the extent that the managing underwriters in an offering advise that the number of shares proposed to be included in the offering exceeds the amount that can be sold without adversely affecting the distribution, the number of shares included in the offering will be limited as follows:
•	in the case of an offering pursuant to a demand by a Sponsor under the registration rights agreement, (1) the
Pre-IPO
Stockholders that are parties to the registration rights agreement will have first priority to include their registrable securities, (2) the Preferred Investors will have second priority to include their registrable securities, (3) we will have third priority to the extent that we elect to sell any shares for our own account and (4) any other holders with registration rights will have fourth priority;
•	in the case of an offering pursuant to a demand by a Preferred Investor to takedown shares from the Preferred Investor Shelf Registration Statement under the registration rights agreement, (1) the Preferred Investors will have first priority to include their registrable securities, (2) the
Pre-IPO
Stockholders that are parties to the registration rights agreement will have second priority to include their registrable securities, (3) we will have third priority to the extent that we elect to sell any shares for our own account and (4) any other holders with registration rights will have fourth priority;
•	in the case of any offering not pursuant to a demand by a Sponsor or Preferred Investor under the registration rights agreement, (1) we will have first priority to the extent that we elect to sell any shares for our own account, (2) the Holders will have second priority to include their registrable securities on a pro rata basis as among the Holders and (3) any other holders with registration rights will have third priority.
Underwriter Lock-ups
. Notwithstanding the registration rights described above, if there is an offering of our common stock, we, our directors and executive officers and certain of the Holders will agree to deliver lock-up
agreements to the underwriters of such offering to restrict transfers of their common stock. The restrictions will apply for up to 90 days in connection with or prior to the second underwritten offering demanded pursuant to the registration rights agreement and up to 45 days in connection with any offering thereafter.
Suspension Periods
. We may postpone the filing or the effectiveness of a demand registration, including an underwritten shelf takedown (whether demanded by a Sponsor or a Preferred Investor from the Preferred Investor Shelf Registration Statement), if, based on our good faith judgment, upon consultation with outside counsel, such filing, the effectiveness of a demand registration, or the consummation of an underwritten shelf takedown, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by us or any of our subsidiaries or (ii) require disclosure of material information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which we, after consultation with our outside counsel, believes would be detrimental to us;
provided
that we will not be permitted to impose any such blackout period more than two times in any 12 month period and provided
,
further
, that any such delay will not be more than an aggregate of 120 days in any 12 month period.
Lock-Up
Agreements
Prior to the closing of this offering, certain
Pre-IPO
Stockholders and the Preferred Investors will deliver a
lock-up
agreement to us. Pursuant to the
lock-up
agreements, for a period of six months after the closing of this offering (the “First
Lock-Up
Period”), the
Pre-IPO
Stockholders and the Preferred Investors will agree, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock or any options or warrants to purchase common stock, or any securities convertible into, exchangeable for or that represent the right to receive common stock, owned by them (whether directly or by means of beneficial ownership) immediately prior to the closing of this offering.

Lock-Up
Periods
Beginning six months after the closing of this offering and for a period of six months (the “Second
Lock-Up
Period”), the
Pre-IPO
Stockholders will be permitted to sell up to 25% of the shares of common stock held by such
Pre-IPO
Stockholders as of immediately after the closing of this offering in a registered, underwritten offering pursuant to the registration rights agreement, and may be permitted to sell additional shares to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution.
For a period of six months after the end of the Second
Lock-Up
Period (the “Third
Lock-Up
Period”), the
Pre-IPO
Stockholders will be permitted to sell up to 50% of the shares of common stock held by such
Pre-IPO
Stockholders as of immediately after the closing of this offering, minus the amounts sold in the Second
Lock-Up
Period, in a registered, underwritten offering pursuant to the registration rights agreement, and may be permitted to sell additional shares to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution.
For a period of six months after the end of the Third
Lock-Up
Period (the “Fourth
Lock-Up
Period”), the
Pre-IPO
Stockholders will be permitted to sell up to 75% of the shares of common stock held by such
Pre-IPO
Stockholders as of immediately after the closing of this offering, minus the amounts sold in the Second
Lock-Up
Period and Third
Lock-Up
Period, in a registered, underwritten offering pursuant to the registration rights agreement, and may be permitted to sell additional shares to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution.
After the end of the Fourth
Lock-Up
Period, the restrictions of the
lock-up
agreements will expire.
In addition, to the extent that any
Pre-IPO
Stockholder elects not to participate in a registered, underwritten offering described above or does not elect to sell the maximum number of shares as described above (not including any increase in the number of shares based on the advice of the managing underwriters), such
Pre-IPO
Stockholders may sell an equivalent number of shares in a
non-underwritten
registered shelf-takedown or an unregistered offering pursuant to Rule 144 or another exemption from registration under the Securities Act.
Exceptions
.    The restrictions described above will not apply to the transfer of shares (1) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions of the lock-up
agreement, (2) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions of the lock-up
agreement, and
provided
,
further
, that any such transfer will not involve a disposition for value, (3) to any affiliates of such
Pre-IPO
Stockholders or any investment fund or other entity controlled or managed by such
Pre-IPO
Stockholders or their affiliates, (but in each case under this clause (3), not including a portfolio company), provided that such person agrees to be bound in writing by the restrictions of the lock-up
agreement, (4) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (2) through (3) above provided that such person agrees to be bound in writing by the restrictions of the lock-up
agreement, (5) pursuant to an order of a court or regulatory agency, (6) the pledge, hypothecation or other granting of a security interest in such
Pre-IPO
Stockholder’s shares to one or more banks or financial institutions as bona fide collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares or thereafter or (7) with our prior written consent.
Prorata Release
.    In the event that any
Pre-IPO
Stockholder is permitted by us to sell or otherwise transfer or dispose of any shares of common stock for value (whether in one or multiple releases) then the same percentage of shares of common stock held by the other
Pre-IPO
Stockholders subject to the
lock-up
agreements will be immediately and fully released on the same terms from any remaining lock-up
restrictions set forth in the
lock-up
agreements, subject to a number of exceptions listed therein.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of                , 2020, after giving effect to the Distribution and this offering, by:
•	the selling stockholders;

•	each person who is known by us to beneficially own 5% or more of our outstanding shares of common stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have based percentage ownership of our common stock prior to this offering on                  shares of our common stock outstanding as of                 , 2020, assuming an initial public offering price of $                 per share, the midpoint of the estimated offering range set forth on the cover page of this prospectus. Percentage ownership of our common stock after this offering assumes the sale by the selling stockholders of                  shares of common stock in this offering. Percentage ownership after this offering if the underwriters’ option to purchase additional shares is exercised in full assumes the sale by the selling stockholders of an additional                  shares of our common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. None of the persons listed in the following table owns any securities that are convertible into common stock at his or her option currently or within 60 days of our listing date on the NYSE. Unless otherwise indicated, the address for each selling stockholder, 5% stockholder, director and executive officer listed below is c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706.

		Common Stock Beneficially Owned Immediately Prior to the Completion of this Offering		Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Being Offered Pursuant to Underwriters’ Option	Common Stock Beneficially Owned Immediately After the Completion of this Offering
						No Exercise of Underwriters’ Option to Purchase Additional Shares			Full Exercise of Underwriters’ Option to Purchase Additional Shares
Name of Beneficial Owner	Number of Shares	Percen- tage of Shares	Percen- tage of Voting Power			Number of Shares	Percen- tage of Shares	Percen- tage of Voting Power	Number of Shares	Percen- tage of Shares	Percen- tage of Voting Power
Selling Stockholders:
Cerberus Capital Management, L.P.(1)		%	%				%	%		%	%
Klaff Realty, L.P.(2)		%	%				%	%		%	%
Schottenstein Stores Corp.(3)		%	%				%	%		%	%
Funds affiliated with Lubert-Adler(4)		%	%				%	%		%	%
Kimco Realty Corporation(5)		%	%				%	%		%	%
Colfin Safe Holdings, LLC(6)		%	%				%	%		%	%
Mexico Foods Holdings LLC(7)		%	%				%	%		%	%
SK Retail Investment LLC(8)		%	%				%	%		%	%
Robert G. Miller		%	%				%	%		%	%
Justin Dye		%	%				%	%		%	%
Howard Cohen		%	%				%	%		%	%
Richard Navarro		%	%				%	%		%	%
Robert Butler		%	%				%	%		%	%
Andrew Scoggin		%	%				%	%		%	%
Robert Edwards		%	%				%	%		%	%
Paul Rowan		%	%				%	%		%	%
Shane Sampson		%	%				%	%		%	%
Mark Bates		%	%				%	%		%	%
Wayne Denningham		%	%				%	%		%	%
Justin Ewing		%	%				%	%		%	%
Shane Dorcheus		%	%				%	%		%	%
Susan Morris		%	%				%	%		%	%

		Common Stock Beneficially Owned Immediately Prior to the Completion of this Offering		Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Being Offered Pursuant to Underwriters’ Option	Common Stock Beneficially Owned Immediately After the Completion of this Offering
						No Exercise of Underwriters’ Option to Purchase Additional Shares			Full Exercise of Underwriters’ Option to Purchase Additional Shares
Name of Beneficial Owner	Number of Shares	Percen- tage of Shares	Percen- tage of Voting Power			Number of Shares	Percen- tage of Shares	Percen- tage of Voting Power	Number of Shares	Percen- tage of Shares	Percen- tage of Voting Power
Other Pre-IPO Stockholders(9)		%	%				%	%		%	%
5% Stockholders:
Albertsons Investor Holdings LLC(10)		%	%				%	%		%	%
KIM ACI, LLC(11)		%	%				%	%		%	%
Directors:
Vivek Sankaran		%	%				%	%		%	%
James L. Donald		%	%				%	%		%	%
Leonard Laufer		%	%				%	%		%	%
Sharon L. Allen		%	%				%	%		%	%
Steven A. Davis		%	%				%	%		%	%
Kim Fennebresque		%	%				%	%		%	%
Allen M. Gibson		%	%				%	%		%	%
Hersch Klaff(2)		%	%				%	%		%	%
Jay L. Schottenstein(3)		%	%				%	%		%	%
Alan H. Schumacher		%	%				%	%		%	%
Lenard B. Tessler		%	%				%	%		%	%
B. Kevin Turner		%	%				%	%		%	%
Named Executive Officers:
Vivek Sankaran		%	%				%	%		%	%
James L. Donald		%	%				%	%		%	%
Robert B. Dimond		%	%				%	%		%	%
Susan Morris		%	%				%	%		%	%
Christine Rupp		%	%				%	%		%	%
Michael Theilmann		%	%				%	%		%	%
Shane Sampson		%	%				%	%		%	%
All directors and executive officers as a group(2)(3) (20 Persons)		%	%				%	%		%	%

*	Represents less than 1%.

(1)	Stephen Feinberg exercises voting and investment authority and may be deemed to have beneficial ownership of shares, or % of our outstanding common stock prior to this offering and % upon the completion of this offering. Messrs. Laufer and Tessler are affiliated with Cerberus. The address for Cerberus is 875 Third Avenue, New York, New York 10022.

(2)	Mr. Klaff is affiliated with Klaff Realty, whose affiliated entities have beneficial ownership of shares, or % of our outstanding common stock prior to this offering and % upon the completion of this offering. The address for Klaff Realty is 35 E. Wacker Drive, Suite 2900, Chicago, Illinois 60601.

(3)	Mr. Schottenstein is affiliated with Schottenstein Stores, whose affiliated entities have beneficial ownership of shares, or % of our outstanding common stock prior to this offering and % upon the completion of this offering. The address for Schottenstein Stores is 4300 E. Fifth Avenue, Columbus, Ohio 43219.

(4)	Consists of shares of common stock held directly by
L-A
V ABS, LLC
(“L-A
V ABS”),                  shares of common stock held directly by Lubert-Adler Real Estate Fund V, L.P.
(“L-A
RE Fund V”),                  shares of common stock held directly by Lubert-Adler Real Estate Fund VI, L.P.
(“L-A
RE Fund VI”),                  shares of common stock held directly by Lubert-Adler Real Estate Fund
VI-A,
L.P.
(“L-A
RE Fund
VI-A”),
                 shares of common stock held directly by Lubert-Adler Real Estate Fund
VI-B,
L.P.
(“L-A
RE Fund
VI-B”)
                 shares of common stock held directly by
L-A
Saturn Acquisition, L.P.
(“L-A
Saturn”), and                  shares of common stock held directly by
L-A
Asset Management Services, L.P.
(“L-A
Asset Management Services”) after giving effect to the Distribution.
L-A
V ABS is managed by its members, Dean S. Adler and Gerald A. Ronon, who can be removed and replaced by
L-A
RE Fund V, the controlling member of
L-A
V ABS, with the consent of ABS Opportunities, LLC. Lubert-Adler Group V, L.P.
(“L-A
Group V”) is the general partner of
L-A
RE Fund V, and Lubert-Adler Group V, LLC
(“L-A
Group V LLC”) is the general partner of
L-A
Group V. Lubert-Adler Group VI, L.P.
(“L-A
Group VI”) is the general partner of
L-A
RE Fund VI and
L-A
RE Fund
VI-A,
and Lubert-Adler Group VI, LLC
(“L-A
Group VI LLC”) is the general partner of
L-A
Group VI. Lubert-Adler Group
VI-B,
L.P.
(“L-A
Group
VI-B”)
is the general partner of
L-A
RE Fund
VI-B,
and Lubert-Adler Group
VI-B,
LLC
(“L-A
Group
VI-B
LLC”) is the general partner of
L-A
Group
VI-B.
L-A
Group Saturn, LLC
(“L-A
Group Saturn”) is the general partner of
L-A
Saturn. Lubert-Adler GP—West, LLC
(“L-A
GP—West”) is the general partner of
L-A
Asset Management Services. Ira M. Lubert and Dean S. Adler are the members of
L-A
Group V LLC,
L-A
Group VI LLC,
L-A
Group
VI-B
LLC,
L-A
Group Saturn and
L-A
GP—West. As a result, each of Mr. Lubert, Mr. Adler,
L-A
Group V LLC,
L-A
Group VI LLC,
L-A
Group
VI-B
LLC,
L-A
Group V,
L-A
Group VI,
L-A
Group
VI-B,

L-A
Group Saturn and
L-A
GP—West may be deemed to share beneficial ownership of the shares. Each of the foregoing persons expressly disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein. The address for
L-A
RE Fund V,
L-A
RE Fund VI,
L-A
RE Fund
VI-A
and
L-A
RE Fund
VI-B,
L-A
Group V,
L-A
Group V LLC,
L-A
Group VI,
L-A
Group VI LLC,
L-A
Group
VI-B
and
L-A
Group
VI-B
LLC is 2400 Market Street, Suite 301, Philadelphia, PA 19103-3033. The address for
L-A
Saturn and
L-A
Group Saturn is The FMC Tower, 2929 Walnut Street, Suite 1530, Philadelphia, Pennsylvania 19104. The address for
L-A
Asset Management Services and
L-A
GP—West is 435 Devon Park Drive, Building 500, Wayne, PA 19087. The address for
L-A
V ABS is 171 17th Street NW, Suite 1575, Atlanta GA 30363. The address for Ira M. Lubert, Dean S. Adler and Gerald A. Ronon is 2400 Market Street, Suite 301, Philadelphia, PA 19103-3033.

(5)	Kimco is the parent corporation of each of
KIM-SFW
LLC, KRSX Merge, LLC and KRS ABS LLC and has sole voting and dispositive power over the shares of our common stock held of record by each of them, consisting of (i)                  shares of our common stock held of record by
KIM-SFW
LLC, (ii)                  shares of our common stock held of record by KRSX Merge, LLC and (iii)                  shares of our common stock held of record by KRS ABS LLC. The address for Kimco is 500 North Broadway, Suite 201, Jericho, NY 11753, Attention: Ray Edwards and Bruce Rubenstein. In the offering,
KIM-SFW
LLC and KRS ABS LLC will sell                  and                  shares of common stock, respectively. If the underwriter exercises its option to purchase additional shares in full,
KIM-SFW
LLC and KRS ABS LLC will sell and shares of common stock, respectively.

(6)	The address for Colfin Safe Holdings, LLC is c/o Colony Capital, Inc., 590 Madison Avenue, 34
th
Floor, New York, NY 10022. Funds managed by an affiliate of Goldman Sachs & Co. LLC., an underwriter in this offering, own 98% of the equity interests of Colfin Safe Holdings LLC. As a result of this ownership, affiliates of Goldman Sachs & Co. LLC beneficially hold a 0.48% economic interest in Colfin Safe Holdings LLC and, through the economic interest in Colfin Safe Holdings LLC, an economic interest in 0.02% of shares outstanding of the company. See “Underwriting—Other Relationships.”

(7)	The address for Mexico Foods Holdings LLC is 2600 McCree Road, Suite 100, Garland, Texas 75041.

(8)	The address for SK Retail Investment LLC is c/o Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY 11753, Attention: Ray Edwards and Bruce Rubenstein.

(9)	All of such persons beneficially own, in the aggregate, less than 1% of the common stock outstanding prior to this offering.

(10)	Albertsons Investor is held by a private investor group, including affiliates of our Sponsors and certain members of management. The address for Albertsons Investor is 250 Parkcenter Blvd., Boise, ID 83706.

(11)	KIM ACI is controlled indirectly by Kimco. The address for KIM ACI is c/o Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY 11753, Attention: Ray Edwards and Bruce Rubenstein.

The following table sets forth information regarding the beneficial ownership of our Series A preferred stock as of                 , 2020, by:
•	each person who is known by us to beneficially own 5% or more of our outstanding shares of our Series A preferred stock;
•	each member of our board of directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Series A Preferred Stock Beneficially Owned Immediately Prior to the Completion of this Offering
Name of Beneficial Owner	Number of Shares	Percentage of Shares	Percentage of Voting Power
5% Stockholders:
		%	%
		%	%
		%	%
		%	%
		%	%
Directors:
Vivek Sankaran	—	—	—
James L. Donald	—	—	—
Leonard Laufer	—	—	—
Sharon L. Allen	—	—	—
Steven A. Davis	—	—	—
Kim Fennebresque	—	—	—
Allen M. Gibson	—	—	—
Hersch Klaff	—	—	—
Jay L. Schottenstein	—	—	—
Alan H. Schumacher	—	—	—
Lenard B. Tessler	—	—	—
B. Kevin Turner	—	—	—
Named Executive Officers:
Vivek Sankaran	—	—	—
James L. Donald	—	—	—
Robert B. Dimond	—	—	—
Susan Morris	—	—	—
Christine Rupp	—	—	—
Michael Theilmann	—	—	—
Shane Sampson	—	—	—
All directors and executive officers as a group (20 Persons)	—	—	—

PRIVATE PLACEMENT OF CONVERTIBLE PREFERRED STOCK
On the Preferred Closing Date, we sold and issued the Convertible Preferred Stock for an aggregate purchase price of approximately $1.65 billion. The closing of the transactions contemplated by the Real Estate Agreement (the “Preferred Closing”) also occurred on the Preferred Closing Date. At the Preferred Closing, RE Investor paid a purchase price of $28.2 million to acquire the Investor Exchange Right. We used cash in an amount equal to the proceeds from the sale and issuance of the Convertible Preferred Stock and the Investor Exchange Right for the Repurchase.
Investment Agreement
Director Designation Rights
Initially the Apollo Preferred Investors and the HPS Preferred Investors each have the right to designate one non-voting
observer to our board of directors so long as the Apollo Preferred Investors and their affiliates or the HPS Preferred Investors and their affiliates hold at least 25% of the Convertible Preferred Stock issued on the Preferred Closing Date (or 25% of the Conversion Shares). From and after such time as (i) it is lawful under Section 8 of the Clayton Antitrust Act of 1914 for the Apollo Preferred Investors or the HPS Preferred Investors, as applicable, to designate a director to our board of directors and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the acquisition of our voting securities expires or is terminated with respect to the Apollo Preferred Investors or the HPS Preferred Investors, and so long as the Apollo Preferred Investors and their affiliates or the HPS Preferred Investors and their affiliates hold at least 25% of the Convertible Preferred Stock issued on the Preferred Closing Date (or 25% of the Conversion Shares), the Apollo Preferred Investors or the HPS Preferred Investors, as applicable, each have the right to designate one director to our board of directors rather than an observer.
Transfer Restrictions
The Preferred Investors are not permitted to transfer the Conversion Shares, other than to affiliated entities or in connection with a change of control, prior to the 18 month anniversary of the Preferred Closing Date. Prior to the seven month anniversary of the Preferred Closing Date, the Preferred Investors have the right to transfer the Convertible Preferred Stock only to their affiliated entities, another Investor or its affiliated entities (with any transferee thereof bound by same transferability/lock-up
provisions hereof). Following the seven month anniversary of the Preferred Closing Date until the 18 month anniversary of the Preferred Closing Date, the Preferred Investors, and their respective affiliated entities, are required to collectively continue to hold greater than 50% of the Convertible Preferred Stock (or Conversion Shares). The Convertible Preferred Stock will be freely transferable after 18 months from the Preferred Closing Date. The Preferred Investors are also subject to certain restrictions on hedging activities. From and after the Preferred Closing Date and until the 18 month anniversary of the Preferred Closing, none of the Preferred Investors or their affiliates or transferees shall enter into, directly or indirectly, any transaction, agreement or arrangement (or series of transactions, agreements or arrangements) (x) involving a security linked to the common stock or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to the common stock, (y) that hedges or transfers, directly or indirectly, some or all of the economic risk of ownership of the common stock , including any short sale or purchase, forward contract, equity swap, put or call option, put or call equivalent position, collar, non-recourse loan, sale of exchangeable security or similar transaction or (z) that relates to, is based on, or derives any significant part of its value from the common stock.
Real Estate Agreement
Reorganization
Prior to the Preferred Closing, we underwent a real estate reorganization. As a result of such reorganization, the SPEs own, as of the Preferred Closing, Real Estate Assets, consisting of approximately 240 fee owned store properties which were to have an appraised value (based on appraisals obtained prior to the signing date) of no less than 165% of the initial Fixed Liquidation Preference of the Convertible Preferred Stock as of the Preferred Closing Date (approximately $2.9 billion). RE LLC also deposited the Cash Escrow Amount into escrow at the Preferred Closing.
As part of the reorganization, (i) certain of our subsidiaries distributed Real Estate Assets to us and (ii) Safeway and certain of its subsidiaries contributed Real Estate Assets to Safeway Realty LLC, a newly formed subsidiary of Safeway (“Safeway Realty”). We and Safeway Realty then contributed all such Real Estate Assets to ACI Real Estate Holding I Company LLC (“RE Holdings I”) in exchange for non-voting
Class B Units of RE Holdings I. RE Holdings I then contributed the Real Estate Assets to its wholly-owned subsidiary ACI Real Estate Holding II Company LLC (“RE Holdings II”). RE Holdings II then contributed the Real Estate Assets to its wholly owned subsidiary RE LLC for further contribution to the SPEs. Each SPE owns between two and seven fee owned store properties.
Lease and Operating Agreements
Each SPE, as landlord, entered into a lease with RE LLC, as tenant (each an “SPE Lease Agreement”), with respect to the Real Estate Assets held by such SPE. RE LLC, as sublandlord, then subleased all of the Real Estate Assets (the “Real Estate Portfolio”) to certain of our subsidiaries, as subtenants (collectively, “Tenant”), pursuant to a single unitary master sublease agreement (the “Master Lease Agreement”). The terms of the SPE Lease Agreements and the Master Lease Agreement are substantially the same on a per-Real Estate Asset basis. We have guaranteed the performance by Tenant of all the covenants, terms, and conditions of the Master Lease Agreement, and any extensions, modifications or renewals thereof, to be performed and kept by Tenant.
Immediately prior to the Preferred Closing, RE Holdings I, RE Holdings II, RE LLC and each of the SPEs (collectively, the “RE LLC Entities”) entered into amended and restated operating agreements. Safeway is the only member of RE Holdings I with the ability to vote on any matters. Each of the RE LLC Entities has a board of five members, which includes two independent directors. The RE Investor was admitted to each of the RE LLC Entities as a “Special
Non-Economic
Member.” As a Special
Non-Economic
Member, the RE Investor has certain approval rights relating to the Real Estate Portfolio, Master Lease Agreement, affiliate transactions and the issuance of securities or other instruments that rank pari passu or senior to the Convertible Preferred Stock.
Escrow
At the Preferred Closing, RE LLC, RE Investor and PNC Bank, National Association, as Escrow Agent, entered into an escrow agreement (the “Escrow Agreement”) pursuant to which RE LLC deposited with Escrow Agent, to be held in escrow pending an exercise by RE Investor of the Investor Exchange Right, (a) (i) membership interests certificates of the SPEs, (ii) an instrument of transfer for the transfer of the membership interests in the SPEs to the RE Investor or its designee and (iii) special warranty deeds for the transfer to the RE Investor or its designee of Real Estate Assets (collectively, the “Transfer Instruments”), and (b) cash in the amount of the Cash Escrow Amount. The Escrow Agreement contemplates the deposit of additional Transfer Instruments and cash and the release of Transfer Instruments and cash, from time to time, in connection with the substitution and release mechanics set forth in the Real Estate Agreement and Master Lease Agreement. Following the monetization of SPEs or Real Estate Assets in connection with Investor Exchange Right, any cash and/or Transfer Instruments remaining in escrow will be returned to RE LLC.
As a result of local government offices being closed due to the coronavirus
(COVID-19)
pandemic, approximately 15 of the Real Estate Assets that will become part of the Real Estate Portfolio did not have zoning reports (the “Deferred Diligence Assets”) at the Preferred Closing. Following the Preferred Closing, RE LLC is using commercially reasonable efforts to obtain the zoning reports and provide them to the RE Investor. If within three months after the Preferred Closing, RE LLC is unable to obtain a zoning report for any Deferred Diligence

Asset or if the official zoning report for a Deferred Diligence Asset shows a material decrease in the value of the Deferred Diligence Asset or its use as a grocery store, then such Deferred Diligence Assets will become “Exchanged Assets” and RE LLC will be required to add new Real Estate Assets (with official zoning reports and appraisals) and/or cash (valued at 150%) to the Real Estate Portfolio, the aggregate appraisal value of which will be greater than or equal to the pre-signing
appraised value of all of the Exchanged Assets (assuming that the unofficial zoning reports were correct) and the Transfer Instruments with respect to the Exchange Assets shall be released from escrow and distributed to RE LLC for further distribution to RE Holdings II.
During the term of the Master Lease Agreement, Tenant shall have a right to request a substitution of Real Estate Assets in accordance with the Master Lease Agreement. The Real Estate Assets proposed by Tenant to be added to the Master Lease Agreement must have a then current appraised value equal to or greater than the Real Estate Assets that are proposed to be released from the Master Lease Agreement, provided, that if the then current appraised market value of the proposed substitute property is less than that of the Real Estate Asset proposed to be removed, Tenant shall be deemed to have satisfied this condition if Tenant pays Landlord an amount equal to the difference at or prior to such substitution. Transfer Instruments with respect to any such Real Estate Assets being added to the Master Lease Agreement (and any SPEs formed to hold such Real Estate Assets) and any such case will then be delivered to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement. Concurrently with such deposit into escrow, RE LLC and RE Investor will instruct the Escrow Agent to release to RE LLC the Transfer Instruments with respect to Real Estate Assets that are being substituted out of the Master Lease Agreement, for further distribution as directed by RE LLC. The applicable SPE Lease Agreement and Master Lease Agreement will be terminated with respect to such Real Estate Assets being substituted.
Tenant also has the right to contribute Real Estate Assets to RE LLC to be added to the Master Lease Agreement. Transfer Instruments with respect to any such Real Estate Assets being added to the Master Lease Agreement (and any SPEs formed to hold such Real Estate Assets) will be delivered to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement. In connection with such contributions by Tenant, RE LLC will be permitted to have an amount of cash distributed from escrow such that, after giving effect to such distribution of cash and contribution of such Real Estate Assets, the sum of (i) the appraised value of the Real Estate Portfolio and (ii) the cash remaining in escrow (valued at 150%) shall equal an amount that is greater than or equal to 165% of the Fixed Liquidation Preference of the Convertible Preferred Stock then outstanding, plus accrued and unpaid dividends.
Following each occasion on which the Fixed Liquidation Preference on the remaining outstanding Convertible Preferred Stock is reduced by at least $583.33 million (whether as a result of mandatory conversion, optional conversion or a negotiated repurchase for cash), RE LLC will obtain appraisals of the Real Estate Portfolio (the “Distribution Appraisals”) and deliver the Distribution Appraisals to the RE Investor. Following such delivery, RE LLC will have the right to have cash and/or Real Estate Assets released from escrow so long as, following such release from escrow, the sum of (x) the aggregate appraised value (as set forth in the Distribution Appraisals) of the Real Estate Assets whose Transfer Instruments remain in the escrow account and (y) the cash remaining in the escrow account (valued at 150%) would equal an amount that is not less than 165% of the Fixed Liquidation Preference of the remaining outstanding Convertible Preferred Stock, plus any accrued and unpaid dividends.
Investor Exchange Right
RE Investor is allowed to exercise the Investor Exchange Right on or after the date on which any of the following events occurs (each, a “Trigger Date”): (i) the seventh anniversary of the Preferred Closing Date, so long as any Convertible Preferred Stock are outstanding, (ii) the fourth anniversary of an initial public offering, if a Fundamental Change occurs and the related Fundamental Change Stock Price is less than the conversion price, (iii) a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of our credit rating by both Rating Agencies, as a result of which our credit rating is
B-
(or Moody’s equivalent) or lower, (iv) the failure by us to pay a dividend on the Convertible Preferred Stock, which failure continues for 30 days after such dividend’s due date or (v) a Bankruptcy Filing has occurred.
Within 45 days after a Trigger Date, the RE Investor may elect to notify RE LLC in writing that the RE Investor intends to exercise the Investor Exchange Right (the date of such notice, the “Notice Date”). No later than 30 days after the Notice Date, RE LLC will obtain an appraisal (an “Initial Exchange Appraisal”) for each Real Estate Asset in the Real Estate Portfolio (or use an appraisal that is not less than 90 days old) and deliver the Initial Exchange Appraisals to the RE Investor. Concurrently with the delivery of the Initial Exchange Appraisals to the RE Investor, RE LLC shall notify the RE Investor of the amount of escrowed cash, if any, that RE LLC desires to have distributed to the RE Investor in connection with the exercise of the Investor Exchange Right (the “Cash Distribution Amount”), which shall be valued at 118.18%.
No more than 30 days following the delivery of the Initial Exchange Appraisals, the RE Investor will have the unilateral right to exercise the Investor Exchange Right by delivering to RE LLC and the Escrow Agent a notice directing the Escrow Agent to release from escrow: (i) the Cash Distribution Amount, if any, and (ii) at the RE Investor’s option, (A) Transfer Instruments with respect to the SPEs, selected in the RE Investor’s sole discretion, which collectively own Real Estate Assets having an aggregate appraised value (as set forth in the Initial Exchange Appraisals) equal to not more than (x) 130% of the Real Estate Proceeds Target Amount less (y) the Cash Distribution Amount, if any, multiplied by 118.18% or (B) Transfer Instruments with respect to the such Real Estate Assets. For this purpose, the “Real Estate Proceeds Target Amount” shall be the product of (a) the aggregate Fixed Liquidation Preference of all outstanding Convertible Preferred Stock as of immediately prior to the exercise of the Investor Exchange Right (the “Real Estate Settlement”) and (b) 110%, plus an amount equal to any accrued and unpaid dividends on such Convertible Preferred Stock as of immediately prior to Real Estate Settlement. As a condition to exercising the Investor Exchange Right, the RE Investor must deliver to RE LLC all outstanding Convertible Preferred Stock. The notice to the Escrow Agent will not require RE LLC’s signature.
Upon consummation of the Real Estate Settlement, the SPEs selected by the RE Investor or, in the case of Real Estate Assets selected by the RE Investor, a special purpose entity newly formed by the RE Investor will automatically enter into a master lease with the applicable Tenant substantially the same as the Master Lease Agreement solely with respect to the Real Estate Assets that have been transferred, directory or indirectly to RE Investor and the Master Lease Agreement will be amended to remove such transferred Real Estate Assets. Following the delivery of the release notice by the RE Investor to RE LLC and Escrow Agent, the RE Investor will have the Initial Realization Period to sell the Owned Sale Properties.
Real Estate Proceeds realized by the RE Investor, at any given time, will equal (i) the amount of proceeds realized from the sale of the Sale Properties (as defined below) and/or, in the case of a Failed Auction (as defined below), Retained Properties (as defined below) by the RE Investor minus any taxes and any reasonable associated fees and expenses (including the Broker (as defined below) and any other third-party advisors) incurred by RE Investor in connection with the sale plus (ii) the Cash Distribution Amount plus (iii) the Additional Cash Distribution Amount (as defined below).
If during the Initial Realization Period, bona fide bids indicate aggregate Real Estate Proceeds that are less than the Real Estate Proceeds Target Amount, RE LLC may elect to pay cash to the RE Investor in an amount equal to the shortfall. If RE LLC does not elect to pay the shortfall, the RE Investor will have the Subsequent Realization Period to market the Sale Properties.
The RE Investor must engage CBRE, JLL, HFF, Cushman & Wakefield, Eastdil or another full service national commercial real estate brokerage firm reasonably acceptable to RE LLC to act as its broker (the “Broker”) in connection with the monetization of the Sale Properties. The RE Investor will be required to instruct the Broker to structure the sale of the Sale Properties (including the aggregation of the SPE Lease Agreements with master leases) in a manner that would achieve the highest aggregate price for the Sale Properties. During the

Realization Period, RE LLC will have consultation rights and provide commercially reasonable assistance to the RE Investor in connection with the RE Investor’s sale of the Sale Properties. Upon the sale of each Sale Property, the buyer will be required to enter into an amended and restated Master Lease Agreement solely with respect to the Sale Properties applicable to such buyer.
During the Realization Period, the RE Investor will have the right to direct the Escrow Agent to release additional Transfer Instruments with respect to SPEs or Real Estate Assets having an aggregate appraised value (as set forth in the Initial Exchange Appraisals) sufficient to provide the RE Investor additional Real Estate Proceeds, that together with the Real Estate Proceeds previously received and the amount of Real Estate Proceeds to be received from the sale of any remaining Sale Properties then held by the RE Investor, at least equal to, but no more than 130% of, the Real Estate Proceeds Target Amount. RE LLC may elect to pay the RE Investor in cash the excess of the Real Estate Proceeds Target Amount over the amount of the Real Estate Proceeds received by RE Investor as of such time (the amount of such cash, the “Additional Cash Distribution Amount”).
Except in the event of a Failed Auction, if RE Investor realizes Real Estate Proceeds in excess of the Real Estate Proceeds Target Amount, then RE Investor shall promptly pay such excess to RE LLC. Except in the event a Failed Auction occurs, in the event that, following the disposition of all Sale Properties, the Real Estate Proceeds are less than the Real Estate Proceeds Target Amount, RE LLC shall promptly pay such shortfall to RE Investor in cash.
If at the conclusion of the Realization Period, there has been a Failed Auction, the RE Investor can elect to have released from the escrow account all of the remaining Transfer Instruments with respect to SPEs and/or Real Estate Assets and retain any or all Retained Properties.
Right of First Offer
If a Failed Auction occurs, during the ROFO Period, if the RE Investor intends to sell Retained Properties with an aggregate appraised value (as set forth in the Initial Exchange Appraisals) of $250 million or more in a single sale process, RE LLC will have a right of first offer on the ROFO Properties. RE LLC shall have 10 days following the receipt of notice by the RE Investor of RE Investor’s intent to sell the ROFO Properties to provide a written offer to the RE Investor to purchase such ROFO Properties for cash, along with a purchase and sale agreement executed by RE LLC and 60 days following the execution by the RE Investor of such agreement to consummate such transaction. If the RE Investor rejects RE LLC’s offer, then the RE Investor shall only be permitted to sell the ROFO Properties to a third-party at a purchase price that is greater than or equal to the purchase price offered by RE LLC. If RE LLC does not submit an offer or does not consummate the transaction within 60 days after the RE Investor executes the purchase and sale agreement, then the RE Investor shall be permitted to sell the ROFO Properties to a third-party at a price determined by the RE Investor in its sole discretion.
If the RE Investor determines, after solicitation of proposals for the ROFO Properties but before acceptance of any such proposals, to exclude Retained Properties from, or add other Retained Properties to the pool of ROFO Properties, it shall notify RE LLC of the revised pool of ROFO Properties (the “Modified ROFO Properties”). RE LLC shall have 5 days following receipt of such notice to provide a written offer to the RE Investor to purchase the Modified ROFO Properties for cash, along with a purchase and sale agreement executed by RE LLC and 60 days following the execution by the RE Investor of such agreement to consummate such transaction. If the RE Investor rejects RE LLC’s offer, then the RE Investor shall only be permitted to sell the Modified ROFO Properties to a third-party at a purchase price that is greater than or equal to the purchase price offered for the Modified ROFO Properties by RE LLC. If RE LLC does not submit an offer or does not consummate the transaction within 60 days after the RE Investor executes the purchase and sale agreement, then the RE Investor shall be permitted to sell the Modified ROFO Properties to a third-party at a price determined by the RE Investor in its sole discretion.

If, during the ROFO Period, the RE Investor consummates one or more third-party sales for Retained Properties and realizes Real Estate Proceeds in excess of the product of (i) the aggregate Fixed Liquidation Preference of all outstanding Convertible Preferred Stock as of immediately prior to the Real Estate Settlement and (ii) 115%, plus an amount equal to any accrued and unpaid dividends on such Convertible Preferred Stock as of immediately prior to the Real Estate Settlement, the RE Investor shall be required to promptly pay such 50% of such excess to RE LLC. If following such payment, the RE Investor still owns any Retained Properties, then following each sale of a Retained Property to a third-party during the ROFO Period, the RE Investor shall promptly pay to RE LLC 50% of the difference between (i) the proceeds received by the RE Investor as a result of such sale and (ii) any taxes and any reasonable associated fees and expenses (including the Broker and any other third-party advisors) incurred by RE Investor as a result of the sale of such Retained Property. No amounts will be due to RE LLC with respect to any sales of Retained Properties that occur following the expiration of the ROFO Period.
Master Lease Agreement
On the Preferred Closing Date, RE LLC, as landlord (together with its successors and assigns, the “Landlord”), and Tenant entered into the Master Lease Agreement. For so long as RE LLC is the Landlord under the Master Lease Agreement, any consent of the Landlord will also require the approval of RE Investor if approval is required by the RE Investor (in its capacity as a Special Non-Economic Member) pursuant to the amended and restated operating agreement of RE LLC.
The Master Lease Agreement has a primary term of 20 years (the “Primary Term”) provided that if the RE Investor exercises the Investor Exchange Right, the Primary Term shall be extended to expire on the twentieth anniversary of the date which the sale of the selected SPEs or the Real Estate Assets held by such selected SPEs is consummated as contemplated by the Real Estate Agreement. The Primary Term of the Master Lease Agreement shall be followed by up to eight consecutive extension terms of five years each (each an “Option Term”), which may be exercised at Tenant’s option with respect to any or all of the Real Estate Assets subject thereto (each such individual property, a “Leased Property”). The annual rent (“Annual Rent”) payable by Tenant under the Master Lease Agreement during the first year of the Primary Term is approximately $179.4 million, payable in equal monthly installments in advance on the first day of each calendar month. Beginning in the second year of the Primary Term, and continuing each year thereafter during the Primary Term and Option Term, Annual Rent with respect to each Leased Property shall increase annually for certain lease years as specified in the Master Lease Agreement; provided, that beginning at a particular Option Term when such Leased Property is at 80% of its useful life, and for each Option Term thereafter for such Leased Property, the Annual Rent for each such Option Term shall be reset to an amount equal to the greater of (i) the Annual Rent with respect to such Leased Property in effect during the immediately preceding lease year, or (ii) one hundred percent (100%) of then fair market value rent for such Leased Property determined as provided in the Master Lease Agreement.
The Master Lease Agreement is an absolute triple net lease, with the Tenant responsible for all repair, maintenance and real property related taxes and assessments with respect to the Leased Properties. Tenant is responsible for any and all environmental liability with respect to the Leased Properties, except to the extent caused by the Landlord, the Landlord’s lender or any of their respective affiliates. Tenant is also responsible for maintaining customary property and liability insurance with respect to the Leased Properties, and will have the right to self-insure provided we satisfy the “Minimum Credit Standard” set forth in the Master Lease Agreement. Tenant bears the risk of loss in connection with a casualty or condemnation with respect to any of the Leased Properties, other than with respect to a substantial casualty occurring during the last two years of the term of the Master Lease Agreement, or with respect to a substantial condemnation, in which case Tenant has the right to terminate the lease with respect to the affected Leased Property, in which case Annual Rent will be reduced by the amount of Annual Rent payable by the Tenant with respect to such Leased Property.
Under the Master Lease Agreement, Tenant is permitted to make alterations and improvements to the Leased Properties, provided that certain structural alterations as specified in the Master Lease Agreement will be subject to the approval of the Landlord. Tenant may use the Leased Properties for any lawful use. There is no obligation on the part of Tenant or any of their assignees or sublessees to operate a business on the Leased Properties. Tenant may assign the Master Lease Agreement without the Landlord’s consent (i) to an affiliate of the Company, (ii) in connection with a merger that includes substantially all of the assets of Tenant, reorganization, consolidation or acquisition or sale involving the entirety of Tenant, or (iii) to any entity acquiring all or substantially all of Tenant’s assets, provided that no event of default exists under the Master Lease Agreement. All other assignments of the Master Lease Agreement require the Landlord’s consent. Tenant may sublease the whole or any part of a Leased Property without the Landlord’s consent, subject to compliance with customary requirements.
The Landlord is permitted to assign the Master Lease Agreement in whole or in part, provided that the Landlord may not assign the Master Lease Agreement to any person, or any person that directly controls, is controlled by, or is under common control with any person (x) whose business consists primarily of the retail sale of food and alcohol for off-premises consumption, drug store or any combination thereof; and (y) who operates such business either nationally operating 150 stores or more or regionally operating 15 stores or more, in each case, excluding, however, financial investors in real property (e.g., pension funds, life insurance companies, equity funds, and other investors or others engaged in making, purchasing, holding or otherwise investing in real property in the ordinary course).
Tenant has the right from time to time to request that the Landlord substitute for one or more of the individual Leased Properties one or more substitute Leased Properties that satisfy certain criteria set forth in the Master Lease Agreement and subject to the approval of the Landlord, which approval may be withheld in Landlord’s sole discretion. Further, as contemplated under the Real Estate Agreement, additional real properties may be added to, and certain Leased Properties may be removed from, the Master Lease Agreement in accordance therewith.
The events of default under the Master Lease Agreement include, among others, the failure to pay any installment of Annual Rent when due and such failure continuing five days after notice; the failure to pay any other amount payable by Tenant under the Master Lease Agreement on or before the date that is 10 days from receipt of written notice from the Landlord; certain bankruptcy or similar events with respect to the Company or a Tenant; the guaranty by the Company of the Master Lease Agreement ceasing to be in full force and effect; the imposition of liens on the Leased Properties after notice and opportunity to cure; and breaches of certain other covenants under the Master Lease Agreement subject to notice and cure periods. In the event of default by the Tenant beyond expiration of notice and cure period, the landlord may, among other things, terminate the lease, provided that if there are events of default that cannot be cured by payment of money by Tenant to a governmental authority or a third-party, then Tenant may, subject to certain criteria set forth in the Master Lease Agreement and the reasonable approval of the Landlord, effect a substitution of real estate for the affected Leased Property.

DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 1,150,000,000 shares of common stock, par value $0.01 per share, of which 1,000,000,000 shares have been designated Class A common stock and 150,000,000 shares have been designated Class A-1 common stock, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 1,750,000 shares have been designated as Series A preferred stock and 1,410,000 shares have been designated as Series A-1 preferred stock (which together constitute the Convertible Preferred Stock).
Upon completion of this offering, there will be an aggregate of                 shares of our common stock outstanding and an aggregate of 1,750,000 shares of our Convertible Preferred Stock outstanding, which will be initially convertible into up to 49,040,250 shares of our common stock.
Common Stock
Class A common stock
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Voting Rights
Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders. A majority vote is required for all action to be taken by stockholders, except as otherwise provided for in our certificate of incorporation and bylaws or as required by law, including the election of directors in an election that is determined by our board of directors to be a contested election, which requires a plurality. Our certificate of incorporation provides that our board of directors and, prior to the 50% Trigger Date, the Sponsors, voting together, are expressly authorized to make, alter or repeal our bylaws and that our stockholders may only amend our bylaws after the 50% Trigger Date with the approval of at least two-thirds
of the total voting power of the outstanding shares of our capital stock entitled to vote in any annual election of directors.
Liquidation Rights
In the event of our liquidation, dissolution or
winding-up,
the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.
Other Rights
Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.
Class A-1 common stock
The terms of our Class A-1 common stock are substantially identical to the terms of our Class A common stock, except that the Class A-1 common stock does not have voting rights. Besides voting rights, the Class A common stock and Class A-1 common stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Company), and share ratably in all respects and as to all matters. Shares of Class A common stock or Class A-1 common stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A common stock and Class A-1 common stock on the record date for such subdivision, combination or reclassification.
Preferred Stock
Our board of directors is authorized, by resolution or resolutions, to issue up to 100,000,000 shares of our preferred stock, of which 1,750,000 shares have been designated as Series A preferred stock and 1,410,000 shares have been designated as Series A-1 preferred stock. Our board of directors is authorized, by resolution or resolutions, to provide, out of the unissued shares of our preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers, preferences and relative, participating, option or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof, of each series of preferred stock pursuant to Section 151 of the DGCL. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could discourage a takeover or other transaction that some holders of our common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over and above market price.
Convertible Preferred Stock
Series A preferred stock
Our Series A preferred stock was issued pursuant to and has the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions, set forth in the certificate of designations of the 6.75% Series A convertible preferred stock (the “Series A Certificate of Designations”). The terms of our Series A preferred stock are substantially identical to the terms of our Series
A-1
preferred stock, except that our Series A preferred stock will vote together with the Class A common stock on an as-converted
basis, but the Series A-1 preferred stock will not vote with the common stock on an as-converted basis.
Series A-1 preferred stock
Our Series
A-1
preferred stock was issued pursuant to and has the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions, set forth in the certificate of designations of the 6.75% Series
A-1
convertible preferred stock (the “Series
A-1
Certificate of Designations” and together with the Series A Certificate of Designations, the “Certificate of Designations”). Capitalized terms used without definition under this heading “Series
A-1
preferred stock” and elsewhere have the meanings given to such terms under our Series
A-1
Certificate of Designations.
Seniority and Liquidation Preference
Our Series
A-1
preferred stock, with respect to dividend rights and/or distribution rights upon the liquidation, winding-up
or dissolution, as applicable, ranks (i) senior to each class or series of Junior Stock, (ii) on parity with each class or series of Parity Stock, (iii) junior to each class or series of Senior Stock and (iv) junior to our existing and future indebtedness and other liabilities. Our Series
A-1
preferred stock has a liquidation preference equal to the greater of (x) the Fixed Liquidation Preference per share of our Series
A-1
preferred stock, initially $1,000 per share, which may be increased in the event of a PIK dividend as described below, and (y) the amount such Holder would be entitled to receive on an as-converted
to Class
 A-1
common stock basis if such Holder elected to convert its Series
A-1
preferred stock, as described below, on the date of such liquidation, winding-up
or dissolution, plus an amount equal to accumulated and unpaid dividends on such share, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up
or dissolution to be

paid out of our assets legally available for distribution to our stockholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, common stock.
Dividends
Holders of our Series
A-1
preferred stock are entitled to a quarterly dividend at the rate of (a) a rate per annum of 6.75% of the Fixed Liquidation Preference per share of our Series
A-1
preferred stock or (b) if a Qualified IPO has not been consummated prior to the date that is 18 months following the Preferred Closing Date, a rate per annum of 8.75% of the Fixed Liquidation Preference per share of our Series
A-1
preferred stock for so long as a Qualified IPO has not been consummated. In the event that we do not declare and pay any dividends in cash, we may instead, only for two quarters, pay such dividends by increasing the Fixed Liquidation Preference of our Series
A-1
preferred stock at a rate equal to the applicable cash dividend rate plus 2.25% on such Dividend Payment Date. In addition, Holders of our Series
A-1
preferred stock will participate in cash dividends that we pay on our common stock to the extent that such dividends exceed $206.25 million per fiscal year.
Conversion
Our Series
A-1
preferred stock is convertible at the option of the holders thereof at any time into shares of Class
 A-1
common stock (which are identical to the Class A common stock, except that the Class
 A-1
common stock does not include voting rights) at an initial conversion price of $35.68 per share and an initial conversion rate of 28.023 shares of Class
 A-1
common stock per share of Series
A-1
preferred stock, subject to certain anti-dilution adjustments. At any time after the third anniversary of the date of the closing of a Qualified IPO, if the last reported sale price of the Class A common stock has equaled or exceeded $42.47 per share (a 19% premium to the conversion price), as may be adjusted pursuant to our Series
A-1
Certificate of Designations, for at least 20 trading days in any period of 30 consecutive trading days, we have the right to require the Holders to convert all, or any portion, of the outstanding Series
A-1
preferred stock into the relevant number of shares of Class
 A-1
common stock;
provided
that we will not be permitted to effect a mandatory conversion with respect to more than one-third
of the aggregate outstanding shares, as of the date of the first Mandatory Conversion Notice Date, of Series
A-1
preferred stock and Series A preferred stock in any 12 month period unless the last reported sale price of the Class A common stock has equaled or exceeded $48.53 (a 36% premium to the conversion price), as may be adjusted pursuant to our Series
A-1
Certificate of Designations, for at least 20 trading days in any period of 30 consecutive trading days. When permitted under the relevant antitrust restrictions, shares of our Series
A-1
preferred stock will convert on a
one-for-one
basis to shares of voting Series A preferred stock.
Voting Rights
Holders of our Series
A-1
preferred stock have no voting rights except that we will not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of our Series
A-1
preferred stock and our Series A preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class, among other things, amend our organizational documents that have an adverse effect on our Convertible Preferred Stock, authorize or issue securities that are senior to, or equal in priority with, our Convertible Preferred Stock, redeem any shares of capital stock or any securities convertible into, exercisable for or exchangeable into capital stock unless such redemption right is offered to all holders of the same class (including the holders of the Series A-1 Preferred Stock and the Series A Preferred Stock on an as converted basis) and, until we complete a Qualified IPO, incur indebtedness or permit any of its subsidiaries to incur any indebtedness if, subject to certain exceptions, on a pro forma basis, the Total Leverage Ratio (as defined in the 2030 Notes Indenture (as defined herein)) would exceed 3.5 to 1.0.
Redemption
At any time following the sixth anniversary of the Preferred Closing Date, we may redeem all, but not less than all, of our Convertible Preferred Stock then outstanding at a redemption price equal to the product of (x) the

Fixed Liquidation Preference of our Convertible Preferred Stock then outstanding and (y) 105%, plus accrued and unpaid dividends to, but not including, the date of redemption. In the event that we receive a notice of an intention to exchange the shares of Convertible Preferred Stock for equity interests in certain of our subsidiaries pursuant to the Real Estate Agreement, we will have the right to redeem all, but not less than all, of our Convertible Preferred Stock then outstanding at a redemption price equal to the product of (x) the aggregate Fixed Liquidation Preference of our Convertible Preferred Stock of such Holder then outstanding and (y) 110%, plus accrued and unpaid dividends to, but not including, the date of redemption.
Fundamental Change
As set forth in the Certificate of Designations, a “Fundamental Change” shall be deemed to have occurred, at any time after the Preferred Closing Date, if any of the following occurs:
(i) the consummation of (A) any recapitalization, reclassification or change of the common stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which the common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination or binding share exchange pursuant to which the common stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of our or our subsidiaries’ consolidated assets taken as a whole, to any person other than one or more of wholly-owned subsidiaries;
(ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our wholly-owned subsidiaries, a Pre-IPO Stockholder and its affiliates or any of our or our wholly-owned subsidiaries’ employee benefit plans (or any person or entity acting solely in its capacity as trustee, agent or other fiduciary or administrator of any such plan), filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors;
(iii) following a Qualified IPO, the common stock (or other Exchange Property) ceases to be listed or quoted for trading on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or another U.S. national securities exchange or any of their respective successors); or
(iv) our stockholders approve any plan or proposal for the liquidation or dissolution of the Company.
However, a transaction or transactions described in clause (i) or clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by holders of the common stock, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the Exchange Property.

Upon a Fundamental Change, each holder of our Convertible Preferred Stock will be entitled to elect to:
(1) convert its shares of Series
A-1
preferred stock into Class
 A-1
common stock as described under “Conversion” above and also receive:
(x) shares of Class
 A-1
common stock with a value equal to the dividends scheduled to accrue through the fourth anniversary of a Qualified IPO if the share price in connection with such Fundamental Change is less than 140% of the conversion price, or
(y) shares of Class
 A-1
common stock with a value equal to the dividends scheduled to accrue through the third anniversary of a Qualified IPO if the share price in connection with such Fundamental Change Stock Price is greater than or equal to 140% and less than 160% of the conversion price, or
(z) zero otherwise;
(2) if the share price in connection with such Fundamental Change is less than the conversion price and such Fundamental Change occurs before the fourth anniversary of a Qualified IPO, receive:
(x) shares of Class
 A-1
common stock with a value equal to 105% of the Fixed Liquidation Preference of such shares of Series
A-1
preferred stock plus accrued and unpaid dividends, plus
(y) shares of Class
 A-1
common stock with a value equal to dividends through the fourth anniversary of the Qualified IPO; or
(3) if the share price in connection with such Fundamental Change is less than the conversion price and such Fundamental Change occurs on or following the fourth anniversary of a Qualified IPO:
(x) exercise the Investor Exchange Right pursuant to the Real Estate Agreement, or
(y) convert its shares of Series
A-1
preferred stock into Class
 A-1
common stock and receive shares with a value equal to 105% of the liquidation preference plus accrued and unpaid dividends.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law and of our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals, other than proposals made by or at the direction of our board of directors or, prior to the 35% Trigger Date, by the Sponsors, voting together. Our bylaws also establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or by a committee appointed by our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
Calling Special Stockholder Meetings
Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by our board of directors or by stockholders owning at least 25% in amount of our entire capital stock issued and outstanding, and entitled to vote.

Stockholder Action by Written Consent
The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent after the 50% Trigger Date.
Undesignated Preferred Stock
Our board of directors is authorized to issue, without stockholder approval, preferred stock with such terms as our board of directors may determine. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.
Delaware Anti-Takeover Statute
We have elected not to be governed by Section 203 of the DGCL, an anti-takeover law (“Section 203”). This law prohibits a publicly-held Delaware corporation from engaging under certain circumstances in a business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds
of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include: any merger or consolidation involving us and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder; in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. We have opted out of this provision. Accordingly, we will not be subject to any anti-takeover effects of Section 203.
Removal of Directors; Vacancies
Our certificate of incorporation provides that, following the 50% Trigger Date, directors may be removed with or without cause upon the affirmative vote of holders of at least two-thirds
of the total voting power of the outstanding shares of the capital stock of the Company entitled to vote in any annual election of directors or class of directors, voting together as a single class. In addition, our certificate of incorporation provides that vacancies, including those resulting from newly created directorships or removal of directors, may only be filled (i) by the

Sponsors, voting together, or by a majority of the directors then in office, prior to the 50% Trigger Date, and (ii) after the 50% Trigger Date, by a majority of the directors then in office, in each case although less than a quorum, or by a sole remaining director. This may deter a stockholder from increasing the size of our board of directors and gaining control of the board of directors by filling the remaining vacancies with its own nominees.
Limitation on Director’s Liability
Our certificate of incorporation and bylaws will indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.
Credit Facility
Under our ABL Facility, a change of control may lead the lenders to exercise remedies, such as acceleration of their loans, termination of their obligations to fund additional advances and collection against the collateral securing such loan.
Notes
Under the indentures governing certain of our notes, a change of control may require us to offer to repurchase all of the outstanding notes for cash at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.
Choice of Forum
Our certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable. Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we do not intend that the exclusive forum provision would apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Stockholders’ Agreement
As of the closing of this offering, we will enter into the Stockholders’ Agreement. The Stockholders’ Agreement will provide for designation rights for the Sponsors to nominate directors to the board of directors.

Pursuant to the Stockholders’ Agreement, we will be required to appoint to our board of directors individuals designated by and voted for by our Sponsors. If Cerberus (or a permitted transferee or assignee) has beneficial ownership of at least 20% of our then-outstanding common stock, it shall have the right to designate four directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 20% but at least 10% of our then-outstanding common stock, it shall have the right to designate two directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 10% but at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Klaff Realty (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Schottenstein Stores (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. Each Sponsor will agree to vote the common stock owned by them in favor of each other Sponsor’s nominees to the board of directors.
Transfer Agent and Registrar
Upon completion of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC. The address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
We have been approved to list our common stock on the NYSE under the symbol “ACI.”

SHARES ELIGIBLE FOR FUTURE SALE
Immediately prior to this offering, there was no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares of our common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.
Following the completion of this offering,                  shares of our common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares. Of these outstanding shares, all of the shares of our common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.
The remaining outstanding shares of our common stock not sold in this offering will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. All of our executive officers, directors and each other Pre-IPO Stockholder (other than certain Pre-IPO Stockholders that each own less than an aggregate of                  shares of common stock) will have entered into
lock-up
agreements with the underwriters under which they will agree, subject to specific exceptions, not to sell any of our common stock for 180 days following the date of this prospectus. As a result of these agreements and subject to the provisions of Rule 144 or Rule 701, shares of our common stock will be available for sale in the public market as follows:
•	beginning on the date of this prospectus, all shares of our common stock sold in this offering will be immediately available for sale in the public market; and

•	beginning 181 days after the date of this prospectus, the remaining shares of our common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Additional shares of common stock will be issuable upon conversion of the shares of the Convertible Preferred Stock, but the Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares. The Preferred Investors will not be able to transfer the Conversion Shares, other than to affiliated entities or in connection with a Fundamental Change, prior to the 18 month anniversary of the Preferred Closing Date. Thereafter, pursuant to certain registration rights as set forth in a registration rights agreement such Conversion Shares may be available for resale in the public market. See “—Registration Rights Agreement” and “—Preferred Investor Transfer Restrictions.”
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up
agreements described above, within any three-month period, a number of shares that does not exceed the greater of:
•	1% of the number of shares of our capital stock then outstanding, which will equal shares immediately after this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.
Stockholders’ Agreement
As of the closing of this offering, we will enter into the Stockholders’ Agreement. The Stockholders’ Agreement will provide for designation rights for the Sponsors to nominate directors to the board of directors. Pursuant to the Stockholders’ Agreement, we will be required to appoint to our board of directors individuals designated by and voted for by our Sponsors. If Cerberus (or a permitted transferee or assignee) has beneficial ownership of at least 20% of our then-outstanding common stock, it shall have the right to designate four directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 20% but at least 10% of our then-outstanding common stock, it shall have the right to designate two directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 10% but at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Klaff Realty (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Schottenstein Stores (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. Each Sponsor will agree to vote the common stock owned by them in favor of each other Sponsor’s nominees to the board of directors.
Registration Rights Agreement
As of the Preferred Closing Date, we entered into a registration rights agreement with the Holders. Pursuant to the registration rights agreement, we granted the Holders certain registration rights with respect to the registrable securities, which registrable securities include Conversion Shares, but not Convertible Preferred Stock. These rights include certain demand registration rights for our Sponsors and “piggyback” registration rights for all Holders. Additionally, we are required to use our reasonable best efforts to file and maintain the Preferred Investor Shelf Registration Statement. The registration rights only apply to registrable securities, and shares of our common stock cease to be registrable securities under certain conditions including (i) they are sold pursuant to an effective registration statement, (ii) they are sold pursuant to Rule 144, or (iii) they are eligible to be resold without regard to the volume or public information requirements of Rule 144 and the resale of such shares is not prohibited by the lock-up agreements described below. The registration rights are subject to certain delay, suspension and cutback provisions. The Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares. See “Private Placement of Convertible Preferred Stock—Investment Agreement—Transfer Restrictions.”
The registration rights agreement includes customary indemnification and contribution provisions. All fees, costs and expenses related to registrations generally will be borne by us, other than underwriting discounts and commissions attributable to the sale of registrable securities.
The Holders may be required to deliver lock-up agreements to underwriters in connection with registered offerings of shares.

Demand Registration Rights for Non-Shelf Registered Offerings Granted to Sponsors
. The registration rights agreement grants our Sponsors certain demand registration rights. Until we are eligible to file a registration statement on Form S-3, our Sponsors will be limited to a single demand right for an underwritten offering pursuant to a registration statement on Form S-1. Such registration statement would be required to include at least 5% of the total number of shares of our common stock outstanding immediately prior to this offering, which we refer to as the pre-IPO common stock, or all of the remaining registrable securities of the demanding holder, and such request will require the consent of the holders of at least a majority of the outstanding registrable securities.
Shelf Registration Rights Granted to Sponsors
. When we become eligible to file a registration statement on Form S-3, the registration rights agreement grants our Sponsors certain rights to demand that we file a shelf registration statement covering any registrable securities that Sponsors are permitted to sell pursuant to the lock-up agreements with us described below or any other lock-up restrictions. The number of shares covered by the shelf registration statement may also be reduced by us based on any advice of any potential underwriters, after consultation with us, to limit such number of shares.
Demand Registration Rights for Shelf Takedowns Granted to Sponsors
. The registration rights agreement grants our Sponsors certain rights to demand takedowns from a shelf registration statement. For underwritten offerings pursuant to the registration rights agreement (which may include the offering on Form S-1 described above), any such takedown demand would be required to include at least 5% of the pre-IPO common stock or all of the remaining registrable securities of the demanding holder. Sponsors lose their remaining demand registration rights when they cease to beneficially own at least 5% of our common stock. Further, we are not required to effect more than one demand registration in any 30-day period (with such 30-day period commencing on the closing date of any underwritten offering pursuant to a preceding demand registration).
The Preferred Investor Shelf Registration Statement
. The registration rights agreement provides that we must use our reasonable best efforts to file and maintain effective the Preferred Investor Shelf Registration Statement for all registrable securities, which registrable securities include Conversion Shares, but not Convertible Preferred Stock, held by the Preferred Investors by no later than the later of (i) seven and one-half months after the consummation of this offering and (ii) 18 months after the Preferred Closing Date. The Preferred Investors shall have the right, at any time and from time to time, to demand takedowns from the Preferred Investor Shelf Registration Statement, provided that such takedown demand would be required to include at least 5% of the pre-IPO common stock or all of the remaining registrable securities of the demanding Preferred Investor. Such takedown may be for an underwritten marketed offering, non-marketed or underwritten offering or for a block trade or overnight transaction. The Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares. See “Private Placement of Convertible Preferred Stock—Investment Agreement—Transfer Restrictions.”
“Piggyback” Registration Rights
. The registration rights agreement grants all Holders “piggyback” registration rights. If we register any of our shares of common stock, either for our own account or for the account of other stockholders, including an exercise of demand rights, all Holders will be entitled, subject to certain exceptions, to include its shares of common stock in the registration. To the extent that the managing underwriters in an offering advise that the number of shares proposed to be included in the offering exceeds the amount that can be sold without adversely affecting the distribution, the number of shares included in the offering will be limited as follows:
•	in the case of an offering pursuant to a demand by a Sponsor under the registration rights agreement, (1) the Pre-IPO Stockholders that are parties to the registration rights agreement will have first priority to include their registrable securities, (2) the Preferred Investors will have second priority to include their registrable securities, (3) we will have third priority to the extent that we elect to sell any shares for our own account and (4) any other holders with registration rights will have fourth priority;

•	in the case of an offering pursuant to a demand by a Preferred Investor to takedown shares from the Preferred Investor Shelf Registration Statement under the registration rights agreement, (1) the

Preferred Investors will have first priority to include their registrable securities, (2) the Pre-IPO Stockholders that are parties to the registration rights agreement will have second priority to include their registrable securities, (3) we will have third priority to the extent that we elect to sell any shares for our own account and (4) any other holders with registration rights will have fourth priority;

•	in the case of any offering not pursuant to a demand by a Sponsor or Preferred Investor under the registration rights agreement, (1) we will have first priority to the extent that we elect to sell any shares for our own account, (2) the Holders will have second priority to include their registrable securities on a pro rata basis as among the Holders and (3) any other holders with registration rights will have third priority.

Underwriter Lock-ups
. Notwithstanding the registration rights described above, if there is an offering of our common stock, we, our directors and executive officers and certain of the Holders will agree to deliver lock-up agreements to the underwriters of such offering to restrict transfers of their common stock. The restrictions will apply for up to 90 days in connection with or prior to the second underwritten offering demanded pursuant to the registration rights agreement and up to 45 days in connection with any offering thereafter.
Suspension Periods
. We may postpone the filing or the effectiveness of a demand registration, including an underwritten shelf takedown (whether demanded by a Sponsor or a Preferred Investor from the Preferred Investor Shelf Registration Statement), if, based on our good faith judgment, upon consultation with outside counsel, such filing, the effectiveness of a demand registration, or the consummation of an underwritten shelf takedown, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by us or any of our subsidiaries or (ii) require disclosure of material information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which we, after consultation with our outside counsel, believes would be detrimental to us;
provided
that we will not be permitted to impose any such blackout period more than two times in any 12-month period and provided
,
further
, that any such delay will not be more than an aggregate of 120 days in any 12-month period.
Lock-Up
Agreements
Prior to the closing of this offering, certain
Pre-IPO
Stockholders and the Preferred Investors will deliver a
lock-up
agreement to us. Pursuant to the
lock-up
agreements, for the First
Lock-Up
Period, the
Pre-IPO
Stockholders and the Preferred Investors will agree, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock or any options or warrants to purchase common stock, or any securities convertible into, exchangeable for or that represent the right to receive common stock, owned by them (whether directly or by means of beneficial ownership) immediately prior to the closing of this offering.
Lock-Up
Periods
For the Second
Lock-Up
Period, such
Pre-IPO
Stockholders will be permitted to sell up to 25% of the shares of common stock held by the
Pre-IPO
Stockholders as of immediately after the closing of this offering in a registered, underwritten offering pursuant to the registration rights agreement, and may be permitted to sell additional shares to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution.
For the Third
Lock-Up
Period, such
Pre-IPO
Stockholders will be permitted to sell up to 50% of the shares of common stock held by the
Pre-IPO
Stockholders as of immediately after the closing of this offering, minus the amounts sold in the Second
Lock-Up
Period, in a registered, underwritten offering pursuant to the registration rights agreement, and may be permitted to sell additional shares to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution.

For the Fourth
Lock-Up
Period, the
Pre-IPO
Stockholders will be permitted to sell up to 75% of the shares of common stock held by such
Pre-IPO
Stockholders as of immediately after the closing of this offering, minus the amounts sold in the Second
Lock-Up
Period and Third
Lock-Up
Period, in a registered, underwritten offering pursuant to the registration rights agreement, and may be permitted to sell additional shares to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution.
After the end of the Fourth
Lock-Up
Period, the restrictions of the
lock-up
agreements will expire.
In addition, to the extent that any
Pre-IPO
Stockholder elects not to participate in a registered, underwritten offering described above or does not elect to sell the maximum number of shares as described above (not including any increase in the number of shares based on the advice of the managing underwriters), such
Pre-IPO
Stockholders may sell an equivalent number of shares in a
non-underwritten
registered shelf-takedown or an unregistered offering pursuant to Rule 144 or another exemption from registration under the Securities Act.
Exceptions
.    The restrictions described above will not apply to the transfer of shares (1) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions of the lock-up
agreement, (2) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions of the lock-up
agreement, and
provided
,
further
, that any such transfer will not involve a disposition for value, (3) to any affiliates of such
Pre-IPO
Stockholders or any investment fund or other entity controlled or managed by such
Pre-IPO
Stockholder or their affiliates, (but in each case under this clause (3), not including a portfolio company), provided that such person agrees to be bound in writing by the restrictions of the lock-up
agreement, (4) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (2) through (3) above provided that such person agrees to be bound in writing by the restrictions of the lock-up
agreement, (5) pursuant to an order of a court or regulatory agency, (6) the pledge, hypothecation or other granting of a security interest in such
Pre-IPO
Stockholder’s shares to one or more banks or financial institutions as bona fide collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares or thereafter or (7) with our prior written consent.
Prorata Release
.    In the event that any
Pre-IPO
Stockholder is permitted by us to sell or otherwise transfer or dispose of any shares of common stock for value (whether in one or multiple releases) then the same percentage of shares of common stock held by the other
Pre-IPO
Stockholders subject to the
lock-up
agreements will be immediately and fully released on the same terms from any remaining lock-up
restrictions set forth in the
lock-up
agreements, subject to a number of exceptions listed therein.
Preferred Investor Transfer Restrictions
The Preferred Investors are subject to certain transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares. The Preferred Investors will not be able to transfer the Conversion Shares, other than to affiliated entities or in connection with a Fundamental Change, prior to the 18 month anniversary of the Preferred Closing Date. Prior to the seven month anniversary of the Preferred Closing Date, the Preferred Investors have the right to transfer shares of Convertible Preferred Stock only to their affiliated entities, another Preferred Investor or its affiliated entities (with any transferee thereof bound by same transferability/lock-up provisions hereof). Following the seven month anniversary of the Preferred Closing Date until the 18 month anniversary of the Preferred Closing Date, the Preferred Investors, and their respective affiliated entities, are required to collectively continue to hold greater than 50% of the shares of Convertible Preferred Stock (or Conversion Shares). The Convertible Preferred Stock will be freely transferable after 18 months from the Preferred Closing Date. See “Private Placement of Convertible Preferred Stock—Investment Agreement—Transfer Restrictions.”

S-8
Registration Statement
We intend to file a registration statement on Form
S-8
under the Securities Act promptly after the completion of this offering to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock, as well as reserved for future issuance, under our equity incentive plans. The registration statement on Form
S-8
is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff agreements and lock-up
agreements. See the section captioned “Executive Compensation—Incentive Plans” for a description of our equity incentive plans.

DESCRIPTION OF INDEBTEDNESS
The following is a summary of the material provisions of the instruments and agreements evidencing the material indebtedness of ACI, Albertsons, Safeway, NALP and certain of their subsidiaries that is currently outstanding. It does not include all of the provisions of our material indebtedness, does not purport to be complete and is qualified in its entirety by reference to the instruments and agreements described.
ABL Facility
On November 16, 2018, ACI entered into an amended and restated senior secured asset-based loan facility (as amended, the “ABL Facility”) to, among other things, provide for a $4,000 million senior secured revolving credit facility.
Structure
.    The ABL Facility provides for a $4,000 million revolving credit facility (with subfacilities for letters of credit and swingline loans), subject to a borrowing base (described below). In addition, we are entitled to increase the commitments under the ABL Facility by up to $1,500 million.
Maturity
.    The ABL Facility matures on November 16, 2023.
Borrowing Base
.    The amount of loans and letters of credit available under the ABL Facility is limited to the lesser of the aggregate commitments under the ABL Facility or an amount determined pursuant to a borrowing base. The borrowing base at any time is equal to 90% of eligible credit card receivables, plus 90% of the net amount of eligible pharmacy receivables, plus 90% (or 92.5% for the three consecutive four-week fiscal accounting periods ending nearest to the end of February, March and April of each year) of the “net recovery percentage” of eligible inventory (other than perishable inventory) multiplied by the book value thereof, plus 90% (or 92.5% for the three consecutive four-week fiscal accounting periods ending nearest to the end of February, March and April of each year) of the “net recovery percentage” of eligible perishable inventory multiplied by the book value thereof (subject to a cap of 25% of the borrowing base), plus 85% of the product of the average per script net orderly liquidation value of the eligible prescription files of the borrowers and the guarantors thereunder (the “ABL Eligible Pharmacy Scripts”), multiplied by the number of such ABL Eligible Pharmacy Scripts (subject to a cap of 30% of the borrowing base), minus eligibility reserves. The eligibility of accounts receivable, inventory and prescription files for inclusion in the borrowing base will be determined in accordance with certain customary criteria specified in the credit agreement that governs the ABL Facility, including periodic appraisals.
Interest
.    Amounts outstanding under the ABL Facility bear interest at a rate per annum equal to, at our option, (i) the base rate, plus an applicable margin equal to (a) 0.25% (if daily average excess availability during the most recently ended fiscal quarter is greater than or equal to 66% of the aggregate commitments), (b) 0.50% (if daily average excess availability during the most recently ended fiscal quarter is less than 66% of the aggregate commitments, but greater than or equal to 20% of the aggregate commitments), or (c) 0.75% (if daily average excess availability during the most recently ended fiscal quarter is less than 20% of the aggregate commitments), or (ii) LIBOR, plus an applicable margin equal to (a) 1.25% (if daily average excess availability during the most recently ended fiscal quarter is greater than or equal to 66% of the aggregate commitments), (b) 1.50% (if daily average excess availability during the most recently ended fiscal quarter is less than 66% of the aggregate commitments, but greater than or equal to 20% of the aggregate commitments), or (c) 1.75% (if daily average excess availability during the most recently ended fiscal quarter is less than 20% of the aggregate commitments). If not paid when due, the ABL Facility bears interest at the rate otherwise applicable to such loans at such time plus an additional 2% per annum during the continuance of such payment event of default and the letter of credit fees increase by 2%. Other overdue amounts bear interest at a rate equal to the rate otherwise applicable to such revolving loans bearing interest at the base rate at such time, plus 2% until such amounts are paid in full.

Guarantees
.    Subject to certain exceptions as set forth in the definitive documentation for the ABL Facility, the amounts outstanding under the ABL Facility are guaranteed by each of our existing and future direct and indirect wholly-owned domestic subsidiaries that are not borrowers.
Security
.    Subject to certain exceptions as set forth in the definitive documentation for the ABL Facility, the obligations under the ABL Facility are secured by (i) a first-priority security interest in and lien on substantially all of our accounts receivable, inventory, documents of title related to inventory, instruments, general intangibles (excluding any of our equity interests or any of our subsidiaries and intellectual property), chattel paper, and supporting obligations and our subsidiaries that are borrowers or guarantors under the ABL Facility and (ii) a second-priority security interest in and lien on substantially all other assets (other than real property).
Fees
.    Certain customary fees are payable to the lenders and the agents under the ABL Facility, including a commitment fee on the average daily unused amount of the ABL Facility, in an amount equal to (i) 0.25% per annum if such average daily excess availability amount during the most recently ended fiscal quarter is less than 50% of the aggregate commitments and (ii) 0.375% per annum if such average daily excess availability amount during the most recently ended fiscal quarter is greater than or equal to 50% of the aggregate commitments.
Affirmative and Negative Covenants
.    The ABL Facility contains various affirmative and negative covenants (in each case, subject to customary exceptions as set forth in the definitive documentation for the ABL Facility), including, but not limited to, restrictions on our ability and the ability of our restricted subsidiaries to: (i) dispose of assets; (ii) incur additional indebtedness, issue preferred stock and guarantee obligations; (iii) prepay other indebtedness; (iv) make certain restricted payments, including the payment of dividends by us; (v) create liens on assets or agree to restrictions on the creation of liens on assets; (vi) make investments, loans or advances; (vii) restrict dividends and distributions from our subsidiaries; (viii) engage in mergers or consolidations; (ix) engage in certain transactions with affiliates; (x) amend the terms of any of our organizational documents or material indebtedness; (xi) change lines of business; or (xii) make certain accounting changes.
Financial Covenants
.    The ABL Facility provides that if (i) excess availability is less than (a) 10% of the lesser of the aggregate commitments and the then-current borrowing base at any time or (b) $250 million at any time or (ii) an event of default is continuing, we and our subsidiaries must maintain a fixed charge coverage ratio of 1.0:1.0 from the date such triggering event occurs until such event of default is cured or waived, if the triggering event arises as a result of clause (i), and/or the 30th day that all such triggers under clause (i) no longer exist.
Events of Default
.    The ABL Facility contains customary events of default (subject to exceptions, thresholds and grace periods as set forth in the definitive documentation for the ABL Facility), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults and cross-accelerations with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) invalidity of guarantees; (viii) material judgments; (ix) certain ERISA matters; and (x) certain change of control events (including after completion of this offering, any person or group (other than (a) Cerberus; (b) Lubert-Adler; (c) Klaff Realty; (d) Schottenstein Stores; and (e) Kimco, and their affiliates, related funds and managed accounts (the “Equity Investors”))).
ACI Indentures
ACI, Albertsons, Safeway and NALP (collectively, the “ACI Lead Issuers”), are the lead issuers under (i) an indenture, dated as of February 5, 2020 and as amended and supplemented from time to time (the “2023 Notes Indenture”), by and among the ACI Lead Issuers and substantially all of our subsidiaries as additional issuers (the “Additional Issuers” and together with the ACI Lead Issuers, the “ACI Issuers”), and Wilmington Trust, National

Association, as trustee, under which the ACI Issuers have issued $750 million of 3.50% senior notes due February 15, 2023 (such notes, the “2023 Notes”), (ii) an indenture, dated as of May 31, 2016 and as amended and supplemented from time to time (the “2024 Notes Indenture”), by and among the ACI Lead Issuers, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, under which the ACI Lead Issuers have issued, $1,250 million of 6.625% senior notes due June 15, 2024 (such notes, the “2024 Notes”), (iii) an indenture, dated as of August 9, 2016 and as amended and supplemented from time to time (the “2025 Notes Indenture”), by and among the ACI Issuers, and Wilmington Trust, National Association, as trustee, under which the ACI Issuers have issued $1,250 million of 5.750% senior notes due September 15, 2025 (such notes, the “2025 Notes”), (iv) an indenture, dated as of February 5, 2019 and as amended and supplemented from time to time (the “2026 Notes Indenture”), by and among the ACI Lead Issuers, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, under which the ACI Lead Issuers have issued $600 million of 7.5% senior notes due March 15, 2026 (such notes, the “2026 Notes”), (v) an indenture, dated as of November 22, 2019 and as amended and supplemented from time to time (the “2027 Notes Indenture”), by and among the ACI Issuers, and Wilmington Trust, National Association, as trustee, under which the ACI Issuers have issued $1,350 million of 4.625% senior notes due January 15, 2027 (such notes, the “2027 Notes”), (vi) an indenture, dated as of August 15, 2019 and as amended and supplemented from time to time (the “2028 Notes Indenture”), by and among the ACI Issuers, and Wilmington Trust, National Association, as trustee, under which the ACI Issuers have issued $750 million of 5.875% senior notes due February 15, 2028 (such notes, the “2028 Notes”) and (vii) an indenture, dated as of February 5, 2020 and as amended and supplemented from time to time (the “2030 Notes Indenture” and together with the 2023 Notes Indenture, 2024 Notes Indenture, 2025 Notes Indenture, 2026 Notes Indenture, 2027 Notes Indenture and 2028 Notes Indenture, the “ACI Indentures”), by and among the ACI Issuers, and Wilmington Trust, National Association, as trustee, under which the ACI Issuers have issued $1,000 million of 4.875% senior notes due February 15, 2030 (such notes, the “2030 Notes” and together with the 2023 Notes, 2024 Notes, 2025 Notes, 2026 Notes, 2027 Notes and 2028 Notes, the “ACI Notes”).
Interest
.    Interest is payable on February 15 and August 15 of each year for the 2023 Notes, June 15 and December 15 of each year for the 2024 Notes, March 15 and September 15 of each year for the 2025 Notes and 2026 Notes, January 15 and July 15 of each year for the 2027 Notes and February 15 and August 15 of each year for the 2028 Notes and 2030 Notes.
Guarantees
.    The obligations under the ACI Indentures are also guaranteed by the Additional Issuers.
Security
.    The ACI Notes are unsecured.
Optional Redemption.
2023 Notes
Prior to December 15, 2022, the 2023 Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, plus an applicable make-whole premium equal to the greater of (i) 1.0% and (ii) the excess of the sum of the present value of 100.00% of the principal amount being redeemed, plus all required interest payments due thereon through December 15, 2022 (exclusive of interest accrued to the date of redemption), discounted to the date of redemption at a rate equal to the then-current interest rate on U.S. Treasury securities of comparable maturities plus 50 basis points and, for the avoidance of doubt, assuming that the interest rate in effect on the date of redemption is the interest rate that will be in effect through December 15, 2022, over the principal amount being redeemed. On or after December 15, 2022, the 2023 Notes may be redeemed in whole or in part at 100.00%.
2024 Notes
The 2024 Notes may be redeemed in whole or in part at the following redemption prices: (i) 104.969% if such notes are redeemed on or prior to June 14, 2020, (ii) 103.313% if such notes are redeemed on or after

June 15, 2020 and on or prior to June 14, 2021, (iii) 101.656% if such notes are redeemed on or after June 15, 2021 and on or prior to June 14, 2022, and (iv) at par thereafter.
2025 Notes
The 2025 Notes may be redeemed in whole or in part at the following redemption prices: (i) 104.313% if such notes are redeemed on or prior to September 14, 2020, (ii) 102.875% if such notes are redeemed on or after September 15, 2020 and on or prior to September 14, 2021, (iii) 101.438% if such notes are redeemed on or after September 15, 2021 and on or prior to September 14, 2022, and (iv) at par thereafter.
2026 Notes
Prior to March 15, 2022, the 2026 Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, plus an applicable make-whole premium equal to the greater of (i) 1.0% and (ii) the excess of the sum of the present value of 105.625% of the principal amount being redeemed, plus all required interest payments due thereon through March 15, 2022 (exclusive of interest accrued to the date of redemption), discounted to the date of redemption at a rate equal to the then-current interest rate on U.S. Treasury securities of comparable maturities plus 50 basis points and, for the avoidance of doubt, assuming that the interest rate in effect on the date of redemption is the interest rate that will be in effect through March 15, 2022, over the principal amount being redeemed. In addition, subject to certain conditions, the ACI Issuers may redeem up to 40% of the 2026 Notes before March 15, 2022, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.5% of the principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest to (but excluding) the redemption date.
On or after March 15, 2022, the 2026 Notes may be redeemed in whole or in part at the following redemption prices: (i) 105.625% if such notes are redeemed on or prior to March 14, 2023, (ii) 103.750% if such notes are redeemed on or after March 15, 2023 and on or prior to March 14, 2024, (iii) 101.875% if such notes are redeemed on or after March 15, 2024 and on or prior to March 14, 2025, and (iv) at par thereafter.
2027 Notes
Prior to January 15, 2023, the 2027 Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, plus an applicable make-whole premium equal to the greater of (i) 1.0% and (ii) the excess of the sum of the present value of 103.469% of the principal amount being redeemed, plus all required interest payments due thereon through January 15, 2023 (exclusive of interest accrued to the date of redemption), discounted to the date of redemption at a rate equal to the then-current interest rate on U.S. Treasury securities of comparable maturities plus 50 basis points and, for the avoidance of doubt, assuming that the interest rate in effect on the date of redemption is the interest rate that will be in effect through January 15, 2023, over the principal amount being redeemed. In addition, subject to certain conditions, the ACI Issuers may redeem up to 40% of the 2027 Notes before January 15, 2023, with the net cash proceeds from certain equity offerings at a redemption price equal to 104.625% of the principal amount of the 2027 Notes redeemed, plus accrued and unpaid interest to (but excluding) the redemption date.
On or after January 15, 2023, the 2027 Notes may be redeemed in whole or in part at the following redemption prices: (i) 103.469% if such notes are redeemed on or prior to January 14, 2024, (ii) 102.313% if such notes are redeemed on or after January 15, 2024 and on or prior to January 14, 2025, (iii) 101.156% if such notes are redeemed on or after January 15, 2025 and on or prior to January 14, 2026, and (iv) at par thereafter.
2028 Notes
Prior to August 15, 2022, the 2028 Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, plus an applicable make-whole premium equal to the greater of (i) 1.0% and (ii) the excess of the sum of the present value of 104.406% of the principal amount being redeemed, plus all required interest payments due thereon through August 15, 2022 (exclusive of interest accrued to the date of redemption), discounted to the date of redemption at a rate equal to the then-current interest rate on U.S. Treasury securities of comparable maturities plus 50 basis points and, for the avoidance of doubt, assuming that the interest rate in effect on the date of redemption is the interest rate that will be in effect through August 15, 2022, over the principal amount being redeemed. In addition, subject to certain conditions, the ACI Issuers may redeem up to 40% of the 2028 Notes before August 15, 2022, with the net cash proceeds from certain equity offerings at a redemption price equal to 105.875% of the principal amount of the 2028 Notes redeemed, plus accrued and unpaid interest to (but excluding) the redemption date.
On or after August 15, 2022, the 2028 Notes may be redeemed in whole or in part at the following redemption prices: (i) 104.406% if such notes are redeemed on or prior to August 14, 2023, (ii) 102.938% if such notes are redeemed on or after August 15, 2023 and on or prior to August 14, 2024, (iii) 101.469% if such notes are redeemed on or after August 15, 2024 and on or prior to August 14, 2025, and (iv) at par thereafter.
2030 Notes
Prior to February 15, 2025, the 2030 Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, plus an applicable make-whole premium equal to the greater of (i) 1.0% and (ii) the excess of the sum of the present value of 103.656% of the principal amount being redeemed, plus all required interest payments due thereon through February 15, 2025 (exclusive of interest accrued to the date of redemption), discounted to the date of redemption at a rate equal to the then-current interest rate on U.S. Treasury securities of comparable maturities plus 50 basis points and, for the avoidance of doubt, assuming that the interest rate in effect on the date of redemption is the interest rate that will be in effect through February 15, 2025, over the principal amount being redeemed. In addition, subject to certain conditions, the
Co-Issuers
may redeem up to 40% of the 2030 Notes before February 15, 2025, with the net cash proceeds from certain equity offerings at a redemption price equal to 104.875% of the principal amount of the 2030 Notes redeemed, plus accrued and unpaid interest to (but excluding) the redemption date.
On or after February 15, 2025, the 2030 Notes may be redeemed in whole or in part at the following redemption prices: (i) 103.656% if such notes are redeemed on or prior to February 14, 2026, (ii) 102.438% if such notes are redeemed on or after February 15, 2026 and on or prior to February 14, 2027, (iii) 101.219% if such notes are redeemed on or after February 15, 2027 and on or prior to February 14, 2028, and (iv) at par thereafter.
Mandatory Redemption
.    The ACI Notes do not require the making of any mandatory redemption or sinking fund payments.
Repurchase of Notes at the Option of Holders
.    If a “change of control” transaction (which includes, subject to certain exceptions, (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all our assets and our restricted subsidiaries, taken as a whole, to a person other than the Equity Investors or (ii) we become aware of the acquisition by any person or group, other than any of the Equity Investors, of more than 50% of our voting power or any of our direct or indirect parent companies or (iii) in the case of the 2024 Notes and the 2025 Notes, we cease to, directly or indirectly own 100% of the equity interests of Albertsons, Safeway or NALP, and as a result thereof, a “rating event” occurs (i.e., the applicable series of ACI Notes rating is lowered by certain of the rating agencies then rating such series of ACI Notes due to such change of control by one more gradations within 60 days after the change of control or announcement of an intention to effect a change of control)), the ACI Issuers are required to offer to purchase all of the applicable series of ACI Notes from the holders thereof at a price equal to 101% of the principal amount outstanding plus all accrued interest thereon.
Covenants
.    The ACI Indentures contain various affirmative and negative covenants (subject to customary exceptions), including, but not limited to, restrictions on our ability and our restricted subsidiaries to: (i) dispose of assets; (ii) incur additional indebtedness, issue preferred stock and guarantee obligations; (iii) make certain restricted payments, including the payment of dividends by us, investments and payments in respect of subordinated indebtedness; (iv) create liens on assets or agree to restrictions on the creation of liens on assets; (v) engage in mergers or consolidations; and (vi) engage in certain transactions with affiliates.
Events of Default
.    The ACI Indentures contain events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal, interest or premium; (ii) failure to perform or observe covenants; (iii) cross-acceleration with certain other indebtedness; (iv) certain judgments; and (v) certain bankruptcy related events.
Safeway Indenture
Safeway is party to an indenture, dated September 10, 1997 (the “Safeway Indenture”), with The Bank of New York, as trustee, under which Safeway has the following four outstanding issues of notes (amounts as of February 29, 2020):
(a) $136,826,000 of 3.95% Senior Notes due August 2020 (the “2020 Safeway Notes”);
(b) $130,020,000 of 4.75% Senior Notes due December 2021 (the “2021 Safeway Notes”);
(c) $120,078,000 of 7.45% Senior Debentures due September 2027 (the “2027 Safeway Notes”); and
(d) $262,099,000 of 7.25% Senior Debentures due February 2031 (the “2031 Safeway Notes”).
The 2020 Safeway Notes, 2021 Safeway Notes, 2027 Safeway Notes and 2031 Safeway Notes are collectively referred to as the “Safeway Notes.”
Interest
.    Interest is payable on (i) February 15 and August 15 of each year for the 2020 Safeway Notes, (ii) June 1 and December 1 of each year for the 2021 Safeway Notes, (iii) March 15 and September 15 of each year for the 2027 Safeway Notes and (iv) February 1 and August 1 of each year for the 2031 Safeway Notes.
Guarantees
.    The Safeway Notes are not guaranteed.
Security
.    The Safeway Notes are unsecured.
Optional Redemption
.    The Safeway Notes are redeemable at our option at a redemption price equal to the greater of (i) 100% of the principal amount of the Safeway Notes to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Safeway Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis at the then-current interest rate on U.S. Treasury securities of comparable maturities, plus the following:
2020 Safeway Notes: 20 basis points;
2021 Safeway Notes: 45 basis points;
2027 Safeway Notes: 10 basis points; and
2031 Safeway Notes: 25 basis points.
Mandatory Redemption
.    The Safeway Notes do not require the making of any mandatory redemption or sinking fund payments.
Repurchase of Notes at the Option of Holders
.    If a “change of control” transaction (which includes (i) the disposition of all or substantially all of Safeway’s and its subsidiaries properties or assets, (ii) the consummation of any transaction pursuant to which any person owns more than 50% of the voting stock of Safeway or (iii) a majority of the members of Safeway’s board of directors not constituting continuing directors), and as a result thereof, a “rating event” occurs (i.e., the rating on a series of Safeway Notes is lowered by each of the rating agencies then rating the Safeway Notes below an investment grade rating within 60 days after the change of control or announcement of an intention to effect a change of control), Safeway is required to offer to purchase all of the 2020 Safeway Notes and 2021 Safeway Notes from the holders at a price equal to 101% of the principal amount outstanding plus all accrued interest thereon.
Covenants
.    The Safeway Indenture contains various affirmative and negative covenants (subject to customary exceptions), including, but not limited to, restrictions on the ability of Safeway and its subsidiaries to (i) create liens on assets, (ii) engage in mergers or consolidations or (iii) enter into sale and leaseback transactions.
Events of Default
.    The Safeway Indenture contains events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) cross-acceleration with certain other indebtedness and (iv) certain bankruptcy related events.
NALP Indenture
NALP (as successor to Albertson’s, Inc.) is party to an indenture, dated as of May 1, 1992 with U.S. Bank Trust National Association (as successor to Morgan Guaranty Trust Company of New York) (as supplemented by Supplemental Indenture No. 1, dated as of May 7, 2004; Supplemental Indenture No. 2, dated as of June 1, 2006; and Supplemental Indenture No. 3, dated as of December 29, 2008; collectively, the “NALP Indenture”), under which NALP has the following five outstanding issues of notes (amounts as of February 29, 2020):
(a) $78,911,000 of 6.52% to 7.15% Medium-Term Notes, due July 2027—June 2028 (the “NALP Medium-Term Notes”);
(b) $56,536,000 of 7.75% Debentures due June 2026 (the “2026 NALP Notes”);
(c) $127,206,000 of 7.45% Senior Debentures due August 2029 (the “2029 NALP Notes”);
(d) $135,098,000 of 8.70% Senior Debentures due May 2030 (the “2030 NALP Notes”); and
(e) $108,879,000 of 8.00% Senior Debentures due May 2031 (the “2031 NALP Notes”).
The NALP Medium-Term Notes, 2026 NALP Notes, 2029 NALP Notes, 2030 NALP Notes and 2031 NALP Notes are collectively referred to as the “NALP Notes.”
Interest
.    Interest on the NALP Notes is payable semiannually.
Guarantees
.    The NALP Notes are not guaranteed.
Security
.    The NALP Notes are unsecured.
Optional Redemption
.    The NALP Medium-Term Notes and the 2026 NALP Notes are not redeemable or repayable prior to maturity. The 2029 NALP Notes, 2030 NALP Notes, and 2031 NALP Notes are redeemable in whole or in part at any time, at a price equal to the greater of (i) 100% of the principal amount to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes to be redeemed (excluding any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined therein) plus, in the case of:
(i) the 2031 NALP Notes, 30 basis points; and
(ii) the 2029 NALP Notes and 2030 NALP Notes, 20 basis points.

Mandatory Redemption
.    The NALP Notes do not require the making of any mandatory redemption or sinking fund payments.
Covenants
.    The NALP Indenture contains certain covenants restricting the ability of NALP and its subsidiaries (subject to customary exceptions) to (i) create liens on certain assets, (ii) engage in mergers or consolidations or (iii) enter into sale and leaseback transactions.
Events of Default
.    The NALP Indenture contains events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) cross-acceleration with certain other indebtedness and (iv) certain bankruptcy related events.
American Stores Company Indenture
American Stores Company, LLC (“ASC”), is party to an indenture, dated as of May 1, 1995 with Wells Fargo Bank, National Association (as successor to The First National Bank of Chicago), as trustee (as further supplemented, the “ASC Indenture”), under which ASC has the following three outstanding issues of notes:
(a) $2,902,000 of 8.00% Debentures due June 2026 (the “2026 ASC Notes”);
(b) $756,000 of 7.10% Medium Term Notes due March 2028 (the “2028 ASC MT Notes”); and
(c) $143,000 of 7.5% Debentures due May 2037 (the “2037 ASC Notes”).
The 2026 ASC Notes, the 2028 ASC MT Notes, and the 2037 ASC Notes are collectively referred to as the “ASC Notes.” Interest on the ASC Notes is payable semiannually. The ASC Notes are guaranteed by SuperValu. The 2026 ASC Notes and 2037 ASC Notes are not redeemable prior to maturity. The 2028 ASC MT Notes are redeemable in whole or in part, at the option of ASC, subject to certain conditions. The ASC Notes do not require the making of any mandatory redemption or sinking fund payments.
Concurrently with the acquisition of NALP in March 2013, ASC, SuperValu, and JPMorgan Chase Bank, N.A., as escrow agent, entered into an escrow agreement pursuant to which ASC has deposited into escrow an amount equal to the outstanding principal balance of the ASC Notes plus funds sufficient to pay interest thereon for three years. ASC granted to SuperValu a security interest in its rights under the escrow agreement to secure reimbursement to SuperValu of any amounts paid by SuperValu under its guarantee of the ASC Notes. The ASC Indenture contains, solely for the benefit of the 2037 ASC Notes (but not any other series of the ASC Notes), certain covenants restricting the ability of ASC and its subsidiaries (subject to customary exceptions) to (i) create liens on certain assets, (ii) engage in mergers or consolidations or (iii) enter into sale and leaseback transactions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO
NON-U.S.
HOLDERS OF OUR COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to
Non-U.S.
Holders (as defined herein) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income tax effects.
The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or
non-U.S.
tax laws are not discussed.
Non-U.S.
Holders should consult their tax advisors regarding the significant U.S. federal estate tax consequences that could apply to an investment in our common stock.
This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case, as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a
Non-U.S.
Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to
Non-U.S.
Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a
Non-U.S.
Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to
Non-U.S.
Holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities, currencies or commodities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt entities or governmental entities;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	regulated investment companies; and

•	real estate investment trusts.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR
NON-U.S.
TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a
Non-U.S.
Holder
For purposes of this discussion, a
“Non-U.S.
Holder” is any beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. person. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy,” effective fiscal 2020, we have established a dividend policy pursuant to which we intend to pay a dividend on our common stock in an amount of $                 per share (or $                 per annum in the aggregate), starting with the first full quarter following completion of this offering. Such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a
Non-U.S.
Holder’s adjusted tax basis in its common stock (determined on a share-by-share
basis), but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, backup withholding and FATCA (as defined herein), dividends paid to a
Non-U.S.
Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the
Non-U.S.
Holder furnishes a valid IRS Form
W-8BEN
or
W-8BEN-E
(or other applicable documentation) certifying qualification for the lower treaty rate). A
Non-U.S.
Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Non-U.S.
Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a
Non-U.S.
Holder are effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States, the
Non-U.S.
Holder will be exempt from the U.S. federal withholding

tax described above, unless an applicable income tax treaty provides otherwise. To claim the exemption, the
Non-U.S.
Holder generally must furnish to the applicable withholding agent a valid IRS Form
W-8ECI,
certifying that the dividends are effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States.
Any effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates in the same manner as if the
Non-U.S.
Holder were a U.S. person, unless an applicable income tax treaty provides otherwise. A
Non-U.S.
Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items.
Non-U.S.
Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below on backup withholding and FATCA, a
Non-U.S.
Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of our common stock unless:
•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	subject to certain exceptions, our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates in the same manner as if the
Non-U.S.
Holder were a U.S. person, unless an applicable income tax treaty provides otherwise. A
Non-U.S.
Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), and may be offset by certain U.S. source capital losses of the
Non-U.S.
Holder (even though the individual is not considered a resident of the United States), provided the
Non-U.S.
Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our
non-U.S.
real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a
Non-U.S.
Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such
Non-U.S.
Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the
Non-U.S.
Holder’s holding period.
Non-U.S.
Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the holder either certifies its
non-U.S.
status, such as by furnishing a valid IRS Form
W-8BEN,
W-8BEN-E
or
W-8ECI,
or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the
Non-U.S.
Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through U.S. brokers or certain
non-U.S.
brokers with specified connections to the United States may be subject to backup withholding or information reporting, unless the applicable withholding agent receives the certification described above, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a
non-U.S.
office of a
non-U.S.
broker without specified connections to the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the
Non-U.S.
Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a
Non-U.S.
Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to
non-U.S.
financial institutions and certain other
non-U.S.
entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a
“non-financial
foreign entity” (each as defined in the Code), whether such foreign financial institution or non-financial
foreign entity is the beneficial owner or an intermediary, unless (1) the foreign financial institution undertakes certain diligence, withholding and reporting obligations, (2) the non-financial
foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner (including debt holders), or (3) the foreign financial institution or non-financial
foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant
foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING
The Company, the selling stockholders, and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table from the selling stockholders. BofA Securities, Inc., Goldman Sachs & Co., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
BMO Capital Markets Corp.
Evercore Group L.L.C.
Guggenheim Securities, LLC
Oppenheimer & Co. Inc.
RBC Capital Markets, LLC
Telsey Advisory Group LLC
MUFG Securities Americas Inc.
Academy Securities, Inc.
Blaylock Van, LLC
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional                shares from the selling stockholders. They may exercise that option for 30 days from the date hereof. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total public offering price and proceeds to the selling stockholders and the underwriting discounts and commissions payable to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price and proceeds to the selling stockholders	$	$	$
Underwriting discounts and commissions	$	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The Company and its officers, directors and holders of substantially all of the Company’s common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the representatives. Pursuant to these agreements, among other exceptions, we may enter into an agreement providing for the issuance of our common stock in connection with the acquisition, merger or joint venture with another publicly traded entity during the
180-day
restricted period after the date of this prospectus. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale within the United States to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.
Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We have been approved to list our common stock on the NYSE under the symbol “ACI.” In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.
In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter
market or otherwise.
The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.
The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                . The Company has agreed to reimburse the underwriters for certain expenses, including the reasonable fees and disbursements of counsel for the underwriters in connection with any required review of the terms of the offering by the Financial Industry Regulatory Authority in an aggregate amount not to exceed $35,000.
The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument
45-106
 Prospectus Exemptions
 or subsection 73.3(1) of the
 Securities Act
 (Ontario), and are permitted clients, as defined in National Instrument
31-103
 Registration Requirements, Exemptions and Ongoing Registrant Obligations
. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument
33-105
 Underwriting Conflicts
 (NI
33-105),
the underwriters are not required to comply with the disclosure requirements of NI
33-105
regarding underwriter conflicts of interest in connection with this offering.
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:
(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than
€
43,000,000 and (3) an annual net turnover of more than
€
50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or
(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Each underwriter has represented and agreed that:
(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not apply to the Company; and
(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering
or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale.
Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale
restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Determination of Offering Price
The initial public offering price for the shares will be determined by negotiations between us, the selling stockholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Currently, a member of our board of directors also serves on the board of directors of Bank of America Corporation, the parent company of BofA Securities, Inc.
In April 2020, funds managed by an affiliate of Goldman Sachs & Co. LLC, an underwriter in this offering, purchased equity interests in Colfin Safe Holdings LLC, a selling stockholder in this offering. As a result of this purchase, Goldman Sachs & Co. LLC would be deemed to beneficially own 57,695 shares of our common stock, which represents approximately 0.02% of shares outstanding. These shares would be deemed “underwriting compensation” within the meaning of FINRA Rule 5110. See “Principal and Selling Stockholders.”

LEGAL MATTERS
The validity of the common stock offered hereby will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York. The underwriters are being represented in connection with this offering by Cahill Gordon & Reindel LLP, New York, New York.
EXPERTS
The consolidated financial statements of Albertsons Companies, Inc. as of February 29, 2020 and February 23, 2019, and for each of the three years in the period ended February 29, 2020, included elsewhere in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which appears herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a change in accounting principle related to leases). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. Historically, we have voluntarily filed annual, quarterly and current reports and other information with the SEC. These periodic reports, proxy statements and other information are and will be available for inspection and copying at the public reference facilities and website of the SEC referred to above. We also maintain a website at www.albertsonscompanies.com where, upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on or that can be accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Albertsons Companies, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Albertsons Companies, Inc. and its subsidiaries (the “Company”) as of February 29, 2020 and February 23, 2019, the related consolidated statements of operations and comprehensive income, cash flows, and stockholders’/member equity for the 53 weeks ended February 29, 2020, the 52 weeks ended February 23, 2019 and the 52 weeks ended February 24, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 29, 2020 and February 23, 2019, and the results of its operations and its cash flows for each of the three years in the period ended February 29, 2020, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 1 to the financial statements, effective February 24, 2019, the Company adopted FASB ASC Topic 842, Leases, using the modified retrospective transition method. The impact to the financial statements as the result of this adoption was material.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Boise, Idaho
May 5, 2020
We have served as the Company’s auditor since 2006.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)

	February 29, 2020	February 23, 2019
ASSETS
Current assets
Cash and cash equivalents	$470.7	$926.1
Receivables, net	525.3	586.2
Inventories, net	4,352.5	4,332.8
Prepaid assets	255.0	316.2
Other current assets	127.8	88.7

Total current assets	5,731.3	6,250.0

Property and equipment, net	9,211.9	9,861.3
Operating lease right-of-use assets	5,867.4	—
Intangible assets, net	2,087.2	2,834.5
Goodwill	1,183.3	1,183.3
Other assets	654.0	647.5

TOTAL ASSETS	$24,735.1	$20,776.6

LIABILITIES
Current liabilities
Accounts payable	$2,891.1	$2,918.7
Accrued salaries and wages	1,126.0	1,054.7
Current maturities of long-term debt and finance lease obligations	221.4	148.8
Current operating lease obligations	563.1	—
Current portion of self-insurance liability	308.9	306.8
Taxes other than income taxes	318.1	309.0
Other current liabilities	475.7	414.7

Total current liabilities	5,904.3	5,152.7

Long-term debt and finance lease obligations	8,493.3	10,437.6
Long-term operating lease obligations	5,402.8	—
Deferred income taxes	613.8	561.4
Long-term self-insurance liability	838.5	839.5
Other long-term liabilities	1,204.3	2,334.7
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 30,000,000 shares authorized, no shares issued and outstanding as of February 29, 2020 and February 23, 2019, respectively	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized, 279,597,312 and 277,882,010 shares issued and outstanding as of February 29, 2020 and February 23, 2019, respectively	2.8	2.8
Additional paid-in capital	1,827.3	1,814.2
Treasury stock, at cost, 1,772,018 shares held as of February 29, 2020 and February 23, 2019, respectively	(25.8)	(25.8)
Accumulated other comprehensive (loss) income	(118.5)	91.3
Retained earnings (accumulated deficit)	592.3	(431.8)

Total stockholders’ equity	2,278.1	1,450.7

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,735.1	$20,776.6

The accompanying notes are an integral part of these Consolidated Financial Statements.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(in millions, except per share data)

	53 weeks ended February 29, 2020	52 weeks ended February 23, 2019	52 weeks ended February 24, 2018
Net sales and other revenue	$62,455.1	$60,534.5	$59,924.6
Cost of sales	44,860.9	43,639.9	43,563.5

Gross profit	17,594.2	16,894.6	16,361.1
Selling and administrative expenses	16,641.9	16,272.3	16,208.7
(Gain) loss on property dispositions and impairment losses, net	(484.8)	(165.0)	66.7
Goodwill impairment	—	—	142.3

Operating income (loss)	1,437.1	787.3	(56.6)
Interest expense, net	698.0	830.8	874.8
Loss (gain) on debt extinguishment	111.4	8.7	(4.7)
Other expense (income), net	28.5	(104.4)	(9.2)

Income (loss) before income taxes	599.2	52.2	(917.5)
Income tax expense (benefit)	132.8	(78.9)	(963.8)

Net income	$466.4	$131.1	$46.3

Other comprehensive income (loss), net of tax:
(Loss) gain on interest rate swaps	(3.4)	(15.5)	47.0
Recognition of pension (loss) gain	(210.5)	(83.1)	92.2
Foreign currency translation adjustment	0.3	(0.3)	65.0
Other	3.8	(0.9)	(0.3)

Other comprehensive (loss) income	$(209.8)	$(99.8)	$203.9

Comprehensive income	$256.6	$31.3	$250.2

Net income per common share
Basic net income per common share .	$1.67	$0.47	$0.17
Diluted net income per common share	1.67	0.47	0.17
Weighted average common shares outstanding
Basic	279.6	280.1	279.7
Diluted	280.1	280.2	279.7

The accompanying notes are an integral part of these Consolidated Financial Statements.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)

	53 weeks ended February 29, 2020	52 weeks ended February 23, 2019	52 weeks ended February 24, 2018
Cash flows from operating activities:
Net income	$466.4	$131.1	$46.3
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on property dispositions and impairment losses, net	(484.8)	(165.0)	66.7
Goodwill impairment	—	—	142.3
Depreciation and amortization	1,691.3	1,738.8	1,898.1
Operating lease right-of-use assets amortization	570.3	—	—
LIFO expense	18.4	8.0	3.0
Deferred income tax	(5.9)	(81.5)	(1,094.1)
Pension and post-retirement benefits (income) expense	(2.0)	24.5	(0.9)
Contributions to pension and post-retirement benefit plans	(11.0)	(199.3)	(21.9)
Loss (gain) on interest rate swaps and commodity hedges, net	50.6	(1.3)	(6.2)
Amortization and write-off of deferred financing costs	39.8	42.7	56.1
Loss (gain) on debt extinguishment	111.4	8.7	(4.7)
Equity-based compensation expense	32.8	47.7	45.9
Other operating activities	2.5	(42.7)	110.3
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	60.8	28.8	21.7
Inventories, net	(38.1)	80.3	45.6
Accounts payable, accrued salaries and wages and other accrued liabilities	85.3	98.4	(158.2)
Operating lease liabilities	(584.4)	—	—
Self-insurance assets and liabilities	(4.0)	(48.7)	(55.3)
Other operating assets and liabilities	(95.5)	17.4	(75.9)

Net cash provided by operating activities	1,903.9	1,687.9	1,018.8

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	—	(148.8)
Payments for property, equipment and intangibles, including payments for lease buyouts	(1,475.1)	(1,362.6)	(1,547.0)
Proceeds from sale of assets	1,096.7	1,252.0	939.2
Proceeds from sale of Casa Ley	—	—	344.2
Other investing activities	(0.1)	23.8	(56.6)

Net cash used in investing activities	(378.5)	(86.8)	(469.0)

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)

	53 weeks ended February 29, 2020	52 weeks ended February 23, 2019	52 weeks ended February 24, 2018
Cash flows from financing activities:
Proceeds from issuance of long-term debt	$3,874.0	$1,969.8	$290.0
Payments on long-term borrowings	(5,676.6)	(3,082.3)	(870.6)
Payments of obligations under finance leases	(109.3)	(97.5)	(107.2)
Payments for debt financing costs	(53.2)	(27.0)	(1.5)
Payment of Casa Ley contingent value right	—	—	(222.0)
Employee tax withholding on vesting of phantom units	(18.8)	(15.3)	(17.5)
Member distributions	—	—	(250.0)
Purchase of treasury stock, at cost	—	(25.8)	—
Proceeds from financing leases	—	—	137.6
Other financing activities	(30.3)	(36.1)	(56.9)

Net cash used in financing activities	(2,014.2)	(1,314.2)	(1,098.1)

Net (decrease) increase in cash and cash equivalents and restricted cash	(488.8)	286.9	(548.3)
Cash and cash equivalents and restricted cash at beginning of period	967.7	680.8	1,229.1

Cash and cash equivalents and restricted cash at end of period	$478.9	$967.7	$680.8

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,475.1)	$(1,362.6)	$(1,547.0)
Payments for lease buyouts	7.7	18.9	26.5

Total payments for capital investments, excluding lease buyouts	$(1,467.4)	$(1,343.7)	$(1,520.5)

Supplemental cash flow information:
Non-cash investing and financing activities were as follows:
Additions of finance lease obligations, excluding business acquisitions	$—	$6.0	$31.0
Purchases of property and equipment included in accounts payable	230.8	243.1	179.7
Interest and income taxes paid:
Interest paid, net of amount capitalized	718.5	805.9	813.5
Income taxes paid	228.8	18.2	15.8

The accompanying notes are an integral part of these Consolidated Financial Statements.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ / Member Equity
( in millions, except share data)

	Albertsons Companies, LLC			Albertsons Companies, Inc.
	Member investment	Accumulated other comprehensive income (loss)	(Accumulated deficit) / Retained earnings	Common Stock		Additional paid in capital	Treasury Stock	Accumulated other comprehensive (loss) income	Retained earnings (accumulated deficit)	Total stockholders’ / member equity
				Shares	Amount
Balance as of February 25, 2017	$1,999.3	$(12.8)	$(615.3)	—	$—	$—	$—	$—	$—	$1,371.2
Equity-based compensation prior to Reorganization Transactions	24.6	—	—	—	—	—	—	—	—	24.6
Employee tax withholding on vesting of phantom units prior to Reorganization Transactions	(17.4)	—	—	—	—	—	—	—	—	(17.4)
Member distribution	(250.0)	—	—	—	—	—	—	—	—	(250.0)
Other member activity	(1.6)	—	—	—	—	—	—	—	—	(1.6)
Net loss prior to Reorganization Transactions	—	—	(342.0)	—	—	—	—	—	—	(342.0)
Other comprehensive income, net of tax prior to Reorganization Transactions	—	39.3	—	—	—	—	—	—	—	39.3
Reorganization Transactions	(1,754.9)	(26.5)	957.3	279,654,028	2.8	1,752.1	—	26.5	(957.3)	—
Equity-based compensation after Reorganization Transactions	—	—	—	—	—	21.3	—	—	—	21.3
Employee tax withholding on vesting of phantom units after Reorganization Transactions	—	—	—	—	—	(0.1)	—	—	—	(0.1)
Net income after Reorganization Transactions	—	—	—	—	—	—	—	—	388.3	388.3
Other comprehensive income, net of tax after Reorganization Transactions	—	—	—	—	—	—	—	164.6	—	164.6

Balance as of February 24, 2018	—	—	—	279,654,028	2.8	1,773.3	—	191.1	(569.0)	1,398.2
Equity-based compensation	—	—	—	—	—	47.7	—	—	—	47.7
Employee tax withholding on vesting of phantom units	—	—	—	—	—	(15.3)	—	—	—	(15.3)
Treasury stock purchases, at cost	—	—	—	(1,772,018)	—	—	(25.8)	—	—	(25.8)
Reorganization Transactions	—	—	—	—	—	13.1	—	—	—	13.1
Other activity	—	—	—	—	—	(4.6)	—	—	6.1	1.5
Net income	—	—	—	—	—	—	—	—	131.1	131.1
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(99.8)	—	(99.8)

Balance as of February 23, 2019	—	—	—	277,882,010	2.8	1,814.2	(25.8)	91.3	(431.8)	1,450.7
Issuance of common stock to Company’s parents	—	—	—	1,715,302	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	—	32.8	—	—	—	32.8
Employee tax withholding on vesting of phantom units	—	—	—	—	—	(18.8)	—	—	—	(18.8)
Adoption of new accounting standards, net of tax	—	—	—	—	—	—	—	16.6	558.0	574.6
Net income	—	—	—	—	—	—	—	—	466.4	466.4
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(226.4)	—	(226.4)
Other activity	—	—	—	—	—	(0.9)	—	—	(0.3)	(1.2)

Balance as of February 29, 2020	$—	$—	$—	279,597,312	$2.8	$1,827.3	$(25.8)	$(118.5)	$592.3	$2,278.1

The accompanying notes are an integral part of these Consolidated Financial Statements.

Albertsons Companies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE 1—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Albertsons Companies, Inc. and its subsidiaries (the “Company” or “ACI”) is a food and drug retailer that, as of February 29, 2020, operated 2,252 retail stores together with 402 associated fuel centers, 23 dedicated distribution centers, 20 manufacturing facilities and various online platforms. The Company’s retail food businesses and in-store
pharmacies operate throughout the United States under the banners
Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Jewel-Osco, Acme, Shaw’s, Star Market, United Supermarkets, Market Street
and
Haggen
. The Company has no separate assets or liabilities other than its investments in its subsidiaries, and all of its business operations are conducted through its operating subsidiaries.
Basis of Presentation and Reorganization Transactions
The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Intercompany transactions and accounts have been eliminated in consolidation for all periods presented. The Company’s investments in unconsolidated affiliates are recorded using the equity method.
Prior to December 3, 2017, ACI had no material assets or operations. On December 3, 2017, Albertsons Companies, LLC (“ACL”) and its parent, AB Acquisition LLC, a Delaware limited liability company (“AB Acquisition”), completed a reorganization of its legal entity structure whereby the existing equityholders of AB Acquisition each contributed their equity interests in AB Acquisition to Albertsons Investor Holdings LLC (“Albertsons Investor”) and KIM ACI, LLC (“KIM ACI”). In exchange, equityholders received a proportionate share of units in Albertsons Investor and KIM ACI, respectively. Albertsons Investor and KIM ACI then contributed all of the AB Acquisition equity interests they received to ACI in exchange for common stock issued by ACI. As a result, Albertsons Investor and KIM ACI became the parents of ACI, owning all of its outstanding common stock, with AB Acquisition and its subsidiary, ACL, becoming wholly-owned subsidiaries of ACI. On February 25, 2018, ACL merged with and into ACI, with ACI as the surviving corporation (such transactions, collectively, the “Reorganization Transactions”). Prior to February 25, 2018, substantially all of the assets and operations of ACI were those of its subsidiary, ACL. The Reorganization Transactions were accounted for as a transaction between entities under common control and, accordingly, there was no change in the basis of the underlying assets and liabilities. The Consolidated Financial Statements are reflective of the changes that occurred as a result of the Reorganization Transactions. Prior to February 25, 2018, the Consolidated Financial Statements of ACI reflect the net assets and operations of ACL.
Prior Period Reclassifications
Certain prior period amounts have been reclassified to conform to the current period presentation, specifically the reclassification of gains and losses from property dispositions and impairment losses from Selling and administrative expenses to (Gain) loss on property dispositions and impairment losses, net on the Consolidated Statements of Operations and Comprehensive Income.
Significant Accounting Policies
Fiscal year:
The Company’s fiscal year ends on the last Saturday in February. Unless the context otherwise indicates, reference to a fiscal year of the Company refers to the calendar year in which such fiscal year commences. The Company’s first quarter consists of 16 weeks, the second, third and fourth quarters generally each consist of 12 weeks, and the fiscal year generally consists of 52 weeks. For the fiscal year ended February 29, 2020, the fourth quarter consisted of 13 weeks, and the fiscal year consisted of 53 weeks. For each of the prior years presented, the fiscal year consisted of 52 weeks.
Use of estimates:
The preparation of the Company’s Consolidated
Financial
Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting periods presented. Certain estimates require difficult, subjective or complex judgments about matters that are inherently uncertain. Actual results could differ from those estimates.
Cash and cash equivalents:
Cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase and outstanding deposits related to credit and debit card sales transactions that settle within a few days. Cash and cash equivalents related to credit and debit card transactions were $501.8 million and $364.5 million as of February 29, 2020 and February 23, 2019, respectively.
Restricted cash:
Restricted cash is included in Other current assets and Other assets within the Consolidated Balance Sheets and primarily relates to surety bonds and funds held in escrow. The Company had $8.2 million and $41.6 million of restricted cash as of February 29, 2020 and February 23, 2019, respectively.
Receivables, net:
Receivables consist primarily of trade accounts receivable, pharmacy accounts receivable and vendor receivables.
Management makes estimates of the uncollectibility of its accounts receivable. In determining the adequacy of the allowances for doubtful accounts, management analyzes the value of collateral, historical collection experience, aging of receivables and other economic and industry factors. It is possible that the accuracy of the estimation process could be materially impacted by different judgments, estimations and assumptions based on the information considered and could result in a further adjustment of receivables. The allowance for doubtful accounts and bad debt expense were not material for any of the periods presented.
Inventories, net:
Substantially all of the Company’s inventories consist of finished goods valued at the lower of cost or market and net of vendor allowances.
As of February 29, 2020 and February 23, 2019, approximately 85.6% and 85.9%, respectively, of the Company’s inventories were valued under the last-in,
first-out
(“LIFO”) method. The Company primarily uses the retail inventory or the item-cost method to determine inventory cost before application of any LIFO adjustment. Under the retail inventory method, inventory cost is determined, before the application of any LIFO adjustment, by applying a cost-to-retail
ratio to various categories of similar items to the retail value of those items. Under the item-cost method, the most recent purchase cost is used to determine the cost of inventory before the application of any LIFO adjustment. Replacement or current cost was higher than the carrying amount of inventories valued using LIFO by $143.5 million and $125.1 million as of February 29, 2020 and February 23, 2019, respectively. During fiscal 2019, fiscal 2018 and fiscal 2017, inventory quantities in certain LIFO layers were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of fiscal 2019, fiscal 2018 and fiscal 2017 purchases. As a result, cost of sales decreased by $12.9 million, $18.1 million and $16.7 million in fiscal 2019, fiscal 2018 and fiscal 2017, respectively. Cost for the remaining inventories, which represents perishable and fuel inventories, was determined using the most recent purchase cost, which approximates the first-in,
first-out
(“FIFO”) method. Perishables are counted every four weeks and are carried at the last purchased cost which approximates FIFO cost. Fuel inventories are carried at the last purchased cost, which approximates FIFO cost. The Company records inventory shortages based on actual physical counts at its facilities and also provides allowances for inventory shortages for the period between the last physical count and the balance sheet date.
Assets held for sale:
Assets held for sale represent components and businesses that meet accounting requirements to be classified as held for sale and are presented as a single asset and liability in Company’s

Consolidated Balance Sheets. As of February 29, 2020, and February 23, 2019, immaterial amounts of assets and liabilities held for sale are recorded in other current assets and other current liabilities, respectively.
Property and equipment, net:
Property and equipment is recorded at cost or fair value for assets acquired as part of a business combination, and depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are generally as follows: buildings—seven to 40 years; leasehold improvements—the shorter of the remaining lease term or ten to 20 years; fixtures and equipment—three to 20 years; and specialized supply chain equipment—six to 25 years.
Property and equipment under finance leases are recorded at the lower of the present value of the future minimum lease payments or the fair value of the asset and are amortized on the straight-line method over the lesser of the lease term or the estimated useful life. Interest capitalized on property under construction was immaterial for all periods presented.
Leases:
The Company leases certain retail stores, distribution centers, office facilities and equipment from third parties. The Company determines whether a contract is or contains a lease at contract inception. Operating and finance lease assets and liabilities are recognized at the lease commencement date. Operating leases are included in operating lease right-of-use
(“ROU”) assets, current operating lease obligations and long-term operating lease obligations on the Consolidated Balance Sheets. Finance leases are included in Property and equipment, net, current maturities of long-term debt and finance lease obligations and long-term debt and finance lease obligations on the Consolidated Balance Sheets. Operating lease assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease liabilities are based on the present value of remaining lease payments over the lease term. As the rate implicit in the Company’s leases is not readily determinable, the Company’s applicable incremental borrowing rate, which is estimated to approximate the interest rate on a collateralized basis with similar terms, is used in calculating the present value of the sum of the lease payments. Operating lease assets are based on the lease liability, adjusted for any prepayments, lease incentives and initial direct costs incurred. The typical real estate lease period is 15 to 20 years with renewal options for varying terms and, to a limited extent, options to purchase. The Company includes renewal options that are reasonably certain to be exercised as part of the lease term.
The Company has lease agreements with
non-lease
components that relate to the lease components. Certain leases contain percent rent based on sales, escalation clauses or payment of executory costs such as property taxes, utilities, insurance and maintenance.
Non-lease
components primarily relate to common area maintenance.
Non-lease
components and the lease components to which they relate are accounted for together as a single lease component for all asset classes. The Company recognizes lease payments for short-term leases as expense either straight-line over the lease term or as incurred depending on whether lease payments are fixed or variable.
Impairment of long-lived assets:
The Company regularly reviews its individual stores’ operating performance, together with current market conditions, for indicators of impairment. When events or changes in circumstances indicate that the carrying value of the individual store’s assets may not be recoverable, its future undiscounted cash flows are compared to the carrying value. If the carrying value of store assets to be held and used is greater than the future undiscounted cash flows, an impairment loss is recognized to record the assets at fair value. For assets held for sale, the Company recognizes impairment charges for the excess of the carrying value plus estimated costs of disposal over the fair value. Fair values are based on discounted cash flows or current market rates. These estimates of fair value can be significantly impacted by factors such as changes in the current economic environment and real estate market conditions. Long-lived asset impairments are recorded as a component of (Gain) loss on property dispositions and impairment losses, net.
Intangible assets, net:
Intangible assets with finite lives consist primarily of trade names, naming rights, customer prescription files and internally developed software. Intangible assets with finite lives are amortized on a straight-line basis over an estimated economic life ranging from three to 40 years. The Company reviews finite-

lived intangible assets for impairment in accordance with its policy for long-lived assets. Intangible assets with indefinite useful lives, which are not amortized, consist of restricted covenants and liquor licenses. The Company reviews intangible assets with indefinite useful lives and tests for impairment annually on the first day of the fourth quarter and also if events or changes in circumstances indicate the occurrence of a triggering event. The review consists of comparing the estimated fair value of the cash flows generated by the asset to the carrying value of the asset.
Business combination measurements:
In accordance with applicable accounting standards, the Company estimates the fair value of acquired assets and assumed liabilities as of the acquisition date of business combinations. These fair value adjustments are input into the calculation of goodwill related to the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition.
The fair value of assets acquired and liabilities assumed are determined using market, income and cost approaches from the perspective of a market participant. The fair value measurements can be based on significant inputs that are not readily observable in the market. The market approach indicates value for a subject asset based on available market pricing for comparable assets. The market approach used includes prices and other relevant information generated by market transactions involving comparable assets, as well as pricing guides and other sources. The income approach indicates value for a subject asset based on the present value of cash flows projected to be generated by the asset. Projected cash flows are discounted at a required market rate of return that reflects the relative risk of achieving the cash flows and the time value of money. The cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility, was used for certain assets for which the market and income approaches could not be applied due to the nature of the asset. The cost to replace a given asset reflects the estimated reproduction or replacement cost for the asset, adjusted for obsolescence, whether physical, functional or economic.
Goodwill:
Goodwill represents the difference between the purchase price and the fair value of assets and liabilities acquired in a business combination. Goodwill is not amortized as the Company reviews goodwill for impairment annually on the first day of its fourth quarter and also if events or changes in circumstances indicate the occurrence of a triggering event. The Company reviews goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, it is unnecessary to perform a quantitative analysis. The Company may elect to bypass the qualitative assessment and proceed directly to performing a quantitative analysis.
During the second quarter of fiscal 2017, there was a sustained decline in the market multiples of publicly traded peer companies. In addition, during the second quarter of fiscal 2017, the Company revised its short-term operating plan. As a result, the Company determined that an interim review of its recoverability of goodwill was necessary. Consequently, during the second quarter of fiscal 2017, the Company recorded a goodwill impairment loss of $142.3 million, substantially all within the Acme reporting unit relating to the November 2015 acquisition of stores from The Great Atlantic and Pacific Tea Company, Inc., due to changes in the estimate of its long-term future financial performance to reflect lower expectations for growth in revenue and earnings than previously estimated. The goodwill impairment loss was based on a quantitative analysis using a combination of a discounted cash flow model (income approach) and a guideline public company comparative analysis (market approach).
Business combination measurements:
In accordance with applicable accounting standards, the Company estimates the fair value of acquired assets and assumed liabilities as of the acquisition date of business combinations. These fair value adjustments are input into the calculation of goodwill related to the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition.
The fair value of assets acquired and liabilities assumed are determined using market, income and cost approaches from the perspective of a market participant. The fair value measurements can be based on significant inputs that are not readily observable in the market. The market approach indicates value for a subject asset based on available market pricing for comparable assets. The market approach used includes prices and other relevant information generated by market transactions involving comparable assets, as well as pricing guides and other sources. The income approach indicates value for a subject asset based on the present value of cash flows projected to be generated by the asset. Projected cash flows are discounted at a required market rate of return that reflects the relative risk of achieving the cash flows and the time value of money. The cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility, was used for certain assets for which the market and income approaches could not be applied due to the nature of the asset. The cost to replace a given asset reflects the estimated reproduction or replacement cost for the asset, adjusted for obsolescence, whether physical, functional or economic.
Investment in unconsolidated affiliates:
The Company records equity in earnings from unconsolidated affiliates in Other income. Income from unconsolidated affiliates, excluding losses related to the disposal of the Company’s investment in Casa Ley, S.A. de C.V. (“Casa Ley”), was immaterial in fiscal 2019, fiscal 2018 and fiscal 2017.
El Rancho:
On November 16, 2017, the Company acquired an equity interest in Mexico Foods Parent LLC and La Fabrica Parent LLC (“El Rancho”), a Texas-based specialty grocer, for $100.0 million purchase consideration, consisting of $70.0 million in cash and $30.0 million of equity in the Company. The investment represents a 45% ownership interest in El Rancho which the Company is accounting for under the equity method. The Company has the option to acquire the remaining 55% of El Rancho at any time until six months after the delivery of El Rancho’s financial results for the fiscal year ended December 31, 2021. If the Company elects to exercise the option to acquire the remaining equity of El Rancho, the price to be paid will be calculated using a predetermined market-based formula.
Casa Ley:
During the fourth quarter of fiscal 2017, the Company sold its equity method investment in Casa Ley to Tenedora CL del Noroeste, S.A. de C.V. for
₱
6.5 billion Mexican pesos (approximately $348.4 million in U.S. dollars). In connection with the sale, the Company recorded a loss, net of $25.0 million in the third quarter of fiscal 2017, which is included in Other income, driven by the change in the fair value of the assets held for sale and the change in fair value of the related Casa Ley contingent value rights (“CVRs”). Net proceeds from the sale were used to distribute approximately $222 million in cash (or approximately $0.934 in cash per Casa Ley CVR) pursuant to the terms of the Casa Ley CVR agreement.
Company-Owned life insurance policies (“COLI”):
The Company has COLI policies that have a cash surrender value. The Company has loans against these policies. The Company has no intention of repaying the loans prior to maturity or cancellation of the policies. Therefore, the Company offsets the cash surrender value by the related loans. As of February 29, 2020 and February 23, 2019, the cash surrender values of the policies were $149.2 million and $158.8 million, and the balances of the policy loans were $87.8 million and $94.4 million, respectively. The net balance of the COLI policies is included in Other assets.
Derivatives:
The Company entered into several pay fixed, receive variable interest rate swap contracts (“Swaps”) to manage its exposure to changes in interest rates. Swaps are recognized in the Consolidated Balance Sheets at fair value. If a Swap is recorded using hedge accounting, changes in the fair value of Swaps designated as cash flow hedges are recorded in accumulated other comprehensive (loss) income until the hedged item is recognized in earnings. Changes in fair value for Swaps that do not meet the criteria for hedge accounting, or for which the Company has not elected hedge accounting are recorded in current period earnings. The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.
The Company has also entered into contracts to purchase electricity and natural gas at fixed prices for a portion of its energy needs. The Company expects to take delivery of the electricity and natural gas in the normal course of business. Contracts that qualify for the normal purchase exception under derivatives and hedging accounting guidance are not recorded at fair value. Energy purchased under these contracts is expensed as delivered. The Company also manages its exposure to changes in diesel prices utilized in the Company’s distribution process through the use of short-term heating oil derivative contracts. These contracts are economic hedges of price risk and are not designated or accounted for as hedging instruments for accounting purposes. Changes in the fair value of these instruments are recognized in current period earnings.
Self-Insurance liabilities
: The Company is primarily self-insured for workers’ compensation, property, automobile and general liability. The self-insurance liability is undiscounted and determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. The Company has established stop-loss amounts that limit the Company’s further exposure after a claim reaches the designated stop-loss threshold. Stop-loss amounts for claims incurred for the years presented range from $0.5 million to $5.0 million per claim, depending upon the type of insurance coverage and the year the claim was incurred. In determining its self-insurance liabilities, the Company performs a continuing review of its overall position and reserving techniques. Since recorded amounts are based on estimates, the ultimate cost of all incurred claims and related expenses may be more or less than the recorded liabilities.
The Company has reinsurance receivables of $22.5 million and $20.3 million recorded within Receivables, net and $43.9 million and $41.1 million recorded within Other assets as of February 29, 2020 and February 23, 2019, respectively. The self-insurance liabilities and related reinsurance receivables are recorded gross.
Changes in self-insurance liabilities consisted of the following (in millions):

	February 29, 2020	February 23, 2019
Beginning balance	$1,146.3	$1,217.7
Expense	323.4	323.5
Claim payments	(295.6)	(279.3)
Other reductions (1)	(26.7)	(115.6)

Ending balance	1,147.4	1,146.3
Less current portion	(308.9)	(306.8)

Long-term portion	$838.5	$839.5

(1)	Primarily reflects actuarial adjustments for claims experience and systematic adjustments to the fair value of assumed self-insurance liabilities from acquisitions.

Benefit plans and Multiemployer plans:
Substantially all of the Company’s employees are covered by various contributory and non-contributory
pension, profit sharing or 401(k) plans, in addition to dedicated defined benefit plans for certain Safeway Inc. (“Safeway”), Shaw’s and United Supermarkets, LLC (“United”) employees. Certain employees participate in a long-term retention incentive bonus plan. The Company also provides certain health and welfare benefits, including short-term and long-term disability benefits to inactive disabled employees prior to retirement.
The Company recognizes a liability for the underfunded status of the defined benefit plans as a component of Other long-term liabilities. Actuarial gains or losses and prior service costs or credits are recorded within

Other
comprehensive (loss) income. The determination of the Company’s obligation and related expense for its sponsored pensions and other post-retirement benefits is dependent, in part, on management’s selection of certain actuarial assumptions in calculating these amounts. These assumptions include, among other things, the discount rate and expected long-term rate of return on plan assets.
Most union employees participate in multiemployer retirement plans pursuant to collective bargaining agreements, unless the collective bargaining agreement provides for participation in plans sponsored by the Company. Pension expense for the multiemployer plans is recognized as contributions are funded.
Revenue recognition
: Revenues from the retail sale of products are recognized at the point of sale to the customer, net of returns and sales tax. Pharmacy sales are recorded upon the customer receiving the prescription. Third-party receivables from pharmacy sales were $218.5 million and $252.2 million as of February 29, 2020 and February 23, 2019, respectively. For eCommerce related sales, which primarily include home delivery and Drive Up & Go curbside pickup, revenues are recognized upon either pickup in store or delivery to the customer and may include revenue for separately charged delivery services. Discounts provided to customers by the Company at the time of sale are recognized as a reduction in sales as the products are sold. Discounts provided to customers by vendors, usually in the form of coupons, are not recognized as a reduction in sales, provided the coupons are redeemable at any retailer that accepts coupons. The Company recognizes revenue and records a corresponding receivable from the vendor for the difference between the sales prices and the cash received from the customer. The Company records a contract liability when rewards are earned by customers in connection with the Company’s loyalty programs. As rewards are redeemed or expire, the Company reduces the contract liability and recognizes revenue. The contract liability balance was immaterial in fiscal 2019 and fiscal 2018.
The Company records a contract liability when it sells its own proprietary gift cards. The Company records a sale when the customer redeems the gift card. The Company’s gift cards do not expire. The Company reduces the contract liability and records revenue for the unused portion of gift cards (“breakage”) in proportion to its customers’ pattern of redemption, which the Company determined to be the historical redemption rate. The Company’s contract liability related to gift cards was $52.2 million as of February 29, 2020 and $55.9 million as of February 23, 2019.
Disaggregated Revenues
The following table represents sales revenue by type of similar product (in millions):

	Fiscal 2019		Fiscal 2018		Fiscal 2017
	Amount (1)	% of Total	Amount (1)	% of Total	Amount (1)	% of Total
Non-perishables (2)	$27,165.3	43.5%	$26,371.8	43.6%	$26,522.0	44.3%
Perishables (3)	25,681.8	41.1%	24,920.9	41.2%	24,583.7	41.0%
Pharmacy	5,236.8	8.4%	4,986.6	8.2%	5,002.6	8.3%
Fuel	3,430.4	5.5%	3,455.9	5.7%	3,104.6	5.2%
Other (4)	940.8	1.5%	799.3	1.3%	711.7	1.2%

Total (5)	$62,455.1	100.0%	$60,534.5	100.0%	$59,924.6	100.0%

(1)	eCommerce related sales are included in the categories to which the revenue pertains.

(2)	Consists primarily of general merchandise, grocery and frozen foods.

(3)	Consists primarily of produce, dairy, meat, deli, floral and seafood.

(4)	Consists primarily of wholesale revenue to third parties, commissions and other miscellaneous revenue.

(5)	Fiscal 2019 includes approximately $1.1 billion of incremental Net sales and other revenue due to the additional 53rd week.

Cost of sales and vendor allowances:
Cost of sales includes, among other things, purchasing, inbound freight costs, product quality testing costs, warehousing costs, internal transfer costs, advertising costs, private label program costs and strategic sourcing program costs.
The Company receives vendor allowances or rebates (“Vendor Allowances”) for a variety of merchandising initiatives and buying activities. The terms of the Company’s Vendor Allowances arrangements vary in length but are primarily expected to be completed within a quarter. The Company records Vendor Allowances as a reduction of Cost of sales when the associated products are sold. Vendor Allowances that have been earned as a result of completing the required performance under terms of the underlying agreements but for which the product has not yet been sold are recognized as reductions of inventory. The reduction of inventory for these Vendor Allowances was $72.0 million and $74.8 million as of February 29, 2020 and February 23, 2019, respectively.
Advertising costs are included in Cost of sales and are expensed in the period the advertising occurs. Cooperative advertising funds are recorded as a reduction of Cost of sales when the advertising occurs. Advertising costs were $405.6 million, $422.3 million and $497.5 million, net of cooperative advertising allowances of $91.9 million, $101.3 million and $81.1 million for fiscal 2019, fiscal 2018 and fiscal 2017, respectively.
Selling and administrative expenses:
Selling and administrative expenses consist primarily of store and corporate employee-related costs such as salaries and wages, health and welfare, workers’ compensation and pension benefits, as well as marketing and merchandising, rent, occupancy and operating costs, amortization of intangibles and other administrative costs
.
Income taxes:
Prior to the Reorganization Transactions, ACL was organized as a limited liability company, wholly owned by its parent, AB Acquisition. As such, income taxes in respect of these operations were payable by the equity members of AB Acquisition. Entity-level federal and state taxes were provided on ACL’s Subchapter C corporation subsidiaries, and state income taxes on its limited liability company subsidiaries where applicable. Upon completion of the Reorganization Transactions, all of the operating subsidiaries became subsidiaries of Albertsons Companies, Inc., with all operations taxable as part of a consolidated group for federal and state income tax purposes. In connection with the Reorganization Transactions, in the fourth quarter of fiscal 2017, the Company recorded deferred income taxes on operations held by limited liability companies and previously taxed to the equity members. The Company’s income (loss) before taxes is primarily from domestic operations.
Deferred taxes are provided for the net tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company reviews tax positions taken or expected to be taken on tax returns to determine whether and to what extent a tax benefit can be recognized. The Company evaluates its positions taken and establishes liabilities in accordance with the applicable accounting guidance for uncertain tax positions. The Company reviews these liabilities as facts and circumstances change and adjusts accordingly. The Company recognizes any interest and penalties associated with uncertain tax positions as a component of Income tax expense. The Tax Act requires a U.S. shareholder of a controlled foreign corporation to provide U.S. taxes on its share of global intangible
low-taxed
income (“GILTI”). The current and deferred tax impact of GILTI is not material to the Company. Accordingly, the Company will report the tax impact of GILTI as a period cost and not provide deferred taxes for the basis difference that would be expected to reverse as GILTI.
The Company is contractually indemnified by SUPERVALU INC. (“SuperValu”) for any tax liability of New Albertsons L.P. (“NALP”) arising from tax years prior to the NALP acquisition. The Company is also contractually obligated to pay SuperValu any tax benefit it receives in a tax year after the NALP acquisition as a result of an indemnification payment made by SuperValu. An indemnification asset and liability, where necessary, has been recorded to reflect this arrangement.
Segments
: The Company and its subsidiaries offer grocery products, general merchandise, health and beauty care products, pharmacy, fuel and other items and services in its stores or through eCommerce channels. The Company’s retail operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s operating segments and reporting units are its 13 divisions, which are reported in one reportable segment. Each reporting unit constitutes a business for which discrete financial information is available and for which management regularly reviews the operating results. Across all operating segments, the Company operates primarily one store format. Each division offers, through its stores and eCommerce channels, the same general mix of products with similar pricing to similar categories of customers, has similar distribution methods, operates in similar regulatory environments and purchases merchandise from similar or the same vendors.
Recently adopted accounting standards:
On February 25, 2016, the FASB issued ASU
 2016-02,
 ”
Leases (Topic 842)
.” ASC Topic 842 supersedes existing lease guidance, including ASC 840—
Lease
s. Among other things, ASU
2016-02
requires recognition of a
Right-of-use
asset and liability for future lease payments for contracts that meet the definition of a lease and requires disclosure of certain information about leasing arrangements. On July 30, 2018, the FASB issued ASU
2018-11,
“
Leases (Topic 842): Targeted Improvements
,” which, among other things, allows companies to elect an optional transition method to apply the new lease standard through a cumulative effect adjustment in the period of adoption. The new guidance requires both classifications of leases, operating and finance, to be recognized on the balance sheet. The new guidance also results in a change in naming convention for leases historically classified as capital leases. Under the new guidance, these leases are now referred to as finance leases. Consistent with prior GAAP, the recognition, measurement and presentation of expenses and cash flows arising from a lease will depend on its classification.
The Company adopted the guidance effective February 24, 2019 by recognizing and measuring leases at the adoption date with a cumulative effect of initially applying the guidance recognized at the date of initial application and as a result did not restate the prior periods presented in the Consolidated Financial Statements. The Company elected certain practical expedients permitted under the transitional guidance, including retaining historical lease classification, evaluating whether any expired contracts are or contain leases, and not applying hindsight in determining the lease term. The Company also elected the practical expedient to not separate lease and non-lease
components within the lessee lease transaction for all classes of assets. Lastly, the Company elected the short-term lease exception for all classes of assets, and therefore does not apply the recognition requirements for leases of 12 months or less.
The adoption of the standard resulted in the recognition of an operating lease ROU asset of $5.3 billion and an operating lease liability of $5.4 billion. Included in the measurement of the new operating lease ROU asset is the reclassification of certain balances, including those historically recorded as lease exit cost liabilities, deferred rent and beneficial and unfavorable lease interests. The adoption also resulted in a cumulative effect transitional adjustment of $776.0 million ($574.6 million, net of tax) to retained earnings related to the elimination of $865.8 million deferred gains on sale leaseback transactions, partially offset by the recognition of $87.3 million in impairment losses on operating lease assets and the removal of $17.2 million and $14.7 million, respectively, of assets and liabilities related to finance lease obligations under previously existing build-to-suit
accounting arrangements. Several other immaterial reclassifications of historical asset and liability line items were also recorded in the Company’s Consolidated Balance Sheets upon adoption
.
In February 2018, the FASB issued ASU
2018-02,
“
Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income
.” This ASU allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The Company adopted this guidance in the first quarter of fiscal 2019 and applied the amendments in the period of adoption. The adoption of this standard resulted in a $16.6 million adjustment to both Retained earnings (accumulated deficit) and Accumulated other comprehensive income. The standard did not have a material impact on the Company’s Consolidated Statements of Operations and the Consolidated Statements of Cash Flows.
Recently issued accounting standards:
In December 2019, the FASB issued ASU
 2019-12,
 ”
Simplifying the Accounting for Income Taxes
.” This ASU eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. This ASU also simplifies aspects of the accounting for franchise taxes, enacts changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up
in the tax basis of goodwill. The ASU will take effect for public entities for annual reporting periods beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effect of this standard on its Consolidated Financial Statements.
NOTE 2—ACQUISITIONS
Fiscal 2017
Plated
On September 20, 2017, the Company acquired DineInFresh, Inc. (“Plated”), a provider of meal kit services, for purchase consideration of $219.5 million, consisting of cash consideration of $117.3 million, deferred cash consideration with a fair value of $42.1 million, and contingent consideration with a fair value of $60.1 million on the acquisition date. The Plated acquisition was accounted for under the acquisition method of accounting. The purchase price was allocated to the fair values of the identifiable assets and liabilities, with any excess of purchase price over the fair value recognized as goodwill. Net assets acquired primarily consisted of intangible assets and goodwill valued at $67.1 million and $146.2 million, respectively. Intangible assets acquired consisted of trademarks and tradenames, customer lists and software. The goodwill was primarily attributable to synergies the Company expected to achieve related to the acquisition and was allocated to the Company’s operating segments which are its reporting units. In connection with the acquisition, the Company also expensed $6.3 million related to unvested equity awards of Plated. The goodwill is not deductible for tax purposes. Pro forma results are not presented as the acquisition was not considered material to the Company. Third-party acquisition-related costs were immaterial for fiscal 2017 and were expensed as incurred as a component of Selling and administrative expenses. As of February 29, 2020, there was $25.0 million remaining to be paid in deferred consideration and no amount is expected to be paid in contingent consideration.
MedCart
On May 31, 2017, the Company acquired MedCart Specialty Pharmacy for $34.5 million, including the cost of acquired inventory. The acquisition was accounted for under the acquisition method of accounting and resulted in $11.6 million of goodwill that is deductible for tax purposes. Pro forma results are not presented, as the acquisition was not considered material to the Company.
NOTE 3—PROPERTY AND EQUIPMENT
Property and equipment, net consisted of the following (in millions):

	February 29, 2020	February 23, 2019
Land	$2,119.2	$2,382.7
Buildings	4,720.0	4,968.4
Property under construction	669.3	652.2
Leasehold improvements	1,706.6	1,468.3
Fixtures and equipment	5,802.4	5,132.1
Property and equipment under finance leases	882.5	970.8

Total property and equipment	15,900.0	15,574.5
Accumulated depreciation and amortization	(6,688.1)	(5,713.2)

Total property and equipment, net	$9,211.9	$9,861.3

Depreciation expense was $
1,244.7
 million, $
1,257.7
 million and $
1,330.5
 million for fiscal 2019, fiscal 2018 and fiscal 2017, respectively. Amortization expense related to finance lease assets was $
90.2
 million, $
101.4
 million and $
120.2
 million in fiscal 2019, fiscal 2018 and fiscal 2017, respectively. Fixed asset impairment losses of $
21.8
 million, $
31.0
 million and $
78.8
 million were recorded as a component of (Gain) loss on property dispositions and impairment losses, net in fiscal 2019, fiscal 2018 and fiscal 2017, respectively. The impairment losses primarily relate to assets in underperforming stores, certain surplus properties and fiscal 2019 also includes certain leasehold interests and equipment related to the Plated meal kit subscription and delivery business.

NOTE 4—INTANGIBLE ASSETS
The Company’s Intangible assets, net consisted of the following (in millions):

		February 29, 2020			February 23, 2019
	Estimated useful lives (Years)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Trade names	40	$1,912.1	$(264.6)	$1,647.5	$1,959.1	$(231.7)	$1,727.4
Beneficial lease rights (1)	12	—	—	—	892.0	(410.6)	481.4
Customer prescription files	5	1,472.1	(1,440.9)	31.2	1,483.4	(1,276.1)	207.3
Internally developed software	3	780.0	(465.2)	314.8	672.4	(348.1)	324.3
Other intangible assets (2)	3 to 6	51.7	(44.1)	7.6	22.4	(14.4)	8.0

Total finite-lived intangible assets		4,215.9	(2,214.8)	2,001.1	5,029.3	(2,280.9)	2,748.4
Liquor licenses and restricted covenants	Indefinite	86.1	—	86.1	86.1	—	86.1

Total intangible assets, net		$4,302.0	$(2,214.8)	$2,087.2	$5,115.4	$(2,280.9)	$2,834.5

(1)	Upon adoption of ASU
2016-02—“Leases
(Topic 842)”, beneficial lease rights were reclassified and included in operating lease right-of-use
assets. See Note 1—Description of business, basis of presentation and summary of significant accounting policies for additional information.

(2)	Other intangible assets includes covenants not to compete, specialty accreditation and licenses and patents.

Amortization expense for intangible assets was $355.8 million, $379.7 million and $447.4 million for fiscal 2019, fiscal 2018 and fiscal 2017, respectively. Estimated future amortization expense associated with the net carrying amount of intangibles with finite lives is as follows (in millions):

Fiscal Year	Amortization Expected
2020	$159.4
2021	137.8
2022	120.0
2023	85.8
2024	59.7
Thereafter	1,438.4

Total	$2,001.1

Intangible asset impairment losses of $34.1 million, $5.3 million and $22.1 million were recorded as a component of (Gain) loss on property dispositions and impairment losses, net, in fiscal 2019, fiscal 2018 and fiscal 2017, respectively. The fiscal 2019 impairment loss was driven by the continued under performance of the Plated meal kit subscription and delivery operations and primarily relates to the Plated tradename, and to a lesser extent, certain other Plated intangible assets. The fair value was determined using an income approach which included a relief-from-royalty method and relied on inputs with unobservable market prices including the assumed revenue growth rate, royalty rate, discount rate and estimated tax rate. Fiscal 2018 and fiscal 2017 impairment losses primarily relate to underperforming stores, and fiscal 2017 also includes a $12.8 million loss related to information technology assets in connection with the Company’s development of a new digital platform.
NOTE 5—FAIR VALUE MEASUREMENTS
The accounting guidance for fair value established a framework for measuring fair value and established a three-level valuation hierarchy for disclosure of fair value measurement. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability at the measurement date. The three levels are defined as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities;

Level 2 -	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3 -	Unobservable inputs in which little or no market activity exists, requiring an entity to develop its own assumptions that market participants would use to value the asset or liability.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The following table presents assets and liabilities which are measured at fair value on a recurring basis as of February 29, 2020 (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash equivalents:
Money Market	$2.0	$2.0	$—	$—
Short-term investments (1)	13.5	5.0	8.5	—
Non-current investments (2)	85.9	26.8	59.1	—

Total	$101.4	$33.8	$67.6	$—

Liabilities:
Derivative contracts (3)	$66.4	$—	$66.4	$—

Total	$66.4	$—	$66.4	$—

(1)	Primarily relates to Mutual Funds (Level 1) and Corporate Bonds (Level 2). Included in Other current assets.

(2)	Primarily relates to investments in publicly traded stock (Level 1) and U.S. Treasury Notes and Corporate Bonds (Level 2). Included in Other assets.

(3)	Primarily relates to interest rate swaps. Included in Other current liabilities.

The following table presents assets and liabilities which are measured at fair value on a recurring basis as of February 23, 2019 (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash equivalents:
Money Market	$489.0	$489.0	$—	$—
Short-term investments (1)	23.1	21.0	2.1	—
Non-current investments (2)	84.2	30.5	53.7	—

Total	$596.3	$540.5	$55.8	$—

Liabilities:
Derivative contracts (3)	$21.1	$—	$21.1	$—

Total	$21.1	$—	$21.1	$—

(1)	Primarily relates to Mutual Funds. Included in Other current assets.
(2)	Primarily relates to investments in publicly traded stock (Level 1) and U.S. Treasury Notes and Corporate Bonds (Level 2). Included in Other assets.
(3)	Primarily relates to interest rate swaps. Included in Other current liabilities.
Contingent consideration obligations are a Level 3 measurement based on cash flow projections and other assumptions for the milestone performance targets. Changes in fair value of the contingent consideration are recorded in the consolidated statements of operations within Other expense (income), net.
The estimated fair value of the Company’s debt, including current maturities, was based on Level 2 inputs, being market quotes or values for similar instruments, and interest rates currently available to the Company for the issuance of debt with similar terms and remaining maturities as a discount rate for the remaining principal payments. As of February 29, 2020, the fair value of total debt was $8,486.2 million compared to a carrying value of $8,162.2 million, excluding debt discounts and deferred financing costs. As of February 23, 2019, the fair value of total debt was $9,801.2 million compared to the carrying value of $10,086.3 million, excluding debt discounts and deferred financing costs.
Assets Measured at Fair Value on a Nonrecurring Basis
The Company measures certain assets at fair value on a
non-recurring
basis, including long-lived assets and goodwill, which are evaluated for impairment. Long-lived assets include store-related assets such as property and equipment, operating lease assets and certain intangible assets. The inputs used to determine the fair value of long-lived assets and a reporting unit are considered Level 3 measurements due to their subjective nature.
As described elsewhere in these Consolidated Financial Statements, the Company recorded a goodwill impairment loss of $142.3 million during fiscal 2017. No goodwill impairment losses were recorded during fiscal 2019 and fiscal 2018. The Company also recorded long-lived asset impairment losses of $77.4 million, $36.3 million and $100.9 million during fiscal 2019, fiscal 2018 and fiscal 2017, respectively.
NOTE 6—DERIVATIVE FINANCIAL INSTRUMENTS
The aggregate notional amount of all Swaps as of February 29, 2020 and February 23, 2019, were $2,023.0 million and $2,123.2 million, of which none and $2,065.2 million are designated as cash flow hedges, respectively, as defined by GAAP.

On February 5, 2020, the Company repaid in full the Albertsons Term Loans (as defined in Note 7—Long-term debt and finance lease obligations ) using cash on hand and proceeds from the issuance of new notes (as further discussed in Note 7—Long-term debt and finance lease obligations). Consequently, the Company discontinued cash flow hedge accounting for the interest rate swap agreements that were entered into to hedge the interest rate risk on the then existing variable rate term loans. In accordance with hedge accounting guidance, the net unrealized loss of $37.1 million, associated with the discontinued hedging relationship, recorded within Accumulated other comprehensive (loss) income, was reclassified into Other expense (income), net in the Consolidated Statement of Operations and Comprehensive Income.
Activity related to the Swaps consisted of the following (in millions):

	Amount of (loss) income recognized from derivatives
Swaps designated as hedging instruments	Fiscal 2019	Fiscal 2018	Fiscal 2017	Location of (loss) income recognized from Swaps
Designated interest rate swaps	$(3.4)	$(15.5)	$47.0	Other comprehensive income (loss), net of tax

	Amount of (loss) income recognized from derivatives
Swaps not designated as hedging instruments	Fiscal 2019	Fiscal 2018	Fiscal 2017	Location of (loss) income recognized from Swaps
Undesignated, ineffective or discontinued portion of interest rate swaps	$(47.9)	$—	$0.6	Other expense (income), net
NOTE 7—LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS
The Company’s long-term debt as of February 29, 2020 and February 23, 2019, net of debt discounts of $41.3 million and $197.0 million, respectively, and deferred financing costs of $72.9 million and $65.2 million, respectively, consisted of the following (in millions):

	February 29, 2020	February 23, 2019
Senior Unsecured Notes due 2023, 2024, 2025, 2026, 2027, 2028 and 2030 interest rate of 3.50%, 6.625%, 5.750%, 7.5%, 4.625%, 5.875% and 4.875%, respectively	$6,884.5	$3,071.6
Albertsons Term Loans, interest range of 4.45% to 5.69%	—	4,610.7
Safeway Inc. Notes due 2020 to 2031, interest rate range of 3.95% to 7.45%	642.1	675.3
New Albertson’s L.P. Notes due 2026 to 2031, interest rate range of 6.52% to 8.70%	466.0	1,322.3
Other notes payable, unsecured	37.2	125.4
Mortgage notes payable, secured	18.2	18.8
Finance lease obligations (see Note 8)	666.7	762.3

Total debt	8,714.7	10,586.4
Less current maturities	(221.4)	(148.8)

Long-term portion	$8,493.3	$10,437.6

As of February 29, 2020, the future maturities of long-term debt, excluding finance lease obligations, debt discounts and deferred financing costs, consisted of the following (in millions):

2020	$138.0
2021	131.2
2022	751.1
2023	1.2
2024	1,267.2
Thereafter	5,873.5

Total	$8,162.2

The Company’s term loans (the “Albertsons Term Loans”) had, and the ABL Facility and certain of the outstanding notes and debentures have, restrictive covenants, subject to the right to cure in certain circumstances, calling for the acceleration of payments due in the event of a breach of a covenant or a default in the payment of a specified amount of indebtedness due under certain debt arrangements. There are no restrictions on the Company’s ability to receive distributions from its subsidiaries to fund interest and principal payments due under the ABL Facility, the Albertsons Term Loans and the Company’s senior unsecured notes (the “Senior Unsecured Notes”). Each of the ABL Facility, Albertsons Term Loans and the Senior Unsecured Notes restrict the ability of the Company to pay dividends and distribute property to the Company’s stockholders. As a result, all of the Company’s consolidated net assets are effectively restricted with respect to their ability to be transferred to the Company’s stockholders. Notwithstanding the foregoing, the ABL Facility, the Albertsons Term Loans and the Senior Unsecured Notes each contain customary exceptions for certain dividends and distributions, including the ability to make cumulative distributions under the Albertsons Term Loans and Senior Unsecured Notes of up to the greater of $1.0 billion or 4.0% of the Company’s total assets (which is measured at the time of such distribution) and the ability to make distributions if certain payment conditions are satisfied under the ABL Facility. During fiscal 2017, the Company utilized the foregoing exception in connection with distributions to equity holders (as described in Note 9—Stockholders’ Equity). The Company was in compliance with all such covenants and provisions as of and for the fiscal year ended February 29, 2020.
Albertsons Term Loans
As of February 25, 2017, the Albertsons Term Loans under the Albertsons term loan agreement totaled $6,013.9 million, excluding debt discounts and deferred financing costs. The Albertsons Term Loans consisted of a Term
B-4
Loan of $3,271.8 million with an interest rate of LIBOR, subject to a 0.75% floor, plus 3.00%, a Term
B-5
Loan of $1,142.1 million with an interest rate of LIBOR, subject to a 0.75% floor, plus 3.25%, and a Term
B-6
Loan of $1,600.0 million with an interest rate of LIBOR, subject to a 0.75% floor, plus 3.25%.
On June 16, 2017, the Company repaid $250.0 million of the existing term loans. In connection with the repayment, the Company wrote off $7.6 million of previously deferred financing costs and original issue discount. The amounts expensed were included as a component of Interest expense, net.
On June 27, 2017, the Company entered into a repricing amendment to the term loan agreement which established three new term loan tranches. The new tranches consisted of $3,013.6 million of a new Term
B-4
Loan, $1,139.3 million of a new Term
B-5
Loan and $1,596.0 million of a new Term
B-6
Loan. The (i) new Term
B-4
Loan had a maturity date of August 25, 2021, and had an interest rate of LIBOR, subject to a 0.75% floor, plus 2.75%, (ii) new Term
B-5
Loan had a maturity date of December 21, 2022, and had an interest rate of LIBOR, subject to a 0.75% floor, plus 3.00%, and (iii) new Term
B-6
Loan had a maturity date of June 22, 2023, and had an interest rate of LIBOR, subject to a 0.75% floor, plus 3.00%. The repricing amendment to the term loans was accounted for as a debt modification. In connection with the term loan amendment, the Company expensed $3.9 million of newly incurred financing costs and also expensed $17.8 million of previously deferred financing costs associated with the original term loans. The amounts expensed were included as a component of Interest expense, net.

On November 16, 2018, the Company repaid approximately $976 million in aggregate principal amount of the $2,976.0 million term loan tranche

(the “2017 Term
B-4
Loan”) along with accrued and unpaid interest on such amount and fees and expenses related to the Term Loan Repayment and the 2018 Term
B-7
Loan (each as defined below), for which the Company used approximately $610 million of cash on hand and approximately $410 million of borrowings under the ABL Facility (such repayment, the “Term Loan Repayment”). Substantially concurrently with the Term Loan Repayment, the Company amended the Company’s Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 (as amended, the “Term Loan Agreement”), to establish a new term loan tranche and amend certain provisions of the Term Loan Agreement. The new tranche consisted of $2,000.0 million of new term
B-7
loans (the “2018 Term
B-7
Loan”). The 2018 Term
B-7
Loan, together with cash on hand, was used to repay in full the remaining principal amount outstanding under the 2017 Term
B-4
Loan (the “2018 Term Loan Refinancing”). The 2018 Term Loan Refinancing was accounted for as a debt modification or extinguishment on a lender by lender basis. In connection with the 2018 Term Loan Refinancing and Term Loan Repayment, the Company expensed $4.1 million of newly incurred financing costs and capitalized $3.6 million of new incurred financing costs and $15.0 million of original issue discount. For previously deferred financing costs and original issue discount associated with the 2017 Term
B-4
Loan, the Company expensed $12.9 million of financing costs and $8.6 million of original issue discount. The amounts expensed were included as a component of Interest expense, net. The 2018 Term
B-7
Loan had a maturity date of November 17, 2025. The 2018 Term
B-7
Loan amortized, on a quarterly basis, at a rate of 1.0% per annum of the original principal amount of the 2018 Term
B-7
Loan (which payments will be reduced as a result of the application of prepayments in accordance with the terms therewith). The 2018 Term
B-7
Loan bore interest, at the borrower’s option, at a rate per annum equal to either (a) the base rate plus 2.00% or (b) LIBOR, subject to a 0.75% floor, plus 3.0%.
On August 15, 2019, the Company repaid $1,570.6 million of aggregate principal amount outstanding under its term loan facilities, along with accrued and unpaid interest and fees and expenses, for which the Company used approximately $864 million of cash on hand and proceeds from the issuance of the 2028 Notes (as defined below) (such repayment, the
“2019-1
Term Loan Repayment”). Contemporaneously with the
2019-1
Term Loan Repayment, the Company refinanced the remaining amounts outstanding with new term loan tranches. The new tranches consisted of $3,100.0 million in aggregate principal, of which $1,500.0 million had a maturity date of November 17, 2025 and $1,600.0 million had a maturity date of August 17, 2026. For newly incurred financing costs and original issue discount, the Company expensed $4.2 million of financing costs and recorded $4.4 million of financing costs and $15.5 million of original issue discount as a reduction of the principal amount. For previously deferred financing costs and original issue discount, the Company expensed $15.5 million of financing costs and $13.3 million of original issue discount. The amounts expensed were included as a component of Interest expense, net.
The new loans amortized, on a quarterly basis, at a rate of 1.0% per annum of the original principal amount (which payments would have been reduced as a result of the application of prepayments in accordance with the terms therewith). The new loans bore interest, at the borrower’s option, at a rate per annum equal to either (a) the base rate plus 1.75% or (b) LIBOR, subject to a 0.75% floor, plus 2.75%.
On November 22, 2019, the Company repaid $742.5 million of aggregate principal amount outstanding under its term loan facility, along with accrued and unpaid interest and fees and expenses, with the proceeds from the issuance of the 2027 Notes (as defined below) (such repayment, the
“2019-2
Term Loan Repayment”). In connection with the
2019-2
Term Loan Repayment, the Company expensed $5.1 million of previously deferred financing costs and $14.3 million of original issue discount. The amounts expensed were included as a component of Interest expense, net.
On February 5, 2020, the Company repaid $2,349.8 million of aggregate principal amount outstanding under its term loan facilities, which represented the entire outstanding term loan balance, along with accrued and unpaid interest and fees and expenses, with cash on hand and the proceeds from the issuance of the New Notes (as defined below) (such repayment, the
“2019-3
Term Loan Repayment”). In connection with the
2019-3
Term

Loan Repayment, the Company expensed $15.2 million of previously deferred financing costs and $29.9 million of original issue discount. The amounts expensed, along with related fees, were included as a component of Loss (gain) on debt extinguishment.
The Albertsons Term Loan facilities were guaranteed by Albertsons’ existing and future direct and indirect wholly owned domestic subsidiaries that were not borrowers, subject to certain exceptions. The Albertsons Term Loan facilities were secured by, subject to certain exceptions, (i) a first-priority lien on substantially all of the assets of the borrowers and guarantors (other than accounts receivable, inventory and related assets of the proceeds thereof (the “Albertsons ABL Priority Collateral”)) and (ii) a second-priority lien on substantially all of the Albertsons ABL Priority Collateral.
Asset-Based Loan Facility
On November 16, 2018, the Company’s existing ABL Facility, which provides for a $4,000.0 million senior secured revolving credit facility, was amended and restated in connection with the 2018 Term Loan Refinancing to extend the maturity date of the facility to November 16, 2023. The ABL Facility has an interest rate of LIBOR plus a margin ranging from 1.25% to 1.75% and also provides for a letters of credit (“LOC”)
sub-facility
of $1,975.0 million. In connection with the ABL Facility amendment, the Company capitalized $13.5 million of financing costs.
During fiscal 2018, borrowings of $610.0 million under the ABL Facility were used in connection with the Term Loan Repayment and the Safeway Notes Repurchase (as defined below). The $610.0 million was repaid on December 2, 2018.
As of February 29, 2020 and February 23, 2019, there were no outstanding borrowings and the ABL LOC sub-facility
had $454.5 million and $520.8 million letters of credit outstanding, respectively.
On March 12, 2020, the Company provided notice to the lenders to borrow $2.0 billion under the ABL Facility (the “ABL Borrowing”), so that a total of $2.0 billion (excluding $454.5 million in letters of credit) was outstanding immediately following the ABL Borrowing. The interest rate at the time of the ABL Borrowing under the ABL Facility was approximately 2.0% (which represents
30-day
LIBOR plus 125 basis points). The Company increased its borrowings under the ABL Facility as a precautionary measure in order to increase its cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the coronavirus
(COVID-19)
pandemic. In accordance with the terms of the ABL Facility, the proceeds from the ABL Borrowing may in the future be used for working capital, general corporate or other purposes permitted by the ABL Facility.
The ABL Facility is guaranteed by the Company’s existing and future direct and indirect wholly owned domestic subsidiaries that are not borrowers, subject to certain exceptions. The ABL Facility is secured by, subject to certain exceptions, (i) a first-priority lien on substantially all of the ABL Facility priority collateral and (ii) a second-priority lien on substantially all other assets (other than real property). Following the
2019-3
Term Loan Repayment, the ABL Facility has a first-priority lien on substantially all other assets (other than real property). The ABL Facility contains no financial covenant unless and until (a) excess availability is less than (i) 10.0% of the lesser of the aggregate commitments and the then-current borrowing base at any time or is (ii) $250.0 million at any time or (b) an event of default is continuing. If any of such events occur, the Company must maintain a fixed charge coverage ratio of 1.0 to 1.0 from the date such triggering event occurs until such event of default is cured or waived and/or the 30th day that all such triggers under clause (a) no longer exist.
Senior Unsecured Notes
On May 31, 2016, Albertsons Companies, LLC and substantially all of its subsidiaries completed the issuance of $1,250.0 million in aggregate principal amount of 6.625% Senior Unsecured Notes (the “2024

Notes”)
which

will
mature on June 15, 2024. Interest on the 2024 Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2016. The 2024 Notes are also fully and unconditionally guaranteed, jointly and severally, by each of the subsidiaries that are additional issuers under the indenture governing such notes.
On August 9, 2016, Albertsons Companies, LLC and substantially all of its subsidiaries completed the issuance of $1,250.0 million in aggregate principal amount of 5.750% Senior Unsecured Notes (the “2025 Notes”) which will mature on March 15, 2025. Interest on the 2025 Notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2017. The 2025 Notes are also fully and unconditionally guaranteed, jointly and severally, by each of the subsidiaries that are additional issuers under the indenture governing such notes.
On February 5, 2019, the Company and substantially all of its subsidiaries completed the issuance of $600.0 million in aggregate principal amount of 7.5% Senior Unsecured Notes which will mature on March 15, 2026 (the “2026 Notes”). Interest on the 2026 Notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2019. The 2026 Notes have not been and will not be registered with the SEC. The 2026 Notes are also fully and unconditionally guaranteed, jointly and severally, by substantially all of our subsidiaries that are not issuers under the indenture governing such notes. A portion of the proceeds from the 2026 Notes was used to fully redeem the Safeway 5.00% Senior Notes due in 2019.
On August 15, 2019, the Company and substantially all of its subsidiaries completed the issuance of $750.0 million in aggregate principal amount of 5.875% Senior Unsecured Notes which will mature on February 15, 2028 (the “2028 Notes”). Interest on the 2028 Notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020. The 2028 Notes have not been and will not be registered with the SEC. The 2028 Notes are also fully and unconditionally guaranteed, jointly and severally, by substantially all of the Company’s subsidiaries that are not issuers under the indenture governing such notes. Proceeds from the 2028 Notes were used to partially fund the
2019-1
Term Loan Repayment.
On November 22, 2019, the Company and substantially all of its subsidiaries completed the issuance of $750.0 million in aggregate principal amount of 4.625% Senior Unsecured Notes which will mature on January 15, 2027 (the “2027 Notes”). Interest on the 2027 Notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2020. The 2027 Notes have not been and will not be registered with the SEC. The 2027 Notes are also fully and unconditionally guaranteed, jointly and severally, by substantially all of the Company’s subsidiaries that are not issuers under the indenture governing such notes. Proceeds from the 2027 Notes were used to fund the
2019-2
Term Loan Repayment.
On February 5, 2020, the Company completed the issuance of $750.0 million in aggregate principal amount of new 3.50% senior notes due February 15, 2023 (the “2023 Notes”), $600.0 million in aggregate principal amount of additional 2027 Notes (the “Additional 2027 Notes”) and $1,000.0 million in aggregate principal amount of new 4.875% senior notes due February 15, 2030 (the “2030 Notes” and together with the 2023 Notes and Additional 2027 Notes, the “New Notes”). The net proceeds received from the issuance of the New Notes, together with approximately $18 million of cash on hand, were used to (i) to fund the
2019-3
Term Loan Repayment and (ii) pay fees and expenses related to the
2019-3
Term Loan Repayment and the issuance of the New Notes.
The Additional 2027 Notes were issued as “additional securities” under the indenture governing the outstanding 2027 Notes (the “Existing 2027 Notes”). The Additional 2027 Notes are expected to be treated as a single class with the Existing 2027 Notes for all purposes and have the same terms as those of the Existing 2027 Notes.
Interest on the 2023 Notes and 2030 Notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2020.

The New Notes have not been and will not be registered with the SEC. The New Notes are also fully and unconditionally guaranteed, jointly and severally, by substantially all of the Company’s subsidiaries that are not issuers under the indenture governing such notes.
The Company, an issuer and direct or indirect parent of each of the other issuers of the 2023 Notes, the 2024 Notes, the 2025 Notes, the 2026 Notes, the 2027 Notes (and Additional 2027 Notes), the 2028 Notes and the 2030 Notes, has no independent assets or operations. All of the direct or indirect subsidiaries of the Company, other than subsidiaries that are issuers, or guarantors, as applicable, of the 2023 Notes, the 2024 Notes, the 2025 Notes, the 2026 Notes, the 2027 Notes (and Additional 2027 Notes), the 2028 Notes and the 2030 Notes are minor, individually and in the aggregate.
Safeway Notes
During fiscal 2018, Safeway repurchased its 7.45% Senior Debentures due 2027 and 7.25% Debentures due 2031 with a par value of $333.7 million and a book value of $322.4 million for $333.7 million plus accrued interest of $7.7 million (the “Safeway Notes Repurchase”). The Company recognized a loss on debt extinguishment related to the Safeway Notes Repurchase of $11.3 million.
On February 6, 2019, a portion of the net proceeds from the issuance of the 2026 Notes were used to fully redeem $268.6 million of principal of Safeway 5.00% Senior Notes due 2019, and to pay an associated make-whole premium of $3.1 million and accrued interest of $6.4 million (the “2019 Redemption”). The Company recognized a loss on debt extinguishment related to the 2019 Redemption of $3.1 million.
On May 24, 2019, the Company completed a cash tender offer and early redemption of Safeway notes with a par value of $34.1 million and a book value of $33.3 million for $32.6 million, plus accrued and unpaid interest of $0.7 million (the “Safeway Tender”). Including related fees, the Company recognized a loss on debt extinguishment related to the Safeway Tender of $0.5 million.
NALP Notes
During fiscal 2017, the Company repurchased NALP Notes with a par value of $160.0 million and a book value of $140.2 million for $135.5 million plus accrued interest of $3.7 million (the “2017 NALP Notes Repurchase”). In connection with the 2017 NALP Notes Repurchase, the Company recorded a gain on debt extinguishment of $4.7 million.
During fiscal 2018, the Company repurchased NALP Notes with a par value of $108.4 million and a book value of $96.4 million for $90.7 million plus accrued interest of $1.2 million (the “2018 NALP Notes Repurchase”). In connection with the 2018 NALP Notes Repurchase, the Company recorded a gain on debt extinguishment of $5.7 million.
On May 24, 2019, the Company completed a cash tender offer and early redemption of NALP Notes with a par value of $402.9 million and a book value of $363.7 million for $382.7 million, plus accrued and unpaid interest of $8.2 million (the “NALP Notes Tender”). Including related fees, the Company recognized a loss on debt extinguishment related to the NALP Notes Tender of $19.1 million.
Also during fiscal 2019, the Company repurchased NALP Notes on the open market with an aggregate par value of $553.9 million and a book value of $502.0 million for $547.5 million plus accrued and unpaid interest of $11.3 million (the “NALP Notes Repurchase”). Including related fees, the Company recognized a loss on debt extinguishment related to the NALP Notes Repurchase of $46.2 million.
Merger Related Financing
On June 25, 2018, in connection with the Merger Agreement, the Company issued $750.0 million in aggregate principal amount of floating rate senior secured notes (the “Floating Rate Notes”) at an issue price of

99.5%. As
a result of the Termination Agreement with Rite Aid on August 8, 2018, the Company redeemed all of the Floating Rate Notes at a redemption price equal to 99.5% of the aggregate principal amount of the notes, plus accrued and unpaid interest.
Deferred Financing Costs and Interest Expense, Net
Financing costs incurred to obtain all financing other than ABL Facility financing are recognized as a direct reduction from the carrying amount of the debt liability and amortized over the term of the related debt using the effective interest method. Financing costs incurred to obtain ABL Facility financing are capitalized and amortized over the term of the related debt facilities using the straight-line method. Deferred financing costs associated with ABL Facility financing are included in Other assets and were $35.4 million and $45.1 million as of February 29, 2020 and February 23, 2019, respectively.
During fiscal 2019, total amortization of deferred financing costs of $39.8 million included $20.6 million of deferred financing costs written off in connection with the Albertsons Term Loan amendment and reductions. During fiscal 2018, total amortization of deferred financing costs of $42.7 million included $12.9 million of deferred financing costs written off in connection with the Albertsons Term Loan amendment and reductions. During fiscal 2017, total amortization of deferred financing costs of $56.1 million included $22.2 million of deferred financing costs written off in connection with the Albertsons Term Loan amendments and reductions.
Interest expense, net consisted of the following (in millions):

	Fiscal 2019	Fiscal 2018	Fiscal 2017
ABL Facility, senior secured and unsecured notes, term loans and debentures	$565.3	$698.3	$701.5
Finance lease obligations	79.8	81.8	96.3
Deferred financing costs	39.8	42.7	56.1
Debt discounts	34.1	20.3	16.0
Other interest (income) expense	(21.0)	(12.3)	4.9

Interest expense, net	$698.0	$830.8	$874.8

NOTE 8—LEASES
The components of total lease cost, net consisted of the following (in millions):

	Classification	Fiscal 2019
Operating lease cost (1)	Cost of sales and Selling and administrative expenses (3)	$1,011.6
Finance lease cost
Amortization of lease assets	Cost of sales and Selling and administrative expenses (3)	90.4
Interest on lease liabilities	Interest expense, net	79.8
Variable lease cost (2)	Cost of sales and Selling and administrative expenses (3)	402.9
Sublease income	Net sales and other revenue	(111.8)

Total lease cost, net		$1,472.9

(1)	Includes short-term lease cost, which is immaterial.

(2)	Represents variable lease costs for both operating and finance leases. Includes contingent rent expense and other non-fixed
lease related costs, including property taxes, common area maintenance and property insurance.

(3)	Supply chain-related amounts are included in Cost of sales.

Balance sheet information related to leases as of February 29, 2020 consisted of the following (in millions):

	Classification	February 29, 2020
Assets
Operating	Operating lease right-of-use assets	$5,867.4
Finance	Property and equipment, net	430.7

Total lease assets		$6,298.1

Liabilities
Current
Operating	Current operating lease obligations	$563.1
Finance	Current maturities of long-term debt and finance lease obligations	83.4
Long-term
Operating	Long-term operating lease obligations	5,402.8
Finance	Long-term debt and finance lease obligations	583.3

Total lease liabilities		$6,632.6

The following table presents cash flow information and the weighted average lease term and discount rate for leases (dollars in millions):

Fiscal 2019
Gains on sale leaseback transactions, net	$487.1
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	995.8
Operating cash flows from finance leases	79.8
Financing cash flows from finance leases	109.3
Right-of-use assets obtained in exchange for operating lease obligations	1,195.2
Right-of-use assets obtained in exchange for finance lease obligations	—
Impairment of right-of-use operating lease assets	15.4
Impairment of right-of-use finance lease assets	6.1
Weighted average remaining lease term—operating leases	12.1 years
Weighted average remaining lease term—finance leases	9.0 years
Weighted average discount rate—operating leases	7.0%
Weighted average discount rate—finance leases	13.7%

Future minimum lease payments for operating and finance lease obligations as of February 29, 2020 consisted of the following (in millions):

	Lease Obligations
Fiscal year	Operating Leases	Finance Leases
2020	$891.8	$136.2
2021	926.8	136.7
2022	868.2	125.4
2023	797.8	116.0
2024	706.6	96.4
Thereafter	4,968.2	423.3

Total future minimum obligations	9,159.4	1,034.0
Less interest	(3,193.5)	(367.3)

Present value of net future minimum lease obligations	5,965.9	666.7
Less current portion	(563.1)	(83.4)

Long-term obligations	$5,402.8	$583.3

The Company subleases certain property to third parties. Future minimum tenant operating lease payments remaining
under these
non-cancelable
operating leases as of February 29, 2020 was $340.1 million.
During the second quarter of fiscal 2019, the Company, through three separate transactions, completed the sale and leaseback of 53 store properties and one distribution center for an aggregate purchase price, net of closing costs, of $931.3 million. In connection with the sale leaseback transactions, the Company entered into lease agreements for each of the properties for initial terms ranging from 15 to 20 years. The aggregate initial annual rent payment for the properties is approximately $53 million and includes 1.50% to 1.75% annual rent increases over the initial lease terms. All of the properties qualified for sale leaseback and operating lease accounting, and the Company recorded total gains of $463.6 million, which is included as a component of (Gain) loss on property dispositions and impairment losses, net. The Company also recorded operating lease right-of-use  assets
and corresponding operating lease liabilities of $602.5 million.
Future minimum lease payments for operating and capital lease obligations as of February 23, 2019 under the previous lease accounting standard consisted of the following (in millions):

	Lease Obligations
Fiscal year	Operating Leases	Capital Leases
2019	$879.7	$170.5
2020	840.5	151.3
2021	783.2	134.9
2022	723.6	123.1
2023	651.0	114.1
Thereafter	4,338.6	509.1

Total future minimum obligations	$8,216.6	1,203.0

Less interest		(440.7)

Present value of net future minimum lease obligations		762.3
Less current portion		(97.3)

Long-term obligations		$665.0

Rent expense and tenant rental income under operating leases under the previous lease accounting standard consisted of the following (in millions):

	Fiscal 2018	Fiscal 2017
Minimum rent	$853.5	$831.6
Contingent rent	10.3	12.0

Total rent expense	863.8	843.6
Tenant rental income	(107.2)	(98.8)

Total rent expense, net of tenant rental income	$756.6	$744.8

During fiscal 2018, the Company, through three separate transactions, completed the sale and leaseback of seven of the Company’s distribution centers for an aggregate purchase price, net of closing costs, of approximately $950 million. In connection with the sale leasebacks, the Company entered into lease agreements for each of the properties for initial terms of 15 to 20 years. The aggregate initial annual rent payment for the properties was approximately $55 million and includes 1.50% to 1.75% annual rent increases over the initial lease terms. The Company qualified for sale leaseback and operating lease accounting on all of the distribution centers, and the Company recorded total deferred gains of $362.5 million. Under the previous lease accounting standard, the deferred gains were being amortized over the respective lease periods and, upon adoption of ASC Topic 842 on February 24, 2019, the related unamortized deferred gains were recognized as a transitional adjustment to retained earnings.
During fiscal 2017, the Company sold 94 of the Company’s store properties for an aggregate purchase price, net of closing costs, of approximately $962 million. In connection with the sale and leaseback, the Company entered into lease agreements for each of the properties for initial terms of 20 years with varying multiple five-year renewal options. The aggregate initial annual rent payments for the 94 properties was approximately $65 million, with scheduled rent increases occurring generally every one or five years over the initial
20-year
term. The Company qualified for sale leaseback and operating lease accounting on 80 of the store properties and recorded total deferred gains of $360.1 million. The remaining 14 stores did not qualify for sale leaseback accounting primarily due to continuing involvement with adjacent properties that had not been legally subdivided from the store properties. Subsequently, 12 of the 14 properties qualified for sale leaseback and operating lease accounting as the properties had been legally subdivided. Under the previous lease accounting standard, the deferred gains were being amortized over the respective lease periods and, upon adoption of ASC Topic 842 on February 24, 2019, the related unamortized deferred gains were recognized as a transitional adjustment to retained earnings.
NOTE 9—STOCKHOLDERS’ EQUITY
Equity-Based Compensation
The Company maintains the Albertsons Companies, Inc. Phantom Unit Plan (formerly, the AB Acquisition LLC Phantom Unit Plan) (the “Phantom Unit Plan”), an equity-based incentive plan, which provides for grants of phantom units (“Phantom Units”) to certain employees, directors and consultants. Prior to the Reorganization Transactions, the Phantom Unit Plan was maintained by its former parent, AB Acquisition, and each Phantom Unit provided the participant with a contractual right to receive, upon vesting, one incentive unit in AB Acquisition. Subsequent to the Reorganization Transactions, each Phantom Unit now provides the participant with a contractual right to receive, upon vesting, one management incentive unit in each of the Company’s parents, Albertsons Investor and KIM ACI, that collectively own all of the outstanding shares of the Company. The Phantom Units vest over a service period, or upon a combination of both a service period and achievement of certain performance-based thresholds. The fair value of the Phantom Units is determined using an option pricing model, adjusted for lack of marketability and using an expected term or time to liquidity based on judgments made by management.

During fiscal 2019, the Company granted 0.6 million Phantom Units to its employees and directors, consisting of 0.4 million new awards issued and granted in fiscal 2019 and 0.2 million previously issued awards of performance-based Phantom Units that were deemed granted upon the establishment of the fiscal 2019 performance target and that would vest upon both the achievement of such performance target and continued service through the last day of fiscal 2019. The 0.4 million new awards issued and granted in fiscal 2019 include 0.3 million Phantom Units that have solely time-based vesting and 0.1 million performance-based Phantom Units that were deemed granted upon the establishment of the fiscal 2019 annual performance target and that would vest upon both the achievement of such performance target and continued service through the last day of fiscal 2019. The 0.6 million Phantom Units deemed granted have an aggregate grant date value of $20.0 million.
Equity-based compensation expense recognized by the Company related to Phantom Units was $28.9 million, $47.7 million and $45.9 million in fiscal 2019, fiscal 2018 and fiscal 2017, respectively. The Company recorded an income tax benefit related to Phantom Units of $7.5 million, $12.9 million and $15.6 million related to equity-based compensation in fiscal 2019, fiscal 2018 and fiscal 2017, respectively.
As of February 29, 2020, the Company had $30.2 million of unrecognized compensation cost related to 0.9 million unvested Phantom Units. That cost is expected to be recognized over a weighted average period of 2.0 years. The aggregate fair value of Phantom Units that vested in fiscal 2019 was $29.3 million.
On April 25, 2019, upon the commencement of employment, the Company’s President and Chief Executive Officer was granted direct equity interests in each of the Company’s parents, Albertsons Investor and KIM ACI. These equity interests generally vest over five years, with 50% based solely on a service period and 50% upon a service period and achievement of certain performance-based thresholds. The fair value of the equity interests is determined using an option pricing model, adjusted for lack of marketability and using an expected term or time to liquidity based on judgments made by management. The fair value of the equity interests deemed granted in fiscal 2019 was approximately $10.8 million, which excludes approximately 40% of the equity units that vest based upon the achievement of future fiscal year annual performance targets that will only be deemed granted for accounting purposes upon the establishment of such respective future fiscal year annual performance targets. Equity-based compensation expense recognized by the Company related to these equity interests was $3.9 million for fiscal 2019. As of February 29, 2020, there was $6.9 million of unrecognized costs related to the equity interests deemed granted. That cost is expected to be recognized over a weighted average period of 4.0 years.
Treasury Stock
During fiscal 2018, the Company repurchased 1,772,018 shares of common stock allocable to certain current and former members of management (the “management holders”) for $25.8 million in cash. The shares are classified as treasury stock on the Consolidated Balance Sheet. The shares repurchased represented a portion of the shares allocable to management. Proceeds from the repurchase were used by the management holders to repay outstanding loans of the management holders with a third-party financial institution. As there is no current active market for shares of the Company’s common stock, the shares were repurchased at a negotiated price between the Company and the management holders.
Distribution
On June 30, 2017, the Company’s predecessor, Albertsons Companies, LLC, made a cash distribution of $250.0 million to its equityholders, which resulted in a modification of certain vested awards. As a result of the modification, equity-based compensation expense recognized for fiscal 2017 includes $2.4 million of additional expense.

NOTE 10—INCOME TAXES
The components of income tax expense (benefit) consisted of the following (in millions):

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Current
Federal (1)	$87.2	$9.0	$54.0
State (2)	49.2	(6.7)	26.5
Foreign	2.3	0.3	49.8

Total Current	138.7	2.6	130.3
Deferred
Federal	(14.1)	(77.9)	(807.7)
State	(1.1)	(3.6)	(216.6)
Foreign	9.3	—	(69.8)

Total Deferred	(5.9)	(81.5)	(1,094.1)

Income tax expense (benefit)	$132.8	$(78.9)	$(963.8)

(1)	Federal current tax expense net of $66.8 million, $12.8 million and $22.4 million tax benefit of net operating losses (“NOL”) in fiscal 2019, fiscal 2018 and fiscal 2017, respectively.

(2)	State current tax expense net of $22.6 million, $9.5 million and $9.6 million tax benefit of NOLs in fiscal 2019, fiscal 2018 and fiscal 2017, respectively.
The difference between the actual tax provision and the tax provision computed by applying the statutory federal income tax rate to income (loss) before income taxes was attributable to the following (in millions):

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Income tax expense (benefit) at federal statutory rate	$125.8	$11.0	$(301.5)
State income taxes, net of federal benefit	32.3	0.7	(39.8)
Change in valuation allowance	(7.2)	(3.3)	(218.0)
Tax Cuts and Jobs Act	—	(56.9)	(430.4)
Unrecognized tax benefits	7.7	(16.2)	(36.5)
Member loss	—	—	83.1
Charitable donations	(6.9)	(4.4)	—
Tax Credits	(23.5)	(10.8)	(9.1)
CVR liability adjustment	—	—	(20.3)
Reorganization of limited liability companies	—	—	46.7
Nondeductible equity-based compensation expense	1.0	3.8	1.6
Other	3.6	(2.8)	(39.6)

Income tax expense (benefit)	$132.8	$(78.9)	$(963.8)

The valuation allowance activity on deferred tax assets was as follows (in millions):

	February 29, 2020	February 23, 2019	February 24, 2018
Beginning balance	$139.5	$134.9	$387.6
Additions charged to income tax expense	3.5	3.5	141.0
Reductions credited to income tax expense	(10.7)	(6.8)	(359.0)
Changes to other comprehensive income or loss and other	2.8	7.9	(34.7)

Ending balance	$135.1	$139.5	$134.9

The Tax Act, enacted in December 2017, resulted in significant changes to U.S. income tax and related laws. The Company is impacted by a number of aspects of the Tax Act, most notably the reduction in the top U.S. corporate income tax rate from 35% to 21%, a one-time
transition tax on the accumulated unremitted foreign earnings and profits of the Company’s foreign subsidiaries and 100% expensing of certain qualified property acquired and placed in service after September 27, 2017.
The SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which allowed companies to record a provisional amount during a measurement period not to extend beyond one year from the date of enactment, which ended in the fourth quarter of fiscal 2018. In fiscal 2017, the Company recorded a provisional non-cash
tax benefit of $430.4 million. In fiscal 2018, the Company recorded $56.9 million of additional tax benefit, primarily to account for refinement of transition tax and the remeasurement of deferred taxes. The Company completed its analysis of the Tax Act in fiscal 2018 based on currently available technical guidance. The Company will continue to assess further guidance issued by the Internal Revenue Service (“IRS”) and record the impact of such guidance, if any, in the year issued.
In connection with the Reorganization Transactions, the Company recorded deferred tax liabilities in excess of deferred tax assets of $46.7 million in fiscal 2017 for the limited liability companies held by AB Acquisition and taxed previously to the members.
Also in connection with the Reorganization Transactions, the Company reorganized its Subchapter C corporation subsidiaries which allows the Company to use deferred tax assets, which previously had offsetting valuation allowance, against future taxable income of certain other Subchapter C subsidiaries that have a history of taxable income and are projected to continue to have future taxable income. The Company reassessed its valuation allowance based on available negative and positive evidence to estimate if sufficient taxable income will be generated to use existing deferred tax assets. On the basis of this evaluation, the Company released a substantial portion of its valuation allowance against its net deferred tax assets, resulting in a $218.0 million non-cash
tax benefit in fiscal 2017. The Company continues to maintain a valuation allowance against net deferred tax assets in jurisdictions where it is not more likely than not to be realized.
Prior to the Reorganization Transactions, taxes on income from limited liability companies held by AB Acquisition were payable by the members in accordance with their respective ownership percentages, resulting in tax expense of $83.1 million in fiscal 2017 for losses benefited by the members.

Deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. The Company’s deferred tax assets and liabilities consisted of the following (in millions):

	February 29, 2020	February 23, 2019
Deferred tax assets:
Compensation and benefits	$135.7	$132.0
Net operating loss	117.0	165.9
Pension & postretirement benefits	235.5	195.6
Reserves	24.7	1.5
Self-Insurance	263.5	259.7
Tax credits	41.7	64.2
Lease obligations	1,728.2	192.5
Other	119.1	58.7

Gross deferred tax assets	2,665.4	1,070.1
Less: valuation allowance	(135.1)	(139.5)

Total deferred tax assets	2,530.3	930.6
Deferred tax liabilities:
Debt discounts	15.6	62.8
Depreciation and amortization	1,249.1	1,068.6
Inventories	346.8	346.5
Operating lease assets	1,521.7	—
Other	10.9	14.1

Total deferred tax liabilities	3,144.1	1,492.0

Net deferred tax liability	$(613.8)	$(561.4)

Noncurrent deferred tax asset	$—	$—
Noncurrent deferred tax liability	(613.8)	(561.4)

Total	$(613.8)	$(561.4)

The Company assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, as of February 29, 2020, a valuation allowance of $135.1 million has been recorded for the portion of the deferred tax asset that is not more likely than not to be realized, consisting primarily of carryovers in jurisdictions where the Company has minimal presence or does not expect to have future taxable income. The Company will continue to evaluate the need to adjust the valuation allowance. The amount of the deferred tax asset considered realizable, however, could be adjusted depending on the Company’s performance in certain subsidiaries or jurisdictions.
The Company currently has federal and state NOL carryforwards of $32.3 million and $1,696.8 million, respectively, which will begin to expire in 2020 and continue through the fiscal year ending February 2040. As of February 29, 2020, the Company had $41.7 million of state credit carryforwards, the majority of which will expire in 2023. The Company had no federal credit carryforwards as of February 29, 2020.

Changes in the Company’s unrecognized tax benefits consisted of the following (in millions):

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Beginning balance	$376.2	$356.0	$418.0
Increase related to tax positions taken in the current year	0.9	1.6	65.4
Increase related to tax positions taken in prior years	3.0	35.1	4.6
Decrease related to tax position taken in prior years	(2.2)	(0.4)	(70.0)
Decrease related to settlements with taxing authorities	(4.1)	(8.3)	(17.5)
Decrease related to lapse of statute of limitations	—	(7.8)	(44.5)

Ending balance	$373.8	$376.2	$356.0

Included in the balance of unrecognized tax benefits as of February 29, 2020, February 23, 2019 and February 24, 2018 are tax positions of $268.2 million, $267.7 million and $249.0 million, respectively, which would reduce the Company’s effective tax rate if recognized in future periods. Of the $268.2 million that could impact tax expense, the Company has recorded $7.9 million of indemnification assets that would offset any future recognition. As of February 29, 2020, the Company is no longer subject to federal income tax examinations for the fiscal years prior to 2012 and in most states, is no longer subject to state income tax examinations for fiscal years before 2007. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company recognized expense related to interest and penalties, net of settlement adjustments, of $9.6 million, $1.8 million and $4.6 million for fiscal 2019, fiscal 2018 and fiscal 2017, respectively.
In fiscal 2017, the Company adopted the IRS safe harbor rule for taxpayers operating retail establishments for determining whether expenditures paid or incurred to remodel or refresh a qualified building are deductible. As a result of adopting this safe harbor, the Company reduced $70.1 million of uncertain tax benefit in fiscal 2017, and there was no impact on the tax provision due to an offsetting deferred adjustment. The Company believes it is reasonably possible that the reserve for uncertain tax positions may be reduced by approximately $137.6 million in the next 12 months due to ongoing tax examinations and expiration of statutes of limitations.
NOTE 11—EMPLOYEE BENEFIT PLANS AND COLLECTIVE BARGAINING AGREEMENTS
Pension Plans
The Company sponsors a defined benefit pension plan (the “Safeway Plan”) for substantially all of its employees under the Safeway banners not participating in multiemployer pension plans. Effective April 1, 2015, the Company implemented a soft freeze of the Safeway Plan. A soft freeze means that all existing employees as of March 31, 2015 then participating remained in the Safeway Plan, but any new non-union
employees hired after that date would instead earn retirement benefits under an enhanced 401(k) program. On December 30, 2018, the Company implemented a hard freeze of non-union
benefits of employees of the Safeway Plan and all future benefit accruals for non-union
employees ceased as of that date. Instead,
non-union
participants earned retirement benefits under the Company’s 401(k) plans. The Safeway Plan continues to remain fully open to union employees and past service benefits, including future interest credits, for non-union
employees continue to be accrued under the Safeway Plan. The hard freeze resulted in an immaterial curtailment charge in fiscal 2018.
The Company sponsors a defined benefit pension plan (the “Shaw’s Plan”) covering union employees under the Shaw’s banner. Under the United banner, the Company sponsors a frozen plan (the “United Plan”) covering certain United employees and an unfunded Retirement Restoration Plan that provides death benefits and supplemental income payments for certain United senior executives after retirement.

Other Post-Retirement Benefits
In addition to the Company’s pension plans, the Company provides post-retirement medical and life insurance benefits to certain employees. Retirees share a portion of the cost of the post-retirement medical plans. The Company pays all the cost of the life insurance plans. The plans are unfunded.
The following table provides a reconciliation of the changes in the retirement plans’ benefit obligation and fair value of assets over the two-year
period ended February 29, 2020 and a statement of funded status as of February 29, 2020 and February 23, 2019 (in millions):

	Pension		Other Post-Retirement Benefits
	February 29, 2020	February 23, 2019	February 29, 2020	February 23, 2019
Change in projected benefit obligation:
Beginning balance	$2,325.8	$2,351.8	$23.8	$26.9
Service cost	14.7	52.4	0.6	1.0
Interest cost	80.6	85.8	0.7	0.5
Actuarial loss (gain)	315.1	0.5	(2.6)	(2.4)
Plan participant contributions	—	—	0.4	0.4
Benefit payments (including settlements)	(218.9)	(167.8)	(2.0)	(2.6)
Plan amendments	(1.1)	3.1	—	—

Ending balance	$2,516.2	$2,325.8	$20.9	$23.8

Change in fair value of plan assets:
Beginning balance	$1,847.0	$1,814.0	$—	$—
Actual return on plan assets	106.2	3.6	—	—
Employer contributions	9.4	197.2	1.6	2.1
Plan participant contributions	—	—	0.4	0.4
Benefit payments (including settlements)	(218.9)	(167.8)	(2.0)	(2.5)

Ending balance	$1,743.7	$1,847.0	$—	$—

Components of net amount recognized in financial position:
Other current liabilities	$(6.7)	$(6.7)	$(2.5)	$(2.1)
Other long-term liabilities	(765.8)	(472.1)	(18.4)	(21.7)

Funded status	$(772.5)	$(478.8)	$(20.9)	$(23.8)

Amounts recognized in Accumulated other comprehensive (loss) income consisted of the following (in millions):

	Pension		Other Post-Retirement Benefits
	February 29, 2020	February 23, 2019	February 29, 2020	February 23, 2019
Net actuarial loss (gain)	$170.4	$(140.6)	$(10.3)	$(8.2)
Prior service cost	1.6	3.1	1.9	5.6

	$172.0	$(137.5)	$(8.4)	$(2.6)

Information for the Company’s pension plans, all of which have an accumulated benefit obligation in excess of plan assets as of February 29, 2020 and February 23, 2019, is shown below (in millions):

	February 29, 2020	February 23, 2019
Projected benefit obligation	$2,516.2	$2,325.8
Accumulated benefit obligation	2,513.4	2,323.9
Fair value of plan assets	1,743.7	1,847.0

The following table provides the components of net pension and post retirement (income) expense for the retirement plans and other changes in plan assets and benefit obligations recognized in Other comprehensive (loss) income (in millions):

	Pension		Other Post-Retirement Benefits
	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018
Components of net expense:
Estimated return on plan assets	$(110.1)	$(112.6)	$—	$—
Service cost	14.7	52.4	0.6	1.0
Interest cost	80.6	85.8	0.7	0.5
Amortization of prior service cost	0.4	0.1	3.7	3.7
Amortization of net actuarial loss (gain)	0.5	(6.3)	(0.5)	(0.2)
Loss due to settlement accounting	7.4	—	—	—
Loss due to curtailment accounting	—	0.1	—	—

(Income) expense, net	(6.5)	19.5	4.5	5.0
Changes in plan assets and benefit obligations recognized in Other comprehensive (loss) income:
Net actuarial loss (gain)	318.9	109.4	(2.6)	(2.4)
Settlement loss	(7.4)	—	—	—
Curtailment loss	—	(0.1)	—	—
Amortization of net actuarial (loss) gain	(0.5)	6.3	0.5	0.2
Prior service cost	(1.1)	3.1	—	—
Amortization of prior service cost	(0.4)	(0.1)	(3.7)	(3.7)

Total recognized in Other comprehensive (loss) income	309.5	118.6	(5.8)	(5.9)

Total net expense and changes in plan assets and benefit obligations recognized in Other comprehensive (loss) income	$303.0	$138.1	$(1.3)	$(0.9)

Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. When the accumulation of actuarial gains and losses exceeds 10% of the greater of the projected benefit obligation and the fair value of plan assets, the excess is amortized over either the average remaining lifetime of all participants or the average remaining service period of active participants. No significant prior service costs or estimated net actuarial gain or loss is expected to be amortized from Other comprehensive (loss) income into periodic benefit cost during fiscal 2020.

Assumptions
The weighted average actuarial assumptions used to determine year-end
projected benefit obligations for pension plans were as follows:

	February 29, 2020	February 23, 2019
Discount rate	2.83%	4.17%
Rate of compensation increase	3.02%	2.87%

The weighted average actuarial assumptions used to determine net periodic benefit costs for pension plans were as follows:

	February 29, 2020	February 23, 2019
Discount rate	4.17%	4.12%
Expected return on plan assets:	6.36%	6.38%

On February 29, 2020, the Company adopted the latest Society of Actuaries’ mortality table for private pension plans for calculating the Company’s 2019 year-end
benefit obligations. This table assumes a slight improvement in life expectancy in the future compared to the
RP-2014
mortality table used for calculating the Company’s 2018
year-end
benefit obligations and 2019 expense. Similarly, on February 29, 2020, the Company adopted the new
MP-2019
mortality improvement projection scale which assumes an improvement in life expectancy at a marginally slower rate than the
MP-2018
projection scale. The change in mortality assumption and future mortality improvement resulted in an immaterial decrease in the Company’s current year benefit obligations and future expenses.
The Company has adopted and implemented an investment policy for the defined benefit pension plans that incorporates a strategic long-term asset allocation mix designed to meet the Company’s long-term pension requirements. This asset allocation policy is reviewed annually and, on a regular basis, actual allocations are rebalanced to the prevailing targets. The investment policy also emphasizes the following key objectives: (1) maintaining a diversified portfolio among asset classes and investment styles; (2) maintaining an acceptable level of risk in pursuit of long-term economic benefit; (3) maximizing the opportunity for value-added returns from active investment management while establishing investment guidelines and monitoring procedures for each investment manager to ensure the characteristics of the portfolio are consistent with the original investment mandate; and (4) maintaining adequate controls over administrative costs.
The following table summarizes actual allocations for the Safeway Plan which had approximately $1,445 million in plan assets as of February 29, 2020:

		Plan Assets
Asset category	Target	February 29, 2020	February 23, 2019
Equity	65%	64.0%	62.5%
Fixed income	35%	39.2%	35.6%
Cash and other	—%	(3.2)%	1.9%

Total	100%	100.0%	100.0%

The following table summarizes the actual allocations for the Shaw’s Plan which had approximately $264 million in plan assets as of February 29, 2020:

		Plan Assets
Asset category	Target	February 29, 2020	February 23, 2019
Equity	65%	64.5%	60.5%
Fixed income	35%	35.4%	35.9%
Cash and other	—%	0.1%	3.6%

Total	100%	100.0%	100.0%

The following table summarizes the actual allocations for the United Plan which had approximately $35 million in plan assets as of February 29, 2020:

		Plan Assets
Asset category	Target (1)	February 29, 2020	February 23, 2019
Equity	50%	47.8%	50.3%
Fixed income	50%	50.4%	50.0%
Cash and other	—%	1.8%	(0.3)%

Total	100%	100.0%	100.0%

(1)	The target market value of equity securities for the United Plan is 50% of plan assets. If the equity percentage exceeds 60% or drops below 40%, the asset allocation is adjusted to target.

Expected return on pension plan assets is based on historical experience of the Company’s portfolios and the review of projected returns by asset class on broad, publicly traded equity and fixed-income indices, as well as target asset allocation.
Pension Plan Assets
The fair value of the Company’s pension plan assets as of February 29, 2020, excluding pending transactions of $95.1 million payable to an intermediary agent, by asset category are as follows (in millions):

	Fair Value Measurements
Asset category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at NAV
Cash and cash equivalents (1)	$6.3	$3.4	$2.9	$—	$—
Short-term investment collective trust (2)	37.4	—	37.4	—	—
Common and preferred stock: (3)
Domestic common and preferred stock	167.8	167.8	—	—	—
International common stock	57.8	57.8	—	—	—
Collective trust funds (2)	710.6	—	—	—	710.6
Corporate bonds (4)	135.9	—	135.9	—	—
Mortgage- and other asset-backed securities (5)	45.0	—	45.0	—	—
Mutual funds (6)	272.0	138.4	22.7	—	110.9
U.S. government securities (7)	359.0	—	359.0	—	—
Other securities (8)	47.0	—	12.1	—	34.9

Total	$1,838.8	$367.4	$615.0	$—	$856.4

(1)	The carrying value of these items approximates fair value.

(2)	These investments are valued based on the Net Asset Value (“NAV”) of the underlying investments and are provided by the fund issuers. There are no unfunded commitments or redemption restrictions for these funds. Funds meeting the practical expedient are included in the Assets Measured at NAV column.

(3)	The fair value of common stock is based on the exchange quoted market prices. When quoted prices are not available for identical stock, an industry valuation model is used which maximizes observable inputs.

(4)	The fair value of corporate bonds is generally based on yields currently available on comparable securities of the same or similar issuers with similar credit ratings and maturities. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model, which maximizes observable inputs.

(5)	The fair value of mortgage- and other asset-backed securities is generally based on yields currently available on comparable securities of the same or similar issuers with similar credit ratings and maturities. When quoted prices are not available for comparable securities, the fair value is based upon an industry valuation model which maximizes observable inputs.

(6)	These investments are open-ended mutual funds that are registered with the SEC which are valued using the NAV. The NAV of the mutual funds is a published price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share
basis. There are no unfunded commitments, or redemption restrictions for these funds, and the funds are required to transact at the published price.

(7)	The fair value of U.S. government securities is based on quoted market prices when available. When quoted prices are not available, the fair value of U.S. government securities is based on yields currently available on comparable securities or on an industry valuation model which maximizes observable inputs.

(8)	Level 2 Other securities, which consist primarily of U.S. municipal bonds, foreign government bonds and foreign agency securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Also included in Other securities is a commingled fund valued based on the NAV of the underlying investments and is provided by the issuer and exchange-traded derivatives that are valued based on quoted prices in an active market for identical derivatives, assets and liabilities. Funds meeting the practical expedient are included in the Assets Measured at NAV column. Exchange-traded derivatives are valued based on quoted prices in an active market for identical derivatives assets and liabilities.
Non-exchange-traded
derivatives are valued using industry valuation models, which maximize observable inputs, such as interest-rate yield curve data, foreign exchange rates and applicable spot and forward rates.

The fair value of the Company’s pension plan assets as of February 23, 2019, excluding pending transactions of $79.5 million payable to an intermediary agent, by asset category are as follows (in millions):

	Fair Value Measurements
Asset category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at NAV
Cash and cash equivalents (1)	$10.8	$1.6	$9.2	$—	$—
Short-term investment collective trust (2)	73.3	—	73.3	—	—
Common and preferred stock: (3)
Domestic common and preferred stock	254.5	254.5	—	—	—
International common stock	64.0	64.0	—	—	—
Collective trust funds (2)	649.9	—	—	—	649.9
Corporate bonds (4)	126.0	—	126.0	—	—
Mortgage- and other asset-backed securities (5)	42.8	—	42.8	—	—
Mutual funds (6)	257.2	139.9	29.2	—	88.1
U.S. government securities (7)	362.5	—	362.5	—	—
Other securities (8)	85.5	—	51.6	—	33.9

Total	$1,926.5	$460.0	$694.6	$—	$771.9

(1)	The carrying value of these items approximates fair value.

(2)	These investments are valued based on the NAV of the underlying investments and are provided by the fund issuers. There are no unfunded commitments or redemption restrictions for these funds. Funds meeting the practical expedient are included in the Assets Measured at NAV column.

(3)	The fair value of common stock is based on the exchange quoted market prices. When quoted prices are not available for identical stock, an industry valuation model is used which maximizes observable inputs.

(4)	The fair value of corporate bonds is generally based on yields currently available on comparable securities of the same or similar issuers with similar credit ratings and maturities. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model, which maximizes observable inputs.

(5)	The fair value of mortgage- and other asset-backed securities is generally based on yields currently available on comparable securities of the same or similar issuers with similar credit ratings and maturities. When quoted prices are not available for comparable securities, the fair value is based upon an industry valuation model which maximizes observable inputs.

(6)	These investments are open-ended mutual funds that are registered with the SEC which are valued using the NAV. The NAV of the mutual funds is a published price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share
basis. There are no unfunded commitments, or redemption restrictions for these funds, and the funds are required to transact at the published price.

(7)	The fair value of U.S. government securities is based on quoted market prices when available. When quoted prices are not available, the fair value of U.S. government securities is based on yields currently available on comparable securities or on an industry valuation model which maximizes observable inputs.

(8)	Level 2 Other securities, which consist primarily of U.S. municipal bonds, foreign government bonds and foreign agency securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Also included in Other securities is a commingled fund valued based on the NAV of the underlying investments and is provided by the issuer and exchange-traded derivatives that are valued based on quoted prices in an active market for identical derivatives, assets and liabilities. Funds meeting the practical expedient are included in the Assets Measured at NAV column. Exchange-traded derivatives are valued based on quoted prices in an active market for identical derivatives assets and liabilities.
Non-exchange-traded
derivatives are valued using industry valuation models, which maximize observable inputs, such as interest-rate yield curve data, foreign exchange rates and applicable spot and forward rates.

Contributions
In fiscal 2019, fiscal 2018 and fiscal 2017, the Company contributed $11.0 million, $199.3 million and $21.9 million, respectively, to its pension and post-retirement plans. The Company’s funding policy for the defined benefit pension plan is to contribute the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws as determined by the Company’s external actuarial consultant. At the Company’s discretion, additional funds may be contributed to the defined benefit pension plans. The Company’s fiscal 2018 contributions include $150.0 million of additional discretionary contributions to reduce the Pension Benefit Guaranty Corporation (“PBGC”) premium costs and improve the overall funded status of the plans. The Company expects to contribute $69.5 million to its pension and post-retirement plans in fiscal 2020. The Company will recognize contributions in accordance with applicable regulations, with consideration given to recognition for the earliest plan year permitted.
Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service as appropriate, are expected to be paid (in millions):

	Pension Benefits	Other Benefits
2020	$238.6	$2.6
2021	190.9	2.4
2022	186.5	2.2
2023	193.0	1.9
2024	225.6	1.7
2025 – 2029	705.9	6.0

Multiemployer Pension Plans
The Company contributes to various multiemployer pension plans. These multiemployer plans generally provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Plan trustees typically are responsible for determining the level of benefits to be provided to participants, the investment of the assets and plan administration. Expense is recognized in connection with these plans as contributions are funded.
The risks of participating in these multiemployer plans are different from the risks associated with single-employer plans in the following respects:
•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•	With respect to some multiemployer plans, if the Company chooses to stop participating, or makes market exits or store closures or otherwise has participation in the plan fall below certain levels, the Company may be required to pay the plan an amount based on the underfunded status of the plan, referred to as withdrawal liability. The Company records the actuarially determined liability at an undiscounted amount.

The Company’s participation in these plans is outlined in the table below. The
EIN-Pension
Plan Number column provides the Employer Identification Number (“EIN”) and the three-digit plan number, if applicable. Unless otherwise noted, the most recent Pension Protection Act of 2006 (“PPA”) zone status available for fiscal 2019 and fiscal 2018 is for the plan’s year ending at December 31, 2018 and December 31, 2017, respectively. The zone status is based on information received from the plans and is certified by each plan’s actuary. The FIP/RP Status Pending/Implemented column indicates plans for which a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented by the plan trustees.

The following tables contain information about the Company’s multiemployer plans. Certain plans have been aggregated in the Other funds line in the following table, as the contributions to each of these plans are not individually material.

	EIN - PN	Pension Protection Act zone status (1)		Company’s 5% of total plan contributions		FIP/RP status pending/implemented
Pension fund		2019	2018	2018	2017
UFCW-Northern California Employers Joint Pension Trust Fund	946313554 - 001	Red	Red	Yes	Yes	Implemented
Western Conference of Teamsters Pension Plan	916145047 - 001	Green	Green	No	No	No
Southern California United Food & Commercial Workers Unions and Food Employers Joint Pension Plan (4)	951939092 - 001	Red	Red	Yes	Yes	Implemented
Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund	526128473 - 001	Red	Red	Yes	Yes	Implemented
Sound Retirement Trust (6)	916069306 - 001	Red	Green	Yes	Yes	Implemented
Bakery and Confectionery Union and Industry International Pension Fund	526118572 - 001	Red	Red	Yes	Yes	Implemented
UFCW Union and Participating Food Industry Employers Tri-State Pension Fund	236396097 - 001	Red	Red	Yes	Yes	Implemented
Rocky Mountain UFCW Unions & Employers Pension Plan	846045986 - 001	Green	Green	Yes	Yes	No
UFCW Local 152 Retail Meat Pension Fund (5)	236209656 - 001	Red	Red	Yes	Yes	Implemented
Desert States Employers & UFCW Unions Pension Plan	846277982 - 001	Green	Green	Yes	Yes	No
UFCW International Union - Industry Pension Fund (5)	516055922 - 001	Green	Green	Yes	Yes	No
Mid Atlantic Pension Fund	461000515 - 001	Green	Green	Yes	Yes	No
Retail Food Employers and UFCW Local 711 Pension Trust Fund	516031512 - 001	Red	Yellow	Yes	Yes	Implemented
Oregon Retail Employees Pension Trust	936074377 - 001	Green	Green	Yes	Yes	No
Intermountain Retail Store Employees Pension Trust (7)	916187192 - 001	Red	Red	Yes	Yes	Implemented

	Contributions of Company (in millions)			Surcharge imposed (2)	Expiration date of collective bargaining agreements	Total collective bargaining agreements	Most significant collective bargaining agreement(s)(3)
Pension fund	2019	2018	2017				Count	Expiration
UFCW-Northern California Employers Joint Pension Trust Fund	$103.8	$104.4	$110.2	No	10/13/2018 to 10/9/2021	71	50	10/13/2018
Western Conference of Teamsters Pension Plan	64.9	63.7	61.2	No	9/14/2019 to 10/7/2023	50	15	9/20/2020
Southern California United Food & Commercial Workers Unions and Food Employers Joint Pension Plan (4)	116.1	108.4	92.4	No	3/11/2018 to 3/6/2022	45	43	3/6/2022
Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund	18.8	20.4	20.4	No	10/26/2019 to 4/15/2020	21	16	10/26/2019
Sound Retirement Trust (6)	44.3	39.1	32.1	No	10/13/2018 to 3/18/2023	128	25	5/8/2022
Bakery and Confectionery Union and Industry International Pension Fund	18.5	17.4	16.6	No	9/3/2011 to 5/6/2023	103	34	9/6/2020
UFCW Union and Participating Food Industry Employers Tri-State Pension Fund	14.9	14.0	15.8	No	2/1/2020 to 1/31/2022	6	2	3/28/2020
Rocky Mountain UFCW Unions & Employers Pension Plan	12.3	10.8	10.8	No	11/23/2019 to 11/26/2022	85	27	2/19/2022
UFCW Local 152 Retail Meat Pension Fund (5)	10.9	10.8	11.0	No	5/2/2020	4	4	5/2/2020
Desert States Employers & UFCW Unions Pension Plan	8.9	9.1	9.3	No	10/24/2020 to 11/5/2022	16	13	10/24/2020
UFCW International Union—Industry Pension Fund (5)	9.5	13.1	12.4	No	8/3/2019 to 12/16/2023	28	6	5/1/2021
Mid Atlantic Pension Fund	7.4	6.6	6.8	No	10/26/2019 to 2/22/2020	19	16	10/26/2019
Retail Food Employers and UFCW Local 711 Pension Trust Fund	7.3	7.1	6.6	No	5/19/2018 to 12/13/2020	7	2	3/2/2019
Oregon Retail Employees Pension Trust	8.9	7.6	6.6	No	7/31/2021 to 11/12/2022	136	23	1/29/2022
Intermountain Retail Store Employees Pension Trust (7)	5.8	4.8	3.8	No	5/19/2013 to 12/10/2022	54	19	4/4/2020
Other funds	17.0	13.8	15.2

Total Company contributions to U.S. multiemployer pension plans	$469.3	$451.1	$431.2

(1)	PPA established three categories (or “zones”) of plans: (1) “Green Zone” for healthy; (2) “Yellow Zone” for endangered; and (3) “Red Zone” for critical. These categories are based upon the funding ratio of the plan assets to plan liabilities. In general, Green Zone plans have a funding ratio greater than 80%, Yellow Zone plans have a funding ratio between 65%—79%, and Red Zone plans have a funding ratio less than 65%.

(2)	Under the PPA, a surcharge may be imposed when employers make contributions under a collective bargaining agreement that is not in compliance with a rehabilitation plan. As of February 29, 2020, the collective bargaining agreements under which the Company was making contributions were in compliance with rehabilitation plans adopted by the applicable pension fund.

(3)	These columns represent the number of most significant collective bargaining agreements aggregated by common expiration dates for each of the Company’s pension funds listed above.

(4)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at March 31, 2019 and March 31, 2018.

(5)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at June 30, 2018 and June 30, 2017.

(6)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at September 30, 2018 and September 30, 2017.

(7)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at August 31, 2018 and August 31, 2017.

The Company is the second largest contributing employer to the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund (“FELRA”) which is currently projected by FELRA to become insolvent in the first quarter of 2021, and to the
Mid-Atlantic
UFCW and Participating Pension Fund (“MAP”). The Company continues to fund all of its required contributions to FELRA and MAP.
On March 5, 2020, the Company agreed with the two applicable local unions to new collective bargaining agreements pursuant to which the Company contributes to FELRA and MAP. In connection with these agreements, to address the pending insolvency of FELRA, the Company and the two local unions, along with the largest contributing employer, agreed to combine MAP into FELRA (“Combined Plan”). Upon the formation of the Combined Plan, the Combined Plan will be frozen and the Company will be required to annually pay $23.2 million to the Combined Plan for the next 25 years. After making all 25 years of payments, the Company will receive a release of all withdrawal liability and mass withdrawal liability from FELRA, MAP, the Combined Plan and the PBGC. This payment will replace the Company’s current annual contribution to both MAP and FELRA, which was a combined $26.2 million in fiscal 2019. In addition to the $23.2 million annual payment, the Company will begin to contribute to a new multiemployer pension plan. This new multiemployer plan will be limited to providing benefits to participants in MAP and FELRA in excess of the benefits the PBGC insures under law.
Furthermore, upon formation of the Combined Plan, the Company will establish and contribute to a new variable defined benefit plan that will provide benefits to participants for future services. These agreements are subject to approval by the PBGC and the Company is in discussions with the local unions, the largest contributing employer, and negotiations with the PBGC with respect to these other plans and the Combined Plan. It is possible some provisions of our agreements with local unions may change as a result of negotiations with the PBGC. The Company expects to reach final agreements on formation of the Combined Plan by no later than December 31, 2020. Under the terms of the new collective bargaining agreements, the Company will continue to contribute to FELRA and MAP under the same terms of the previous collective bargaining agreements until approval by the PBGC and formation of the Combined Plan. The Company is currently evaluating the effect of these new agreements to its consolidated financial statements and preliminarily expects to record a material increase to its pension-related liabilities with a corresponding non-cash
charge to pension expense upon approval by the PBGC.
As a part of the Safeway acquisition, the Company assumed withdrawal liabilities related to Safeway’s 2013 closure of its Dominick’s division. The Company recorded a $221.8 million multiemployer pension withdrawal liability related to Safeway’s withdrawal from these plans. One of the plans, the UFCW & Employers Midwest Pension Fund (the “Midwest Plan”), had asserted the Company may be liable for mass withdrawal liability, if the plan has a mass withdrawal, in addition to the liability the Midwest Plan already had assessed. The Company disputed that the Midwest Plan would have the right to assess mass withdrawal liability on the Company and the Company also disputed in arbitration the amount of the withdrawal liability the Midwest Plan had assessed. On

March 12, 2020, the Company agreed to a settlement of these matters with the Midwest Plan’s Board of Trustees. As a result of the settlement, the Company agreed to pay $75.0 million, in a lump sum, which is expected to be paid in the first quarter of fiscal 2020, and forego any amounts already paid to the Midwest Plan. The Company had previously recorded an estimated withdrawal liability and as a result of the settlement, the Company recorded a gain of $43.3 million to reduce the previously recorded estimated withdrawal liability to the settlement amount. The total amount of the withdrawal liability recorded with respect to the Dominick’s division as of February 29, 2020 was $80.0 million, which includes the $75.0 million settlement amount.
Collective Bargaining Agreements
As of February 29, 2020, the Company had approximately 270,000 employees, of which approximately 185,000 were covered by collective bargaining agreements. During fiscal 2019, collective bargaining agreements covering approximately 57,000 employees were renegotiated. Collective bargaining agreements covering approximately 45,000 employees have expired or are scheduled to expire in fiscal 2020.
Multiemployer Health and Welfare Plans
The Company makes contributions to multiemployer health and welfare plans in amounts specified in the applicable collective bargaining agreements. These plans provide medical, dental, pharmacy, vision, and other ancillary benefits to active employees and retirees as determined by the trustees of each plan. The majority of the Company’s contributions cover active employees and as such, may not constitute contributions to a postretirement benefit plan. However, the Company is unable to separate contribution amounts to postretirement benefit plans from contribution amounts paid to active employee plans. Total contributions to multiemployer health and welfare plans were $1.2 billion, $1.3 billion and $1.2 billion for fiscal 2019, fiscal 2018 and fiscal 2017, respectively.
Defined Contribution Plans and Supplemental Retirement Plans
Many of the Company’s employees are eligible to contribute a percentage of their compensation to defined contribution plans (“401(k) Plans”). Participants in the 401(k) Plans may become eligible to receive a profit-sharing allocation in the form of a discretionary Company contribution based on employee compensation. In addition, the Company may also provide matching contributions based on the amount of eligible compensation contributed by the employee. All Company contributions to the 401(k) Plans are made at the discretion of the Company’s board of directors. The Company provides supplemental retirement benefits through a Company sponsored deferred executive compensation plan, which provides certain key employees with retirement benefits that supplement those provided by the 401(k) Plans. Total contributions for these plans were $63.2 million, $45.1 million and $44.6 million for fiscal 2019, fiscal 2018 and fiscal 2017, respectively.
NOTE 12—RELATED PARTIES
Cerberus
In connection with the Safeway acquisition, the Company entered into a four-year management agreement with Cerberus Capital Management, L.P. and the consortium of investors, which commenced on January 30, 2015, requiring an annual management fee of $13.75 million. The Company made the final payment under the initial management agreement in the fourth quarter of fiscal 2017. The agreement was extended to cover both fiscal 2018 and fiscal 2019, requiring the payment of annual management fees of $13.75 million in each year.
The Company paid Cerberus Operations and Advisory Company, LLC (“COAC”), an affiliate of Cerberus, fees totaling approximately $0.3 million, $0.5 million and $0.5 million for fiscal 2019, fiscal 2018 and fiscal 2017, respectively, for consulting services provided in connection with improving the Company’s operations.
F-
46

The Company paid Cerberus Technology Solutions (“CTS”), an affiliate of Cerberus, fees totaling approximately $4.4 million for fiscal 2019 for information technology advisory and implementation services in connection with modernizing the Company’s information systems. The Company paid no fees to CTS in fiscal 2018 and fiscal 2017.
NOTE 13—COMMITMENTS AND CONTINGENCIES AND OFF BALANCE SHEET ARRANGEMENTS
Guarantees
California Department of Industrial Relations:
On October 24, 2012, the Office of Self-Insurance Plans, a program within the director’s office of the California Department of Industrial Relations (the “DIR”), notified SuperValu, which was then the owner of NALP, a wholly-owned subsidiary of the Company, that additional collateral was required to be posted in connection with the Company’s, and certain other subsidiaries’, California self-insured workers’ compensation obligations pursuant to applicable regulations. The notice from the DIR stated that the additional collateral was required as a result of an increase in estimated future liabilities, as determined by the DIR pursuant to a review of the self-insured California workers’ compensation claims with respect to the applicable businesses. On January 21, 2014, the Company entered into a Collateral Substitution Agreement with the California Self-Insurers’ Security Fund to provide collateral. The collateral not covered by the California Self-Insurers’ Security Fund is covered by an irrevocable LOC for the benefit of the State of California Office of Self-Insurance Plans. The amount of the LOC is adjusted annually based on semi-annual filings of an actuarial study reflecting liabilities as of December 31 of each year reduced by claim closures and settlements. The related LOC was $90.3 million as of February 29, 2020 and $143.0 million as of February 23, 2019.
Lease Guarantees:
The Company may have liability under certain operating leases that were assigned to third parties. If any of these third parties fail to perform their obligations under the leases, the Company could be responsible for the lease obligation, including as a result of the economic dislocation caused by the response to the coronavirus
(COVID-19)
pandemic. Because of the wide dispersion among third parties and the variety of remedies available, the Company believes that if an assignee became insolvent, it would not have a material effect on the Company’s financial condition, results of operations or cash flows.
The Company also provides guarantees, indemnifications and assurances to others in the ordinary course of its business.
Legal Proceedings
The Company is subject from time to time to various claims and lawsuits arising in the ordinary course of business, including lawsuits involving trade practices, lawsuits alleging violations of state and/or federal wage and hour laws (including alleged violations of meal and rest period laws and alleged misclassification issues), real estate disputes as well as other matters. Some of these suits purport or may be determined to be class actions and/or seek substantial damages. It is the opinion of the Company’s management that although the amount of liability with respect to certain of the matters described herein cannot be ascertained at this time, any resulting liability of these and other matters, including any punitive damages, will not have a material adverse effect on the Company’s business or financial condition.
The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made provisions where the loss contingency can be reasonably estimated and an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involves substantial uncertainties. Management currently believes that the aggregate range of reasonably possible loss for the Company’s exposure in excess of the amount accrued is expected to be immaterial to the Company. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material effect on the Company’s financial condition, results of operations or cash flows.

Office of Inspector General:
In January 2016, the Company received a subpoena from the Office of the Inspector General of the Department of Health and Human Services (the “OIG”) pertaining to the pricing of drugs offered under the Company’s MyRxCare discount program and the impact on reimbursements to Medicare, Medicaid and TRICARE (the “Government Health Programs”). In particular, the OIG is requesting information on the relationship between the prices charged for drugs under the MyRxCare program and the “usual and customary” prices reported by the Company in claims for reimbursements to the Government Health Programs or other third-party payors. The Company cooperated with the OIG in the investigation. The Company is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any.
Civil Investigative Demands:
On December 16, 2016, the Company received a civil investigative demand from the United States Attorney for the District of Rhode Island in connection with a False Claims Act investigation relating to the Company’s influenza vaccination programs. The investigation concerns whether the Company’s provision of store coupons to its customers who received influenza vaccinations in its store pharmacies constituted an improper benefit to those customers under the federal Medicare and Medicaid programs. The Company believes that its provision of the store coupons to its customers is an allowable incentive to encourage vaccinations. The Company cooperated with the U.S. Attorney in the investigation. The Company is currently unable to determine the probability of the outcome of this matter or the range of possible loss, if any.
The Company has received a civil investigative demand dated February 28, 2020 from the United States Attorney for the Southern District of New York in connection with a False Claims Act investigation relating to the Company’s dispensing practices regarding insulin pen products. The investigation seeks documents regarding the Company’s policies, practices and procedures, as well as dispensing data, among other things. The Company will cooperate with the U.S. Attorney in the investigation. The Company is currently unable to determine the probability of the outcome of this matter or the range of possible loss, if any.
Terraza/Lorenz:
Two lawsuits were brought against Safeway and the Safeway Benefits Plan Committee (the “Benefit Plans Committee,” and together with Safeway, the “Safeway Benefits Plans Defendants”) and other third parties alleging breaches of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to Safeway’s 401(k) Plan (the “Safeway 401(k) Plan”). On July 14, 2016, a complaint (“Terraza”) was filed in the United States District Court for the Northern District of California by a participant in the Safeway 401(k) Plan individually and on behalf of the Safeway 401(k) Plan. An amended complaint was filed on November 18, 2016. On August 25, 2016, a second complaint (“Lorenz”) was filed in the United States District Court for the Northern District of California by another participant in the Safeway 401(k) Plan individually and on behalf of all others similarly situated against the Safeway Benefits Plans Defendants and against the Safeway 401(k) Plan’s former record-keepers. An amended complaint was filed on September 16, 2016, and a second amended complaint was filed on November 21, 2016. In general, both lawsuits alleged that the Safeway Benefits Plans Defendants breached their fiduciary duties under ERISA regarding the selection of investments offered under the Safeway 401(k) Plan and the fees and expenses related to those investments. All parties filed summary judgment motions which were heard and taken under submission on August 16, 2018. Plaintiffs’ motions were denied, and defendants’ motions were granted in part and denied in part. Bench trials for both matters were set for May 6, 2019. A settlement in principle was reached before trial. On September 13, 2019, settlement papers were filed with the Court along with a motion for preliminary approval of the settlement. A hearing for preliminary approval was set for November 20, 2019, but the Court vacated the hearing. The Court ultimately issued an order on March 30, 2020 requesting some minor changes to the notice procedures, and the matter will be set for a second preliminary approval hearing shortly. The Company has recorded an estimated liability for these matters.
False Claims Act
: The Company is currently subject to two qui tam actions alleging violations of the False Claims Act (“FCA”). Violations of the FCA are subject to treble damages and penalties of up to a specified dollar amount per false claim. In
United States ex rel. Schutte and Yarberry v. SuperValu, New Albertson’s, Inc., et al,
which is pending in the U.S. District Court for the Central District of Illinois, the relators allege that defendants (including various subsidiaries of the Company) overcharged government healthcare programs by not providing the government, as a part of usual and customary prices, the benefit of discounts given to customers who requested that defendants match competitor prices. The complaint was originally filed under seal and amended on November 30, 2015. On August 5, 2019, the Court granted relator’s motion for partial summary judgment, holding that price matched prices are the usual and customary prices for those drugs. Additional summary judgment motions by both parties are pending. Trial will be set after the Court rules on the pending summary judgment motions. In
United States ex rel. Proctor v. Safeway
, also pending in the Central District of Illinois, the relator alleges that Safeway overcharged government healthcare programs by not providing the government, as part of its usual and customary prices, the benefit of discounts given to customers in pharmacy discount programs. On August 26, 2015, the underlying complaint was unsealed. Trial is set for October 27, 2020. In both of the above cases, the government previously investigated the relators’ allegations and declined to intervene. Relators elected to pursue their respective cases on their own and in each case have alleged FCA damages in excess of $100 million before trebling and excluding penalties. The Company is vigorously defending each of these matters and believes each of these cases is
without merit. The Company has recorded an estimated liability for these matters.
The Company was also subject to another FCA qui tam action entitled United States ex rel.
Zelickowski v. Albertson’s LLC
. In that case, the relators alleged that Albertson’s LLC (“Albertson’s”) overcharged federal healthcare programs by not providing the government, as a part of its usual and customary prices to the government, the benefit of discounts given to customers who enrolled in the Albertson’s discount-club program. The complaint was originally filed under seal and amended on June 20, 2017. On December 17, 2018, the case was dismissed, without prejudice.
Alaska Attorney General’s Investigation:
On May 22, 2018, the Company received a subpoena from the Office of the Attorney General for the State of Alaska (the “Alaska Attorney General”) stating that the Alaska Attorney General has reason to believe the Company has engaged in unfair or deceptive trade practices under Alaska’s Unfair Trade Practices and Consumer Act and seeking documents regarding the Company’s policies, procedures, controls, training, dispensing practices and other matters in connection with the sale and marketing of opioid pain medications. The Company responded to the subpoena on July 30, 2018 and has not received any further communication from the Alaska Attorney General. The Company does not currently have a basis to believe it has violated Alaska’s Unfair Trade Practices and Consumer Act, however, at this time, the Company is unable to determine the probability of the outcome of this matter or estimate a range of reasonably possible loss, if any.
Opioid Litigation:
The Company is one of dozens of companies that have been named in various lawsuits alleging that defendants contributed to the national opioid epidemic. At present, the Company is named in over 70 suits pending in various state courts as well as in the United States District Court for the Northern District of Ohio, where over 2,000 cases have been consolidated as Multi-District Litigation (“MDL”) pursuant to 28 U.S.C. §1407. In two matters--MDL
No. 2804 filed by The Blackfeet Tribe of the Blackfeet Indian Reservation and
State of New Mexico v. Purdue Pharma L.P., et al.
--the
Company filed motions to dismiss, which were denied, and the Company has now answered the Complaints. The MDL cases are stayed pending bellwether trials, and the only active matter is the New Mexico action where a September 2021 trial date has been set. The Company is vigorously defending these matters and believes that these cases are without merit. At this early stage in the proceedings, the Company is unable to determine the probability of the outcome of these matters or the range of reasonably possible loss, if any.
California Air Resources Board:
Upon the inspection by the California Air Resources Board (“CARB”) of several of the Company’s stores in California, it was determined that the Company failed certain paperwork and other administrative requirements. As a result of the inspections, the Company proactively undertook a broad evaluation of the record keeping and administrative practices at all of its stores in California. In connection with this evaluation, the Company retained a third-party to conduct an audit and correct deficiencies identified across its California store base. The Company is working with CARB to resolve these compliance issues and comply with governing regulations, and that work is ongoing. Although no monetary amount has been assessed by

CARB, the Company could be subject to certain fines and penalties. The Company has recorded an estimated liability for this matter.
FACTA:
On May 31, 2019, a putative class action complaint entitled
Martin v. Safeway
was filed in the California Superior Court for the County of Alameda, alleging the Company failed to comply with the Fair and Accurate Credit Transactions Act (“FACTA”) by printing receipts that failed to adequately mask payment card numbers as required by FACTA. The plaintiff claims the violation was “willful” and exposes the Company to statutory damages provided for in FACTA. The Company has answered the Complaint and is vigorously defending the matter. On January 8, 2020, the Company commenced mediation discussions with plaintiff’s counsel and reached a settlement in principle on February 24, 2020. The parties will seek court approval of the settlement. The Company has recorded an estimated liability for this matter.
Other Commitments
In the ordinary course of business, the Company enters into various supply contracts to purchase products for resale and purchase and service contracts for fixed asset and information technology commitments. These contracts typically include volume commitments or fixed expiration dates, termination provisions and other standard contractual considerations.
NOTE 14—OTHER COMPREHENSIVE INCOME OR LOSS
Total comprehensive earnings are defined as all changes in stockholders’ equity during a period, other than those from investments by or distributions to stockholders/members. Generally, for the Company, total comprehensive income equals net income plus or minus adjustments for interest rate swaps, pension and other post-retirement liabilities and foreign currency translation adjustments.
While total comprehensive earnings are the activity in a period and are largely driven by net earnings in that period, accumulated other comprehensive income or loss (“AOCI”) represents the cumulative balance of other comprehensive income, net of tax, as of the balance sheet date. AOCI is primarily the cumulative balance related to interest rate swaps, pension and other post-retirement benefit adjustments and foreign currency translation adjustments. Changes in the AOCI balance by component are shown below (in millions):

	Fiscal 2019
	Total	Interest rate swaps	Pension and Post- retirement benefit plan items	Foreign currency translation adjustments	Other
Beginning AOCI balance	$91.3	$3.4	$88.8	$(1.4)	$0.5
Cumulative effect of accounting change (1)	16.6	1.2	14.9	—	0.5
Other comprehensive (loss) income before reclassifications	(356.2)	(45.8)	(315.2)	0.3	4.5
Amounts reclassified from Accumulated other comprehensive (loss) income	46.9	35.4	11.5	—	—
Tax benefit (expense)	82.9	5.8	78.3	—	(1.2)

Current-period other comprehensive (loss) income, net	(209.8)	(3.4)	(210.5)	0.3	3.8

Ending AOCI balance	$(118.5)	$—	$(121.7)	$(1.1)	$4.3

(1)	Related to the adoption of ASU
2018-02,
 ”
Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.
” See Note 1—Description of business, basis of presentation and summary of significant accounting policies for additional information.

	Fiscal 2018
	Total	Interest rate swaps	Pension and Post- retirement benefit plan items	Foreign currency translation adjustments	Other
Beginning AOCI balance	$191.1	$18.9	$171.9	$(1.1)	$1.4
Other comprehensive loss before reclassifications	(129.8)	(18.6)	(110.0)	(0.3)	(0.9)
Amounts reclassified from Accumulated other comprehensive (loss) income	(5.6)	(2.3)	(2.7)	—	(0.6)
Tax benefit	35.6	5.4	29.6	—	0.6

Current-period other comprehensive loss, net	(99.8)	(15.5)	(83.1)	(0.3)	(0.9)

Ending AOCI balance	$91.3	$3.4	$88.8	$(1.4)	$0.5

NOTE 15—NET INCOME PER COMMON SHARE
Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period, including common shares to be issued with no prior remaining contingencies prior to issuance. The computation of diluted net income per share reflects the dilutive effects of potentially issuable common shares related to outstanding Phantom Units. Performance-based Phantom Units are considered dilutive when the related performance criterion has been met.
The components of basic and diluted net income per common share were as follows (in millions, except per share data):

	Fiscal 2019	Fiscal 2018	Fiscal 2017
Net Income	$466.4	$131.1	$46.3
Weighted average common shares outstanding (1)	279.6	280.1	279.7
Dilutive effect of potential common shares (2)	0.5	0.1	—
Weighted average common shares and potential dilutive common shares outstanding	280.1	280.2	279.7
Basic net income per common share	$1.67	$0.47	$0.17
Diluted net income per common share	1.67	0.47	0.17

(1)	Fiscal 2019 and fiscal 2018 include 0.6 million and 0.9 million common shares remaining to be issued, respectively. For fiscal 2017, there were no common shares remaining to be issued

(2)
There were no potential common shares outstanding that were antidilutive for fiscal 2019 and fiscal 2018. For fiscal 2017, there were 1.3 million potential common shares excluded from the diluted net income per share calculations because they would have been antidilutive

NOTE 1
6
—
QUARTERLY INFORMATION (unaudited)
The summarized quarterly financial data presented below reflects all adjustments, which in the opinion of management, are of a normal and recurring nature and are necessary for a fair statement of the results for the interim periods presented (in millions):

	Fiscal 2019
	53 Weeks	Last 13 Weeks	Third 12 Weeks	Second 12 Weeks	First 16 Weeks
Net sales and other revenue	$62,455.1	$15,436.8	$14,103.2	$14,176.7	$18,738.4
Gross profit	17,594.2	4,418.0	3,995.1	3,941.5	5,239.6
Operating income	1,437.1	326.6	206.6	582.4	321.5
Income before income taxes	599.2	90.1	67.7	376.7	64.7
Income tax expense	132.8	22.3	12.9	81.9	15.7

Net income	$466.4	$67.8	$54.8	$294.8	$49.0

Basic and diluted net income per common share	$1.67	$0.24	$0.20	$1.05	$0.18

Net income for the second quarter of fiscal 2019 includes the Company’s $463.6 million net gain related to three separate sale leaseback transactions, which is included as a component of (Gain) loss on property dispositions and impairment losses, net.

	Fiscal 2018
	52 Weeks	Last 12 Weeks	Third 12 Weeks	Second 12 Weeks	First 16 Weeks
Net sales and other revenue	$60,534.5	$14,016.6	$13,840.4	$14,024.1	$18,653.4
Gross profit	16,894.6	4,058.7	3,852.4	3,812.8	5,170.7
Operating income	787.3	288.4	174.4	131.4	193.1
Income (loss) before income taxes	52.2	137.0	(19.8)	(44.3)	(20.7)
Income tax (benefit) expense	(78.9)	1.4	(65.4)	(11.9)	(3.0)

Net income (loss)	$131.1	$135.6	$45.6	$(32.4)	$(17.7)

Basic and diluted net income (loss) per common share	$0.47	$0.49	$0.16	$(0.12)	$(0.06)

Net income for the third quarter of fiscal 2018 includes the Company’s provisional SAB 118 adjustment of $60.3 million related to the Tax Cuts and Jobs Act (the “Tax Act”). Net income for the second quarter of fiscal 2018 includes the Company’s $135.8 million net gain on property dispositions and impairment losses.
F-5
2

             Shares

Albertsons Companies, Inc.
Common Stock

PRELIMINARY PROSPECTUS

BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan	Citigroup

Credit Suisse	Morgan Stanley	Wells Fargo Securities	Barclays	Deutsche Bank Securities

BMO Capital Markets	Evercore ISI	Guggenheim Securities	Oppenheimer & Co.	RBC Capital Markets

Telsey Advisory Group	MUFG	Academy Securities	Blaylock Van, LLC

Until                 , 2020 (25 days after the date of this prospectus), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$12,980
FINRA filing fee	$225,500
Exchange listing fee	$295,000
Printing and engraving expenses	$1,250,000
Legal fees and expenses	$6,200,000
Accounting fees and expenses	$500,000
Blue sky fees and expenses	$15,000
Transfer agent and registrar fees	$25,000
Miscellaneous expenses	$2,000,000
Total	$10,523,480

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the DGCL, ACI’s certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director.
As permitted by the DGCL, ACI’s bylaws provide that:
•	ACI is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	ACI may indemnify its other employees and agents as set forth in the DGCL;

•	ACI is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

ACI has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in ACI’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of ACI regarding which indemnification is sought. The indemnification provisions in ACI’s certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between ACI and each of its directors and executive officers may be sufficiently broad to permit indemnification of ACI’s directors and executive officers for liabilities arising under the Securities Act. ACI currently carries liability insurance for its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
Set forth below is information regarding all unregistered securities sold, issued or granted by us within the past three years.
On July 19, 2017, August 3, 2017, October 23, 2017, January 11, 2018, February 28, 2018, March 1, 2018, May 21, 2018, August 28, 2018, September 11, 2018, October 10, 2018, November 9, 2018, January 2, 2019, February 24, 2019, July 1, 2019, September 11, 2019, October 29, 2019, February 7, 2020 and May 14, 2020, we granted 264,912, 49,671, 140,733, 132,456, 15,720, 222,498, 75,000, 22,767, 250,000, 100,000, 1,281,416, 13,140, 35,320, 7,653, 242,424, 84,653, 92,885 and 1,046,098 Phantom Units, respectively, to certain of our officers, executives, directors and consultants under our Phantom Unit Plan. Upon the amendment and restatement of the Phantom Unit Plan as the Restricted Stock Unit Plan, all awards that were previously outstanding were converted to awards of Restricted Stock Units. Upon vesting, an award of Restricted Stock Units will be settled in shares of our common stock.
On December 3, 2017, Albertsons Companies, LLC and its parent, AB Acquisition, completed a reorganization of their legal entity structure whereby the existing equityholders of AB Acquisition each contributed their equity interests in AB Acquisition to Albertsons Investor or KIM ACI. In exchange, equityholders received a proportionate share of units in Albertsons Investor and KIM ACI, respectively. Albertsons Investor and KIM ACI then contributed all of the equity interests they received to ACI in exchange for common stock issued by ACI.
On April 25, 2019, upon the commencement of employment, our President and Chief Executive Officer was granted profits interests consisting of 584,289 Class
 B-1
Units in Albertsons Investor, 588,315 Class
 B-1
Units in KIM ACI, 584,289 Class
 B-2
Units in Albertsons Investor, and 588,315 Class
 B-2
Units in KIM ACI.
On October 21, 2019, we issued 1,547,694 shares of common stock to Albertsons Investor and 167,608 shares of common stock to KIM ACI related to the settlement of Phantom Units upon vesting.
On April 23, 2020, we issued 571,507 shares of common stock to Albertsons Investor and 62,112 shares of common stock to KIM ACI related to the settlement of Phantom Units upon vesting.
On June 9, 2020, we issued an aggregate of 1,410,000 shares of Series A-1 preferred stock and an aggregate of 340,000 shares of Series A preferred stock, each share with an initial liquidation preference of $1,000 per share, for an aggregate purchase price of approximately $1.65 billion.
Unless otherwise stated, the sales and/or granting of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a) Exhibits
The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b) Financial Statement Schedules
All financial statement schedules have been omitted because the required information is included in the consolidated financial statements and the notes thereto or the information therein is not applicable.
ITEM 17. UNDERTAKINGS.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1***	Form of Underwriting Agreement

3.1
Amended and Restated Certificate of Incorporation of Albertsons Companies, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2020)

3.2**	Form of Amended and Restated Bylaws of Albertsons Companies, Inc.

3.3	Certificate of Designations of 6.75% Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2020)

3.4	Certificate of Designations of 6.75% Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2020)

4.1*	Form of Stockholders’ Agreement by and among Albertsons Companies, Inc. and holders of stock of Albertsons Companies, Inc. signatory thereto

4.2
Registration Rights Agreement by and among Albertsons Companies, Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2020)

4.3*	Form of Lock-Up Agreement by and among Albertsons Companies, Inc. and the other parties thereto

4.4
Indenture, dated September 10, 1997, between Safeway Inc., and the Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.5
Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 3.95% Notes due 2020, including the form of Notes (incorporated by reference to Exhibit 4.5 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.6
Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 4.75% Notes due 2021, including the form of Notes (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 8, 2015)

4.7
Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 7.45% Senior Debentures due 2027, including the form of Notes (incorporated by reference to Exhibit 4.6 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.8
Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 7.25% Debentures due 2031, including the form of Notes (incorporated by reference to Exhibit 4.7 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.9
Indenture, dated May 1, 1992, between New Albertson’s, Inc. (as successor to Albertson’s, Inc.) and U.S. Bank Trust National Association (as successor to Morgan Guaranty Trust Company of New York), as trustee (as supplemented by Supplemental Indenture No. 1, dated as of May 7, 2004; Supplemental Indenture No. 2, dated as of June 1, 2006; Supplemental Indenture No. 3, dated as of December 29, 2008 and Supplemental Indenture No. 4, dated as of December 3, 2017) (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-4 filed with the SEC on April 6, 2018)

4.10
Indenture, dated May 1, 1995, between American Stores Company, LLC and Wells Fargo Bank, National Association (as successor to The First National bank of Chicago), as trustee (as further supplemented) (incorporated by reference to Exhibit 4.11 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.11
Indenture, dated as of May 31, 2016, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due 2024 (incorporated by reference to Exhibit 4.17 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

Exhibit No.	Description

4.11.1
First Supplemental Indenture, dated as of December 23, 2016, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due 2024 (incorporated by reference to Exhibit 4.19 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.11.2
Second Supplemental Indenture, dated as of April 21, 2017, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due 2024 (incorporated by reference to Exhibit 4.21 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.11.3
Third Supplemental Indenture, dated as of May 5, 2017, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC, the additional issuers and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due 2024 (incorporated by reference to Exhibit 4.23 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 23, 2017)

4.11.4
Fourth Supplemental Indenture, dated as of December 3, 2017, by and among Albertsons Companies, LLC, New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due 2024 (incorporated by reference to Exhibit 4.12.4 to the Company’s Registration Statement on Form S-4 filed with the SEC on April 6, 2018)

4.11.5
Fifth Supplemental Indenture, dated as of February 25, 2018, by and among Albertsons Companies, Inc., New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due 2024 (incorporated by reference to Exhibit 4.12.5 to the Company’s Registration Statement on Form S-4 filed with the SEC on April 6, 2018)

4.11.6
Sixth Supplemental Indenture, dated as of November 16, 2018, by and among Albertsons Companies, Inc., New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due 2024 (incorporated by reference to Exhibit 4.9.6 to the Company’s Annual Report on Form 10-K filed with the SEC on April 24, 2019)

4.11.7
Seventh Supplemental Indenture, dated as of April 17, 2019, by and among Albertsons Companies, Inc., New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due 2024 (incorporated by reference to Exhibit 4.9.7 to the Company’s Annual Report on Form 10-K filed with the SEC on April 24, 2019)

4.11.8***
Eighth Supplemental Indenture, dated as of June 9, 2020, by and among Albertsons Companies, Inc., New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due 2024

4.12
Indenture, dated as of August 9, 2016, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee with respect to the 5.750% Senior Notes due 2025 (incorporated by reference to Exhibit 4.18 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

Exhibit No.	Description

4.12.1
First Supplemental Indenture, dated as of December 23, 2016, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee with respect to the 5.750% Senior Notes due 2025 (incorporated by reference to Exhibit 4.20 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.12.2
Second Supplemental Indenture, dated as of April 21, 2017, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee with respect to the 5.750% Senior Notes due 2025 (incorporated by reference to Exhibit 4.22 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.12.3
Third Supplemental Indenture, dated as of May 5, 2017, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 5.750% Senior Notes due 2025 (incorporated by reference to Exhibit 4.24 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

4.12.4
Fourth Supplemental Indenture, dated as of December 3, 2017, by and among Albertsons Companies, LLC, New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 5.750% Senior Notes due 2025 (incorporated by reference to Exhibit 4.13.4 to the Company’s Registration Statement on Form S-4 filed with the SEC on April 6, 2018)

4.12.5
Fifth Supplemental Indenture, dated as of February 25, 2018, by and among Albertsons Companies, Inc., New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 5.750% Senior Notes due 2025 (incorporated by reference to Exhibit 4.13.5 to the Company’s Registration Statement on Form S-4 filed with the SEC on April 6, 2018)

4.12.6*
Sixth Supplemental Indenture, dated as of November 16, 2018, by and among Albertsons Companies, Inc., New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 5.750% Senior Notes due 2025

4.12.7
Seventh Supplemental Indenture, dated as of April 17, 2019, by and among Albertsons Companies, Inc., New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 5.750% Senior Notes due 2025 (incorporated by reference to Exhibit 4.10.7 to the Company’s Annual Report on Form 10-K filed with the SEC on April 24, 2019)

4.12.8***
Eighth Supplemental Indenture, dated as of June 9, 2020, by and among Albertsons Companies, Inc., New Albertsons L.P., Safeway Inc. and Albertson’s LLC, the additional issuers, and Wilmington Trust, National Association, as trustee with respect to the 5.750% Senior Notes due 2025

4.13
Indenture, dated as of February 5, 2019, by and among Albertsons Companies, Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee with respect to the 7.5% Senior Notes due 2026 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2019)

Exhibit No.	Description

4.13.1
First Supplemental Indenture, dated as of April 17, 2019, by and among Albertsons Companies, Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee with respect to the 7.5% Senior Notes due 2026 (incorporated by reference to Exhibit 4.11.1 to the Company’s Annual Report on Form 10-K filed with the SEC on April 24, 2019)

4.13.2***
Second Supplemental Indenture, dated as of June 9, 2020, by and among Albertsons Companies, Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee with respect to the 7.5% Senior Notes due 2026

4.14
Indenture, dated as of August 15, 2019, by and among Albertsons Companies, Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee with respect to the 5.875% Senior Notes due 2028 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2019)

4.14.1***
First Supplemental Indenture, dated as of June 9, 2020, by and among Albertsons Companies, Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee with respect to the 5.875% Senior Notes due 2028

4.15
Indenture, dated as of November 22, 2019, by and among Albertsons Companies, Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee with respect to the 4.625% Senior Notes due 2027 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2019)

4.15.1***
First Supplemental Indenture, dated as of June 9, 2020, by and among Albertsons Companies, Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee with respect to the 4.625% Senior Notes due 2027

4.16
Indenture, dated as of February 5, 2020, by and among Albertsons Companies Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee, with respect to the 3.50% Senior Notes due 2023 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2020)

4.16.1***
First Supplemental Indenture, dated as of June 9, 2020, by and among Albertsons Companies, Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee with respect to the 3.50% Senior Notes due 2023

4.17
Indenture, dated as of February 5, 2020, by and among Albertsons Companies Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee, with respect to the 4.875% Senior Notes due 2030 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2020)

4.17.1***
First Supplemental Indenture, dated as of June 9, 2020, by and among Albertsons Companies, Inc., Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee with respect to the 4.875% Senior Notes due 2030

Exhibit No.	Description

5.1***	Form of Opinion of Schulte Roth & Zabel LLP

10.1
Third Amended and Restated Asset-Based Revolving Credit Agreement, dated as of November 16, 2018, among Albertsons Companies, Inc., as lead borrower, the subsidiary borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative and collateral agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 16, 2018)

10.1.1
Amendment No. 1, dated as of May 20, 2020, to the Third Amended and Restated Asset-Based Revolving Credit Agreement, dated as of November 16, 2018, among Albertsons Companies, Inc., as lead borrower, the subsidiary borrowers and guarantors from time to time party thereto and Bank of America, N.A. as administrative and collateral agent (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2020)

10.2
Amendment No. 8, dated as of August 15, 2019, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015, among Albertsons Companies, Inc., Albertson’s LLC, the co-borrowers party thereto, the guarantors party thereto, the parties thereto from time to time as lenders and Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2019)

10.3
Decision and Order, dated January 27, 2015, between the Federal Trade Commission, Cerberus Institutional Partners V, L.P., AB Acquisition LLC and Safeway Inc. (incorporated by reference to Exhibit 10.10 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

10.4
Employment Agreement, dated March 13, 2006, between Albertsons Companies, Inc. (as successor to AB Acquisition LLC) and Robert Miller, as amended on March 6, 2014 (incorporated by reference to Exhibit 10.15 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

10.5
Letter Agreement, dated September 21, 2015, between Albertsons Companies, Inc. and Sharon Allen (incorporated by reference to Exhibit 10.19 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

10.6
Letter Agreement, dated September 21, 2015, between Albertsons Companies, Inc. and Steven A. Davis (incorporated by reference to Exhibit 10.20 to the Albertsons Companies, LLC’s Registration Statement on Form S-4 filed with the SEC on May 19, 2017)

10.7
Employment Agreement, dated March 1, 2018, between Albertsons Companies, Inc. and James L. Donald (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2018)

10.8
Agreement of Purchase and Sale of Real Estate, dated September 25, 2017 by and among CF Albert LLC and the entities listed on Annex A thereto (incorporated by reference to Exhibit 10.1 to the Albertsons Companies, LLC’s Current Report on Form 8-K filed with the SEC on September 29, 2017)

10.9
Letter Agreement, dated January 12, 2018, by and among Albertsons Companies, Inc., AB Acquisition LLC and Robert G. Miller (incorporated by reference to Exhibit 10.2 to the Albertsons Companies, LLC’s Quarterly Report on Form 10-Q filed with the SEC on January 16, 2018)

10.10
Employment Agreement, dated September 11, 2018, by and among Albertsons Companies, Inc., and James L. Donald (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 24, 2018)

Exhibit No.	Description

10.11
Employment Agreement, dated March 25, 2019, between Albertsons Companies, Inc. and Vivek Sankaran (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 29, 2019)

10.12
Emeritus Agreement, dated March 25, 2019, between Albertsons Companies, Inc. and Robert G. Miller (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 29, 2019)

10.13
Amended and Restated Employment Agreement, effective as of April 25, 2019, by and between Albertsons Companies, Inc. and James L. Donald (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 22, 2019)

10.14
Amended and Restated Employment Agreement, dated May 1, 2019, between Albertsons Companies, Inc. and Robert Dimond (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 8, 2020)

10.15
Amended and Restated Employment Agreement, dated May 1, 2019, between Albertsons Companies, Inc. and Shane Sampson (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 8, 2020)

10.16
Amended and Restated Employment Agreement, dated May 1, 2019, between Albertsons Companies, Inc. and Anuj Dhanda (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 8, 2020)

10.17
Amended and Restated Employment Agreement, dated May 1, 2019, between Albertsons Companies, Inc. and Susan Morris (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 8, 2020)

10.18
Separation Agreement, dated as of August 21, 2019, by and between Albertsons Companies, Inc. and Shane Sampson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2019)

10.19
Emeritus Agreement, dated December 16, 2019, between Albertsons Companies, Inc. and Robert G. Miller (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 8, 2020)

10.20*	Employment Agreement, dated August 19, 2019, between Albertsons Companies, Inc. and Michael Theilmann

10.21*	Amended and Restated Employment Agreement, dated December 1, 2019, between Albertsons Companies, Inc. and Christine Rupp

10.22*	Form of Indemnification Agreement

10.23**	Albertsons Companies, Inc. 2020 Omnibus Incentive Plan

10.24***	Albertsons Companies, Inc. Restricted Stock Unit Plan

10.25
Amended and Restated Investment Agreement by and among Albertsons Companies, Inc. and the investors party thereto, dated June 9, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2020)

10.26
Amended and Restated Real Estate Agreement by and between ACI Real Estate Company LLC and AL RE Investor Holdings, LLC, dated June 9, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2020)

10.27
Unitary Master Sublease between ACI Real Estate Company LLC, as Landlord, and the entities set forth therein, as Tenant, dated June 9, 2020 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2020)

21.1***	Schedule of Subsidiaries of Albertsons Companies, Inc.

23.1***	Form of Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

Exhibit No.	Description

23.2***	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.3***	Consent of Cushman & Wakefield, Inc.

24.1*	Powers of Attorney

101.INS.***	XBRL Instance Document – the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document

101.SCH.***	XBRL Taxonomy Extension Schema Document

101.CAL.***	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF.***	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB.***	XBRL Taxonomy Extension Label Linkbase Document

101.PRE.***	XBRL Taxonomy Extension Presentation Linkbase Document

104	The cover page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Previously filed on March 6, 2020.

**	Previously filed on May 5, 2020.

***	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form
S-1
to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise, Idaho, on the tenth day of June, 2020.

Albertsons Companies, Inc.

By:	/s/ Vivek Sankaran
Vivek Sankaran President, Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form
 S-1
has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vivek Sankaran Vivek Sankaran	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2020

/s/ Robert B. Dimond Robert B. Dimond	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 10, 2020

/s/ Robert B. Larson Robert B. Larson	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 10, 2020

/s/ * Robert G. Miller	Chairman Emeritus	June 10, 2020

/s/ * James L. Donald	Co-Chairman	June 10, 2020

/s/ * Leonard Laufer	Co-Chairman	June 10, 2020

/s/ * Dean S. Adler	Director	June 10, 2020

/s/ * Sharon L. Allen	Director	June 10, 2020

/s/ * Steven A. Davis	Director	June 10, 2020

/s/ * Kim Fennebresque	Director	June 10, 2020

Signature	Title	Date

/s/ * Allen M. Gibson	Director	June 10, 2020

/s/ * Hersch Klaff	Director	June 10, 2020

/s/ * Jay L. Schottenstein	Director	June 10, 2020

/s/ * Alan H. Schumacher	Director	June 10, 2020

/s/ * Lenard B. Tessler	Director	June 10, 2020

/s/ * B. Kevin Turner	Vice Chairman	June 10, 2020

/s/ * Scott Wille	Director	June 10, 2020

*By:	/s/ Robert B. Dimond
Robert B. Dimond, Attorney-in-Fact